     As filed with the Securities and Exchange Commission on April 9, 2001
                                                       Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                         LIONBRIDGE TECHNOLOGIES, INC.
             (Exact name of Registrant as Specified in its Charter)

       Delaware                      7389                    04-3398462
   (State or Other             (Primary Standard          (I.R.S. Employer
   Jurisdiction of                Industrial           Identification Number)
   Incorporation or           Classification Code
    Organization)                   Number)

                         950 Winter Street, Suite 2410
                          Waltham, Massachusetts 02451
                                 (781) 434-6000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Rory J. Cowan
                            Chief Executive Officer
                         950 Winter Street, Suite 2410
                          Waltham, Massachusetts 02451
                                 (781) 434-6000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                   Copies to:
        KENNETH J. GORDON, ESQ.                 BRUCE A. ROBERTSON, ESQ.
    Testa, Hurwitz & Thibeault, LLP             Garvey, Schubert & Barer
            125 High Street                  1191 Second Avenue, Suite 1800
      Boston, Massachusetts 02110              Seattle, Washington 98101

                                ---------------

   Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective time of the merger described in this registration statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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                                             Proposed        Proposed
 Title of Each Class of       Amount         Maximum          Maximum       Amount of
    Securities to be          to be       Offering Price     Aggregate     Registration
     Registered(1)        Registered(2)     Per Share    Offering Price(3)     Fee
---------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value per share.......  3,027,287 shares      N/A         $6,195,441.40    $1,548.86
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(1) The Registration Statement relates to securities of the Registrant issuable to holders of common stock of Data Dimensions, Inc., a Delaware corporation ("Data Dimensions"), in the proposed merger (the "Merger") of a wholly owned subsidiary of the Registrant with and into Data Dimensions.
(2) Represents an estimate of the maximum number of shares of the common stock of the Registrant which may be issued pursuant to the Merger. Such number includes up to 438,717 shares of the common stock of the Registrant issuable pursuant to outstanding options and warrants for shares of Data Dimensions common stock to be assumed by Registrant in the Merger.
(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and (f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum offering price of Registrant's common stock was calculated as the average of the high and low per shares prices of Data Dimensions common stock on April 3, 2001 multiplied by the total number of shares of Data Dimensions common stock (including those shares issuable pursuant to outstanding options and warrants) expected to be exchanged for shares of Registrant's common stock registered hereunder.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                          PROXY STATEMENT FOR SPECIAL
                           MEETING OF STOCKHOLDERS OF
                             DATA DIMENSIONS, INC.

                          To be held on June   , 2001

   Data Dimensions and Lionbridge have agreed to merge Data Dimensions with a subsidiary of Lionbridge. Data Dimensions will become a wholly owned subsidiary of Lionbridge, and Data Dimensions stockholders will receive 0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock they own.

   Based on the 13,560,972 shares of Data Dimensions common stock outstanding as of March 8, 2001, approximately 2,588,570 shares of Lionbridge common stock will be issued to the holders of Data Dimensions common stock in the merger. Lionbridge estimates that the shares of Lionbridge common stock to be issued to Data Dimensions stockholders will represent approximately 8.5% of the outstanding Lionbridge shares after the merger.

   Lionbridge is quoted on the Nasdaq National Market under the symbol "LIOX,"
and on       , 2001, Lionbridge common stock closed at $   per share. Data
Dimensions is listed on the Nasdaq National Market under "DDIM," and on       ,
2001, Data Dimensions common stock closed at $   per share.

                                 PROSPECTUS OF
                         LIONBRIDGE TECHNOLOGIES, INC.

                         Common Stock, par value $0.01

   The merger cannot be completed unless the Data Dimensions stockholders approve it and the agreement and plan of reorganization. The Data Dimensions board of directors has scheduled a special meeting for Data Dimensions stockholders to vote on the merger and the agreement and plan of reorganization as follows:

                                  June  , 2001

                    9:00 a.m. Pacific Daylight Savings Time

                           3535 Factoria Boulevard SE
                           Sterling Plaza, 3rd Floor
                           Bellevue, Washington 98006

   This document gives you detailed information about the proposed merger. Lionbridge has provided the information concerning Lionbridge, and Data Dimensions has provided the information concerning Data Dimensions. Please see "Where You Can Find More Information" on page 106 for additional information about Data Dimensions and Lionbridge on file with the United States Securities and Exchange Commission.

   In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 9 in this document for a discussion of risks associated with the merger.

   This proxy statement/prospectus is being mailed to stockholders of Data
Dimensions beginning about       , 2001.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Lionbridge common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this proxy statement/prospectus is       , 2001.

Dear Data Dimensions Stockholder:

   After careful consideration, the boards of directors of Data Dimensions, Inc. and Lionbridge Technologies, Inc., have approved the merger of Data Dimensions with Lionbridge.

   This combination will allow Data Dimensions to significantly further its ambition to become the leader in the quality assurance and testing market, focused on serving the global needs of its collective clients. It's a natural combination of two fast-growing market leaders and fuels the creation of the world leader in global technology testing and interoperability services.

   I am pleased to provide to you the enclosed proxy statement/prospectus relating to a special meeting of the stockholders of Data Dimensions to be held on June , 2001, at 9:00 a.m. Pacific Daylight Savings Time, at Data Dimensions' executive offices at 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington.

   At the special meeting, you will be asked to vote, in person or by proxy, on the proposed merger of Data Dimensions with Lionbridge. The merger will be effected pursuant to the agreement and plan of reorganization, dated as of March 8, 2001, as amended, by and among Lionbridge, Diamond Acquisition Corp., a wholly owned subsidiary of Lionbridge, and Data Dimensions. Pursuant to the agreement and plan of reorganization, each outstanding share of common stock of Data Dimensions will be converted into the right to receive 0.190884 of a share of Lionbridge common stock. Lionbridge common stock is listed on the Nasdaq National Market under the symbol "LIOX." If the merger is approved and consummated, Data Dimensions will become a wholly owned subsidiary of Lionbridge. The merger is described more fully in the proxy statement/prospectus.

   Data Dimensions' board of directors has carefully reviewed and considered the terms and conditions of the merger and the agreement and plan of reorganization and has concluded that the terms are fair to, and in the best interests of, Data Dimensions and its stockholders. One of the factors considered in reaching this determination was the receipt by Data Dimensions' board of directors of the opinion of its financial advisors, Updata Capital, Inc., that the merger consideration was fair, from a financial point of view, to Data Dimensions' stockholders on the day Lionbridge and Data Dimensions signed the agreement and plan of reorganization. The stockholders of Data Dimensions are urged to read such opinion, attached as Annex D to the proxy statement/prospectus, in its entirety. Data Dimensions' board of directors recommends that you vote FOR approval and adoption of the merger and the agreement and plan of reorganization.

   The agreement and plan of reorganization must be approved by the holders of a majority of the outstanding shares of common stock of Data Dimensions entitled to vote at the special meeting. You should note that stockholders of Data Dimensions entitled to vote at the special meeting who collectively beneficially own approximately 18.9% of Data Dimensions' outstanding common stock have already agreed to vote their shares in favor of the merger and the agreement and plan of reorganization. You are encouraged to review the enclosed proxy statement/prospectus and in particular review the matters referred to under "Risk Factors" starting on page 9. Whether or not you plan to attend the special meeting, please take the time to vote by promptly completing and mailing the enclosed proxy card in the postage-paid envelope provided. Your vote is very important.

                                      On Behalf of the Board of Directors,

                                      /s/ Peter A. Allen
                                      Chairman, Chief Executive Officer and
                                       President

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction and the securities being offered by Lionbridge or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   The proxy statement/prospectus is dated       , 2001 and was first mailed to
Data Dimensions' stockholders on or about       , 2001.

                             DATA DIMENSIONS, INC.
                           3535 Factoria Boulevard SE
                           Sterling Plaza, 3rd Floor
                           Bellevue, Washington 98006

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE   , 2001

To the stockholders of Data Dimensions, Inc.:

   A special meeting of the stockholders of Data Dimensions, Inc., a Delaware corporation, will be held at Data Dimensions' executive offices at 3535
Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington on     ,
June , 2001 at 9:00 a.m. Pacific Daylight Savings Time for the following purposes:

     1. To approve and adopt the merger and the agreement and plan of reorganization, dated as of March 8, 2001, as amended, by and among Lionbridge Technologies, Inc., Diamond Acquisition Corp., a wholly owned subsidiary of Lionbridge, and Data Dimensions, pursuant to which Diamond Acquisition Corp. will be merged with and into Data Dimensions, with Data Dimensions being the surviving corporation and becoming a wholly owned subsidiary of Lionbridge. A copy of the agreement and plan of reorganization, as amended, is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

     2. To consider and act upon any other matter which may properly come before the special meeting and any adjournment or postponement of the Data Dimensions special meeting, including without limitation, potential adjournments or postponements of the Data Dimensions special meeting for the purpose of soliciting additional proxies in order to approve the proposed merger and agreement and plan of reorganization.

   This proxy statement/prospectus and the proxy card are being furnished to the stockholders of Data Dimensions in connection with the solicitation of proxies by Data Dimensions' board of directors for use at the special meeting of stockholders.

   Data Dimensions' board of directors has approved the merger and the agreement and plan of reorganization and recommends that you vote FOR approval and adoption of the merger and agreement and plan of reorganization. The proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting.

   The board of directors has fixed the close of business on        , 2001 as
the record date for determining the stockholders entitled to receive this notice, and to vote their shares at the meeting or any adjournment or postponement of the meeting. Only holders of record of common stock of Data Dimensions at the close of business on the record date will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. As of that date, there were [13,560,972] shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter brought properly before the meeting. The representation in person, or by properly executed proxy, of the holders of a majority of all shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting of Data Dimensions.

   Under Delaware law and the charter documents of Data Dimensions, approval and adoption of the merger and the agreement and plan of reorganization requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of Data Dimensions common stock on the Data Dimensions record date.

   The board of directors has designated the two persons named on the enclosed proxy card, Peter A. Allen and Laurence C. Leslie, to serve as proxies in connection with the special meeting. All properly executed proxy cards will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the specifications on the proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, it will be voted in favor of approval of the merger and the agreement and plan of reorganization. You may revoke a proxy prior to its execution by giving written notice to the Secretary of Data Dimensions, by submission of another proxy bearing a later date, or by voting in person at the special meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to the receipt of the proxy revocation by Data Dimensions.

   If a quorum is present at the special meeting, the affirmative vote of the holders of a majority of the shares of Data Dimensions common stock outstanding is required for the approval and adoption of the merger and the agreement and plan of reorganization. Abstentions from voting identified as such on the proxy card and "broker non-votes" (as described below) are treated as present or represented for purposes of determining the presence or absence of a quorum at the special meeting. Brokers and other "street name" nominees holding shares for the account of the beneficial owner of shares generally may vote the shares in their own discretion. However, brokers and nominees generally do not have authority to vote for "non-routine" proposals without receiving voting instructions with respect to such proposals from the beneficial owners of the shares. The proposal to approve the merger and the agreement and plan of reorganization is a "non-routine" proposal and consequently requires voting instructions from the beneficial owner so that the shares may be voted by the beneficial owner's broker or nominee. A "broker non-vote" will occur if a broker or nominee does not receive instructions from the beneficial owner with respect to the proposal to approve the merger and the agreement and plan of reorganization. Accordingly, abstentions and broker non-votes will have the same effect as votes against the merger and the agreement and plan of reorganization.

   The proxy statement/prospectus materials are being mailed on or about
      , 2001 to holders of record of Data Dimensions' common stock as of , 2001. The principal executive office and mailing address of Data
Dimensions is 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington 98006.

   All stockholders are cordially invited to attend the special meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. PROMPTLY SIGNING AND RETURNING YOUR PROXY CARD WILL HELP ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING AND WILL HELP AVOID ADDITIONAL PROXY SOLICITATION EXPENSE. A postage-paid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy.

                      By Order of the Board of Directors,

                               /s/ Peter A. Allen
                Chairman, Chief Executive Officer and President

                           3535 Factoria Boulevard SE
                           Sterling Plaza, 3rd Floor
                           Bellevue, Washington 98006
                                        , 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................

SUMMARY...................................................................   1

RISK FACTORS..............................................................   9

SELECTED CONSOLIDATED FINANCIAL DATA OF LIONBRIDGE........................  18

SELECTED CONSOLIDATED FINANCIAL DATA OF DATA DIMENSIONS...................  20

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF LIONBRIDGE AND
 DATA DIMENSIONS..........................................................  21

COMPARATIVE PER SHARE DATA................................................  22

COMPARATIVE MARKET VALUE INFORMATION......................................  23

COMPARATIVE STOCK PRICES AND DIVIDEND POLICY..............................  24

DATA DIMENSIONS SPECIAL MEETING OF STOCKHOLDERS...........................  26
  General.................................................................  26
  Matters to be Considered................................................  26
  Data Dimensions Board of Directors' Recommendation......................  26
  Record Date and Voting..................................................  26
  Voting and Revocation of Proxies........................................  27

THE MERGER................................................................  20
  Background of the Merger................................................  29
  Lionbridge's Reasons for the Merger.....................................  32
  Recommendation of the Board of Directors of Data Dimensions; Data
   Dimensions' Reasons for the Merger.....................................  33
  Opinion of Data Dimensions' Financial Advisor...........................  35
  Important United States Federal Income Tax Consequences.................  38
  Accounting Treatment of the Merger......................................  40
  Interests of Executive Officers and Directors of Data Dimensions in the
   Merger.................................................................  40
  Nasdaq National Market Quotation of Lionbridge Common Stock.............  41
  Resale of Lionbridge Common Stock Issued in Connection with the Merger..  41

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  42

THE AGREEMENT AND PLAN OF REORGANIZATION..................................  43
  Effect of the Merger....................................................  43
  Exchange of Shares......................................................  43
  Exchange of Stock Certificates..........................................  44
  Representations and Warranties..........................................  45
  Certain Covenants.......................................................  46
  No Solicitation.........................................................  48
  Conditions to Completion of the Merger..................................  48
  Termination; Fees and Expenses..........................................  49
  Amendment and Waiver....................................................  50

THE VOTING AGREEMENTS.....................................................  51

THE STOCK OPTION AGREEMENT................................................  51

DESCRIPTION OF LIONBRIDGE.................................................  53
  Business................................................................  53
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  60

                                                                           Page
                                                                           ----
  Quantitative and Qualitative Disclosures About Market Risk.............    70
  Securities Ownership of Certain Beneficial Owners and Management.......    72
  Management.............................................................    74
  Executive Compensation.................................................    76
  Certain Relationships and Related Transactions.........................    82

DESCRIPTION OF DATA DIMENSIONS...........................................    85
  Business...............................................................    85
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................    90
  Quantitative and Qualitative Disclosures About Market Risk.............    94
  Securities Ownership of Certain Beneficial Owners and Management.......    95

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 LIONBRIDGE FOLLOWING THE MERGER.........................................    96

DESCRIPTION OF LIONBRIDGE CAPITAL STOCK..................................    99
  General................................................................    99
  Lionbridge Common Stock................................................    99
  Lionbridge Preferred Stock.............................................    99

COMPARISON OF RIGHTS OF STOCKHOLDERS OF DATA DIMENSIONS AND LIONBRIDGE...    99
  General................................................................    99
  Capitalization.........................................................   100
  Voting.................................................................   100
  Number and Classification of Directors.................................   100
  Removal of Directors...................................................   101
  Filling Vacancies on the Board of Directors............................   101
  Amendments to Certificate of Incorporation.............................   101
  Amendments to By-Laws..................................................   101
  Action by Written Consent..............................................   101
  Notice of Stockholder Actions..........................................   102
  Right to Call Special Meeting of Stockholders..........................   102
  Limitation of Personal Liability of Directors..........................   102
  Dividends..............................................................   103
  Conversion and Redemption..............................................   103
  Liquidation............................................................   103

RIGHTS OF DISSENTING STOCKHOLDERS........................................   104

GOVERNMENT AND REGULATORY APPROVALS......................................   104

EXPERTS..................................................................   104

LEGAL MATTERS............................................................   104

STOCKHOLDER PROPOSALS....................................................   105

WHERE YOU CAN FIND MORE INFORMATION......................................   105

INDEX TO FINANCIAL STATEMENTS............................................   F-1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF LIONBRIDGE
 AND DATA DIMENSIONS.....................................................   F-2

CONSOLIDATED FINANCIAL STATEMENTS OF LIONBRIDGE TECHNOLOGIES, INC........   F-8

CONSOLIDATED FINANCIAL STATEMENTS OF DATA DIMENSIONS, INC................  F-37

                                                                           Page
                                                                           ----
ANNEXES
 A. Agreement and Plan of Reorganization and Amendment No. 1 to the
    Agreement and Plan of Reorganization.................................. A-1
 B. Voting Agreement...................................................... B-1
 C. Stock Option Agreement................................................ C-1
 D. Opinion of Updata Capital............................................. D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why Are Lionbridge And Data Dimensions Proposing To Merge?

A:This is an opportunity for Data Dimensions to join with Lionbridge to be a leading provider of testing and globalization services, and for Data Dimensions stockholders to become Lionbridge stockholders. Lionbridge and Data Dimensions anticipate that the merger will create significant growth and business expansion opportunities for the combined company which are greater than those that would be available to Data Dimensions as an independent company.

Q: What Will I Receive In The Merger?

A:If the merger is completed, you will receive 0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock you own. Lionbridge will not issue fractional shares of Lionbridge common stock in the merger. Instead of a fractional share, you will receive cash based on a price per share of Lionbridge common stock of $5.6688, which represents the average closing bid price of Lionbridge common stock over the five trading days ended on the last trading day prior to the date of the agreement and plan of reorganization.

Q: After This Combination, Will I Have The Same Ownership And Voting
   Percentages In Lionbridge As I Now Have In Data Dimensions?

A:No. You will have a lower ownership and voting interest in Lionbridge than you currently have in Data Dimensions. Upon completion of the combination, Data Dimensions stockholders are expected to own and have voting power of approximately 8.5% of Lionbridge.

Q: Will I Be Able To Trade The Lionbridge Common Stock That I Receive In The
   Merger?

A:The Lionbridge common stock you receive will be freely tradeable unless you are an affiliate of Lionbridge or Data Dimensions. Lionbridge common stock is listed on the Nasdaq National Market under the symbol "LIOX."

Q: What Will My Tax Consequences Be As A Result Of This Share Exchange?

A:Lionbridge and Data Dimensions expect that, for U.S. federal income tax purposes, the exchange of your shares of Data Dimensions common stock for shares of Lionbridge common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

Q: What Do I Need To Do Now?

A:After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, date and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting of the stockholders of Data Dimensions. If you sign and send in your proxy and do not indicate how you want to vote, Data Dimensions will count your proxy as a vote in favor of approval of the merger and the agreement and plan of reorganization. If you abstain from voting or do not vote, it will have the same effect as a vote against approval of the merger and the agreement and plan of reorganization. The special meeting will take place on June , 2001. You may attend the special meeting and vote your shares in person. Even if you plan to attend the special meeting, the Data Dimensions board of directors recommends that you complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

Q: What Does The Data Dimensions Board Of Directors Recommend?

A:The Data Dimensions board of directors has approved the merger and the agreement and plan of reorganization and has recommended that you vote FOR the proposal to approve and adopt the merger and the agreement and plan of reorganization.

Q: Can I Change My Vote After I Have Mailed My Signed Proxy?

A:Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Data Dimensions at the address for Data Dimensions set forth below. Third, you can attend the special meeting and vote in person. Attendance at the special meeting without voting in person will not revoke your proxy. If you hold your shares through a broker or bank, you should follow the instructions provided by that firm to revoke your proxy.

Q: If My Data Dimensions Shares Are Held In "Street Name" By My Broker, Will My
   Broker Vote My Shares For Me?

A:Your broker will not be able to vote your Data Dimensions shares on your behalf unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will be treated as present or represented for purposes of determining the presence or absence of a quorum at the special meeting, but will not be voted at the special meeting, and will have the same effect as a vote against the approval of the merger and the agreement and plan of reorganization.

Q: Should I Send In My Stock Certificates Now?

A:No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q: What Will Be The Accounting Treatment Of This Share Exchange?

A:The purchase method of accounting will apply to the combination.

Q: When Do You Expect To Complete The Merger?

A:Lionbridge and Data Dimensions are working to complete the merger in June 2001. Because the merger is subject to conditions contained in the agreement and plan of reorganization, however, Lionbridge and Data Dimensions cannot predict the exact timing.

Q: Who Can Help Answer My Questions?

A:If you have any questions about the merger or you need additional copies of this proxy statement/ prospectus or the enclosed proxy, you should contact:
Data Dimensions, Inc., 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington 98006, Attention: Vice President of Investor Relations and Corporate Development, (425) 688-1000.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which Lionbridge and Data Dimensions have referred you. For more information, see "Where You Can Find More Information" on page 106. Lionbridge and Data Dimensions have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 The Companies

Lionbridge Technologies, Inc.
950 Winter Street, Suite 2410
Waltham, Massachusetts 02451
(781) 434-6000

   Lionbridge is a leading provider of globalization services to Global 2000 and emerging companies in industries such as technology, telecommunications, life sciences, and financial services. Lionbridge also provides functionality, compatibility, and logo certification testing services through its global network of VeriTest labs. Lionbridge's full suite of services allows its clients to outsource their critical globalization needs and improve the quality, consistency, and timeliness of their international offerings.

Data Dimensions, Inc.
3535 Factoria Boulevard SE
Sterling Plaza, 3rd Floor
Bellevue, Washington 98006
(425) 688-1000

   Data Dimensions is an international information technology services company. Data Dimensions provides comprehensive outsourced testing, quality assurance and application, development and maintenance services through a network of test laboratories, field consultants, and an offshore applications solutions center. Data Dimensions' clients consist primarily of product development organizations and on-line service providers in the information technology, manufacturing, financial services, and pharmaceutical industries. The clients range in size from large organizations to emerging companies.

                                   The Merger
                                   (page 43)

   The agreement and plan of reorganization and amendment no. 1 to the agreement and plan of reorganization are attached as Annex A to this proxy statement/prospectus and are incorporated by reference in this proxy statement/prospectus. Lionbridge and Data Dimensions encourage you to read the agreement and plan of reorganization, as amended, as it is the legal document that governs the merger.

   Through the merger, Data Dimensions will become a wholly owned subsidiary of Lionbridge. Data Dimensions stockholders will receive Lionbridge common stock in exchange for their shares of Data Dimensions common stock. Each issued and outstanding share of Data Dimensions common stock other than shares held by Data Dimensions, Lionbridge or Diamond Acquisition Corp. will be converted into the right to receive 0.190884 of a share of Lionbridge common stock.

                      Lionbridge's Reasons for the Merger
                                   (page 32)

   Lionbridge believes it will derive a number of potential benefits from the merger, including the following:

  . The merger will enhance the opportunity for Lionbridge to realize its strategic objectives of expanding its market share and increasing its ability to compete effectively as a provider of comprehensive outsourced testing services to the global technology industry.

  . Through the merger, Lionbridge will acquire or enhance its ability to provide software testing, quality assurance consulting services, on-site training for test planning, and application development and maintenance services, and thus provide a broader range and expanded scope of testing and service offerings to its customers.

  . The combination of Lionbridge's globalization services with Data Dimensions' testing, consulting, and applications maintenance services will enable Lionbridge to provide an integrated and comprehensive testing, certification, and globalization solution for its customers.

  . Acquiring Data Dimensions will allow Lionbridge to increase its testing labs from five to a total of 10, with six labs in the United States and four labs outside of the United States, and thereby increase its ability to rapidly and efficiently meet the needs of its global customers.

  . The combined businesses will bring additional geographic coverage, management depth, and technical and project management resources to Lionbridge to address larger and more varied client projects, and economies of scale.

  . The combined businesses will enhance Lionbridge's technical testing staff with personnel with additional testing expertise and experience.

                    Data Dimensions' Reasons for the Merger
                                   (page 33)

   The board of directors of Data Dimensions believes that the terms of the merger and the agreement and plan of reorganization are fair to, and in the best interests of, the stockholders of Data Dimensions. In reaching its decision, the board of directors considered numerous factors, including the following:

  . The merger affords the new combined company the opportunity to create one of the largest application testing services businesses and enables it to offer its customers a broader array of products and services from more locations.

  . The merger has the potential to create a company with greater critical mass that is better positioned to compete for business opportunities and participate in industry growth.

  . The merger will provide increased liquidity for Data Dimensions stockholders through continued listing of Lionbridge common stock on the Nasdaq National Market.

  . The merger will provide Data Dimensions' stockholders with the opportunity to share in the combined company's long-term growth as a result of the merger.

          Recommendation of the Board of Directors of Data Dimensions
                                   (page 33)

   The board of directors of Data Dimensions voted to approve the merger and agreement and plan of reorganization and the transactions contemplated thereby. The Data Dimensions board of directors believes that the merger is fair to, and in the best interests of, Data Dimensions and its stockholders and recommends that you vote FOR the proposal to approve and adopt the merger and agreement and plan of reorganization.

                 What Data Dimensions Stockholders Will Receive
                                   (page 43)

   As a result of the merger, stockholders of Data Dimensions will receive
0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock that they own at the effective time of the merger. Data Dimensions' stock option plan provides that each issued and outstanding but unvested option to purchase shares of Data Dimensions common stock under the stock option plan shall accelerate upon the giving of notice by Data Dimensions to optionees of a change of control event (such as the merger), which notice shall be given not less than 30 days before the effective time of the merger. Each unexpired and unexercised outstanding option or warrant to purchase shares of Data Dimensions common stock previously issued by Data Dimensions will be assumed by Lionbridge at the effective time of the merger and will be exercisable to purchase shares of Lionbridge common stock, upon substantially the same terms and conditions. The number of shares of Lionbridge common stock subject to the assumed Data Dimensions stock options and warrants will be adjusted by multiplying the number of shares of Data Dimensions stock subject to the option or warrant by 0.190884 and the exercise price per share of Lionbridge common stock under the Data Dimensions stock options and warrants will equal the exercise price per share of the Data Dimensions common stock under the original stock option or warrant divided by 0.190884.

   Instead of fractional shares, any holder of Data Dimensions stock who would otherwise be entitled to a fraction of a share of Lionbridge common stock will be paid the cash value of the fraction, which will be equal to the fraction multiplied by $5.6688 (the average closing bid price of Lionbridge common stock as calculated in accordance with the terms of the agreement and plan of reorganization).

   Based on the 13,560,972 shares of Data Dimensions common stock issued and outstanding as of March 8, 2001, approximately 2,588,570 shares of Lionbridge common stock will be issued to the holders of Data Dimensions common stock in the merger, or approximately 8.5% of the issued and outstanding shares of Lionbridge common stock following the merger. The actual number of shares of Lionbridge common stock issued may differ because the number of shares of Data Dimensions common stock outstanding at the closing may differ. Lionbridge had 28,038,697 shares of common stock outstanding as of March 31, 2001.

 Interests of Executive Officers and Directors of Data Dimensions in the Merger
                                   (page 40)

   In considering the recommendation of the Data Dimensions board of directors, you should be aware of the interests that the executive officers and directors of Data Dimensions have in the merger. These interests include:

  .  acceleration of the vesting of options;

  . cash severance payments, continuation of health benefits and cash payments for any accrued and unused vacation;

  .  indemnification of officers and directors; and

  .  becoming executives of Lionbridge.

   As of March 31, 2001, executive officers and directors of Data Dimensions held 55,992 shares of Data Dimensions common stock and options to purchase 1,261,007 shares of Data Dimensions common stock, all of which will become exercisable upon the giving of notice by Data Dimensions to optionees of the merger.

                      What Will Happen to Data Dimensions
                                   (page 43)

   If the merger is completed, Data Dimensions will merge with a wholly owned subsidiary of Lionbridge and will become a wholly owned subsidiary of Lionbridge. Individuals who owned stock in Data Dimensions before the merger will own stock in Lionbridge after the merger.

                     Conditions to Completion of the Merger
                                   (page 48)

   The completion of the merger depends upon meeting a number of conditions, including the following:

  . the approval and adoption of the merger and the agreement and plan of reorganization by the affirmative vote of the holders of a majority of the outstanding shares of Data Dimensions common stock entitled to vote;

  . holders of not more than 4% of the outstanding capital stock of Data Dimensions shall have exercised appraisal rights with respect to the merger;

  . the shares of Lionbridge common stock issuable to the stockholders of Data Dimensions shall have been approved for quotation on the Nasdaq National Market;

  . the termination, waiver or satisfaction of any registration rights, rights of first refusal, voting rights, liquidation preference or redemption rights relating to any security of Data Dimensions; and

  . other customary contractual conditions specified in the agreement and plan of reorganization.

   Certain of the conditions to the merger may be waived by the company entitled to assert the condition.


                       No Solicitation by Data Dimensions
                                   (page 48)

   Data Dimensions has agreed that it will not solicit, encourage, initiate or participate in any discussion regarding a business combination of Data Dimensions with any other party. Data Dimensions has further agreed to use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives and affiliates do any of these things.

            Termination of the Agreement and Plan of Reorganization
                                   (page 49)

   The agreement and plan of reorganization may be terminated in the following ways at any time prior to the effective time of the merger:

  . Lionbridge, Data Dimensions and Diamond Acquisition Corp. may terminate the agreement and plan of reorganization by mutual written consent;

  . Lionbridge may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Data Dimensions is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization;

  . Data Dimensions may terminate the agreement and plan of reorganization if (i) it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Lionbridge is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization or (ii) the stockholders of Data Dimensions fail to approve and adopt the merger and the agreement and plan of reorganization by July 31, 2001; or

  . Either Lionbridge or Data Dimensions may terminate the agreement and plan of reorganization by giving written notice to the other party if the effective time of the merger has not occurred on or before July 31, 2001, except that the right to terminate the agreement and plan of reorganization is not available to a party who has not fulfilled an obligation under the agreement and plan of reorganization which resulted in the merger not occurring on or before July 31, 2001.

                                Termination Fees
                                   (page 49)

   The agreement and plan of reorganization requires Data Dimensions to pay to Lionbridge a termination fee of $600,000 if the Data Dimensions board of directors does not recommended to its stockholders to vote in favor of approval of the merger and either Lionbridge or Data Dimensions terminates the agreement and plan of reorganization pursuant to certain termination provisions of the agreement and plan of reorganization. In addition, Data Dimensions must also pay a $600,000 termination fee to Lionbridge if either Lionbridge or Data Dimensions terminates the agreement and plan of reorganization pursuant to certain termination provisions of the agreement and plan of reorganization and Data Dimensions completes an acquisition with a party other than Lionbridge at any time on or prior to the nine-month anniversary of the termination of the agreement and plan of reorganization. Finally, if either Lionbridge or Data Dimensions terminates the agreement and plan of reorganization as a result of a material breach of any representation, warranty, covenant or agreement of the other party, the breaching party must pay a $600,000 termination fee to the terminating party.

       The Data Dimensions Special Meeting of Stockholders; Vote Required
                                   (page 26)

   Data Dimensions will hold a special meeting of its stockholders to:

  . approve and adopt the merger and the agreement and plan of reorganization; and

  . transact such other business as may properly come before the Data Dimensions special meeting.

   The approval and adoption of the merger and the agreement and plan of reorganization will require the affirmative vote of the holders of a majority of the outstanding shares of Data Dimensions common stock entitled to vote at the Data Dimensions special meeting.

   As of March 8, 2001, the directors, executive officers and 10% stockholders of Data Dimensions and their affiliates who collectively beneficially own approximately 18.9% of the outstanding voting power of Data Dimensions have already agreed under voting agreements to vote in favor of the approval and adoption of the merger and the agreement and plan of reorganization.

                               Voting Agreements
                                   (page 51)

   As a condition to entering into the agreement and plan of reorganization, all of the directors, executive officers, affiliates and 10% stockholders of Data Dimensions entered into voting agreements under which they agreed to vote all of their shares of Data Dimensions common stock to approve the merger and the agreement and plan of reorganization. The Data Dimensions stockholders who entered into voting agreements collectively beneficially own approximately 18.9% of the outstanding Data Dimensions capital stock as of March 8, 2001. The form of voting agreement is attached as Annex B to this proxy statement/prospectus. Lionbridge and Data Dimensions encourage you to read the form of voting agreement in its entirety.

                             Stock Option Agreement
                                   (page 51)

   On March 8, 2001, Data Dimensions entered into a stock option agreement with Lionbridge which grants Lionbridge the option to purchase a number of shares of Data Dimensions common stock equal to 19.9% of the shares of Data Dimensions common stock issued and outstanding as of the date the option becomes exercisable, or approximately 16.6% after issuance of the shares of Data Dimensions common stock subject to the option. The option is not currently exercisable and Lionbridge may exercise the option only upon the consummation of an acquisition of Data Dimensions by a party other than Lionbridge during the nine-month period following any termination of the agreement and plan of reorganization. The exercise price of the option is $1.08 per share. The option may discourage third parties who are interested in acquiring a significant ownership interest in Data Dimensions and is intended to increase the likelihood that the merger will be completed. The stock option agreement is attached as Annex C to this proxy statement/prospectus. Lionbridge and Data Dimensions encourage you to read the stock option agreement in its entirety.

                      Governmental and Regulatory Matters
                                   (page 104)

   Lionbridge and Data Dimensions do not believe that any material federal or state governmental approvals will be required for completion of the merger, other than compliance with federal and state securities laws applicable for the issuance of Lionbridge common stock in the merger and the soliciting of the votes of the Data Dimensions stockholders to approve the merger and the agreement and plan of reorganization and compliance with the Delaware General Corporation Law.

                 Opinion of Data Dimensions' Financial Advisor
                                   (page 35)

   In deciding to approve the merger, Data Dimensions' board of directors received an opinion from its financial advisor, Updata Capital, as to the fairness of the purchase price from a financial perspective as of March 8, 2001. The complete text of the opinion is attached as Annex D to this proxy statement/prospectus and should be read carefully in its entirety. THE OPINION OF UPDATA CAPITAL IS DIRECTED TO THE BOARD OF DIRECTORS OF DATA DIMENSIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO THE MERGER.

            Important United States Federal Income Tax Consequences
                                   (page 38)

   Lionbridge and Data Dimensions have structured the merger so that no gain or loss generally will be recognized by Data Dimensions stockholders for federal income tax purposes on their exchange of shares of Data Dimensions common stock for shares of Lionbridge common stock.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                       Accounting Treatment of the Merger
                                   (page 40)

   The merger will be treated as a purchase for accounting and financial reporting purposes, which means that Data Dimensions will be treated as a separate entity for periods prior to the closing, and thereafter as a wholly owned subsidiary of Lionbridge. In addition, Lionbridge estimates that it will record on its balance sheet a deferred credit of approximately $2.2 million, which will be amortized over a five-year period following the merger.

     Resale of Lionbridge Common Stock Issued in connection with the Merger
                                   (page 41)

   All shares of Lionbridge common stock that Data Dimensions stockholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either Lionbridge or Data Dimensions for purposes of the Securities Act of 1933, as amended. Shares of Lionbridge common stock held by these affiliates may be sold only pursuant to an effective registration statement or an exemption from registration under the Securities Act.

                       Rights of Dissenting Stockholders
                                   (page 104)

   Under Delaware law, Data Dimensions stockholders who vote against the merger and the agreement and plan of reorganization will have no right to receive the "fair value" of their shares in cash rather than the Lionbridge common stock specified in the agreement and plan of reorganization.

     Comparison of Rights of Stockholders of Data Dimensions and Lionbridge
                                   (page 99)

   The rights of investors as stockholders of Lionbridge after the merger will be governed by Lionbridge's certificate of incorporation and by-laws. Those rights differ from rights of Data Dimensions stockholders under Data Dimensions' certificate of incorporation and by-laws.

          Nasdaq National Market Quotation of Lionbridge Common Stock
                                   (page 41)

   The shares of Lionbridge common stock issued in connection with the merger and to be issued under the stock and option plans of Data Dimensions that will be assumed by Lionbridge in connection with the merger will be listed on the Nasdaq Stock Market's National Market.

                            Comparative Stock Prices
                                   (page 24)

   Shares of Lionbridge common stock and Data Dimensions common stock are quoted on the Nasdaq National Market. On March 8, 2001, the last full trading day prior to the public announcement of the proposed merger, Lionbridge common stock closed at $5.66 per share and Data Dimensions common stock closed at
$0.44 per share. On [      ], 2001, Lionbridge common stock closed at $   per
share and Data Dimensions common stock closed at $   per share.

           Cautionary Statement Concerning Forward-Looking Statements
                                   (page 42)

   Data Dimensions and Lionbridge have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning the possible or assumed future benefits of the merger and results of operations of the combined company as well as statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "intends," "future," "could," "may" and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). You should understand that certain important factors, in addition to those discussed elsewhere in this document, could affect the future results of the combined company and could cause these results to differ materially from those expressed in Data Dimensions' and Lionbridge's forward-looking statements. Many of the factors that will determine these results are beyond Data Dimensions' and Lionbridge's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statement. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 9.

                                  RISK FACTORS

   You should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve and adopt the merger and the agreement and plan of reorganization and the proposed issuance of Lionbridge common stock in connection with the merger. You should also consider the other information in this proxy statement/prospectus and the additional information in Lionbridge's and Data Dimensions' other reports on file with the SEC. For more information, see "Where You Can Find More Information" on page 106.

Risks Relating to the Merger

   Lionbridge may face challenges in integrating Lionbridge and Data Dimensions and, as a result, may not realize the expected benefits of the anticipated merger.

   Integrating the operations, technologies, services and personnel of Lionbridge and Data Dimensions will be a complex process, and Lionbridge cannot be certain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of Lionbridge and Data Dimensions will require, among other things, integration of the Lionbridge and Data Dimensions testing sales and marketing groups and the Lionbridge and Data Dimensions consulting and testing service delivery organizations. The diversion of the attention of the Lionbridge and Data Dimensions management and any difficulties encountered in the process of combining Lionbridge and Data Dimensions could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining Lionbridge and Data Dimensions could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. The inability to successfully integrate the operations and personnel of Lionbridge and Data Dimensions, or any significant delay in achieving integration, could adversely impact the business, financial condition and operating results of the combined company after the merger.

   Lionbridge's stock price is volatile and the value of the Lionbridge common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of Lionbridge's common stock.

   Under the agreement and plan of reorganization, the conversion ratio used to determine the number of shares of Lionbridge's common stock that Data Dimensions stockholders will receive is unaffected by the share price of Lionbridge's common stock. Increases in the value of Lionbridge's common stock will result in a higher price being paid by Lionbridge for Data Dimensions and more value received by Data Dimensions stockholders in the merger. Decreases in the value of Lionbridge's common stock will result in a lower price being paid by Lionbridge for Data Dimensions and less value received by Data Dimensions stockholders in the merger. You will not know the value of Lionbridge's common stock to be issued in the merger at the time of the Data Dimensions special meeting of stockholders. Under the agreement and plan of reorganization, neither Lionbridge nor Data Dimensions will have the right to terminate or renegotiate the agreement and plan of reorganization or to resolicit proxies as a result of any increase or decrease in the value of Lionbridge's common stock. The market price of Lionbridge's common stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of technology companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

  .  quarterly variations in operating results;

  .  the announcement of technological innovations;

  .  the introduction of new services by Lionbridge and its competitors;

  .  changes in estimates by securities analysts;

  .   market conditions in the industry;

  .   announcements and actions by competitors and customers;

  .   regulatory and judicial actions; and

  .   general economic conditions.

   Lionbridge will incur significant merger-related costs in the quarter in which it consummates the merger and during the post-merger integration period.

   Lionbridge expects to incur costs of approximately $500,000 in connection with the merger which relate to financial advisory, legal and accounting services and other integration expenses. Actual costs incurred may be higher than Lionbridge anticipates. In addition, Lionbridge may incur other additional unanticipated merger costs. These costs may delay the anticipated benefits of the merger.

   Customers of Lionbridge and Data Dimensions may delay or cancel orders as a result of concerns over the merger.

   The announcement and closing of the merger could cause customers and potential customers of Lionbridge and Data Dimensions to delay or cancel orders for services as a result of customer concerns and uncertainty over integration and support of the combined company's services. Such a delay or cancellation of orders could materially reduce the combined company's revenue and cash flow, and ability to achieve and maintain profitability.

   The merger may result in a loss of employees which could harm the combined company's results of operations.

   Difficulties in integrating the operations of Lionbridge and Data Dimensions, including the uncertainty related to organizational changes, could also negatively affect employee morale and result in the loss of key employees. Lionbridge may not be able to retain Data Dimensions' key management, sales and marketing, and technical personnel. Any steps taken by Lionbridge to address employee attrition may not be effective, and this attrition could negatively affect the combined company's results of operations.

   Failure to complete the merger could harm each company's stock price and future business and operations.

   Both Lionbridge and Data Dimensions face a number of special risks if the merger is not completed, including the following:

  . Lionbridge or Data Dimensions may be required to pay to the other party a termination fee of $600,000;

  . the option Data Dimensions granted to Lionbridge to purchase 19.9% of Data Dimensions' outstanding common stock may become exercisable;

  . the price of Lionbridge common stock and Data Dimensions common stock may decline to the extent the current market price of Lionbridge common stock and Data Dimensions common stock reflects the assumption that the merger will be completed; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   In addition, current and prospective Lionbridge and Data Dimensions employees and customers may experience uncertainty and could terminate their relationships with Lionbridge or Data Dimensions if the merger is not completed and Lionbridge's and Data Dimensions' businesses may be harmed.

   Further, if the merger is terminated and Data Dimensions determines to seek another business combination, it is not certain that Data Dimensions will be able to find a party willing to combine with it on equivalent or more attractive terms.

Risks Relating to Lionbridge

   Lionbridge's revenue could be negatively affected by the delay of its clients' product releases or the loss of a major client.

   A significant portion of Lionbridge's revenue is linked to the product release cycle of its clients. As a result, Lionbridge performs varying amounts of work for specific clients from year to year based on their product development schedules. A major client in one year may not have use for a similar level of Lionbridge's services in another year. In addition, Lionbridge derives a significant portion of its revenue from large projects and programs for a limited number of clients. In 2000, Lionbridge's largest customer accounted for approximately 9% of its revenue and Lionbridge's five largest clients accounted for approximately 33% of its revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce Lionbridge's revenue and cash flow, and adversely affect its ability to achieve and maintain profitability.

   Lionbridge has an accumulated deficit, is not currently profitable, and anticipates future losses.

   Lionbridge has incurred substantial losses since it was founded, and it anticipates it will continue to incur losses for the foreseeable future. Lionbridge had an accumulated deficit of approximately $79.3 million as of December 31, 2000 and a net loss of $20.3 million for the year ended December 31, 2000. Although Lionbridge's revenue has grown significantly since 1997, this growth may not be sustainable or indicative of future results of operations. Lionbridge intends to continue to invest in internal expansion, infrastructure, integration of its acquired companies into its existing operations, select acquisitions, and its sales and marketing efforts. In addition, Lionbridge's acquisitions have significantly increased its intangible assets, such as goodwill, and the charges it expects to incur in connection with the amortization of these intangible assets will have a material adverse impact on its ability to achieve and maintain profitability for the foreseeable future. Lionbridge cannot predict if it will operate profitably.

   If Lionbridge's losses continue, it will need to raise additional capital. If Lionbridge is unable to do so, or does so on unfavorable terms, the value of your investment in its stock may decline.

   If Lionbridge's losses continue, it will be unable to pay its expenses unless it raises additional capital. If Lionbridge needs to raise additional capital but is unable to do so, it may not be able to continue as a going concern. If Lionbridge needs to raise additional capital but is able to do so only on unfavorable terms, the value of your investment in its stock may decline.

   The uncertainty in the technology market could affect Lionbridge's ability to achieve operating plans.

   A substantial portion of Lionbridge's revenue is derived from technology companies, including Web-based businesses. Many technology companies have experienced economic slow downs in 2000 and 2001 and may continue to experience these slow downs throughout 2001 and beyond. A continued slow down in the technology market will have a negative impact on Lionbridge's ability to achieve its operating plans.

   Potential fluctuations in Lionbridge's quarterly results make financial forecasting difficult and could affect its common stock trading price.

   As a result of fluctuations in Lionbridge's revenue tied to foreign currency fluctuations, its clients' release cycles, the three- to nine-month length of its typical sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which it competes, the recent slow down in the U.S. and world economies, and other factors outside its control, Lionbridge believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on the results of any one quarter as an indication of its future performance. Lionbridge may not experience revenue increases in future years comparable to the revenue increases in prior years. If in some future quarter its results of operations were to fall below the expectations of securities analysts and investors, the trading price of its common stock would likely decline.

   Lionbridge generally does not have long-term service agreements, which makes revenue forecasting difficult.

   A majority of Lionbridge's revenue is derived from individual projects rather than long-term service agreements. Lionbridge cannot assure you that a client will engage it for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate Lionbridge's future revenue based on the number of clients it has or the size of its existing projects. The absence of long-term contracts makes it difficult to predict Lionbridge's future revenue.

   Lionbridge may be liable for defects or errors in the services it provides to its clients.

   Many of the services Lionbridge provides are critical to its clients' businesses. Any defects or errors in these services could result in:

  .  delayed or lost client revenue;

  . adverse reaction to its clients from their end users and, ultimately, toward Lionbridge;

  .  claims against Lionbridge;

  .  negative publicity; and

  .  additional expenditures to correct the defect or error.

   Liability claims could require Lionbridge to spend significant time and money in litigation or to pay significant damages. Although Lionbridge maintains general liability insurance, including coverage for errors and omissions, Lionbridge cannot assure you that this coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claims.

   If Lionbridge fails to attract and retain professional staff, its ability to complete its projects and obtain new projects could suffer.

   Lionbridge's failure to attract and retain qualified employees could impair its ability to complete existing projects and bid for or obtain new projects and, as a result, could adversely affect its ability to grow its business and revenue. Lionbridge's ability to grow and increase its market share largely depends on its ability to hire, train, retain, and manage highly skilled employees, including project managers and testing, technical, translation, and sales and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services Lionbridge provides. In addition, Lionbridge must make sure its employees maintain their technical expertise and business skills. Lionbridge cannot assure you that it will be able to attract a sufficient number of qualified employees or that it will successfully train and manage the employees it hires.

   Lionbridge may be unable to continue to grow at its historical growth rates or to manage its growth effectively.

   Continued, planned growth is a key component of increasing the value of Lionbridge. In the past four years, Lionbridge's business has grown significantly and it anticipates future internal growth and growth through additional acquisitions. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, Lionbridge must implement and improve its operational systems and controls. This additional growth may further strain its management and operational resources.

Lionbridge's growth could also be adversely affected by many other factors, including economic downturns. As a result of these concerns, Lionbridge cannot be sure that it will continue to grow, or, if it does grow, that it will be able to maintain its historical growth rate.

   Lionbridge's multi-year outsourcing relationship strategy may cause it to be unprofitable.

   Part of Lionbridge's strategy is to acquire other companies' internal localization operations and then enter into multi-year contracts with the sellers of these operations to meet their globalization requirements on an outsourcing basis. As such, Lionbridge's strategy is to buy these operations with the objective of recouping its up-front purchase price out of future revenue and profits from the seller. If Lionbridge pays too much for these acquisitions or these contracts prove unprofitable, its revenue and profitability will suffer.

   Difficulties presented by international economic, political, legal, accounting, and business factors could negatively affect Lionbridge's business in international markets.

   A large component of Lionbridge's operations is its ability to conduct business in international markets, as evidenced by the fact that a large part of its operations are outside of the United States. As a result, Lionbridge's business is subject to the political and economic fluctuations in various countries. Lionbridge has experienced foreign currency fluctuations and they may have a more significant impact on its revenue, cash flow and ability to achieve and maintain profitability as it continues to grow its business. In addition, Lionbridge has experienced long payment cycles and occasional problems in collecting accounts receivable originating outside of the United States. Lionbridge has experienced exchange rate losses as a result of fluctuations in the Euro and other currencies and slowdowns in revenue growth as its clients reassessed their strategies in various countries based on political and economic conditions. In addition, as Lionbridge continues to employ and retain personnel throughout the world and apply varying employment laws, Lionbridge may face difficulties in integrating such personnel on a cost-efficient basis. To date, Lionbridge has been able to successfully staff its international operations, but if Lionbridge continues to grow its operations, it may become more difficult to manage its business. If Lionbridge fails to manage these operations successfully, its ability to service its clients and grow its business will be seriously impeded.

   Lionbridge's intangible assets represent a significant portion of its assets; amortization of its intangible assets will adversely impact its net income, and Lionbridge may never realize the full value of its intangible assets.

   Lionbridge's acquisitions have resulted in the creation of significant goodwill and other intangible assets, which are generally being amortized over five-year periods. At December 31, 2000, Lionbridge had goodwill and other acquisition-related intangible assets of approximately $14.9 million, net of accumulated amortization, which represented approximately 24.0% of its total assets. Lionbridge will continue to incur non-cash charges in connection with the amortization of its intangible assets over their respective useful lives, and Lionbridge expects these charges will have a significant adverse impact on Lionbridge's ability to achieve and maintain profitability for the foreseeable future.

   Lionbridge cannot assure you that it will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of its intangible assets may not be recoverable, Lionbridge will evaluate the carrying value of its intangible assets and may take an accelerated charge to its earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on its ability to achieve and maintain profitability.

   Pursuing and completing potential acquisitions could divert management attention and financial resources and may not produce the desired business results.

   In May 2000, Lionbridge acquired all of the capital stock of INT'L.com and Harvard Translations, and in January 2001, acquired all of the capital stock of Quality Group Labs. As part of its growth strategy,

Lionbridge intends to continue pursuing and making acquisitions of other complementary businesses. Lionbridge does not have specific personnel dedicated solely to pursuing and making acquisitions. As a result, if Lionbridge pursues any acquisition, its management, in addition to their operational responsibilities, could spend a significant amount of time and management and financial resources to pursue and integrate the acquired business with its existing business. To pay for an acquisition, Lionbridge might use capital stock, cash or a combination of both. Alternatively, Lionbridge may borrow money from a bank or other lender. If Lionbridge uses capital stock, its stockholders will experience dilution. If Lionbridge uses cash or debt financing, its financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect its ability to achieve and maintain profitability.

   Despite the investment of these management and financial resources and completion of due diligence with respect to these efforts, an acquisition may not produce the revenue, earnings or business synergies that Lionbridge anticipated, and an acquired service or technology may not perform as expected for a variety of reasons, including:

  . difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

  . risks of entering markets in which Lionbridge has no or limited prior experience;

  . expenses of any undisclosed or potential legal liabilities of the acquired company;

  . the applicability of rules and regulations that might restrict Lionbridge's ability to operate; and

  .  the potential loss of key employees of the acquired company.

   Lionbridge may have difficulty in identifying and competing for acquisition opportunities.

   Lionbridge's business strategy includes the pursuit of strategic acquisitions. Lionbridge has engaged from time to time in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. Except for its agreement to acquire all of the capital stock of Data Dimensions, Lionbridge currently does not have commitments or agreements with respect to any acquisitions. In executing its acquisition strategy, Lionbridge may be unable to identify suitable acquisition candidates. In addition, Lionbridge expects to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

   If Lionbridge fails to keep pace with changing technologies, Lionbridge may lose clients.

   Lionbridge's market is characterized by rapidly changing client requirements, and evolving technologies and industry standards. If Lionbridge cannot keep pace with these changes, its business could suffer. The Internet's strong influence in Lionbridge's industry magnifies these characteristics. To achieve its goals, Lionbridge needs to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

   If Lionbridge loses the services of its Chairman and Chief Executive Officer, Rory J. Cowan, or other key personnel, its business and stock price could suffer.

   In order to continue to provide quality services in its rapidly changing business, Lionbridge believes it is particularly important to retain personnel with experience and expertise relevant to its business. Lionbridge's future success, therefore, depends in large part on the continued services of a number of its key personnel, including its Chief Executive Officer, Rory J. Cowan. The loss of the services of Mr. Cowan or any of its other key personnel could seriously impede its success. Lionbridge might not be able to prevent key personnel, who may leave its employ in the future, from disclosing or using its technical knowledge, practices or procedures. One or more of its key personnel might resign and join a competitor or form a competing company. As a result, Lionbridge might lose existing or potential clients.

   Lionbridge competes in a highly competitive market that has low barriers to entry.

   The market for Lionbridge's services is very competitive and faces many competitors. Lionbridge cannot assure you that it will compete successfully against these competitors in the future. Many of these companies have longer operating histories, significantly greater resources, and greater name recognition than Lionbridge. If Lionbridge fails to be competitive with these companies in the future, it may lose market share and its revenue could fail to grow or decline.

   There are relatively few barriers preventing companies from competing with Lionbridge. Although Lionbridge owns proprietary technology, it does not own any patented or other technology that precludes or inhibits others from entering its market. As a result, new market entrants also pose a threat to its business. In addition to its existing competitors, Lionbridge may face further competition in the future from companies that do not currently offer testing or globalization services. Technology companies, eBuilders, Web consulting firms, technical support call centers, hosting companies, and content management providers may choose to broaden their range of services to include testing or globalization as they expand their operations internationally. While Lionbridge currently uses translation memory software in its localization process and, to a lesser extent, machine translation software, these technologies may improve and become sophisticated enough to enable more companies to offer localization services and thus to compete with Lionbridge. Lionbridge cannot assure you that it will be able to compete effectively with these potential future competitors.

   Lionbridge will continue to depend on intellectual property rights to protect its proprietary technologies, although it may not be able to protect these rights.

   Lionbridge relies on its proprietary technology to deploy its service offerings. Lionbridge's policy is to enter into confidentiality agreements with its employees, outside consultants, and independent contractors. Lionbridge also uses patent, trademark, trade secret, and copyright law in addition to contractual restrictions to protect Lionbridge's technology. Notwithstanding these precautions, it may be possible for a third party to obtain and use its proprietary technology without authorization. Although Lionbridge holds registered or pending United States patents and foreign patents covering certain aspects of its technology, it cannot be sure of the level of protection that these patents will provide. Lionbridge may have to resort to litigation to enforce its intellectual property rights, to protect trade secrets or know-how, or to determine their scope, validity or enforceability. Enforcing or defending its proprietary technology is expensive, could cause diversion of its resources and may not prove successful. The laws of other countries may afford Lionbridge little or no effective protection of its intellectual property rights.

Risks Relating to Data Dimensions

   In determining whether to approve and adopt the merger and the agreement and plan of reorganization, Data Dimensions stockholders should consider the following risks relating to Data Dimensions together with the information about Data Dimensions' business, financial condition and results of operations provided elsewhere in this proxy statement/prospectus. If the merger is completed, these risks will continue to apply to your investment in Lionbridge, although to a lesser degree because Data Dimensions' business will, following the merger, represent only a portion of the combined company's business.

   Data Dimensions is currently not profitable and has an accumulated deficit.

   Data Dimensions experienced net losses of $11.1 million from continuing operations for the fiscal year ended 2000 due to its transition away from providing Year 2000 ("Y2K") remediation services to providing quality assurance and testing services and had an accumulated deficit of $2.5 million at December 31, 2000. Although Data Dimensions' quality assurance and testing revenue grew significantly in fiscal year 2000, this growth may not be sustainable or indicative of actual future results of operations.

   If Data Dimensions' losses continue, it will need to raise additional capital. If it is unable to raise capital or does so on unfavorable terms, Data Dimensions may be unable to meet its cash requirements.

   If Data Dimensions' losses continue, it will be unable to pay its expenses, unless it raises additional capital. If Data Dimensions needs to raise additional capital but is not able to raise the necessary funds or is able to do so only on unfavorable terms, Data Dimensions may not be able to meet its cash requirements necessary for the continued operation of its business as it is currently operated.

   Delisting of Data Dimensions' common stock could negatively impact the marketability of the stock and reduce the market price of the stock.

   Data Dimensions was notified by Nasdaq of its decision to delist Data Dimensions' common stock due to Data Dimensions' noncompliance with Nasdaq listing standards that require Data Dimensions to maintain a minimum bid price of $1.00 per share. Data Dimensions requested an oral hearing to review the decision, which request stayed the delisting. The hearing occurred on April 5, 2001 and a decision is expected within two weeks of the hearing date. Data Dimensions cannot assure you that the outcome of the hearing will be favorable to Data Dimensions. The delisting of Data Dimensions common stock may result in the placement of the stock on the over-the-counter market or Nasdaq SmallCap Market, the effect of which may limit the continuation of, or the re-establishment of, a public trading market for the common stock which could reduce or destabilize the stock price.

   Data Dimensions has experienced historical fluctuations in its quarterly operating results.

   Data Dimensions has experienced, and may experience in the future, fluctuations in quarterly operating results. Several factors may contribute to the fluctuations in revenue, including an absence of long-term service contracts, the number and requirements of client engagements, Data Dimensions' ability to develop, introduce and successfully market new and enhanced services, customers' product development cycles, and general economic conditions which may affect customers' decisions about the extent and timing of their spending. Additional other factors may impact Data Dimensions' gross margins, including the number of projects and the corresponding project phase, employee productivity, staffing mix, and salary and compensation related costs to attract and retain qualified personnel.

   Data Dimensions could be negatively impacted by the loss of a major client or reduction of a major project.

   Data Dimensions has depended on a limited number of clients to generate a significant amount of its revenue. There was a shift in the composition of the large clients from 1999 to 2000, but Data Dimensions' ten largest clients accounted for approximately 48% and 55% of Data Dimensions' revenue in 1999 and 2000, respectively. As a result, if one or more of these clients determine to terminate their relationship with Data Dimensions, reduce the scope of a large project or elect not to proceed to a project stage, such action could have a material adverse effect on Data Dimensions' financial performance and condition.

   Data Dimensions is significantly dependent on its ability to attract and retain skilled professionals.

   Data Dimensions' business is labor intensive and depends to a significant extent on its ability to attract, train and retain highly skilled professionals. Qualified skilled professionals are in great demand in the information technology services industry and are likely to remain a limited resource for the foreseeable future. In addition, the industry has experienced high turnover rates. The ability of Data Dimensions to conduct operations is significantly dependent on the availability of skilled personnel and the ability of Data Dimensions to attract and retain these skilled employees. As a result, Data Dimensions cannot assure you that it will be able to attract sufficient qualified technical personnel or retain existing and future employees.

   Data Dimensions operates in a highly competitive market with low barriers to entry.

   The market for quality assurance and testing services is highly competitive and Data Dimensions has many competitors. Some of Data Dimensions' competitors have longer operating histories, significantly greater resources and greater name recognition. If Data Dimensions fails to be competitive, its market position and revenue could fail to grow or potentially decline.

   There are few barriers to entry preventing companies from competing in the quality assurance and testing market. Data Dimensions does not own any patented or other technology or process that discourages or prohibits competitors from entering the market. In addition, information technology consulting companies, Web consultants or others may enter the market and Data Dimensions may not be able to compete effectively with current or potential new competitors.

   If Data Dimensions cannot keep pace with technological changes, its business could suffer.

   The quality assurance and testing market is characterized by rapidly changing client requirements and evolving technologies. If Data Dimensions cannot keep pace with the technological changes, it could lose clients and its business could suffer. The proliferation and ubiquity of software, the Internet's continued growth and changing industry standards add to the complexities of the market. In order to keep pace with the continuing changes, Data Dimensions needs to develop appropriate services and methodologies. There is no assurance that Data Dimensions can develop the appropriate services and methodologies to adequately respond to the technological changes.

   The common stock of Data Dimensions has been subject to price and volume fluctuations in the past and may in the future.

   Data Dimensions' common stock has been subject to extreme price and volume fluctuations in the past. Additionally, the stock market has experienced significant price fluctuations, particularly among technology companies, which often have been unrelated to the operating performance of specific companies. Any announcement of any unfavorable variance in revenue or net income from levels generally expected from securities analysts or investors could have an immediate and significant effect on the trading price of Data Dimensions' common stock. In addition, announcements of technological innovations or new services by Data Dimensions, its competitors or other third parties, rumors of innovations or new services or products, changing market conditions in the industry, changes in estimates by securities analysts, unusual events, or general economic conditions may have significant impact of the market price of Data Dimensions common stock.

   The uncertainty in the technology market could affect Data Dimensions' ability to achieve operating plans.

   A substantial portion of Data Dimensions' revenue is derived from technology companies, including Web-based businesses. Many technology companies have experienced slow downs in 2000 and may experience similar slow downs in 2001 and beyond. A continued slow down in the technology market may have a negative impact on Data Dimensions' ability to achieve its operating plans.

               SELECTED CONSOLIDATED FINANCIAL DATA OF LIONBRIDGE

   Lionbridge was incorporated on September 11, 1996 and commenced operations on December 23, 1996 through the acquisition of The Localization Businesses of Stream International Holdings, Inc. in France, Ireland, and The Netherlands.

   The following selected consolidated financial data reflects the combined results of operations and financial position of Lionbridge, INT'L.com, Inc., which was acquired by Lionbridge on May 22, 2000, and Harvard Translations, Inc., which was acquired by Lionbridge on May 18, 2000, restated for all periods presented pursuant to the pooling-of-interests method of accounting. These mergers are more fully described in Note 4 to Lionbridge's audited consolidated financial statements included in this proxy statement/prospectus.

   The selected consolidated financial data as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been derived from the audited consolidated financial statements of Lionbridge which are included elsewhere in this proxy statement/prospectus. The selected consolidated financial data for the year ended December 31, 1997 have been derived from the audited consolidated financial statements included in Lionbridge's report on Form 8-K/A filed with the Securities and Exchange Commission on July 31, 2000.

   The selected consolidated financial data for the year ended December 31, 1996 combines the financial statements of The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France, INT'L.com, Inc. and Harvard Translations, Inc. for this period. The results of operations of Lionbridge for the period from inception (September 11, 1996) to December 31, 1996 are immaterial, consisting of no revenues, general and administrative expenses of $158,000, interest expense of $1,000, and a net loss of $159,000. As a result, Lionbridge does not present selected consolidated financial data of Lionbridge for this period.

   The historical results presented are not necessarily indicative of future results. You should read the data set forth below in conjunction with Lionbridge's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Lionbridge and related notes included in this proxy statement/prospectus.

                                          Year Ended December 31,
                               -------------------------------------------------
                                 2000      1999     1998     1997      1996(1)
                               --------  --------  -------  -------  -----------
                                   (In thousands, except per share data)
                                                                     (unaudited)
Consolidated Statement of
 Operations Data:
Revenue......................  $115,149  $ 88,764  $59,754  $39,443    $39,069
Cost of revenue..............    72,746    62,644   39,885   27,211     30,829
                               --------  --------  -------  -------    -------
    Gross profit.............    42,403    26,120   19,869   12,232      8,240
                               --------  --------  -------  -------    -------
Operating expenses:
  Sales and marketing........    11,384    10,141    5,053    2,334        --
  General and
   administrative............    33,143    29,222   16,393   12,211      7,147
  Research and development...     2,518     2,216      265      202        --
  Amortization of
   acquisition-related
   intangible assets.........     6,503     6,113    2,445    4,400        --
  Merger, restructuring and
   other charges.............     4,266     1,197      501      541        --
  Acquired in-process
   research and development..       --        300      --       --         --
  Stock-based compensation...       799       730      --       --         --
                               --------  --------  -------  -------    -------
    Total operating
     expenses................    58,613    49,919   24,657   19,688      7,147
                               --------  --------  -------  -------    -------
Income (loss) from
 operations..................   (16,210)  (23,799)  (4,788)  (7,456)     1,093
Interest expense:
  Interest on outstanding
   debt......................     2,523     2,349      816      156        181
  Accretion of discount on
   debt......................       212     6,009      --       --         --
Other (income) expense, net..       714       351      (69)     475         72
                               --------  --------  -------  -------    -------
Income (loss) before income
 taxes.......................   (19,659)  (32,508)  (5,535)  (8,087)       840
Provision for (benefit from)
 income taxes................       616       699     (306)     (39)       379
                               --------  --------  -------  -------    -------
Net income (loss)............   (20,275)  (33,207)  (5,229)  (8,048)       461
Accrued dividends on
 preferred stock.............     3,574     2,397    1,248    1,062        --
                               --------  --------  -------  -------    -------
Net income (loss)
 attributable to common
 stockholders................  $(23,849) $(35,604) $(6,477) $(9,110)   $   461
                               ========  ========  =======  =======    =======
Basic and diluted net loss
 per share attributable to
 common stockholders(2)......  $  (0.96) $  (3.08) $ (1.64) $ (3.29)
Shares used in computing
 basic and diluted net loss
 per share attributable to
 common stockholders.........    24,871    11,560    3,938    2,770

--------
(1) Sales and marketing expenses for 1996 are included in general and administrative expenses.
(2) See Note 2 to Lionbridge's consolidated financial statements for an explanation of the basis used to calculate net loss per share attributable to common stockholders.

                                                 December 31,
                                   -------------------------------------------
                                    2000    1999      1998     1997     1996
                                   ------- -------  --------  -------  -------
                                                (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents......... $16,741 $12,350  $  1,199  $ 1,476  $ 1,934
Working capital (deficit).........   4,235  (1,660)   (4,403)    (350)   5,006
Total assets......................  62,046  60,695    34,591   23,295   32,422
Long-term debt, less current
 portion..........................  13,265  15,472     3,703      209      169
Capital lease obligations, less
 current portion..................     114     307       240      --       --
Redeemable preferred stock........     --   19,787    23,765   14,356   13,673
Stockholders' equity (deficit)....  11,184 (10,742)  (18,279)  (6,541)   1,783

            SELECTED CONSOLIDATED FINANCIAL DATA OF DATA DIMENSIONS

                (Amounts in thousands, except per share amounts)

   The following table sets forth selected financial data and other operating information of Data Dimensions. The selected financial data in the table are derived from Data Dimensions' consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Data Dimensions included in this proxy statement/prospectus. Revenue, income (loss) from continuing operations, net of tax and income (loss) from continuing operations, net of tax per diluted share have been restated to reflect the reclassification of the data center operations to discontinued operations. For more information, see
Note 3 to the consolidated financial statements of Data Dimensions.

                                           Years ended December 31,
                                   -------------------------------------------
                                     2000     1999     1998    1997     1996
                                   --------  ------- -------- -------  -------
Revenue........................... $ 32,408  $90,404 $101,733 $53,066  $21,776
Income (loss) from continuing
 operations, net of tax...........  (11,102)   1,992    7,834  (3,086)     839
Net income (loss).................   (9,476)     843    9,202  (2,873)   1,525
Income (loss) from continuing
 operations, net of tax per
 diluted share....................    (0.82)    0.14     0.58   (0.24)    0.07
Net income (loss) per diluted
 share............................    (0.70)    0.06     0.69   (0.22)    0.13
Total assets......................   23,135   39,638   51,937  34,713   25,074
Working capital...................   15,148   22,604   19,363  10,485   15,728
Long term debt, net of current
 portion..........................      --       --       --      491      761

            SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
                         LIONBRIDGE AND DATA DIMENSIONS

   The selected unaudited pro forma combined financial information should be read in conjunction with the historical financial statements and the related notes thereto of Lionbridge and Data Dimensions which are presented in this proxy statement/prospectus. For more information, see "Where You Can Find More Information" on page 105. The selected unaudited pro forma combined balance sheet data gives effect to the acquisition as if it had occurred on December 31, 2000 and includes all material pro forma adjustments necessary for this purpose. The selected unaudited pro forma combined statement of operations data combines Lionbridge's operating results for the year ended December 31, 2000 with the operating results of Data Dimensions for the same period. The selected unaudited pro forma combined statement of operations data gives effect to the acquisition as if it had occurred on January 1, 2000 and includes all material pro forma adjustments necessary for this purpose.

   The unaudited selected combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                                                        Year Ended December 31,
                                                                 2000
                                                        -----------------------
                                                         (in thousands, except
                                                            per share data)
Combined Statement of Operations Data:
  Revenue..............................................        $147,557
  Loss from continuing operations......................         (28,820)
  Basic and diluted net loss per share attributable to
   common stockholders from continuing operations (1)..           (1.18)
                                                           December 31, 2000
                                                        -----------------------
                                                            (in thousands)
Combined Balance Sheet Data:
  Cash and cash equivalents............................        $ 18,851
  Working capital......................................          18,883
  Total assets.........................................          82,229
  Long-term debt, less current portion.................          13,265
  Capital lease obligations, less current portion......             114
  Stockholders' equity.................................          24,436

--------

(1) The unaudited pro forma combined per share data is based on the Data Dimensions stockholders receiving 0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock held.

                           COMPARATIVE PER SHARE DATA

                                                        Lionbridge and
                                                        Data Dimensions Data Dimensions
                                                           Unaudited      Equivalent
                           Lionbridge   Data Dimensions    Pro Forma     Unaudited Pro
Year Ended December 31,  Historical Per Historical Per   Combined Per   Forma Per Share
2000:                      Share Data     Share Data     Share Data(1)      Data(1)
------------------------ -------------- --------------- --------------- ---------------
Basic and diluted net
 loss per share
 attributable to common
 stockholders
 from continuing
 operations ............     $(0.96)        $(0.82)         $(1.18)         $(0.23)
Cash dividends per
 common share...........        --             --              --              --
Book value per common
 share..................       0.41           1.38            0.81            0.15

--------
(1) The Data Dimensions unaudited pro forma combined per share data are based on Data Dimensions stockholders receiving 0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock held. The Data Dimensions equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.190884.

                      COMPARATIVE MARKET VALUE INFORMATION

   The following table sets forth:

  . the closing sales prices per share and aggregate market value of Lionbridge common stock and Data Dimensions common stock on the Nasdaq National Market on March 8, 2001, the last trading day prior to the
     public announcement of the proposed merger, and on    , 2001, the most
     recent practicable date prior to the printing of this proxy statement/prospectus.

  . the equivalent price per share and equivalent market value of Data Dimensions common stock, based on the exchange ratio, if the Lionbridge average share price during the pricing period were equal to the Lionbridge closing price on the Nasdaq National Market on March 8, 2001
     and on    , 2001.

                                    Lionbridge  Data Dimensions Data Dimensions
                                    Historical    Historical     Equivalent(1)
                                   ------------ --------------- ---------------
On March 8, 2001
  Closing price per common share.. $       5.66   $     0.44      $      1.08
  Market value of common
   shares(2)...................... $158,636,029   $5,966,828      $14,645,850
On       , 2001
  Closing price per common share.. $              $               $
  Market value of common
   shares(2)...................... $              $               $

--------
  (1) The Data Dimensions equivalent data for March 8, 2001 and       , 2001,
      the most recent practicable date prior to the printing of this proxy statement/prospectus, corresponds to an exchange ratio of 0.190884.

  (2) Market value based on 28,027,567 and        shares of Lionbridge common
      stock and 13,560,972 and        shares of Data Dimensions common stock
      outstanding as of March 8, 2001 and       , 2001, respectively.

                  COMPARATIVE STOCK PRICES AND DIVIDEND POLICY

   Shares of Lionbridge common stock and Data Dimensions common stock are listed on the Nasdaq National Market System under the symbols "LIOX" and "DDIM," respectively. The following tables set forth, for the periods indicated, the high and low sales prices of Lionbridge common stock and Data Dimensions common stock as quoted on the Nasdaq National Market System. The quotations represent interdealer quotations, without adjustments for retail mark ups, mark downs, or commissions, and may not represent actual transactions.

Lionbridge Common Stock

                                                                  High   Low
                                                                 ------ ------
Fiscal Year Ended December 31, 1999
August 20, 1999 (date of Lionbridge's initial public offering)
 through September 30, 1999..................................... $37.38 $10.38
Fourth Quarter ended December 31, 1999..........................  25.75  14.81
Fiscal Year Ended December 31, 2000
First Quarter ended March 31, 2000..............................  28.00  14.38
Second Quarter ended June 30, 2000..............................  15.81   7.25
Third Quarter ended September 30, 2000..........................  11.38   6.75
Fourth Quarter ended December 31, 2000..........................  10.56   2.25
Fiscal Year Ended December 31, 2001
First Quarter ended March 31, 2001..............................   6.50   2.75
Second Quarter through   , 2001.................................    --     --

Data Dimensions Common Stock

                                                                  High   Low
                                                                 ------ ------
Fiscal Year Ended December 31, 1999
First Quarter ended March 31, 1999..............................  $9.38  $3.75
Second Quarter ended June 30, 1999..............................   4.88   2.81
Third Quarter ended September 30, 1999..........................   4.38   1.38
Fourth Quarter ended December 31, 1999..........................   5.00   1.13
Fiscal Year Ended December 31, 2000
First Quarter ended March 31, 2000..............................   7.56   2.25
Second Quarter ended June 30, 2000..............................   4.44   1.66
Third Quarter ended September 30, 2000..........................   3.13   0.94
Fourth Quarter ended December 31, 2000..........................   1.13   0.22
Fiscal Year Ended December 31, 2001
First Quarter ended March 31, 2001..............................   0.81   0.28
Second Quarter through   , 2001.................................    --     --

   On March 8, 2001, the last full trading day prior to the public announcement of the proposed merger and the execution of the agreement and plan of reorganization, Lionbridge common stock closed at $5.66 per share and Data
Dimensions common stock closed at $0.44 per share. On [      ], 2001, the most
recent practicable date prior to the printing of this proxy
statement/prospectus, Lionbridge common stock closed at $   per share and Data
Dimensions common stock closed at $   per share.

   Nasdaq notified Data Dimensions of its decision to delist Data Dimensions common stock from the Nasdaq National Market System as of March 8, 2001. Nasdaq's decision to delist was due to Data Dimensions' noncompliance with Nasdaq listing standards that require Data Dimensions to maintain a minimum bid price of $1.00 per share. On March 5, 2001, Data Dimensions requested, and was granted, an oral hearing before the Nasdaq Listing Qualifications Panel to review the decision by Nasdaq. The oral hearing occurred on April 5, 2001 and a decision is expected within two weeks of the hearing date. The request stayed the delisting of Data

Dimensions common stock pending the decision of the Nasdaq Listing Qualifications Panel. There is no assurance the decision by the Nasdaq Listing Qualifications Panel will be favorable to Data Dimensions. If delisted, Data Dimensions' stock could be traded on either the over-the-counter market or the Nasdaq SmallCap Market.

   Data Dimensions stockholders are urged to obtain current market quotations for Lionbridge common stock and Data Dimensions common stock prior to making any decisions with regard to the merger and voting their shares at the special meeting.

   Lionbridge has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. In addition, the terms of its credit facilities with Silicon Valley Bank prohibit the payment of cash dividends to Lionbridge by its European subsidiaries and the terms of the subordinated notes held by Capital Resource Lenders and two Morgan Stanley limited partnerships prohibit Lionbridge from paying any dividends to its stockholders. Accordingly, Lionbridge does not anticipate that any cash dividends will be declared or paid on the common stock in the foreseeable future. Data Dimensions has not paid cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

                DATA DIMENSIONS SPECIAL MEETING OF STOCKHOLDERS

General

   This proxy statement/prospectus is being furnished to stockholders of Data Dimensions, Inc., a Delaware corporation, as part of the solicitation of proxies by the Data Dimensions board of directors for use at a special meeting of stockholders of Data Dimensions to be held on June , 2001, at 9:00 a.m. Pacific Daylight Savings Time, at Data Dimensions' executive offices at 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington, and at any adjournment or postponement of such meeting. This proxy statement/ prospectus and the proxy card are first being mailed to stockholders of Data
Dimensions on or about       , 2001.

Matters to be Considered

   The purpose of the Data Dimensions special meeting is:

     1. To approve and adopt the merger and the agreement and plan of reorganization, dated as of March 8, 2001, as amended, by and among Lionbridge Technologies, Inc., a Delaware corporation, Diamond Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Lionbridge, and Data Dimensions pursuant to which Diamond Acquisition Corp. will be merged with and into Data Dimensions, with Data Dimensions being the surviving corporation and becoming a wholly owned subsidiary of Lionbridge; and

     2. To consider and act upon any other matter which may properly come before the special meeting and any adjournment or postponement of the Data Dimensions special meeting, including without limitation, potential adjournments or postponements of the Data Dimensions special meeting for the purpose of soliciting additional proxies in order to approve the merger and the agreement and plan of reorganization.

Data Dimensions Board of Directors' Recommendation

   The Data Dimensions board of directors, after careful consideration, has approved the merger and the agreement and plan of reorganization and has determined that the merger and the agreement and plan of reorganization are fair to, and in the best interest of, Data Dimensions and its stockholders. The Data Dimensions board of directors recommends a vote FOR the approval and adoption of the merger and the agreement and plan of reorganization.

Record Date and Voting

   Holders of record of shares of Data Dimensions common stock at the close of
business on       , 2001, referred to in this proxy statement/prospectus as the record date, are entitled to notice of and to vote at the Data Dimensions special meeting. On the record date, there were [13,560,972] outstanding shares of Data Dimensions common stock, each of which will be entitled to one vote. The representation, in person or by properly executed proxy, of the holders of a majority of all the shares of common stock entitled to vote at the Data Dimensions special meeting is necessary to constitute a quorum at the Data Dimensions special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, it will be voted in favor of approval of the merger and the agreement and plan of reorganization.

   Under Delaware law, the charter documents of Data Dimensions and the applicable rules of the Nasdaq National Market, approval of the merger and the agreement and plan of reorganization requires the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of Data Dimensions common stock on the record date.

   If a quorum is present at the special meeting, the affirmative vote of the holders of a majority of the shares of Data Dimensions common stock outstanding is required for the approval and adoption of the merger and the agreement and plan of reorganization. Shares of Data Dimensions common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Data Dimensions special meeting. Abstentions from voting identified as such on the proxy card and broker non-votes are treated as present or represented for purposes of determining the presence or absence of a quorum at the special meeting. Brokers and other "street name" nominees holding shares for the account of the beneficial owner of shares generally may vote the shares in their own discretion. However, brokers and nominees generally do not have authority to vote for "non-routine" proposals without receiving voting instructions with respect to such proposals from the beneficial owners of such shares. The proposal to approve the merger and the agreement and plan of reorganization is a "non-routine" proposal and consequently requires voting instructions from the beneficial owner so that the shares may be voted by the beneficial owner's broker or nominee. A "broker non-vote" will occur if a broker or nominee does not receive instructions from the beneficial owners with respect to the proposal to approve the merger and the agreement and plan of reorganization. Accordingly, abstentions and broker non-votes will have the same effect as votes against the merger and the agreement and plan of reorganization.

   As of March 8, 2001, the directors and executive officers and 10% stockholders of Data Dimensions and their affiliates who collectively beneficially own approximately 18.9% of the outstanding shares of Data Dimensions have already agreed under voting agreements to vote in favor of the approval and adoption of the merger and the agreement and plan of reorganization. For more information, see "The Voting Agreements" on page 52.

Voting and Revocation of Proxies

   All shares of Data Dimensions common stock which are entitled to vote and are represented at the Data Dimensions special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instruction is indicated (other than broker non-votes), such proxies will be voted FOR approval and adoption of the merger and the agreement and plan of reorganization.

   The Data Dimensions board of directors does not know of any matters other than those described in the Notice of the Data Dimensions special meeting that are to come before such meeting. If any other matters are properly presented at the Data Dimensions special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.

   Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Data Dimensions, at or before the taking of a vote at the Data Dimensions special meeting, a written notice of revocation bearing a later date then the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Data Dimensions before the taking of the vote at the Data Dimensions special meeting, or (iii) attending the Data Dimensions special meeting and voting in person (although attendance at the Data Dimensions special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Data Dimensions, Inc., 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington 98006, Attn: Secretary, or hand-delivered to the Secretary of Data Dimensions at or before the taking of the vote at the Data Dimensions special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Data Dimensions special meeting.

   All expenses of Data Dimensions' solicitation of proxies for the Data Dimensions special meeting will be borne by Data Dimensions. In addition to solicitation by use of the mails, proxies may be solicited from Data Dimensions stockholders by directors, officers and employees of Data Dimensions in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Data Dimensions will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith. In addition to this solicitation, Data Dimensions has retained Mellon Investor Services LLC to assist in the distribution and solicitation of proxies. Data Dimensions will pay Mellon Investor Services LLC a fee of $7,500, plus $5.00 for each telephone solicitation, plus expenses for these services.

                                   THE MERGER

Background of the Merger

   On September 26, 2000, the board of directors of Data Dimensions retained Updata Capital, an investment banking firm, to act as its financial advisor in connection with evaluating strategic alternatives, including, but not limited to, a sale or merger of Data Dimensions, a sale of one or more of its then three business units, or a recapitalization of Data Dimensions and assisting Data Dimensions management in the consummation of strategic alternatives approved by its board of directors.

   At a meeting of the Data Dimensions board of directors on October 16, 2000, after performing due diligence regarding Data Dimensions, Updata Capital provided the Data Dimensions board of directors with a preliminary assessment of various strategic alternatives available to Data Dimensions, including actions to improve Data Dimensions' financial position and operations, possible sales of business units and the sale of the entire company. Updata Capital also provided the Data Dimensions board of directors with information about financial market conditions, valuations in the information technology services sector and a plan for evaluating the feasibility and merits of potential transactions related to divestitures, acquisitions and a recapitalization. At this meeting, the Data Dimensions board authorized Updata Capital to contact parties potentially interested in considering transactions involving Data Dimensions' business units.

   From mid October to early November, Updata Capital, with assistance from Data Dimensions, management, prepared memoranda describing each business unit and developed a list of potential acquirers of each business unit and Data Dimensions as a whole. Shortly thereafter, Updata Capital began contacting potentially interested parties. Lionbridge was among the entities contacted by Updata Capital.

   Lionbridge regularly reviews private and public companies which it may acquire to further its objectives in the globalization services market. On November 16, 2000, Don More, Senior Vice President of Updata Capital, called Stephen J. Lifshatz, Senior Vice President, Chief Financial Officer and Treasurer of Lionbridge, to inform him that he represented a company that was potentially looking for a strategic buyer for one or more of its business units. Mr. Lifshatz indicated Lionbridge's interest in learning more about the company represented by Updata Capital, and Lionbridge and Data Dimensions executed a confidentiality agreement on November 17, 2000 in order to receive from Updata Capital a confidential offering memorandum relating to Data Dimensions.

   Upon receipt of the confidential offering memorandum on November 21, 2000, Mr. Lifshatz, along with Rory J. Cowan, the Chairman and Chief Executive Officer of Lionbridge, commenced internal company discussions regarding the possibility of a strategic combination with Data Dimensions and the various structures of a combination. In addition, Lionbridge commenced initial, internal due diligence activities through an analysis of publicly available materials.

   On November 29, 2001, Updata Capital arranged an introductory telephone conference for executives of Data Dimensions and Lionbridge to describe the business and operations of each company. Mr. Cowan, Peter A. Allen, Chairman and Chief Executive Officer of Data Dimensions, Laurence C. Leslie, Executive Vice President and Chief Financial Officer of Data Dimensions, and Jim McLendon, Vice President Investor Relations and Corporate Development of Data Dimensions, participated in this telephone conference.

   On December 7, 2000, Mr. Lifshatz had a telephone conversation with Mr. More to request additional information about Data Dimensions in order for Lionbridge to submit an indication of interest. In addition, during the first two weeks of December 2000, Mr. Cowan and Mr. Allen had additional telephone conversations regarding the possibility of a strategic combination of the companies.

   On December 12, 2000, at a regular meeting of the board of directors of Data Dimensions, Updata Capital reviewed Data Dimensions' strategic alternatives and updated market valuation data, and discussed the status of its canvassing effort. At this meeting, Data Dimensions' board of directors, together with senior management of

Data Dimensions, Updata Capital and Garvey, Schubert & Barer, Data Dimensions' outside legal counsel, held an extensive discussion regarding the relative merits and risks of a sale of Data Dimensions' business units and/or a sale of the entire company. Garvey, Schubert & Barer outlined the directors' legal duties and responsibilities in connection with considering these transactions. The board of directors authorized Updata Capital to continue its efforts and reviewed a timetable for Updata Capital to solicit indications of interest from parties interested in such a transaction.

   On January 8, 2001, Mr. Cowan and Roger Jeanty, Lionbridge's President, met with Messrs. Allen, McLendon, and Leslie, at Data Dimensions' headquarters in Bellevue, Washington. At this meeting, the parties discussed various aspects of Data Dimensions' business, including its financial condition and business prospects, its technological capabilities, and an assessment of Data Dimensions' personnel. The parties also discussed the potential synergies of a strategic combination of the companies.

   Following the January 8 meeting, the parties continued telephone conversations and, at the request of Lionbridge, Data Dimensions sent additional due diligence materials to Lionbridge. During the weeks beginning January 8 and January 15, 2001, Lionbridge received additional information from Data Dimensions.

   On January 16, 2001, Mr. Lifshatz had a telephone conference with Messrs. Allen, McLendon and Leslie, during which the Data Dimensions executives presented a detailed overview of the Data Dimensions business. On January 25, 2001, Mr. Lifshatz and Boris Zverev, Lionbridge's Manager of Financial Planning and Analysis, had a subsequent telephone conference with Messrs. Allen, McLendon and Leslie during which Data Dimensions' financial projections for the first quarter of 2001 and fiscal year 2001 were discussed.

   On January 30, 2001, Mr. Cowan sent Mr. Allen a letter outlining some of the benefits and synergies that could result from a combination of the two companies. Following up on this letter, on January 31, 2001, Lionbridge provided Data Dimensions and Updata Capital with a formal indication of interest in a merger with Data Dimensions.

   On the evening of January 31, 2001, during a dinner meeting in Boston, Massachusetts, Mr. Cowan informed the board of directors of Lionbridge's discussions with Data Dimensions and the potential of a strategic combination.

   On February 1, 2001, the Lionbridge board of directors met in a regularly scheduled meeting during which Messrs. Cowan and Lifshatz discussed the results of their due diligence investigations of Data Dimensions, and various methods by which Lionbridge might effect a strategic combination with Data Dimensions. The board of directors authorized its executive officers to proceed with negotiations with Data Dimensions subject to its review of the proposed definitive terms of a strategic combination with Data Dimensions.

   On February 1, 2001, the Data Dimensions board of directors held a special meeting at which Updata Capital and Data Dimensions' management reported on indications of interest from various parties, including Lionbridge. In addition, the board, Updata Capital and Data Dimensions' management reviewed the status of discussions with other parties and alternatives to a sale, as well as the timing, risk and other issues associated with each alternative available to Data Dimensions. Updata Capital provided the board of directors with information about the business and management of Lionbridge. Mr. Allen reviewed his meeting of January 8 with Mr. Cowan and Mr. Jeanty. After discussion, the board of directors of Data Dimensions requested Updata Capital to continue negotiations with Lionbridge to improve the terms of Lionbridge's indication of interest while also maintaining communications with the other interested parties.

   On February 5, 2001, Mr. Lifshatz, together with Cindy Rinchich, Lionbridge's Controller of VeriTest operations, had a telephone conversation with Mr. Leslie to further discuss Data Dimensions' financial information. On February 6, 2001, Data Dimensions provided Lionbridge with data regarding its significant stockholders as well as a detailed budget for Data Dimensions.

   During the weeks of February 5 and February 12, 2001, Lionbridge, Data Dimensions and Updata Capital had numerous discussions with respect to the principal terms that an acquisition could take.

   On February 9, 2001, the board of directors of Data Dimensions held a special meeting to review the status of discussions with Lionbridge and to consider the status of the other indications of interest and strategic alternatives available to Data Dimensions. Updata Capital and Garvey, Schubert & Barer reviewed changes to Lionbridge's proposal from the prior meeting. Management and Updata Capital provided background information on the parties' discussions and outlined the benefits and risks of a proposed merger with Lionbridge. Updata Capital provided the board of directors with information concerning the business, management and financial condition of Lionbridge. Representatives of Updata Capital and Garvey, Schubert & Barer reviewed and discussed with the Data Dimensions board of directors the material items included in the revised proposal presented by Lionbridge. In particular, the Data Dimensions board of directors reviewed the proposed termination fee, agreement not to entertain alternative proposals and the fixed exchange ratio. Management and Updata Capital also reviewed the status of the other indications of interest and strategic alternatives available to Data Dimensions. After a discussion of the terms proposed by Lionbridge, the Data Dimensions board of directors authorized management of Data Dimensions and Updata Capital to continue discussions with Lionbridge and to conduct due diligence to determine the merits and terms of an agreement and plan of reorganization.

   On February 20, 2001, Testa, Hurwitz & Thibeault, LLP, outside legal counsel to Lionbridge, delivered a draft agreement and plan of reorganization to Data Dimensions and its financial and legal advisors. On February 22, 2001, Testa, Hurwitz & Thibeault, LLP delivered a draft of the voting agreement and the stock option agreement to Data Dimensions and its financial and legal advisors.

   Between February 20 and February 23, 2001, a due diligence team from Lionbridge met with Data Dimensions management for due diligence discussions at the offices of Garvey, Schubert & Barer in Seattle, Washington. At these meetings, the companies discussed, among other things, the companies' accounting and other policies, operational issues associated with a potential business combination and opportunities for the combined entity. In addition, Mr. Cowan met with Mr. Allen to discuss the business of each entity and the strategic benefits of a combination in more detail. Mr. Allen and Updata Capital also met with Larry Martin, the owner of approximately 14.65% of Data Dimensions' outstanding stock, to describe the potential combination between the two companies. Mr. Martin executed a nondisclosure agreement governing these discussions.

   From February 20 through March 8, 2001, Lionbridge and Data Dimensions and the respective financial and legal advisors for Lionbridge and Data Dimensions continued their respective business, legal, accounting and financial due diligence and negotiated the terms of the agreement and the plan of reorganization and related documents. Mr. Leslie met with Mr. Lifshatz and James Bampos, Lionbridge's Senior Vice President, Worldwide Testing Services and General Manager of VeriTest, at Lionbridge's headquarters in Waltham, Massachusetts on March 3, 2001 to review Lionbridge's financial condition, business and prospects, and visited a Lionbridge facility at that time. Also, as part of Data Dimensions' due diligence, on February 26 and 27, 2001, representatives of Updata Capital met with Mr. Cowan, Mr. Lifshatz and Mr. Bampos at Lionbridge's headquarters.

   On March 7, 2001, at a special meeting of the board of directors of Data Dimensions, the management of Data Dimensions reported on the business terms of the proposed merger, the results of due diligence and business integration issues. Garvey, Schubert & Barer reviewed the material terms of the proposed transaction, the agreement and plan of reorganization and related agreements and further advised the board of directors of its fiduciary duties. In particular, the Data Dimensions board of directors reviewed the proposed termination fee, agreement not to entertain alternative transactions and termination rights, as well as other terms. Representatives of Updata Capital made a presentation to the Data Dimensions board of directors regarding its due diligence review of Lionbridge, the financial analyses Updata Capital and Data Dimensions management had performed regarding Data Dimensions, Lionbridge and the merger, and various considerations relating to the merger. Updata Capital rendered an oral opinion, subsequently confirmed by delivery to the Data Dimensions board of directors of a written opinion dated March 8, 2001, that, as of that date, the conversion ratio provided in the agreement and plan of reorganization was fair to Data Dimensions stockholders from a financial point of view. The members of Data Dimensions' board of directors present at the special meeting unanimously approved the final terms of the merger. One member of the Data Dimensions board of directors was unable to attend due to a family emergency, but all other directors were in attendance. In light of the prior discussions and meetings of the board of directors and the presentations and the discussions at the current meeting, the board of directors determined that the transactions contemplated by the agreement and plan of reorganization and related documents were in the best interests of Data Dimensions and its stockholders, approved the merger and the agreement and plan of reorganization and related agreements and determined to recommend that Data Dimensions' stockholders vote to approve the proposed transaction.

   On March 8, 2001, at a special meeting of the Lionbridge board of directors, Lionbridge management reported on the status of the merger discussions with Data Dimensions, and the Lionbridge board of directors discussed various issues relating to the proposed business combination. The board of directors considered and voted upon the proposed agreement and plan of reorganization and related transactions. At that meeting, Mr. Cowan presented an overview of the transaction and Testa, Hurwitz & Thibeault, LLP made a presentation regarding the significant terms of the proposed merger and the agreement and plan of reorganization. Following these presentations and further discussion, the Lionbridge board of directors approved the execution of the agreement and plan of reorganization and related agreements.

   The final agreement was signed after the Lionbridge and Data Dimensions board of directors meetings and a joint press release announcing the proposed acquisition was issued on March 8, 2001.

Lionbridge's Reasons for the Merger

   The Lionbridge board of directors believes that the combined company will have potential for greater market share and growth in the outsourced testing services industry than either Lionbridge or Data Dimensions would have on its own. The Lionbridge board of directors identified a number of potential benefits to the merger which it believes could contribute to the success of the combined company and thus benefit Lionbridge stockholders, including the following:

  . The merger will enhance the opportunity for Lionbridge to realize its strategic objectives of expanding its market share and increasing its ability to compete effectively as a provider of comprehensive outsourced testing services to the global technology industry;

  . Through the merger, Lionbridge will acquire or enhance its ability to provide software testing, quality assurance consulting services, on-site training for test planning, and application development and maintenance services, and thus provide a broader range and expanded scope of testing and service offerings to its customers;

  . The combination of Lionbridge's globalization services with Data Dimensions' testing, consulting, and applications maintenance services will enable Lionbridge to provide an integrated and comprehensive testing, certification and globalization solution for its customers;

  . Acquiring Data Dimensions will allow Lionbridge to increase its testing labs from five to a total of 10, with six labs in the United States and four labs outside of the United States, and thereby increase its ability to rapidly and efficiently meet the needs of its global customers; and

  . The combined businesses will bring Lionbridge additional geographic coverage, management depth, technical and project management resources to Lionbridge to address larger and more varied client projects, and economies of scale.

  . The combined businesses will enhance Lionbridge's technical testing staff by adding additional personnel with testing expertise and experience.

   Lionbridge's board of directors also considered the following when assessing the transaction:

  . Historical information concerning the business operations, positions and results of operations, technology and management style, competitive position, industry trends and prospects of Data Dimensions and Lionbridge;

  .  Information contained in SEC filings by Data Dimensions;

  . Current and historical market prices, volatility and trading data from the two companies;

  . Information and advice based on due diligence investigations by members of management and Lionbridge's legal, financial and accounting advisors concerning the business, business trends, technology, services, operations, properties, assets, financial condition, operating results and prospects of Data Dimensions, and the expertise and capabilities of Data Dimensions' management team; and

  . Data on companies comparable to Data Dimensions and other financial analyses.

   Except as outlined above, Lionbridge's board of directors did not find it practicable to quantify, analyze or assign relative weights to each individual factor to reach its determination. Individual members of Lionbridge's board of directors may have assigned different relative weights or conclusions to each factor affecting the board's determination.

Recommendation of the Board of Directors of Data Dimensions; Data Dimensions' Reasons for the Merger

   DATA DIMENSIONS' BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, DATA DIMENSIONS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF DATA DIMENSIONS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT AND PLAN OF REORGANIZATION.

   Data Dimensions' board of directors believes that the merger with Lionbridge will create a combined company with greater financial resources and business opportunities than Data Dimensions would likely be able to achieve alone. Data Dimensions' board of directors has considered several alternative means to enhance stockholder value, including other potential business combinations, the restructuring and/or sale of individual business units, as well as the sale of the entire company. After consultation with Updata Capital, Data Dimensions' financial advisor, and executive management of Data Dimensions, Data Dimensions' board of directors concluded that the terms of the agreement and plan of reorganization were fair to, and in the best interests of, Data Dimensions and its stockholders.

   Data Dimensions' board of directors reviewed with its financial and legal advisors the following additional material factors in reaching its conclusion:

  . The merger affords the new combined company the opportunity to create one of the largest application testing services businesses and enables it to offer its customers a broader array of products and services from more locations;

  . The merger has the potential to create a company with greater critical mass that is better positioned to compete for business opportunities and participate in industry growth;

  . The potential cost synergies offered by the merger through consolidation and integration of certain operations and functions;

  . The merger may provide Data Dimensions' stockholders with an opportunity to receive a premium over the market price for their Data Dimensions common stock immediately prior to the merger. However, this premium is subject to fluctuations in the price of Lionbridge common stock. For more information, see "Comparative Stock Prices and Dividend Policy" on page 23;

  . The expectation that the merger will qualify as a tax-free reorganization under federal tax law;

  . The presentation by Updata Capital to Data Dimensions' board of directors, as well as Updata Capital's fairness opinion dated March 8, 2001, stating that, as of that date, the conversion ratio is fair to Data Dimensions stockholders;

  . Increased liquidity for Data Dimensions stockholders through continued listing of Lionbridge common stock on the Nasdaq National Market; and

  . The merger will provide Data Dimensions stockholders with the opportunity to share in the combined company's long-term growth.

   In addition to the factors set forth above, Data Dimensions' board of directors reviewed and considered a wide range of information relevant to the merger, including:

  . Information concerning Data Dimensions' and Lionbridge's respective businesses, historical financial performance and condition, operations, technology, products, customers, competitive positions, prospects and management;

  . Reports from management and financial advisors as to the results of their due diligence investigation of Lionbridge;

  . Estimates of future financial results of the two companies illustrating the potential financial results of the combined company;

  . The view of Data Dimensions' management and board as to the long-term opportunities and prospects of Data Dimensions as an independent entity and of Data Dimensions and Lionbridge as a combined company; and

  . The belief that the terms of the agreement and plan of reorganization, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

   Data Dimensions' board of directors also considered the following potentially negative factors:

  .  The risk of establishing a fixed conversion ratio;

  . The loss of control over Data Dimensions' future operations following the merger;

  . Under the terms of the agreement and plan of reorganization, Data Dimensions cannot solicit other proposals regarding business combinations and must pay a termination fee of $600,000 under certain circumstances and be subject to dilution relating to the stock option granted to Lionbridge. For more information, see "The Agreement and Plan of Reorganization--Termination; Fees and Expenses" and "The Stock Option Agreement" on pages 50 and 52, respectively, of this proxy statement/prospectus;

  . Both companies have had negative earnings per share and negative cash flow, and the combined company would have significant liquidity requirements. For more information, see "Description of Lionbridge-- Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 61 of this proxy statement/prospectus;

  . The risk that the combined company might not realize the anticipated cost savings and revenue synergies; and

  . The other risks described under "Risk Factors" beginning on page 9 of this proxy statement/prospectus.

   In light of the extensive variety of factors, both positive and negative, considered by Data Dimensions' board of directors, the board did not find it practical to quantify or otherwise assign relative weight to the specific factors considered in making its determination. However, after taking into account all of the factors set forth above, Data Dimensions' board of directors agreed that the merger is fair to, and in the best interests of, Data Dimensions and its stockholders.

Opinion of Data Dimensions' Financial Advisor

   Pursuant to an engagement letter dated September 25, 2000, Data Dimensions engaged Updata Capital to act as its financial advisor in connection with evaluating strategic alternatives, including but not limited to a sale or merger of Data Dimensions, a sale of one or more of its then three business units, or a recapitalization of Data Dimensions, and assisting Data Dimensions senior management in the consummation of strategic alternatives approved by the Data Dimensions board of directors. Updata Capital, as part of its investment banking services, is regularly engaged in the valuation of information technology companies and their securities in connection with mergers and acquisitions and other strategic transactions. Data Dimensions' board of directors selected Updata Capital based on its qualifications, expertise and experience with regard to the information technology industry.

   On March 7, 2001, Updata Capital rendered its oral opinion, confirmed by delivery of a written opinion dated March 8, 2001 to the Data Dimensions board of directors that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in such opinion, the conversion ratio to be used to determine the number of shares of Lionbridge common stock to be received by the Data Dimensions stockholders in the merger is fair to the Data Dimensions stockholders from a financial point of view. The full text of the written opinion of Updata Capital addressed to the board of directors is attached as Annex D to the proxy statement/prospectus and should be read carefully and in its entirety by Data Dimensions stockholders.

   In rendering its opinion, Updata Capital, among other things:

  . reviewed advanced drafts of the agreement and plan of reorganization, the voting agreements and the stock option agreement, and based its opinion on the understanding that the terms and conditions of these agreements would not materially change;

  . reviewed Data Dimensions' and Lionbridge's respective historical and projected financial statements and operating information;

  . participated in discussions with selected senior management of Data Dimensions and Lionbridge concerning the operations, business strategy, financial performance and prospects of Data Dimensions and Lionbridge;

  . reviewed recent reported closing prices and trading activity for Data Dimensions and Lionbridge common stock;

  . compared certain aspects of the financial and market performance of Data Dimensions and Lionbridge with public companies deemed comparable in whole or in part;

  . analyzed available information, both public and private, concerning other mergers and acquisitions comparable in whole or in part to the merger;

  . reviewed certain publicly available financial statements and other information of Data Dimensions and Lionbridge, and Data Dimensions' unaudited financial statements for the fiscal year ended December 31, 2000;

  . assessed, based on discussions with Data Dimensions' and Lionbridge's senior management, the strategic rationale for the merger;

  . participated in discussions and negotiations among representatives of Data Dimensions and Lionbridge and their legal advisors; and

  . conducted other financial studies, analyses and investigations as Updata Capital deemed appropriate for purposes of the opinion.

   Updata Capital relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the agreement and plan of reorganization, that was publicly available or furnished to it by Data Dimensions or Lionbridge. With respect to financial projections, Updata Capital assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of company management as to the future performance of Data Dimensions and Lionbridge. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Data Dimensions, Updata Capital or any other person assumes responsibility if future results are materially different from those projected. Updata Capital has neither made nor obtained an independent appraisal or valuation of any of Data Dimensions' assets.

   The opinion provided by Updata Capital speaks only as of March 8, 2001 and does not constitute a recommendation to any of Data Dimensions' stockholders, nor should it relied upon as such, as to how such stockholder should vote on the merger. In its opinion, Updata Capital assumed that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986.

   In connection with preparing and rendering its opinion, Updata Capital performed a variety of valuation, financial and comparative analyses. The summary of the material analyses set forth below does not purport to be a complete description. The summary of the opinion of Updata Capital set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion set forth in Annex D to this proxy statement/prospectus. The preparation of a fairness opinion is a complex process not necessarily susceptible to summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of Updata Capital's process for arriving at its opinion.

   Updata Capital's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Although subsequent developments may affect its opinion, Updata Capital has assumed no obligation to update, revise or reaffirm it.

   The following is a brief summary of the material financial analyses performed by Updata Capital in connection with providing its opinion to the Data Dimensions board of directors.

   Analysis of Selected Publicly Traded Companies. This analysis reviews Data Dimensions' operating performance and outlook relative to a group of peer companies to determine an implied value. Using published estimates, Updata Capital used multiples of Net Enterprise Value over calendar year 2000, calendar year 2001 and run-rate revenues and EBIT, which means earnings before interest and taxes, in its analysis. Net Enterprise Value represents a company's current stock price multiplied by its diluted shares outstanding, plus debt and preferred stock, minus cash and cash equivalents on the most recent publicly available balance sheet. Run rate results are derived by annualizing the most recent reported quarter.

   Updata Capital analyzed comparable public companies to Data Dimensions in two ways: (1) on a consolidated basis by using a universe of selected information technology services firms offering a range of services, some of which overlap with Data Dimensions; and (2) on a business line basis by creating a separate universe of companies with operations comparable in whole or in part to each of Data Dimensions' two business units--Testing and Quality Assurance, and Applications Development and Maintenance--and adding together the implied valuations of each of these units to get an implied valuation for Data Dimensions in its entirety. Updata Capital used closing per share prices as of March 2, 2001 in its calculations, and discounted trading multiples to reflect liquidity and certain risk factors and limitations associated with the Data Dimensions businesses.

   The publicly traded information technology services companies selected as comparables to Data Dimensions on a consolidated basis consisted of: Cambridge Technology Partners, Inc.; Covansys; Computer Horizons Corp.; Computer Task Group, Inc.; Keane, Inc.; Information Analysis Inc.; iGATE Capital Corp.;

Peritus Software Service, Inc.; Syntel, Inc.; and TSR, Inc. The publicly traded companies selected as comparables for Data Dimensions' Testing and Quality Assurance business unit consisted of: Compuware Corp.; Keynote Systems, Inc.; Lionbridge Technologies, Inc.; Mercury Interactive Corp.; Rational Software Corp.; Segue Software, Inc.; and Empirix. The publicly traded companies selected as comparables for Data Dimensions' Applications Development and Maintenance business unit consisted of: Affiliated Computer Systems, Inc.; Cognizant Technology Solutions Corp.; Covansys; Computer Horizons Corp.; Computer Task Group, Inc.; iGATE Capital Corp.; IMRglobal Corp.; Keane, Inc.; and Syntel, Inc.

   Updata Capital determined discounted mean and median revenue and EBIT trading multiples for these companies, excluding outliers, not meaningful and not available data. Although Updata Capital reviewed EBIT multiples, implied valuations presented to the Data Dimensions board of directors focused on revenue multiples because Data Dimensions generated negative EBIT in 2000 and management forecasts relating to Data Dimensions also projected negative EBIT in 2001; further, most of the public comparables either had negative or minimal EBIT, or projections were not publicly available. Mean and median Net Enterprise Value/revenue multiples for the companies deemed comparable to Data Dimensions on a consolidated basis resulted in a range of implied value per Data Dimensions share of $0.57 to $0.98. Mean and median Net Enterprise Value/revenue multiples for the companies deemed comparable to each of Data Dimensions' two business units yielded aggregate implied Data Dimensions per share valuations ranging from $1.13 to $1.53. Note that this latter valuation range assumes no tax liability from a divisional asset sale, which could substantially reduce the implied per share value on a post corporate tax basis.

   Analysis of Selected Transactions. Updata Capital reviewed selected public and private acquisitions of information technology testing and quality assurance companies, and of application development and maintenance companies. For each transaction, Updata Capital calculated multiples at closing based on transaction value, which is equivalent to Net Enterprise Value, over last 12 month, or LTM, revenues and LTM EBIT, where data was available and meaningful.

   Acquisitions included by Updata Capital and for which data was available in the information technology testing and quality assurance sector were: Keynote System Inc.'s acquisition of Velogic, Inc. in May 2000; Exodus Communications, Inc.'s acquisition of Keylabs, Inc. in February 2000; Exodus Communications, Inc.'s acquisition of Service Metrics Inc. in November 1999; Lionbridge Technologies Inc.'s acquisition of VeriTest in January 1999; Segue Software, Inc.'s acquisition of Black & White Software, Inc. in December 1998; and Rational Software Corp.'s acquisition of Performance Awareness Corp. in March 1997. Acquisitions included by Updata Capital and for which data was available in the application development and maintenance sector were: Silverline Technologies Ltd.'s acquisition of SeraNova, Inc. in February 2001; NCR Corp.'s acquisition of 4Front Technologies Inc. in August 2000; Titan Corp.'s acquisition of AverStar, Inc. in June 2000; FinTech Services Ltd.'s acquisition of Saltus Technology in June 2000; Leapnet Inc.'s acquisition of SPR Inc. in May 2000; SI International Inc.'s acquisition of System Technology Associates in March 2000; IMRglobal Corp.'s acquisition of Neverdahl-Loft & Associates in December 1999; Computer Associates International, Inc.'s acquisition of Computer Management Sciences, Inc. in March 1999; and Complete Business Solutions, Inc.'s acquisition of Costello & Associates, Inc. in January 1998.

   It should be noted that none of the precedent transactions are identical to the Lionbridge-Data Dimensions merger and that, therefore, there are numerous factors that may have impacted the resulting transaction multiples that would affect the implied valuation of Data Dimensions.

   Although Updata Capital reviewed EBIT multiples where available, implied valuations were presented to the Data Dimensions board based upon transaction value/LTM revenue multiples because Data Dimensions generated negative EBIT in 2000; further, most of the acquisition comparables reviewed either had negative EBIT or EBIT data that was not publicly available. Applying mean and median revenue multiples based upon the transactions analyzed for each of Data Dimensions' two business units and aggregating those implied valuations resulted in an implied value per share of Data Dimensions of $1.68. Note that this implied valuation assumes no tax liability from a divisional asset sale, which could substantially reduce the implied per share value on a post corporate tax basis.

   Analysis of Premiums Paid in Selected Transactions. Updata Capital reviewed premiums paid in 17 mergers and acquisitions of publicly traded information technology services companies at one day and thirty days prior to the announcement of such transactions. The median premiums paid over target's stock price one day and 30 days prior to announcement were, in both cases, 35%. The average premiums paid over target's stock price one day and 30 days prior to announcement were 37% and 44%, respectively. As of March 2, 2001, these mean and median premiums implied a per share valuation range for Data Dimensions of $0.55 to $0.91 per share.

   Other Analyses. Updata Capital conducted such other analyses as it deemed necessary, including: performing a relative contribution analysis based upon each of Data Dimensions' and Lionbridge's financial profiles and pro forma equity stake of Data Dimensions and Lionbridge stockholders in the combined entity; analyzing selected research reports related to industry sectors in which Data Dimensions and Lionbridge participate; and reviewing the stock price performance of Data Dimensions, Lionbridge and other relevant publicly traded companies.

   Pursuant to its engagement letter with Updata Capital, Data Dimensions has agreed to pay Updata Capital a fee, upon consummation of an acquisition of Data Dimensions or of any Data Dimensions business unit by any party, of 4% of the first ten million dollars of consideration paid in any such transaction, 2% of the next forty million dollars of consideration and 1% of all consideration above fifty million dollars, with a minimum fee of $400,000. In addition, the letter provides for payment to Updata Capital of a fairness opinion fee of $200,000. The engagement letter also provides that Data Dimensions will reimburse Updata Capital for its reasonable out-of-pocket expenses and will indemnify Updata Capital and certain related persons against certain liabilities arising out of its engagement. Updata Capital also received a fee of $400,000 in connection with the sale of Data Dimensions Information Services, a subsidiary of Data Dimensions, on December 28, 2000.

Important United States Federal Income Tax Consequences

   The following are the material U.S. federal income tax consequences generally applicable to U.S. holders of Data Dimensions common stock who, pursuant to the merger, exchange their shares of Data Dimensions common stock for Lionbridge common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

   This discussion only addresses shares of Data Dimensions common stock held as capital assets. It does not address all aspects of U.S. federal income taxation that may be important to a Data Dimensions stockholder in light of that stockholder's particular circumstances or to a Data Dimensions stockholder subject to special rules, such as:

  .  a stockholder who is not a citizen or resident of the U.S.;

  .  a financial institution or insurance company;

  .  a tax-exempt organization;

  .  a dealer or broker in securities;

  . a stockholder that holds Data Dimensions common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  . a stockholder who acquired Data Dimensions common stock pursuant to the exercise of options or otherwise as compensation.

   Tax Opinion. Data Dimensions has received an opinion of Garvey, Schubert & Barer ("tax counsel"), dated as of the date of this proxy statement/prospectus, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Lionbridge, its merger subsidiary and Data Dimensions will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Garvey, Schubert & Barer will issue a confirmation opinion to the same effect at the effective time of the merger.

   The opinion of tax counsel regarding the merger has relied, and the confirmation opinion regarding the merger as of the effective time of the merger will rely, on (1) representations and covenants made by Lionbridge and Data Dimensions, including those contained in certificates of officers of Lionbridge, its merger subsidiary and Data Dimensions, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the agreement and plan of reorganization. In addition, the opinion of tax counsel has assumed, and tax counsel's ability to provide the opinion at the effective time will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the effective time of the merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the required opinion at the effective time or the tax consequences of the merger could differ from those described in the opinion that tax counsel has delivered. Tax counsel's opinion neither binds the Internal Revenue Services ("IRS") nor precludes the IRS or the courts from adopting a contrary position. Neither Lionbridge nor Data Dimensions intends to obtain a ruling from the IRS on the tax consequences of the merger.

   U.S. Federal Income Tax Consequences to Data Dimensions Stockholders Who Participate in the Merger. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, there are the following U.S. federal income tax consequences:

  . A holder of Data Dimensions common stock will not recognize any gain or loss upon its exchange of shares of Data Dimensions common stock for shares of Lionbridge common stock, except with respect to cash, if any, received instead of fractional shares of Lionbridge common stock.

  . If a holder of Data Dimensions common stock receives cash instead of a fractional share of Lionbridge common stock, the holder will be required to recognize capital gain or loss (provided that the shares surrendered are held as capital assets immediately prior to the merger), measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of Data Dimensions common stock allocable to that fractional share. This capital gain or loss will be long-term capital gain or loss if the share of Data Dimensions common stock exchanged for that fractional share of Lionbridge common stock was held for more than one year at the effective time of the merger.

  . A holder of Data Dimensions common stock will have a tax basis in the Lionbridge common stock received in the merger equal to (1) the tax basis of the Data Dimensions common stock surrendered by that holder in the merger, less (2) any tax basis of the Data Dimensions common stock surrendered that is allocable to any fractional share of Lionbridge common stock for which cash is received.

  . The holding period for shares of Lionbridge common stock received in exchange for Data Dimensions common stock in the merger will include the holding period for the shares of Data Dimensions common stock surrendered in the merger; provided that the Data Dimensions stock so surrendered is held as a capital asset at the time of the merger.

  . No gain or loss will be recognized by Lionbridge, its merger subsidiary or Data Dimensions solely as a result of the merger.

   If the IRS were to successfully challenge the "reorganization" status of the merger, each Data Dimensions stockholder would recognize taxable gain or loss with respect to the Data Dimensions common stock surrendered, measured by the difference between (1) the fair market value, as of the time of the merger, of the Lionbridge common stock received in the merger, and (2) the stockholder's tax basis in the Data Dimensions common stock surrendered therefor in the merger. In such event, a stockholder's aggregate basis in the Lionbridge common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

   Under the agreement and plan of reorganization, each Data Dimensions stockholder will receive outright, upon surrender of its shares of Data Dimensions stock, 0.190884 of a share of Lionbridge common stock for each share of Data Dimensions common stock surrendered. Data Dimensions stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Data Dimensions common stock and a description of the Lionbridge common stock received therefor. Data Dimensions stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

   This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger.

   LIONBRIDGE AND DATA DIMENSIONS INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. LIONBRIDGE AND DATA DIMENSIONS DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. LIONBRIDGE AND DATA DIMENSIONS DO NOT ADDRESS CERTAIN CATEGORIES OF STOCKHOLDERS, AND LIONBRIDGE AND DATA DIMENSIONS DO NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, LIONBRIDGE AND DATA DIMENSIONS DO NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. LIONBRIDGE AND DATA DIMENSIONS STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.


Accounting Treatment of the Merger

   Lionbridge intends to account for the merger as a purchase for accounting and financial reporting purposes, which means that Data Dimensions will be treated as a separate entity for periods prior to the effective time of the merger, and thereafter as a wholly owned subsidiary of Lionbridge.

Interests of Executive Officers and Directors of Data Dimensions in the Merger

   When considering the recommendation of Data Dimensions' board of directors, you should be aware that the directors and executive officers of Data Dimensions have interests in the merger that are different from the interests of Data Dimensions' stockholders generally. As a result, these officers and directors may be more likely to vote to approve and to recommend the merger and agreement and plan of reorganization than if they did not hold these interests. These interests include:

  . Howard H. Hayakawa, an executive officer of Data Dimensions, will become an executive of the combined company after the merger.

  . Each of Peter A. Allen, Laurence C. Leslie and John W. Cramer, executive officers of Data Dimensions, is entitled to receive benefits under severance agreements or Data Dimensions' severance policy, as the case may be, in the event the merger is approved and completed. The benefits under the severance arrangements include:

       (i) Cash payments of $350,000 to Mr. Allen and $195,000, in the aggregate, to the other executive officers.

       (ii) Continuation of health benefits of twelve months for Mr. Allen and six months for Mr. Leslie and Mr. Cramer; and

       (iii) All accrued and unused vacation will be paid to the executive officers.

  . Executive officers and directors of Data Dimensions have options, the vesting of which will accelerate upon the giving of notice by Data Dimensions to optionees of the merger, which notice shall be given not less than 30 days before the effective time of the merger.

  . Data Dimensions' directors and officers have customary rights to indemnification against specified liabilities.

Nasdaq National Market Quotation of Lionbridge Common Stock

   The approval for quotation on the Nasdaq National Market of the shares of Lionbridge common stock to be issued in the merger is a condition to the consummation of the merger.

Resale of Lionbridge Common Stock Issued in connection with the Merger

   The shares of Lionbridge common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Lionbridge common stock issued to any person who is deemed to be an affiliate of either Lionbridge or Data Dimensions at the effective time of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either Lionbridge or Data Dimensions and may include some of the officers, directors, or principal stockholders of Lionbridge or Data Dimensions. Affiliates may not sell their shares of Lionbridge common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  .  an exemption afforded by Rule 145 under the Securities Act; or

  .  another applicable exemption under the Securities Act.

   Lionbridge's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Lionbridge common stock to be received by affiliates in the merger.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Lionbridge and Data Dimensions believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Lionbridge and Data Dimensions, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "future," "could," "plans," "estimates," "should," "likely" or similar words or expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Lionbridge set forth:

  . under "Summary," "Selected Unaudited Pro Forma Combined Condensed Financial Data of Lionbridge and Data Dimensions," "Risk Factors" "-- Background of the Merger," "--Lionbridge's Reasons for the Merger," "-- Recommendation of the Board of Directors of Data Dimensions; Data Dimensions' Reasons for the Merger," "--Opinion of Data Dimensions' Financial Advisor," "Business" of Lionbridge and Data Dimensions, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Lionbridge and Data Dimensions and "Unaudited Pro Forma Combined Condensed Financial Statements of Lionbridge and Data Dimensions."

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Lionbridge or Data Dimensions may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 9. In addition to the risk factors, you should understand that the following important factors could affect the future results of Lionbridge and could cause results to differ materially from those suggested by the forward-looking statements:

  . increased competitive pressures, both domestically and internationally, which may affect sales of Lionbridge's services and impede Lionbridge's ability to maintain its market share and pricing goals;

  . changes in United States, global or regional economic conditions, including uncertainty in the technology market, which may affect sales of the combined company's services and increase costs associated with providing such services;

  . changes in United States and global financial and equity markets, including significant interest rate fluctuations, which may increase the cost of external financing for Lionbridge's operations, and currency fluctuations, which may negatively impact Lionbridge's reportable income;

  . changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies which may adversely affect Lionbridge's business or ability to compete; and

  . other risks and uncertainties as may be detailed from time to time in Lionbridge's public announcements and SEC filings.

   This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

   The following is a brief summary of the material provisions of the agreement and plan of reorganization, as amended, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the agreement and plan of reorganization. Lionbridge and Data Dimensions urge all stockholders of Data Dimensions to read the agreement and plan of reorganization in its entirety for a more complete description of the terms and conditions of the merger.

Effect of the Merger

   Following the approval and adoption of the merger and the agreement and plan of reorganization by the stockholders of Data Dimensions and the satisfaction or waiver of the other conditions to the merger, a wholly owned subsidiary of Lionbridge, named "Diamond Acquisition Corp.," will be merged into Data Dimensions. Data Dimensions will survive the merger as a wholly owned subsidiary of Lionbridge. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware, or at any later time as Lionbridge and Data Dimensions shall agree and specify in the certificate of merger. The agreement and plan of reorganization provides that the certificate of incorporation of Diamond Acquisition Corp. as in effect immediately prior to the effective time, will be the certificate of incorporation of the surviving corporation, except that the name of the surviving corporation will be changed to "Data Dimensions, Inc." The agreement and plan of reorganization also provides that the by-laws of Diamond Acquisition Corp. as in effect immediately prior to the effective time will be the by-laws of the surviving corporation. The directors of Diamond Acquisition Corp. immediately prior to the completion of the merger will become the directors of the surviving corporation, to hold office in accordance with the by-laws of the surviving corporation. Each share of Diamond Acquisition Corp. common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Exchange of Shares

   Treatment of Data Dimensions Common Stock. At the effective time of the merger, each issued and outstanding share of Data Dimensions common stock other than shares held by Data Dimensions, Lionbridge or Diamond Acquisition Corp., will be converted into the right to receive a number of shares of Lionbridge common stock equal to the conversion ratio. The conversion ratio is 0.190884. At the effective time, all shares of Data Dimensions common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the effective time represented any shares of Data Dimensions common stock will cease to have any rights as to these shares, except the right to receive shares of Lionbridge common stock and any cash instead of fractional shares of Lionbridge common stock.

   Based on the conversion ratio of 0.190884 and the 13,560,972 shares of Data Dimensions common stock issued and outstanding as of March 8, 2001, approximately 2,588,570 shares of Lionbridge common stock will be issued to the holders of Data Dimensions common stock in the merger. The actual number of shares of Lionbridge common stock issued may differ because the number of shares of Data Dimensions common stock outstanding at the effective time of the merger may differ.

   Treatment of Data Dimensions Stock Options and Warrants. Data Dimensions' stock option plan provides that each issued and outstanding but unvested option to purchase shares of Data Dimensions common stock under the stock option plan shall accelerate upon the giving of notice by Data Dimensions to optionees of a change in control of Data Dimensions (such as the merger), which notice shall be given not less than 30 days before the effective time of the merger. At the effective time of the merger, each unexpired and unexercised outstanding option or warrant to purchase shares of Data Dimensions common stock, whether vested or unvested, previously granted by Data Dimensions will be assumed by Lionbridge and converted into options or warrants, as the case may be, to purchase shares of Lionbridge common stock upon substantially the same terms and conditions. The number of shares of Lionbridge common stock subject to the assumed Data Dimensions stock options and warrants will equal the number of shares of the Data Dimensions common stock issuable under the original stock options or warrants multiplied by the conversion ratio. Based on the conversion ratio of 0.190884 and options and warrants to purchase 2,298,343 shares of Data Dimensions common stock outstanding as of March 8, 2001, the Data Dimensions options and warrants assumed by Lionbridge will represent the right, in the aggregate, to purchase up to approximately 438,717 shares of Lionbridge common stock. Any fractional shares of Lionbridge common stock resulting from this assumption will be rounded down to the nearest share. The exercise price per share of Lionbridge common stock under the assumed Data Dimensions stock options and warrants will equal the exercise price per share of the Data Dimensions common stock under the original stock options or warrants divided by the conversion ratio. The exercise prices will be rounded up to the next highest whole cent.

   Fractional Shares. Lionbridge will not issue any fractional shares of Lionbridge common stock in the merger. Instead, each holder of shares of Data Dimensions common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of Lionbridge common stock will be entitled to receive cash (without interest) in an amount equal to the product of the fractional part of Lionbridge common stock multiplied by $5.6688, the average closing sales price of Lionbridge common stock over the five trading days ended on the last trading day prior to the date of the agreement and plan of reorganization.

Exchange of Stock Certificates

   Surrender of Shares of Data Dimensions Stock; Stock Transfer Books. After the effective time of the merger, Lionbridge will mail a notice and letter of transmittal to each record holder of certificates representing Data Dimensions stock advising the holders of the effectiveness of the merger and the instructions for surrendering the certificates for Lionbridge common stock and for the payment in lieu of fractional shares. Holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive certificates representing the number of shares of Lionbridge common stock, cash in lieu of any fractional shares of Lionbridge common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be cancelled.

   No Further Registration or Transfer of Data Dimensions Common Stock. At the effective time of the merger, the stock transfer books of Data Dimensions will be closed and there will be no further transfers of shares of Data Dimensions common stock on the records of Data Dimensions or exercises of any options, warrants or other rights to acquire Data Dimensions stock for shares of Data Dimensions capital stock. After the effective time of the merger, the holders of Data Dimensions stock certificates will cease to have any rights with respect to the shares of Data Dimensions capital stock except as otherwise provided for in the agreement and plan of reorganization or by applicable law.

   Dividends and Distributions. No dividends or other distributions declared or made on or after the closing date of the merger with respect to shares of Lionbridge common stock will be paid to the holder of any unsurrendered Data Dimensions certificate with respect to the shares of Lionbridge common stock that the holder is entitled to receive until the holder surrenders the Data Dimensions certificate as provided above and provides customary representations and certifications as are requested in the transmittal form sent to each holder. Upon surrender of the certificates, Lionbridge will pay to the person in whose name the Data Dimensions certificates representing the shares of Lionbridge common stock will be issued, without interest, any dividends or distributions with respect to the shares of Lionbridge common stock which have a record date on or after the effective time of the merger and have become payable between the effective time of the merger and the time of surrender.

   Lost Certificates. If any certificates representing shares of Data Dimensions stock or instruments representing Data Dimensions options or warrants are lost, stolen or destroyed, the Data Dimensions stockholder must provide an appropriate affidavit of that fact. Lionbridge may require the owner of the lost, stolen or destroyed Data Dimensions certificate or instrument to deliver a bond as indemnity against any claim that may be made against Lionbridge with respect to the Data Dimensions certificate or instrument alleged to have been lost, stolen or destroyed.

   Holders of Data Dimensions common stock should not send in their certificates until they receive a letter of transmittal from Lionbridge.

Representations and Warranties

   The agreement and plan of reorganization contains representations and warranties of Lionbridge, Data Dimensions and Diamond Acquisition Corp. These relate to:

  .  their organization, standing and power;

  .  their capitalization;

  . their authorization, execution and delivery of, and the enforceability of, the agreement and plan of reorganization and related matters;

  . compliance with laws and the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

  . the accuracy and completeness of documents and reports filed with the SEC;

  .  accounting matters and financial statements;

  .  required consents and approvals of governmental authorities;

  .  litigation;

  .  filing of tax returns and payment of taxes; and

  .  the absence of certain changes and events.

   Data Dimensions has also represented and warranted as to:

  .  its subsidiaries;

  .  required third-party consents;

  .  its licenses and permits;

  .  its intellectual property;

  .  the absence of undisclosed liabilities;

  .  its accounts receivable;

  .  its leases;

  .  its personal and real property;

  .  its business relationships and transactions with affiliates;

  .  its material contracts and the enforceability of its contracts;

  .  material reductions in customer contracts;

  .  insurance and banking facilities;

  .  its employees and consultants;

  .  its employee benefit plans;

  . the absence of "excess parachute payments" upon the execution of the agreement and plan of reorganization or consummation of the merger;

  .  guarantees and suretyships;

  .  brokers and finders;

  .  environmental, health and safety matters;

  .  the accuracy of information provided to Lionbridge;

  .  the absence of restrictions on its business activities;

  .  receipt of a fairness opinion from its financial advisor;

  .  the status of its Nasdaq National Market listing;

  . the required vote of its stockholders to approve and adopt the merger and the agreement and plan of reorganization;

  .  the inapplicability of state takeover statutes to the merger; and

  .  lack of any indemnity claims against Data Dimensions.

   Lionbridge has also represented and warranted as to the validity of the shares of its common stock to be issued in connection with the merger.

Certain Covenants

   Conduct of Business Prior to the Merger. Data Dimensions has agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted, except as contemplated by the agreement and plan of reorganization. Specifically, Data Dimensions has agreed not to, without the prior written consent of Lionbridge:

  . issue or sell any shares of capital stock, options, warrants or other securities, except pursuant to the exercise of options or warrants issued and outstanding as of the date of the agreement and plan of reorganization or, with respect to the issuance of new options, at the request of Lionbridge;

  .  repurchase or acquire any shares of its capital stock;

  . accelerate the vesting or otherwise modify the terms of any outstanding option or warrant;

  . effect a stock split or declare or make any dividends or other distribution on its shares of capital stock;

  . with certain exceptions, enter into any material commitment or transaction;

  . incur or assume indebtedness other than existing agreements, guarantee the obligations of any other person or entity or make any loans or investments in any other person or entity;

  . enter into, adopt or amend any employee benefit plan or employment or severance arrangement or increase the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees generally, or pay any benefit not required by any existing employee benefit plan;

  . acquire, sell, lease, encumber or otherwise dispose of any assets or property other than in the ordinary course of business;

  . authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent, an agreement in principle or an agreement with respect to any merger, consolidation, or business combination, or any acquisition of assets or securities;

  .  amend its charter or by-laws;

  . with certain exceptions, commence a lawsuit or settle any claim, action or proceeding;

  .  discontinue any insurance;

  . take or fail to take any action with the knowledge that the action or failure to take action would cause or constitute a breach of any of its representations and warranties in the agreement and plan of reorganization;

  . with certain exceptions, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, or is granted distribution rights of any type or scope with respect to any products of Data Dimensions;

  . with certain exceptions, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Data Dimensions;

  . make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

  . modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Data Dimensions' products or services in a manner adverse to Data Dimensions; or

  .  grant any bonus, severance or termination pay.

   Lionbridge and Data Dimensions have each agreed to use their reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the agreement and plan of reorganization.

   Director and Officer Indemnification. Lionbridge has agreed that all rights to indemnification and exculpation existing on the date of the agreement and plan of reorganization in favor of the present officers and directors of Data Dimensions with respect to actions taken in their capacities as officers and directors of Data Dimensions as provided in Data Dimensions' certificate of incorporation or by-laws prior to the effective time of the merger shall continue in full force and effect. In addition, Lionbridge has agreed to maintain in effect, for three years following the effective time of the merger, for the current directors and officers of Data Dimensions, any policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Data Dimensions immediately prior to the effective time of the merger.

   Third-Party Approvals. Data Dimensions and Lionbridge have agreed to use their respective reasonable best efforts to obtain all consents, and make all filings with governmental entities, which are necessary to be obtained by them to consummate the merger. They have also agreed to advise and consult with each other regarding material events.

   Nasdaq National Market. Lionbridge has agreed to use its reasonable best efforts to cause the shares of Lionbridge common stock to be issued to the Data Dimensions stockholders to be listed for quotation on the Nasdaq National Market.

No Solicitation

   Data Dimensions has agreed that it will not, and will use its reasonable best efforts to ensure that none of its officers, directors, stockholders, agents, representatives or affiliates, (1) solicit, encourage, initiate or participate in discussions, inquiries or negotiations with respect to any offer or proposal to acquire all or a significant part of Data Dimensions' business, assets or capital stock whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise; (2) provide any non-public information concerning the business, properties or assets of Data Dimensions to any person or entity (other than Lionbridge) in connection with any proposal relating to any acquisition; (3) enter into any agreement relating to a transaction described in (1) above; or (4) make or authorize any public statement in support of any transaction described in (1) above. If any party commences a tender offer for Data Dimensions capital stock, Lionbridge has agreed that Data Dimensions may make certain disclosures to its stockholders contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934 if the Data Dimensions board of directors concludes in good faith that these actions are necessary or appropriate because the failure to make these disclosures would be inconsistent with the fiduciary duties owed by the Data Dimensions board of directors to its stockholders. Data Dimensions has agreed that it will promptly notify Lionbridge about any inquiries, discussions or negotiations of the nature described above.

Conditions to Completion of the Merger

   The respective obligations of Lionbridge and Data Dimensions to effect the merger are subject to the satisfaction or waiver of the following conditions:
(1) this registration statement shall have been declared effective by the Securities and Exchange Commission, and shall be effective under the Securities Act; and (2) the shares of Lionbridge common stock issuable to the Data Dimensions stockholders shall have been approved for quotation on the Nasdaq National Market.

   In addition, the obligations of Lionbridge and Diamond Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

  . Data Dimensions must have obtained all waivers, permits, consents, approvals or other authorizations required by the agreement and plan of reorganization;

  . the representations and warranties of Data Dimensions in the agreement and plan of reorganization which are qualified as to materiality must be true and correct, and the representations and warranties of Data Dimensions which are not qualified as to materiality must be true and correct in all material respects, in each case, as of the date of the agreement and plan of reorganization and at the effective time of the merger, except to the extent that the inaccuracy of any representation or warranty (i) is contemplated by the agreement and plan of reorganization; (ii) relates to a representation or warranty specifically limited to an earlier date; or (iii) results from actions taken or not taken with the written concurrence of Lionbridge;

  . Data Dimensions will have performed all agreements and covenants required to be performed under the agreement and plan of reorganization at or prior to the effective time of the merger, except (i) as otherwise contemplated by the agreement and plan of reorganization; (ii) as a result of actions taken or not taken with the written concurrence of Lionbridge; or (iii) for failures to perform which, individually or in the aggregate, would not have a material adverse effect on the business condition of Data Dimensions;

  . Lionbridge will have received certificates executed on behalf of Data Dimensions regarding representations and performance as required by the agreement and plan of reorganization;

  . no action, suit or proceeding shall be pending or threatened where an unfavorable judgment, order, decree, stipulation or injunction would prevent or cause the rescission of the merger or prohibit or impose any limitations on Lionbridge's ownership or operation of all or any portion of Data

     Dimensions' business or assets which would have a material adverse effect on Lionbridge's ability to receive the anticipated benefits of the merger;

  . Lionbridge will have received an opinion from counsel to Data Dimensions in a form reasonably satisfactory to Lionbridge;

  . Lionbridge will have received a letter from PricewaterhouseCoopers LLP containing statements and information of the type ordinarily included in accountants' "comfort letters";

  . stockholders of Data Dimensions representing at least a majority of the outstanding shares of Data Dimensions common stock entitled to vote will have approved and adopted the merger and the agreement and plan of reorganization;

  .  Data Dimensions will have terminated its 401(k) plan;

  . any registration rights, rights of first refusal, voting rights, liquidation preference or redemption rights relating to any security of Data Dimensions will be terminated, waived or satisfied;

  . holders of not more than 4% of the outstanding capital stock of Data Dimensions will have exercised appraisal rights with respect to the merger; and

  . Lionbridge will have received the resignations of all officers and directors of Data Dimensions and its subsidiaries.

   In addition, the obligation of Data Dimensions to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . Data Dimensions must have received an opinion from counsel to Lionbridge in a form reasonably satisfactory to Data Dimensions;

  . the representations and warranties of Lionbridge and Diamond Acquisition Corp. in the agreement and plan of reorganization which are qualified as to materiality must be true and correct, and the representations and warranties of Lionbridge and Diamond Acquisition Corp. which are not qualified as to materiality must be true and correct in all material respects, in each case, as of the date of the agreement and plan of reorganization and at the effective time of the merger, except to the extent that the inaccuracy of any representation or warranty (i) is contemplated by the agreement and plan of reorganization; (ii) relates to a representation or warranty specifically limited to an earlier date; or (iii) results from actions taken or not taken with the written concurrence of Data Dimensions;

  . Lionbridge and Diamond Acquisition Corp. shall have performed all agreements and covenants required to be performed under the agreement and plan of reorganization at or prior to the effective time of the merger, except (i) as otherwise contemplated by the agreement and plan of reorganization; (ii) as a result of actions taken or not taken with the written concurrence of Data Dimensions; or (iii) for failures to perform which, individually or in the aggregate, would not have a material adverse effect on the business condition of Lionbridge; and

  . no action, suit or proceeding shall be pending or threatened in writing where an unfavorable judgment, order, decree, stipulation or injunction would prevent or cause the rescission of the merger or restrict in any way the receipt, ownership, or ability to dispose of the shares of Lionbridge common stock to be received by any Data Dimensions stockholder as a result of the merger.

Termination; Fees and Expenses

   The agreement and plan of reorganization may be terminated in the following ways at any time prior to the effective time of the merger:

     (1) Lionbridge, Data Dimensions and Diamond Acquisition Corp. may terminate the agreement and plan of reorganization by mutual written consent;

     (2) Lionbridge may terminate the agreement and plan of reorganization if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Data Dimensions is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization if the breach would result in a failure of Data Dimensions to satisfy the closing conditions and the breach is not remedied by Data Dimensions within five business days of notice of the breach;

     (3) Data Dimensions may terminate the agreement and plan of reorganization (i) if it is not in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization and Lionbridge is in material breach of any representation, warranty, covenant or agreement contained in the agreement and plan of reorganization if the breach would result in a failure of Lionbridge to satisfy the closing conditions and the breach is not remedied by Lionbridge within five business days of notice of the breach; or (ii) if Data Dimensions fails to obtain stockholder approval of the merger and the agreement and plan of reorganization by July 31, 2001; or

     (4) Either party may terminate the agreement and plan of reorganization by giving written notice to the other party if the effective time of the merger has not occurred on or before July 31, 2001, except that this right to terminate the agreement and plan of reorganization is not available to any party whose failure to fulfill any obligation under the agreement and plan of reorganization has been a significant cause of, or resulted in, the failure of the effective time of the merger to occur by July 31, 2001.

   If either Lionbridge or Data Dimensions terminates the agreement and plan of reorganization pursuant to any of the reasons above, all obligations of the parties under the agreement and plan of reorganization shall terminate and there will be no liability, except for (i) any liability of a party for willful breaches of the agreement and plan of reorganization on the part of Lionbridge, Data Dimensions, or Diamond Acquisition Corp. and (ii) the payment of a termination fee as set forth below.

   In addition, if (a) the agreement and plan of reorganization is terminated by Data Dimensions pursuant to proviso 3(ii) above or by Lionbridge or Data Dimensions pursuant to proviso 4 above and (b) Data Dimensions' board of directors shall have not recommended to its stockholders to vote in favor of approval of the merger, then Data Dimensions shall pay to Lionbridge a termination fee of $600,000. Data Dimensions must also pay a $600,000 termination fee to Lionbridge if (x) either Lionbridge or Data Dimensions terminates the agreement and plan of reorganization pursuant to proviso 4 above or if Data Dimensions terminates pursuant to proviso 3(ii) above and (y) Data Dimensions consummates an acquisition with a party other than Lionbridge at any time on or prior to the nine-month anniversary of the termination of the agreement and plan of reorganization. If Lionbridge terminates the agreement and plan of reorganization pursuant to proviso 2 above, Data Dimensions shall also pay a $600,000 termination fee to Lionbridge. If Data Dimensions terminates the agreement and plan of reorganization pursuant to proviso 3(i) above, then Lionbridge shall pay a $600,000 termination fee to Data Dimensions.

   Except as described in the following sentence, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger and the agreement and plan of reorganization will be paid by the party incurring the expenses. Lionbridge will pay all expenses incurred in relation to the printing of this proxy statement/prospectus.

Amendment and Waiver

   Generally, the boards of directors of Lionbridge and Data Dimensions may amend the agreement and plan of reorganization at any time prior to the effective time. However, after the stockholders of Data Dimensions approve the merger, any amendment will be restricted by the Delaware general corporation law. Amendments must be in writing and signed by all parties.

                             THE VOTING AGREEMENTS

   The following is a brief summary of the material provisions of the voting agreements, a copy of the form of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the form of the voting agreement.

   In connection with the execution of the agreement and plan of reorganization, Lionbridge entered into voting agreements with all of the directors, executive officers, affiliates and 10% stockholders of Data Dimensions. These stockholders beneficially own 2,571,020 shares of Data Dimensions common stock representing approximately 18.9% of the outstanding capital stock of Data Dimensions as of March 8, 2001. Each signing stockholder has agreed to vote all shares of Data Dimensions common stock held by the stockholder in favor of approval and adoption of the merger and the agreement and plan of reorganization and has agreed to grant Lionbridge an irrevocable proxy to vote the stockholder's shares in favor of approval and adoption of the merger and the agreement and plan of reorganization. The voting agreements further require that each signing stockholder will not, nor permit any entity under the stockholder's control to, deposit any of the stockholder's shares in a voting trust or subject any of the stockholder's shares to any arrangement with respect to the voting of the shares inconsistent with the voting agreement. The signing stockholders also have agreed not to transfer any of their shares, or make any offer or agreement relating to any transfer of the shares, at any time prior to the expiration of the voting agreement. The general effect of the voting agreements is to increase the likelihood that Data Dimensions stockholder approval will be obtained and possibly discourage third parties who are interested in acquiring a significant ownership interest in Data Dimensions. The voting agreements will terminate upon the earliest to occur of (1) the effective time of the merger, (2) the date of any termination of the agreement and plan of reorganization in accordance with the terms thereof or (3) the date on which the Data Dimensions board of directors withdraws its recommendation to the Data Dimensions stockholders to vote in favor of adoption of the agreement and plan of reorganization and approval of the merger.

                          THE STOCK OPTION AGREEMENT

   The following is a brief summary of the material provisions of the stock option agreement, a copy of which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the stock option agreement.

   In connection with the execution of the agreement and plan of reorganization, Data Dimensions entered into a stock option agreement with Lionbridge as of March 8, 2001. The stock option agreement grants to Lionbridge the option to purchase the number of shares of Data Dimensions common stock equal to 19.9% of the shares of Data Dimensions common stock issued and outstanding as of the date of the consummation of an acquisition transaction which triggers Lionbridge's right to exercise the option. The option is exercisable for the one-year period following the consummation of an acquisition of all or a significant part of Data Dimensions' business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise with a party other than Lionbridge. The option exercise price is $1.08 per share.

   The option will terminate and no longer be exercisable upon the earliest to occur of any of the following:

  .  the effective time of the merger;

  . the termination of the agreement and plan of reorganization (i) by the mutual agreement of Lionbridge, Data Dimensions and Diamond Acquisition Corp., or (ii) by Data Dimensions as a result of a material breach by Lionbridge of any representation, warranty, covenant or agreement set forth in the agreement and plan of reorganization; or

  . the nine-month anniversary of any termination of the agreement and plan of reorganization, provided that Data Dimensions has not consummated an acquisition transaction with a party other than Lionbridge prior to this date.

   At any time after the occurrence of an acquisition transaction that triggers Lionbridge's right to exercise the option, at the request of Lionbridge or any owner of shares of Data Dimensions common stock issued pursuant to the option, Data Dimensions will repurchase the option or any shares issued upon exercise of the option, as the case may be, at a price per share equal to the difference between the price per share of Data Dimensions common stock paid to the stockholders of Data Dimensions (as determined in accordance with the terms of the stock option agreement) pursuant to the acquisition transaction and the option exercise price. In addition, the stock option agreement grants registration rights to Lionbridge and/or any other owner of shares of Data Dimensions common stock issued upon exercise of the option with respect to the shares of Data Dimensions common stock issued or issuable pursuant to the option.

                           DESCRIPTION OF LIONBRIDGE

BUSINESS

General

   Lionbridge is a leading provider of globalization services to Global 2000 and emerging companies in industries such as technology, telecommunications, life sciences, and financial services. Lionbridge also provides functionality, compatibility, and logo certification testing services through its global network of VeriTest labs. Lionbridge's full suite of services allows its clients to outsource their critical globalization needs and improve the quality, consistency, and timeliness of their international offerings. Lionbridge serves as globalization partner throughout a client's product development and support lifecycle and offers the following key benefits to its clients:

   In-Depth Globalization Expertise. Lionbridge possesses significant globalization expertise that helps its clients expand internationally. Lionbridge has linguistic and technical expertise in over 30 languages which increases the accuracy and efficiency of solutions. Along with its linguistic and technical expertise, Lionbridge has the project management expertise to concurrently handle the localization of product and content in multiple languages. Lionbridge is able to apply knowledge learned from localizing product or content in one language of a given project to the localization of the product or content in the other languages required for the same project as well as knowledge from one language to multiple localization projects in the same language. Lionbridge has been able to utilize its global expertise from its client engagements around the world to better serve its clients across all industries.

   Leading Globalization Technologies. Lionbridge is committed to identifying and developing globalization technologies. The Lionbridge Globalization Platform is Lionbridge's proprietary internal workflow and language management system. The Lionbridge Globalization Platform is a suite of integrated technologies used to adapt content to a target locale's technical, linguistic, and cultural expectations and thereafter manage that content on a real-time basis. Lionbridge's expertise also extends to its patented language automation translation technology. Through these technologies, it is able to provide advanced globalization solutions to its clients.

   Integrated Full-Service Offering. Lionbridge offers a full suite of globalization services comprised of strategic consulting, linguistic and technical implementation, product testing, and ongoing multilingual content management. Its enterprise-wide services address the full range of globalization needs of its clients' customers, suppliers, and employees. Its functionality and compatibility testing assure that its clients' products work as intended and interoperate as required, while its logo certification testing confirms that independent software vendors' applications properly interact with those of the platform vendor. Thus, its end-to-end service offering allows its clients to work with a single outsource provider, which results in time and cost savings benefits to its clients.

   Established Global Presence. Lionbridge operates 20 localization and testing centers in eleven countries throughout the world. Lionbridge believes its strong geographic coverage allows it to better serve clients on a local basis, helping to forge strong, long-term client relationships and service the widespread offices of its clients, their customers and vendors. In addition to over 750 consulting and service professionals, Lionbridge maintains a global network of over 2,500 third-party translators. This global network of translators provides it with local-country linguistic and cultural expertise in many languages and cultures and enables it to handle larger, more complex engagements.

   Industry Expertise. Lionbridge has developed significant globalization expertise in targeted industries by offering services that accommodate the various needs of organizations in these industries. Lionbridge currently organizes its delivery of services into four primary industry groups: technology, telecommunications, life sciences and financial services. Lionbridge leverages its expertise in these industries across the entire company to provide clients the full value of its expertise.

   Lionbridge, through its predecessor and current wholly owned subsidiary, Lionbridge America, Inc., was incorporated in Delaware in September 1996. Its principal executive offices are located at 950 Winter Street, Waltham, Massachusetts 02451, its telephone number is (781) 434-6000, and its Web site is www.lionbridge.com.

Recent Developments

   In January 2001, Lionbridge acquired Quality Group Labs, Inc., a provider of testing services based in Massachusetts, for total initial consideration of approximately $762,000, comprised of $250,000 of cash and 163,874 shares of Lionbridge common stock valued at $512,000. The transaction will be accounted for using the purchase method of accounting. Lionbridge has the right to repurchase up to 89,386 shares of the common stock issued as part of the acquisition at a price of $0.01 per share, dependent on future operating performance of Quality Group Labs, Inc. through December 31, 2001.

Lionbridge Services

   Lionbridge provides a full suite of globalization services to businesses to improve the quality, consistency, and timeliness of their international product releases, technical support, training materials, and sales and marketing information. Its globalization services consist of the following:

   Strategic Consulting Services. Lionbridge provides strategic globalization consulting services throughout the client's product life cycle which are geared towards making the client and their globalization activities more successful. These service include:

  . Web Globalization Audits. Lionbridge analyzes Web site infrastructure, design, and content with respect to issues ranging from cultural appropriateness to localization of content;

  . Authoring and Design. Lionbridge assists clients in writing the copy for and the design of product packaging and user manuals, which enables more efficient downstream localization activities by controlling initial content development;

  . Content Design. Lionbridge enables clients to properly design their content repositories in order to facilitate translation into multiple languages as well as multiple delivery options;

  . Global Identity Consulting. Lionbridge provides analysis and assistance on the cultural fit of product naming and identity in a particular country; and

  . ChinaConnect. Lionbridge's ChinaConnect consulting services range from content identification through development and deployment of multilingual Web sites. Its services generally focus on those China- or Taiwan-based clients who are creating their initial Web sites as a means to attract customers who may not speak their local languages. Therefore, ChinaConnect also has a large linguistic and technical implementation component in addition to strategic consulting.

   Linguistic and Technical Implementation Services. Lionbridge provides the following linguistic and technical implementation services:

  . Localization. Lionbridge creates foreign language versions of its clients' products, content, and software applications, including the user interface, on-line help systems, documentation, technical support databases, training materials, and sales and marketing information. Lionbridge provides its clients with re-engineered, fully tested, and culturally adapted multilingual versions of their products and applications. Lionbridge uses a combination of internal and external translators, as well as translation software, for its localization services. Lionbridge has approximately 125 translators and editors who are employees and established relationships with a global network of over 2,500 third-party, local-country translators, including independent agencies and freelance professionals. Lionbridge also uses translation memory software to identify previously translated material for re-use. Its Rapid Globalization Methodology standardizes processes, defines key activities, and specifies goals for each localization project enabling it to deliver high quality, localized versions of products and related materials across multiple languages and cultures in a timely fashion.

  . Internationalization. Lionbridge provides source code analysis and engineering services that enable software and Web application source code to be compatible with country-specific operating systems and localized software. Internationalization services are particularly critical when working with non-Roman languages such as in Asia and the Middle East. Internationalization may include re-engineering source code through a complex and highly specialized process to support the "double byte" character set requirements of the Japanese, Chinese and Korean languages, solving display issues for bi-directional languages such as Arabic or Hebrew, or making software compliant with the Unicode standard, which is a global standard for representing dozens of languages.

  . Multilingual Technical Publishing Lionbridge localizes user manuals, marketing and training materials and other product support information using a variety of desktop publishing and graphics software. Using its proprietary workflow technology included in the Lionbridge Globalization Platform, multiple language versions are simultaneously delivered to its clients in formats ready for printing or Internet delivery.

   Comprehensive Testing Services. As products are deployed throughout the world, localized platforms can add complexity not existing in the originating version. Lionbridge tests not only hardware and software products, but also Web sites. Through its VeriTest division and its global network of labs, Lionbridge provides the following product testing services:

  . Functionality Testing. Lionbridge provides functionality and stress testing of its clients' products. Early in product development cycles, Lionbridge can assist software developers with compatibility or functional testing, assuring that the product works as intended and interoperates as required. In addition, as many of Lionbridge's clients across all industries deploy Web sites, there may be uncertainty understanding how much volume these Web sites can accommodate. Lionbridge's worldwide infrastructure enables it to provide real world concurrent testing from multiple locations to test the capabilities of a specific site under a number of scenarios.

  . Multilingual Product Testing. Lionbridge provides localization testing, and software, hardware, and telecommunications internationalization testing, through its global network of VeriTest labs. Localization testing provides an opportunity to uncover errors that may result during the localization process before the product is placed into production and into the hands of end users. The goal of localization testing is to ensure that local language versions of the product perform consistently with the source language version. Internationalization testing is necessary to ensure that localized products function properly in the local hardware and software environment, including local operating systems, peripheral devices, and networking and communication standards.

  . Logo Certification. Lionbridge, under its VeriTest brand, provides logo certification programs for many leading software companies, including Autodesk, BMC Software, Microsoft and Oracle. These sponsoring companies retain Lionbridge to develop and administer test criteria that independent software vendors must satisfy before they may display the sponsor's logo (such as Microsoft's Certified for Windows 2000) on their products. These certification tests confirm that independent software vendors' applications properly interact with those of the platform vendor. The logo is an indication to consumers of software quality and compatibility. Other Lionbridge logo programs include |Built with Object ARX (Autodesk), BMC Certified for Patrol, Designed for Microsoft Windows NT and Windows 98, and Oracle E-certified Warehouse.

   Multilingual Content Management Services. Lionbridge provides multilingual content management services which consist of the continuous updating and other ongoing management of its clients' localized software products and multilingual Web content. By utilizing its proprietary technology and integrating its processes and infrastructure with its clients' content management processes and technology, Lionbridge is able to manage the localization process in a semi-automated manner for large volumes of content. Lionbridge's multilingual content management services range from the localization of streaming content and rolling software product releases to the continuous updating of business information and other localized database content. Examples of client content requiring these types of globalization services include: a continuously updating on-line support site maintained in multiple languages; a learning program which is constantly updated to reflect the latest products and terminology; a marketing product database which is constantly evolving; and an e-commerce site with rapidly changing products.

   As corporate Web sites become an integrated global resource, Lionbridge's clients are increasingly using the Internet to deliver products, technical support, training materials, and sales and marketing information. Its globalization services help its clients maintain the quality and consistency of their Web-based products and content in multiple languages and cultures. Lionbridge's globalization service offerings support its clients' Web-based initiatives in the following ways:

  . eRelease. With the emergence of the Internet, its software clients are redesigning their products as Web components and applications, then releasing them and providing continuous updates over the Internet. Lionbridge provides the methodology and workflow systems to support continuous release of multilingual products and updates via the Web.

  . eSupport. Lionbridge offers localization and maintenance of technical support Web sites, including frequently asked questions, product specifications, white papers, and technical support databases. As its clients continuously update this Web-based information, Lionbridge automatically updates the multilingual versions as well. Lionbridge has also begun to assist its clients in providing local language responses to technical support questions through e-mail.

  . eLearning. Lionbridge's multilingual eLearning services enable its clients to provide updated training materials on the Web in multiple languages and culturally appropriate formats as they move from instructor-led classroom training to Internet distance learning.

  . eCommerce. Lionbridge localizes Web-deployed products and information including sales and marketing materials, analyst reports, and on-line retail catalogs. Its services support continuous updates and revisions to these materials.

   For more information, see Note 13 of Notes to Consolidated Financial Statements of Lionbridge included in this proxy statement/prospectus for financial information relating to Lionbridge's operating segments and geographic areas of operation.

Sales and Marketing

   Substantially all of Lionbridge's revenue has been generated through its dedicated direct sales force. Lionbridge currently has more than 50 direct sales professionals based in the United States, Europe and Asia who sell the full range of Lionbridge globalization services. Its sales approach is highly consultative and often involves planning for an organization's ongoing requirements, including future versions of products, and ongoing support, maintenance, and training, related to both traditional and Web deployment. There are often several different functional areas within the same organization that require one or more of its services. Many of its clients do not coordinate these purchases but buy these services at the department head level. As a result, its sales professionals may call on several functional departments and at various management levels within the same client organization.

   Lionbridge's marketing efforts are designed to create brand recognition and demand for Lionbridge services throughout the world. Marketing programs include targeted industry and solution-specific advertising campaigns, trade show participation, speaking engagements, and promotion of customer success stories. Lionbridge plans to continue to expand its sales and marketing activities.

Clients

   Lionbridge clients are generally Global 2000 and emerging companies in the technology, telecommunications, life sciences and financial services industries. During the year ended December 31, 2000, Lionbridge had provided services to more than 500 clients worldwide. The following companies are representative Lionbridge clients, each of whom had purchased more than $1,000,000 in services from it in the year ended December 31, 2000:

      3 Com                     Informix                          Page Factory
      Cisco Systems             Intel                             Parametric Technology
      Cognos                    Microsoft                         Rational Software
      Hewlett Packard           Nortel Networks                   SAP
      Hyperion                  Novell                             Schneider Automation
      IBM

   In 2000, Lionbridge's largest client accounted for approximately 9% of total revenue. In 2000, 1999 and 1998, its five largest clients accounted for approximately 33%, 29% and 32%, respectively, of revenue.

Competition

   Lionbridge provides a broad range of globalization and multilingual Internet service offerings to its clients. The market for its services is highly fragmented, and it has many competitors. Lionbridge's current competitors include the following:

  . Localization or translation services providers such as Berlitz International, Bowne & Co., SDL Limited and regional vendors of translation services specializing in specific languages in particular geographic areas. More recently, companies which provide tool subsets or specific services have entered the market, including eTranslate, Idiom, Uniscape, and others;

  . Independent testing labs providing testing and logo certification services such as National Software Testing Laboratories (a division of CMP Media), and Keylabs (a subsidiary of Exodus Communications); and

  . Internal localization departments of Global 2000 and large emerging companies.

   Lionbridge may also face competition from a number of other companies in the future, including some companies that currently seek localization services from it. As businesses shift from telephonic support centers to Web-based support, technical support call centers and others that currently provide traditional outsourcing services may decide to provide comparable globalization services over the Internet. Other potential entrants into Lionbridge's market include Web consulting companies who are being asked by their customers to assist them with international Web deployments. Currently, these companies are often requesting localization assistance from Lionbridge. Over time, however, they may determine to expand into localization to directly serve their customers' requirements. Additionally, as hosting companies expand internationally and require localization of the content they host, these companies may expand to provide localization services themselves. As content management providers are brought international by their customers, they will be required to assist their customers with maintaining a multilingual database. While today they are often working with us to assist in meeting their customers' needs, it is possible that over time they will expand into offering competitive services.

   There are relatively few barriers preventing companies from competing with Lionbridge. Its technology does not preclude or inhibit others from entering its market. As a result, new market entrants pose a threat to its business. While Lionbridge presently uses translation memory software licensed from third parties in its localization process, and to a lesser extent machine translation software also licensed from third parties, these technologies may improve and become sophisticated enough to compete with its localization service offering.

   Lionbridge believes the principal competitive factors in providing its services include project management expertise, quality and speed of service delivery, vertical industry expertise, the ability to provide clients end-to-end globalization solutions, expertise and presence in certain geographic areas, corporate reputation, and expertise in Internet-related services. Lionbridge believes it has competed favorably with respect to these factors and has developed a strong reputation in its industry. However, it cannot assure you that it will be able to do so in the future.

Intellectual Property Rights

   Lionbridge's success is dependent, in part, upon its proprietary Rapid Globalization Methodology, its Lionbridge Globalization Platform connectivity, workflow, language automation, and portal technologies, and other intellectual property rights. Lionbridge has patents or patent applications pending relating to its language automation translation memory engine. Lionbridge relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its intellectual property rights. Existing trade secret and copyright laws afford it only limited protection. Lionbridge enters into confidentiality agreements with its employees, require that its outside consultants and generally its clients enter into these agreements, and limits access to and distribution of its proprietary information. Lionbridge cannot assure you that these arrangements will be adequate to deter misappropriation of its proprietary information or that it will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

Human Resources

   As of December 31, 2000, Lionbridge had 1,062 employees. Of these, 750 were consulting and service delivery professionals and 312 were management and administrative personnel performing marketing, sales, operations, process and technology, research and development, finance, accounting, and administrative functions.

   Lionbridge has been successful in hiring individuals with leading-edge technical skills and project management experience. In addition, Lionbridge is committed to employee training and retention. Lionbridge has a dedicated knowledge management team that initiates and oversees the training and development of Lionbridge consulting and service delivery professionals. Key organizational development initiatives include ongoing technical and project management classes as well as career path management and guidance. Lionbridge plans to continue to invest in attracting qualified employees.

   Most employees are eligible to participate in its stock option program, under which it makes annual grants in varying amounts to its employees based upon their position and individual contribution to the company. Additionally, substantially all of its employees are eligible to participate in its employee stock purchase program.

   Lionbridge's employees in Paris, France are represented by a labor union, and it has works councils in The Netherlands and Germany. Lionbridge has never experienced a work stoppage. Lionbridge believes that its employee relations are good.

Properties

   Lionbridge maintains offices in the United States, Canada, Brazil, Ireland, France, Germany, The Netherlands, China, Japan, Taiwan and South Korea. Lionbridge maintains sales offices in Charlotte, North Carolina and the metropolitan areas of Albuquerque, Chicago, Seattle, Houston, Los Angeles, San Francisco and New York in the United States; Dublin, Ireland; Paris, France; Rendsburg and Hamburg, Germany; Beijing, China; and Tokyo, Japan.

   Lionbridge's headquarters and principal administrative, finance, legal, and marketing operations are located in leased office space in Waltham, Massachusetts. Lionbridge's lease is for a term of 3 years and expires on

August 1, 2002. Lionbridge maintains a facility in metropolitan Dublin, Ireland and leases three floors under three separate leases expiring between September 14, 2025 and March 1, 2026. Lionbridge also maintains an operations center in Framingham, Massachusetts under a lease with a 6-year term that expires in February 2002. Lionbridge expects that it will need additional space as its business expands and believe that it will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

   Lionbridge is not a party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements which involve risks and uncertainties. Lionbridge makes these forward-looking statements under the provision of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements should be considered in light of the factors described in this proxy statement/prospectus. For more information, see "Risk Factors." Actual results may vary materially from those projected, anticipated or indicated in any forward-looking statements. In this Management's Discussion and Analysis of Financial Condition and Results of Operations, the words "anticipates," "believes," "expects," "intends," "future," "could," and similar words or expressions (as well as other words or expressions referencing future events, conditions, or circumstances) identify forward-looking statements. The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data of Lionbridge and Data Dimensions" and the consolidated historical financial statements and related notes thereto, of Lionbridge presented in this proxy statement/prospectus. For more information, see "Where You Can Find More Information" on page 105.

Overview

   Lionbridge provides globalization services to Global 2000 and emerging companies. Founded in 1996, Lionbridge has clients in industries such as technology, telecommunications, life sciences, and financial services. Lionbridge services include strategic consulting, linguistic and technical implementation, product testing, and multilingual content management. Lionbridge manages some of its services under the VeriTest brand for functional and logo certification testing, the Harvard Translations brand for specialty translation and print/Web publishing services for the financial services and life sciences industries, and the ChinaConnect brand for Web integration services applicable to the Chinese-speaking market.

   Lionbridge's revenue is derived from project-by-project fees and, to a lesser extent, long-term service agreements. Projects are generally billed on a time and expense basis, and long-term service agreements are generally billed on the basis of minimum volume commitments. Revenue is recognized using the percentage-of-completion method of accounting, based on all costs incurred to date as a percentage of management's estimate of total costs of individual projects. The agreements entered into in connection with projects are generally terminable by clients upon 30 days' prior written notice. If a client terminates an agreement, it is required to pay Lionbridge for time and expenses incurred through the termination date. If clients terminate existing projects or if Lionbridge is unable to enter into new engagements, its financial condition and results of operations could be materially and adversely affected.

   Lionbridge has experienced operating losses, as well as net losses, for each year of its operations as an independent company and, as of December 31, 2000, had an accumulated deficit of $79.3 million.

Acquisitions

   Lionbridge has grown its business through a combination of acquisitions and organic growth. Such acquisitions through December 31, 2000 have resulted in the cumulative recognition of approximately $31.8 million of goodwill and other intangible assets on its balance sheet, which are generally being amortized over five years.

   In May 2000, Lionbridge acquired Harvard Translations, Inc., a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, each outstanding share of Harvard Translations common stock was converted into the right to receive 3.8864 shares of Lionbridge common stock. In addition, long-term debt of Harvard Translations payable to its former sole stockholder in the amount of approximately $203,000 and all accrued interest thereon was paid in full by the issuance of 13,820 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued an aggregate of 285,865 shares of Lionbridge common stock. Upon the completion of the acquisition, all outstanding options to purchase common stock of

Harvard Translations were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting.

   In May 2000, Lionbridge acquired INT'L.com, Inc., a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, (i) each outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock was converted into the right to receive 0.7567 shares of Lionbridge common stock, (ii) each outstanding share of INT'L.com Series C preferred stock was converted into the right to receive 5.4590 shares of Lionbridge common stock, (iii) each outstanding share of INT'L.com Series D preferred stock was converted into the right to receive 0.5472 shares of Lionbridge common stock, (iv) the $2.0 million of INT'L.com convertible debt and all accrued interest thereon was paid in full and cancelled in exchange for 109,158 shares of Lionbridge common stock, and (v) the $5.0 million of INT'L.com subordinated debt and all accrued interest thereon was paid in full and cancelled in exchange for 258,360 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued an aggregate of 8,302,960 shares of common stock. Upon the completion of the acquisition, all outstanding options to purchase common stock of INT'L.com were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting.

   The financial information presented below reflects the combined financial position, operating results and cash flows of Lionbridge, Harvard Translations and INT'L.com and their subsidiaries as if they had been combined for all periods presented.

   In 1996, Lionbridge acquired the localization businesses of Stream International in Ireland, The Netherlands, and France. Lionbridge acquired these businesses on December 23, 1996 for $11.3 million in cash and the assumption of $100,000 of liabilities. Lionbridge's acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between the actual date of the purchase and this date were immaterial. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, Lionbridge recorded $9.2 million of goodwill, which is being amortized over five years. Additionally, during 1997, Lionbridge renegotiated an earlier agreement with Stream International and purchased assets from three subsidiaries of Stream International which represented the localization businesses of Stream International in Japan, China, South Korea and Taiwan. Lionbridge paid approximately $100,000 in cash and assumed liabilities of $317,000 in exchange for these assets.

   In June 1998, Lionbridge entered into an agreement with Stream International settling outstanding intercompany balances as well as claims that it had made that Stream International had breached some of the representations, warranties and covenants that it had made in connection with its acquisition of the European businesses. Under the terms of the settlement agreement, Lionbridge's purchase price for the European business was reduced by $531,000.

   In January 1998, Lionbridge acquired Japanese Language Services, Inc. ("JLS"), a company specializing in Japanese localization services with operations in the United States and Japan, for total initial consideration of $2.3 million consisting of cash of $2.2 million and 286,959 shares of common stock valued at $86,000. Subsequent to the acquisition date, Lionbridge paid a further $449,000 and issued 24,268 shares of common stock, valued at approximately $35,000, in connection with the purchase. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, Lionbridge has recorded $2.8 million of goodwill, which is being amortized over five years.

   In April 1998, Lionbridge acquired the business and assets of the Monterey, California-based localization services division of Lucent Technologies, Inc. for $1.0 million in cash. In connection with this acquisition, Lionbridge recorded $470,000 of goodwill, which is being amortized over five years.

   In May 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired all of the assets and assumed certain liabilities of Sprache und Dokumentation GmbH ("S&D"), a company based in Germany, for total consideration of $512,000, consisting of cash of $200,000 and 72,575 shares of common stock valued at $312,000. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, $589,000 of goodwill was recorded, which is being amortized over five years.

   In August 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired Direct Language Communications, Inc. ("DLC"), a company based in California, for total consideration of approximately $3.2 million, consisting of 666,165 shares of common stock valued at $511,000, 867,047 shares of Series A convertible preferred stock valued at $1.8 million and 228,467 shares of Series B redeemable convertible preferred stock valued at $850,000. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, $2.2 million of goodwill was recorded, which is being amortized over five years. In addition, warrants to purchase shares of DLC common stock were exchanged for warrants to purchase 206,998 shares of Lionbridge's common stock under similar terms. Warrants to purchase 10,170 shares of common stock were issued with an exercise price of $4.92 per share. Additionally, warrants to purchase 196,828 shares of common stock were issued with an exercise price of $1.43 per share. These warrants were exercised in full in May 2000.

   In January 1999, Lionbridge acquired all of the stock of VeriTest, Inc. ("VeriTest"), a California-based provider of contract and logo certification testing services. Lionbridge paid $3.3 million in cash and issued notes totaling $750,000 and 66,668 shares of its common stock valued at $344,000. Subsequent to the acquisition date, pursuant to terms of the original agreement, Lionbridge paid a further $900,000 in cash in connection with the purchase. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, Lionbridge has recorded $4.1 million of goodwill, which is being amortized over five years.

   In April 1999, Lionbridge's wholly owned subsidiary, INT'L.com, acquired International Language Engineering Corporation ("ILE"), a company based in Colorado with additional operations in The Netherlands, for total consideration of $9.2 million, consisting of 1,983,017 shares of common stock valued at $3.4 million and 936,991 shares of Series D redeemable preferred stock valued at $5.8 million. In addition, long-term debt of ILE in the amount of $3.3 million was assumed. Upon the completion of the acquisition, all outstanding options to purchase common stock of ILE were exchanged for options to purchase common stock of INT'L.com under similar terms. The transaction was accounted for using the purchase method of accounting. In connection with this acquisition, $7.9 million of goodwill was recorded, which is being amortized over five years.

   At December 31, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, had a 32.8% equity investment in Motus!, a French-based provider of localization and translation services. This investment was accounted for using the equity method, under which Lionbridge recorded its proportionate share of the (income) loss of Motus! as other (income) expense, net. On September 30, 1999, INT'L.com acquired the remaining shares of common stock of Motus! for $124,000 in cash and options to purchase 4,540 shares of common stock of INT'L.com valued at $20,000. The transaction was accounted for using the purchase method of accounting. Goodwill of $217,000 was recorded in connection with this acquisition, which is being amortized over five years.

   In January 2000, Lionbridge acquired certain assets and operations of the language services operation of Nortel Networks Corporation ("Nortel") in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; Sunrise, Florida; and Bogota, Colombia for total initial consideration of $2.5 million in cash. In connection with the acquisition, Nortel awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement. The purchase agreement provides for certain contingent payments to be made by Lionbridge during the first three years of the services agreement, dependent on the level of revenues generated under the services agreement during those periods. No such contingent payments are due for the first year of the services agreement. Lionbridge recorded $323,000 of goodwill related to this acquisition, not including any additional amounts that may be paid in the future, which is being amortized over five years. The purchase was accounted for using the purchase method of accounting.

   Lionbridge believes its acquisitions contributed to its growth by rapidly expanding its employee base, geographic coverage, client base, industry expertise, and technical skills. Lionbridge anticipates that a material portion of its future growth will be accomplished by acquiring existing businesses. The success of this plan depends upon, among other things, its ability to integrate acquired personnel, operations, products, and technologies into its organization effectively; to retain and motivate key personnel of acquired businesses; and to retain customers of acquired firms. Lionbridge cannot guarantee that it will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms to finance any acquisitions, consummate any acquisitions, or successfully integrate acquired personnel and operations.

Non-Cash Charges

 Deferred Compensation

   Lionbridge recorded deferred compensation of approximately $3.8 million in 1999, representing the difference between the exercise price of stock options granted to employees and the fair market value for accounting purposes of the underlying common stock at the date of the grant. The deferred compensation is being amortized over the four-year vesting period of the applicable options. Of the total deferred compensation amount, $1.5 million had been amortized and $584,000 had been reversed due to forfeitures of the underlying options at December 31, 2000. The amortization of deferred compensation is recorded as an operating expense and totaled $799,000 and $730,000 for the years ended December 31, 2000 and 1999, respectively. Lionbridge currently expects to amortize the following remaining amounts of deferred compensation as of December 31, 2000 in the fiscal periods ending:

      December 31, 2001................................................ $756,000
      December 31, 2002................................................ $756,000
      December 31, 2003................................................ $178,000

 Original Issue Discount on Debt

   Interest expense for the years ended December 31, 2000 and 1999 includes approximately $212,000 and $42,000, respectively, for the accretion of the original issue discount on $2.0 million of convertible promissory notes issued in August 1999 by Lionbridge's wholly owned subsidiary, INT'L.com. This discount represents the $254,000 value attributable to warrants to purchase 56,753 shares of common stock, at an exercise price of $1.45 per share, granted in connection with these notes. These warrants were fully exercised in May 2000 in connection with its merger with INT'L.com.

   Interest expense for the year ended December 31, 1999 includes approximately $6.0 million for the accretion of the original issue discount on $12.0 million of subordinated notes issued in the first quarter of 1999. This discount represents the $6.0 million value attributable to detachable warrants to purchase 1,533,260 shares of common stock, at an exercise price of $0.015 per share, granted in connection with this debt financing. As Lionbridge was previously required to repay the subordinated notes in full upon the closing of its initial public offering, it recorded the expense of this discount on a straight-line basis over a six-month period from date of debt issuance to the date by which it expected the initial public offering to occur. Pursuant to an amendment of the debt agreements effective August 19, 1999, Lionbridge was required to redeem only $6.0 million of the subordinated notes upon the closing of its initial public offering of securities on August 25, 1999.

Results of Operations

   The following table sets forth certain consolidated financial data as a percentage of total revenues.

                                                        Year Ended December
                                                                31,
                                                        ---------------------
                                                         2000    1999   1998
                                                        ------  ------  -----
   Revenue.............................................  100.0%  100.0% 100.0%
   Cost of revenue.....................................   63.2    70.6   66.7
                                                        ------  ------  -----
     Gross profit......................................   36.8    29.4   33.3
                                                        ------  ------  -----
   Operating expenses:
     Sales and marketing...............................    9.9    11.4    8.5
     General and administrative........................   28.8    33.0   27.5
     Research and development..........................    2.2     2.5    0.4
     Amortization of acquisition-related intangible
      assets...........................................    5.6     6.9    4.1
     Merger, restructuring and other charges...........    3.7     1.3    0.8
     Acquired in-process research and development......    --      0.3    --
     Stock-based compensation..........................    0.7     0.8    --
                                                        ------  ------  -----
       Total operating expenses........................   50.9    56.2   41.3
                                                        ------  ------  -----
   Loss from operations................................  (14.1)  (26.8)  (8.0)
   Interest expense:
     Interest on outstanding debt......................    2.2     2.7    1.4
     Accretion of discount on debt.....................    0.2     6.7    --
   Other (income) expense, net.........................    0.6     0.4   (0.1)
                                                        ------  ------  -----
   Loss before income taxes............................  (17.1)  (36.6)  (9.3)
   Provision for (benefit from) income taxes...........    0.5     0.8   (0.5)
                                                        ------  ------  -----
   Net loss............................................ (17.6)% (37.4)% (8.8)%
                                                        ======  ======  =====

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Revenue. In 2000, revenue increased 29.7% to $115.1 million from $88.8 million in 1999. This increase results from both an increase in the number of customers as well as an increase in project size during 2000 as compared to 1999. Additionally, results for 2000 reflected revenue derived from the operations acquired from Nortel in January 2000 which accounted for $6.4 million of the increase as well as the operations of ILE which were only included in 1999 for nine months.

   Cost of Revenue. Cost of revenue consists primarily of expenses incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects. As a percentage of revenue, cost of revenue was 63.2% in 2000, a decrease of 7.4% from the 70.6% level of 1999. These decreases are primarily attributable to decreased outsourcing costs as INT'L.com adopted the Lionbridge outsourcing pricing structure in the second half of 2000 as well as a reduction in the internal cost of sales due to the consolidation of certain offices in 2000.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and associated employee benefits, travel expenses of sales and marketing personnel, and promotional expenses. Sales and marketing costs increased 12.3% to $11.4 million in 2000 from $10.1 million in 1999. This increase was primarily due to expenses associated with the hiring of seven additional direct sales personnel in 2000. As a percentage of revenue, sales and marketing expenses decreased to 9.9% from 11.4% during 2000 as a result of the rate of revenue growth during the year exceeding the corresponding rate of increase in sales and marketing expense. Sales and marketing expenses are expected to continue to increase in absolute dollars as Lionbridge continues to expand its marketing programs.

   General and Administrative. General and administrative expenses consist of salaries of the management, purchasing, process and technology, finance and administrative groups, and associated employee benefits; facilities costs, including related depreciation and amortization; information systems costs; professional fees; travel; and all other site and corporate costs. General and administrative costs increased 13.4% to $33.1 million in 2000 from $29.2 million in 1999, partially as a result of the acquisition of the Nortel operations in January 2000 and the full-year impact of the acquisition of ILE in the second quarter of 1999. Also contributing to the increase are higher depreciation expense, the full-year impact of expenses related to being a publicly traded company and costs associated with an increased number of employees. As a percentage of revenue, general and administrative expenses were 28.8% in 2000 compared to 33.0% in 1999.

   Research and Development. Research and development expenses relate to Foreign Desk(R) and LionTrack(R), Lionbridge's proprietary translation memory and internal workflow systems which are components of the Lionbridge Globalization Platform, and include salaries and associated employee benefits, equipment depreciation and third-party contractor expenses. Research and development expense increased 13.6% to $2.5 million in 2000 from $2.2 million in 1999. This increase reflects the full-year impact of LionTrack development efforts which commenced during the first quarter of 1999.

   Merger, Restructuring and Other Charges. Merger costs for the year ended December 31, 2000 of $2.5 million consist of fees for investment banking, legal and accounting services and other direct costs incurred in connection with Lionbridge's mergers with Harvard Translations and INT'L.com.

   Restructuring charges of $915,000 recorded in the year ended December 31, 2000 relate to (i) the costs of closing facilities in the United States, France and The Netherlands as a result of the merger with INT'L.com, consisting primarily of accruals for lease payments on vacant office space, and (ii) costs associated with workforce reductions in Canada, the United States and France, consisting of six technical staff and three administrative staff. All employees had been informed of their termination and related benefits in the period that the charge was recorded. The restructuring charges are presented net of a $162,000 reversal of charge recorded in the second quarter of 2000 due to subsequent events which have reduced the potential loss on vacant office space. At the time of the charges, Lionbridge did not anticipate any significant net impact on operating results from these restructuring actions.

   Impairment charges for long-lived assets of $886,000 were recorded in 2000 and consist primarily of the write-off of previously capitalized software licenses that were abandoned as a result of Lionbridge's merger with INT'L.com. At December 31, 2000 accruals totaling $394,000 related to restructuring charges remained on the consolidated balance sheet in other accrued expenses; no accruals remained for merger costs.

   Restructuring charges of $1.2 million for the year ended December 31, 1999 consisted of restructuring charges related to workforce reductions in INT'L.com's United States operating sites, consisting of 36 technical staff, 14 administrative staff and four sales staff.

   Amortization of Acquisition-related Intangible Assets. Amortization of acquisition-related intangible assets consists of amortization of goodwill and other intangible assets resulting from acquired businesses. Amortization increased 6.4% to $6.5 million in 2000 from $6.1 million in 1999. This increase is primarily attributable to the amortization of goodwill and other intangible assets recognized on the acquisition of the Nortel language services operations in 2000 as well as the full-year impact of ILE which was only acquired in the second quarter of 1999.

   Interest Expense. Interest expense represents interest paid or payable on debt and the accretion of original issue discount on subordinated notes with detachable warrants. Interest expense decreased to $2.7 million in 2000 from $8.4 million in 1999. This decrease was principally due to a decrease in the accretion of the original issue discount on notes issued in 1999 to $212,000 from $6.0 million for the year ended December 31, 2000 and 1999, respectively.

   Other (Income) Expense, Net. Other (income) expense, net consists primarily of foreign currency translation gains or losses arising from exchange rate fluctuations on transactions denominated in currencies other than the local currencies of the countries in which the transactions are recorded. As a percentage of revenue, other (income) expense, net, increased to 0.6% from 0.4% for the years ended December 31, 2000 and 1999, respectively. Other (income) expense, net increased 103.4% to $714,000 in 2000 from $351,000 in 1999.

   Provision for Income Taxes. The provision for income taxes for the years ended December 31, 2000 and 1999 represents taxes generated in foreign jurisdictions. Of the provision amounts booked for 2000 and 1999, $143,000 and $519,000, respectively, represent noncash expenses resulting from utilizations of net operating loss carryforwards. The benefit from Lionbridge's utilization of net operating loss carryforwards in certain European countries during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time it acquired Stream's localization businesses. Lionbridge recorded no tax benefit for losses generated in other jurisdictions during these periods due to the uncertainty of realizing any benefit.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenue. In 1999, revenue increased 48.5% to $88.8 million from $59.8 million in 1998. This increase results from both an increase in number of clients as well as an increase in project size. Additionally, the 1999 results reflect the impact of the VeriTest and ILE acquisitions, which accounted for approximately $5.7 million and $13.0 million of revenue in 1999, respectively.

   Cost of Revenue. As a percentage of revenue, cost of revenue was 70.6% in 1999, compared to the 1998 level of 66.7%, primarily due to the increased compensation and other costs associated with the increase in the employee base as a result of acquisitions completed during the year. The fixed cost of revenue as a percentage of revenue was impacted in fiscal 1999 compared to fiscal 1998 by the acquisition in January 1999 of VeriTest, which had a higher ratio of fixed costs to revenue.

   Sales and Marketing. Sales and marketing costs increased 100.7% to $10.1 million in 1999 from $5.1 million in 1998. This increase was primarily due to expenses associated with the continued hiring of additional direct sales personnel in fiscal 1999, as well as expanded marketing activities including advertising and public relations initiatives. As a percentage of revenue, sales and marketing expenses increased to 11.4% in 1999 from 8.5% during 1998.

   General and Administrative. General and administrative costs increased 78.3% to $29.2 million in 1999 from $16.4 million in 1998. The increase was primarily due to the full year impact of 1998 acquisitions, partial-year impact of the 1999 acquisitions and integration expenses of these acquisitions as well as increased headcount in management and support functions. As a percentage of revenue, general and administrative expenses were 32.9% in 1999 compared to 27.4% in 1998.

   Research and Development. Research and development expenses totaled $2.2 million for the year ended December 31, 1999, an approximately $2.0 million increase from the year ended December 31, 1998, when research and development efforts on its proprietary technology first commenced.

   Amortization of Acquisition-related Intangible Assets. Amortization increased 150.0% to $6.1 million in 1999 from $2.4 million in 1998. This increase is primarily attributable to the amortization of goodwill and other intangible assets from the acquisitions of VeriTest and International Language Engineering in 1999 as well as the full-year effect of 1998 acquisitions.

   Merger, Restructuring and Other Charges. Merger, restructuring and other charges of $1.2 million for the year ended December 31, 1999 consisted of restructuring charges related to workforce reductions in INT'L.com's United States operating sites, consisting of 36 technical staff, 14 administrative staff and four sales staff. Merger, restructuring and other charges of $501,000 for the year ended December 31, 1998 consisted of restructuring charges related to reductions in Lionbridge's workforce in France, where it reduced its technical staff by five employees as a result of a decrease in resources required to fulfill work orders under a specific customer contract. For the actions taken in each year, all employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. At the time of the charges, Lionbridge did not anticipate any significant net impact on operating results from these restructuring actions.

   Acquired In-Process Research and Development. Acquired in-process research and development expense of $300,000 in 1999 represents a portion of the International Language Engineering acquisition purchase price which was allocated to projects that had no alternative future use and had not yet reached technological feasibility, and therefore was charged to operations at the acquisition date.

   Interest Expense. Interest expense increased 924.3% to $8.4 million in 1999 from $816,000 in 1998. The increase is principally due to the accretion of $6.0 million of original issue discount on subordinated notes issued in 1999 and to increased interest as a result of greater borrowings through notes issued and its commercial credit facility.

   Provision for (Benefit from) Income Taxes. The provision for income taxes for the years ended December 31, 1999 and 1998 represents taxes generated in foreign jurisdictions, partially offset in 1998 by a tax benefit of $565,000 resulting from losses of its wholly owned subsidiary, INT'L.com, being carried back to prior profitable periods. The benefit from Lionbridge's utilization of net operating loss carryforwards in Europe during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time it acquired Stream International's localization businesses. Lionbridge recorded no tax benefit for losses generated in other jurisdictions during these periods due to the uncertainty of realizing any benefit.

Quarterly Results of Operations

   The following tables set forth unaudited consolidated quarterly financial data for the periods indicated. Lionbridge derived this data from its unaudited consolidated financial statements, and, in the opinion of management, they have been prepared on the same basis as its audited consolidated financial statements for the years ended December 31, 2000 and 1999, and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Certain quarterly amounts have been reclassified to conform with current year presentation. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                         Quarter Ended
                          -------------------------------------------------------------------------------
                          Dec. 31,  Sept. 30, June 30,  March 31, Dec. 31,  Sept. 30, June 30,  March 31,
                            2000      2000      2000      2000      1999      1999      1999      1999
                          --------  --------- --------  --------- --------  --------- --------  ---------
                                                          (Unaudited)
                                                    (Amounts in thousands)
Revenue.................  $27,720    $30,345  $28,888    $28,196  $23,861    $23,575  $23,072    $18,256
Cost of revenue.........   17,540     18,091   17,613     19,502   18,052     15,505   16,314     12,773
                          -------    -------  -------    -------  -------    -------  -------    -------
 Gross profit...........   10,180     12,254   11,275      8,694    5,809      8,070    6,758      5,483
                          -------    -------  -------    -------  -------    -------  -------    -------
Operating expenses:
 Sales and marketing....    3,023      2,756    2,731      2,874    2,906      2,625    2,610      2,000
 General and
  administrative........    8,886      8,039    8,145      8,073    7,891      7,668    7,958      5,705
 Research and
  development...........      615        605      524        774      894        746      470        106
 Amortization of
  acquisition-related
  intangible assets.....    1,681      1,637    1,580      1,605    1,872      1,649    1,670        922
 Merger, restructuring
  and other charges.....      --         725    3,541        --       450        --       747        --
 Acquired in-process
  research and
  development...........      --         --       --         --       --         --       300        --
 Stock-based
  compensation..........      168        202      212        217      265        233      187         45
                          -------    -------  -------    -------  -------    -------  -------    -------
 Total operating
  expenses..............   14,373     13,964   16,733     13,543   14,278     12,921   13,942      8,778
                          -------    -------  -------    -------  -------    -------  -------    -------
Loss from operations....   (4,193)    (1,710)  (5,458)    (4,849)  (8,469)    (4,851)  (7,184)    (3,295)
Interest expense:
 Interest on outstanding
  debt..................      647        704      607        565      611        567      693        478
 Accretion of discount
  on debt...............      --         --        79        133       31      1,879    3,016      1,083
Other (income) expense,
 net....................      170        196      123        225      146       (114)      85        234
                          -------    -------  -------    -------  -------    -------  -------    -------
Loss before income
 taxes..................   (5,010)    (2,610)  (6,267)    (5,772)  (9,257)    (7,183) (10,978)    (5,090)
Provision for (benefit
 from) income taxes.....      136        201       75        204      173      1,760   (1,021)      (213)
                          -------    -------  -------    -------  -------    -------  -------    -------
Net loss................  $(5,146)   $(2,811) $(6,342)   $(5,976) $(9,430)   $(8,943) $(9,957)   $(4,877)
                          =======    =======  =======    =======  =======    =======  =======    =======

   Lionbridge has experienced quarter-to-quarter variability in its revenue and gross profit. This variability is due to fluctuations in its clients' release cycles, the length of its sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which it competes, global economic conditions and other factors outside its control. Lionbridge believes that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on these comparisons as a measure of future performance.

Liquidity and Capital Resources

   Since inception, Lionbridge has relied upon sales of equity securities and borrowings to fund operations. On August 25, 1999, Lionbridge completed its initial public offering of 3,500,000 shares of common stock. After deducting expenses, Lionbridge received approximately $31.8 million in cash proceeds from this transaction. In June 2000, Lionbridge issued 1,500,000 shares of common stock at $8.50 per share in a private placement for total consideration before expenses of approximately $12.8 million.

   Net cash used in operations was $8.6 million in 2000, $10.1 million in 1999, and $2.7 million in 1998. Cash used in these periods was primarily to fund the net losses of $20.3 million, $33.2 million and $5.2 million incurred during these years, respectively, offset in part by depreciation, amortization and other non-cash expenses, and changes in operating assets and liabilities. Changes in operating assets and liabilities were largely the result of the growth of Lionbridge's business operations during these periods. Lionbridge has not experienced any significant trends in accounts receivable other than changes relative to increases in sales. Fluctuations in accounts receivable from period to period relative to changes in sales are a result of the timing of customer invoicing and receipt of payments from customers.

   Net cash used in investing activities was $6.0 million in 2000, $5.6 million in 1999, and $7.6 million in 1998. Investing activities for these periods were primarily purchases of equipment and the acquisitions of JLS, the localization services division of Lucent Technologies, S&D, and DLC in 1998, VeriTest, ILE, and Motus! in 1999, and certain assets of the language services operation of Nortel in 2000.

   Net cash provided by financing activities was $19.0 million in 2000, $27.2 million in 1999, and $10.1 million in 1998. The primary financing activities were the completion of Lionbridge's initial public offering in 1999 and the private placement of common stock in 2000, with additional resources being provided by borrowings against its bank lines of credit in each year as well as the issuance of the subordinated debt and convertible promissory notes in 1999 and 2000.

   As of December 31, 2000, Lionbridge had $10.3 million outstanding under two commercial credit facilities with a bank that allow Lionbridge to borrow up to $13.0 million, expiring in January and February 2001. Both credit facilities were renewed in January 2001 with a maturity date of April 20, 2001. The bank has indicated in a letter to Lionbridge its intention to renew the credit facilities through January 2002. The facilities require Lionbridge to maintain certain financial covenants and restrict the payment of dividends. The facilities bear interest at rates ranging from prime plus 1.0% to prime plus 2.00% (9.5% to 10.5% at December 31, 2000) and are collateralized by worldwide accounts receivable and work in process.

   In the first quarter of 1999, Lionbridge entered into subordinated loan agreements with Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P., existing stockholders of Lionbridge, and Capital Resource Lenders III, L.P. Under the terms of the agreements, Lionbridge issued $12.0 million of subordinated notes with detachable warrants to purchase 1,533,260 shares of its common stock at an exercise price of $0.015 per share. The agreements require Lionbridge to comply with several operating and financial covenants, including a prohibition on the payment of dividends to its stockholders. In connection with its initial public offering, Lionbridge repaid $6.0 million of the subordinated notes and Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships agreed to defer the repayment of the remaining $6.0 million of the subordinated notes that would otherwise have been due upon the completion of its initial public offering. A subsequent amendment of the debt agreements in March 2001 extended the maturity date of the notes to the earlier of January 31, 2002 or an underwritten public offering by Lionbridge with aggregate proceeds of at least $10,000,000. In the event of a qualifying underwritten public offering, acquisition or merger or other change of control of Lionbridge, 50% of the then outstanding notes and accrued interest are payable, with the remaining amount maturing on January 31, 2002.

   In the second quarter of 1999, Lionbridge's wholly owned subsidiary, INT'L.com, assumed ILE's obligation under a promissory note to a former stockholder in the amount of $3.3 million as part of its acquisition of ILE. The promissory note accrues interest at 8.5% per year and matures June 27, 2002. The promissory note is subordinate to all indebtedness owed by INT'L.com to any bank, pension fund, insurance fund or other financial institution.

   As of December 31, 2000, Lionbridge's other significant financial commitments consisted of $4.3 million of notes payable, of which $750,000 accrued interest at 8.0% per annum and matured and were paid in January 2001 and of which $3.5 million accrue interest at 6.0% per annum, increasing by 1.0% per annum and mature in January 2005. Lionbridge also has obligations of $848,000 under an equipment line of credit and obligations under operating and capital leases.

   Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge. In addition, Lionbridge's European subsidiaries, including its Irish subsidiary, are restricted from paying dividends to it under the terms of its commercial credit facility with Silicon Valley Bank. These restrictions have not had a material impact on Lionbridge or any of its subsidiaries and it does not expect that these restrictions will have a material impact in the future.

   As of December 31, 2000, Lionbridge had cash and cash equivalents of $16.7 million and an additional $1.5 million available for borrowing under the bank lines of credit. Its future financing requirements will depend upon a number of factors, including Lionbridge's operating performance and increases in operating expenses associated with growth in its business. Lionbridge anticipates that its present cash position and available financing should provide adequate cash to fund its currently anticipated cash needs through at least the next 12 months. Lionbridge cannot assure you that additional financing, if needed, will be available to Lionbridge at terms acceptable to it, if at all.

Conversion to the Euro

   On January 1, 1999, 11 European countries began using the Euro as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in Euros are expected to be in circulation by 2002, at which time local notes and coins will cease to be legal tender. Lionbridge conducts a significant amount of business in these countries. The introduction of the Euro has not resulted in any material adverse impact upon the results of its operations, although Lionbridge continues to monitor the effects of the conversion. Any significant fluctuations in the value of the Euro could adversely impact the results of its operations.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended on July 7, 1999 by the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133." SFAS No. 137 defers the implementation of SFAS No. 133 by one year. SFAS No. 133, as amended, is effective for fiscal quarters beginning after December 31, 2000 for Lionbridge, and Lionbridge does not expect its adoption to have a material impact on its financial position or results of operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Lionbridge does not expect the application of SFAS No. 140 to have a material impact on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Lionbridge is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Lionbridge does not use derivative financial instruments for speculative or trading purposes.

   Interest Rate Risk. Lionbridge is exposed to market risk from changes in interest rates primarily through its investing activities. In addition, its ability to finance future acquisition transactions may be impacted if it is unable to obtain appropriate financing at acceptable rates. Lionbridge's investment portfolio consists primarily of investments in high-grade commercial bank money market accounts. A hypothetical 10% increase or decrease in interest rates would not have a material impact on the carrying value of its investments due to their immediate available liquidity or their short maturity.

   Foreign Currency Exchange Rate Losses. The majority of Lionbridge's contracts with clients are denominated in U.S. dollars. However, 36% of its costs and expenses in 2000 and 59% of its costs and expenses in 1999 were denominated in foreign currencies. 41% and 35% of its assets were recorded in foreign currencies as of December 31, 2000 and 1999, respectively. 22% and 17% of its liabilities were recorded in foreign currencies as of December 31, 2000 and 1999, respectively. Therefore, Lionbridge is exposed to foreign currency exchange risks. Lionbridge has not historically tried to reduce its exposure to exchange rate fluctuations by using hedging transactions. However, it may choose to do so in the future. Lionbridge may not be able to do this successfully. Accordingly, it may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Lionbridge's common stock as of March 31, 2001 for (i) each person who is known by Lionbridge to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of Lionbridge, (iii) each named executive officer of Lionbridge and (iv) all of the directors and executive officers of Lionbridge as a group.

   Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 950 Winter Street, Waltham, Massachusetts 02451.

                                                   Amount and      Percent of
                                                    Nature of        Common
                                                   Beneficial        Stock
            Name of Beneficial Owner             Ownership(1)(2) Outstanding(3)
            ------------------------             --------------- --------------
Rory J. Cowan (4)...............................    2,268,916          8.1%


Marcia J. Hooper(5).............................    4,364,004         15.6%
c/o Advent International Corporation
75 State Street
Boston, Massachusetts 02109


Guy L. de Chazal(6).............................    3,163,755         11.3%
c/o Morgan Stanley Venture Capital
1221 Avenue of the Americas, 33rd Floor
New York, New York 10020


Paul Kavanagh(7)................................       76,167            *
"Arcachon"
Strathmore Road, Killiney, Co. Dublin, Ireland


Claude P. Sheer(8)..............................        7,166            *
240 Main Street
Boxford, Massachusetts 01921


Roger O. Jeanty (9).............................    1,630,819          5.8%


Myriam Martin-Kail (10).........................      321,386          1.1%


Stephen J. Lifshatz (11)........................      212,000             *


Peter H. Wright (12)............................      125,117             *


Morgan Stanley Dean Witter-sponsored limited        3,424,568         12.2%
partnerships(13)................................
1221 Avenue of the Americas, 33rd Floor
New York, New York 10020


Advent-sponsored limited partnerships(14).......    4,364,004         15.6%
75 State Street
Boston, Massachusetts 02109


Cornerstone Equity Investors IV, L.P............    2,399,853          8.6%
717 Fifth Avenue, Suite 1100
New York, New York 10022


All executive officers and directors as a group    12,169,330         42.5%
(9 persons)(15)....................................

--------
 *  Less than 1% of the outstanding shares of common stock.
(1) The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.
(2) The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

 (3) Based on 28,038,697 shares of common stock outstanding as of March 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of common stock. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2001 are deemed outstanding for computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (4) Includes 58,332 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of March 31, 2001.
 (5) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II--Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-- PGGM Limited Partnership. Ms. Hooper is a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored limited partnerships. Ms. Hooper may be deemed to beneficially own the shares held by the Advent-sponsored limited partnerships. Ms. Hooper disclaims beneficial ownership of all these shares, except to the extent of her pecuniary interest therein.
 (6) Includes 2,744,105 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 375,235 shares held by Morgan Stanley Venture Investors Annex, L.P. and 44,415 shares held directly by Mr. de Chazal. Mr. de Chazal is the Chairman and Chief Executive Officer of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P., which is the general partner of each of the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal may be deemed to beneficially own the shares held by the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest therein.
 (7) Includes 9,500 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of March 31, 2001.
 (8) Represents 7,166 shares deemed to be beneficially owned by Mr. Sheer pursuant to options exercisable within 60 days of March 31, 2001.
 (9) Includes 112,973 shares deemed to be beneficially owned by Mr. Jeanty pursuant to options exercisable within 60 days of March 31, 2001 and 384,420 shares held by Tracy A. Jeanty, Mr. Jeanty's wife. Mr. Jeanty disclaims beneficial ownership of all these shares held by Mrs. Jeanty.
(10) Represents shares deemed to be beneficially owned by Ms. Martin-Kail pursuant to options exercisable within 60 days of March 31, 2001.
(11) Includes 75,735 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days of March 31, 2001.
(12) Includes 36,665 shares deemed to be beneficially owned by Mr. Wright pursuant to options exercisable within 60 days of March 31, 2001.
(13) Includes 2,744,105 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P., and 375,235 shares held by Morgan Stanley Venture Investors Annex, L.P. The general partner of each of the Morgan Stanley-sponsored limited partnerships is Morgan Stanley Venture Partners II, L.P. Morgan Stanley Venture Capital II, Inc. is the managing general partner of Morgan Stanley Venture Partners II, L.P. and exercises sole voting and investment power with respect to all shares held of record by the Morgan Stanley-sponsored limited partnerships; individually, no stockholder, director or officer of Morgan Stanley Venture Capital II, Inc. is deemed to have or share voting or investment power. In addition, Morgan Stanley Venture Capital II, Inc., holds 305,228 shares directly.
(14) Includes 357,849 shares held by Advent Euro--Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II--Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-- PGGM Limited Partnership. The general partner of the Advent-sponsored limited partnerships is Advent International Limited Partnership. Advent International Corporation is the general partner of Advent International Limited Partnership and exercises sole voting and investment power with respect to all shares held of record by the Advent-
    sponsored limited partnerships; individually, no stockholder, director or officer of Advent International Corporation is deemed to have or share this voting or investment power.
(15) Includes 621,757 shares of common stock which the directors and executive officers as a group have the right to acquire pursuant to options exercisable within 60 days of March 31, 2001. Includes 4,364,004 shares held by the Advent-sponsored limited partnerships that Ms. Hooper may be deemed to beneficially own and 3,119,340 shares held by the Morgan Stanley-sponsored limited partnerships that Mr. de Chazal may be deemed to beneficially own.

MANAGEMENT

 Directors and Executive Officers

   The following table presents information about each of Lionbridge's executive officers and directors as of March 31, 2001.

Name                     Age                               Position
----                     ---                               --------
Rory J. Cowan...........  48 Chairman of the Board, Chief Executive Officer and Class III Director
Roger O. Jeanty.........  50 President and Class I Director
Stephen J. Lifshatz.....  42 Senior Vice President, Chief Financial Officer and Treasurer
Myriam Martin-Kail......  47 Senior Vice President, Operations
Peter H. Wright.........  39 Senior Vice President, Sales
Guy L. de Chazal........  53 Class II Director
Marcia J. Hooper........  46 Class II Director
Paul Kavanagh...........  59 Class III Director
Claude P. Sheer.........  50 Class I Director

   Rory J. Cowan founded Lionbridge in September 1996. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to June 1996. Mr. Cowan was also the Chief Executive Officer of Interleaf, Inc. from October 1996 to January 1997. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print-related services, from January 1991 to June 1996. Mr. Cowan also serves as a director of NewsEdge Corporation.

   Roger O. Jeanty joined Lionbridge as a director and President in May 2000 upon the merger of INTL.com, Inc. into Lionbridge. Mr. Jeanty was a founder of one of INTL.com's predecessors and was employed by INT'L.com and its predecessors since 1984. He served as a director of INT'L.com from 1998 until May 2000. Prior thereto, Mr. Jeanty held a number of management positions in international and technical areas, including Software Localization manager at Data General and Executive Vice President of the International Software Center.

   Stephen J. Lifshatz joined Lionbridge in January 1997. Mr. Lifshatz served as the Chief Financial Officer of The Dodge Group from May 1996 to January 1997. He served in a number of senior financial roles, including Chief Financial Officer of Marcam Corporation, a publicly traded software company, from May 1984 to May 1996.

   Myriam Martin-Kail joined Lionbridge in December 1996. Ms. Martin-Kail served as European Director for Localization of Stream International, Inc. from April 1995 to December 1996 and Operations Manager, Dublin from September 1994 to September 1995.

   Peter H. Wright joined Lionbridge in January 1997. Mr. Wright was previously the Sales Director at Berlitz International, Inc. for their localization business from August 1991 to November 1996.

   Guy L. de Chazal has been a director of Lionbridge since February 1998. Mr. de Chazal has been with Morgan Stanley since 1984, most recently as a managing director of Morgan Stanley & Co. Incorporated and Chairman and Chief Executive Officer of Morgan Stanley Venture Capital II, Inc. Mr. de Chazal is a director of Weblink Wireless, Inc. and several private companies.

   Marcia J. Hooper has been a director of Lionbridge since December 1996. Since May 1996, Ms. Hooper has been a partner with the Information Technology Group of Advent International Corporation, a venture capital company. From July 1994 to April 1996, she served as a partner of Viking Capital Group, a venture capital company focused on early stage investments. Ms. Hooper is also a director of Worldgate Communications, Inc. and PolyMedica Corporation.

   Paul Kavanagh has been a director of Lionbridge since December 1996. Mr. Kavanagh has served as an industry consultant since January 1998. Mr. Kavanagh served as President Europe, Middle East and Africa of Stream International, Inc. from August 1995 to January 1998. From April 1992 to August 1995, Mr. Kavanagh was Managing Director Europe, Middle East and Africa of R.R. Donnelley & Sons.

   Claude P. Sheer has been a director of Lionbridge since March 1999. Mr. Sheer has served as an industry analyst and consultant since April 1999 and is a partner of Barn Ventures, L.L.C. Mr. Sheer served as Senior Advisor to and Chief Internet Strategist of Ziff Davis from November 1998 through April 1999. From 1980 to November 1998, Mr. Sheer served in a number of executive roles for Ziff Davis, including President, ZD Publishing; President, US Publications; and President, Business Media Group.

   Lionbridge's executive officers are elected by and serve at the discretion of the board of directors and until their successors have been duly elected and qualified. There are no family relationships among any of its executive officers and directors.

 The Board of Directors; Meetings of the Board; Committees of the Board

   The board of directors of Lionbridge is currently fixed at six members and divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. The directors in Class II are nominees for election to three-year terms at the 2001 Lionbridge annual meeting of stockholders. The directors in Class III will be nominees for election to three-year terms at the 2002 Lionbridge annual meeting of stockholders and the directors in Class I will be nominees for election to three-year terms at the 2003 Lionbridge annual meeting of stockholders.

   The board of directors has an audit committee and a compensation committee, both of which are comprised solely of independent directors.

   The audit committee selects the independent auditors to be employed by Lionbridge, reviews generally the internal and external audit plans and the results thereof, and reviews generally Lionbridge's internal controls with the auditors. The members of the audit committee are Ms. Hooper and Mr. Kavanagh. There is one vacancy on the audit committee.

   The compensation committee reviews the compensation of senior management and reviews and recommends to the Board the adoption of any compensation plans in which directors and officers are eligible to participate. The members of the compensation committee are Messrs. de Chazal, Kavanagh and Sheer.

 Compensation of Directors

   Lionbridge does not currently compensate its directors. Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the board of directors or of any committee of the Board. Non-employee directors are eligible to receive options to purchase shares of common stock under Lionbridge's 1998 Stock Plan.

   On April 28, 2000, each of Messrs. Kavanagh and Sheer were granted an option to purchase 2,000 shares of common stock under Lionbridge's 1998 Stock Plan, at an exercise price of $11.375 per share, which was equal to the fair market value of common stock on the date of grant.

EXECUTIVE COMPENSATION

   The following Summary Compensation Table sets forth certain information with respect to the annual and long-term compensation of Lionbridge's Chief Executive Officer and each of Lionbridge's four other highly compensated executive officers (the "named executive officers") whose total compensation exceeded $100,000 for the fiscal years ended December 31, 2000, 1999 and 1998.

                           Summary Compensation Table

                                                              Long-Term
                                 Annual Compensation         Compensation
                         ----------------------------------- ------------
                                                              Securities
Name and Principal                              Other Annual  Underlying   All Other
Position                 Year  Salary   Bonus   Compensation Options/SARS Compensation
------------------       ---- -------- -------- ------------ ------------ ------------
Rory J. Cowan .......... 2000 $259,875 $125,000     --         100,000          --
 Chairman and Chief      1999 $259,875 $ 65,000     --          66,667          --
 Executive Officer       1998 $249,144 $175,725     --             --           --

Roger O. Jeanty(1)...... 2000 $121,858 $100,000     --               0          --
 President

Stephen J. Lifshatz .... 2000 $205,000 $102,500     --          50,000          --
 Senior Vice President,  1999 $190,575 $ 47,500     --          50,000          --
 Chief Financial Officer 1998 $182,705 $ 64,433     --          36,667          --
 and Treasurer

Myriam Martin-Kail ..... 2000 $160,000 $ 95,000     --          30,000      $26,680(2)
 Senior Vice President,  1999 $167,679 $ 40,000     --          50,000          --
 Operations              1998 $147,585 $ 37,815     --          20,000          --

Peter H. Wright ........ 2000 $157,000 $ 90,000     --          30,000      $46,340(3)
 Senior Vice President,  1999 $151,250 $ 37,750     --          50,000          --
 Sales                   1998 $137,863 $ 47,410     --          33,334          --

--------
(1) Mr. Jeanty joined Lionbridge as President on May 22, 2000. Salary reflected in the Compensation Table reflects amounts paid to Mr. Jeanty during the period May 22, 2000 through December 31, 2000.
(2) Represents customary relocation and allowance payments in connection with Ms. Martin-Kail's relocation to the United States from France.
(3) Represents customary relocation and allowance payments in connection with Mr. Wright's relocation to Ireland from the United States.

Option/SAR Grants In Last Fiscal Year

   The following table sets forth certain information with respect to the stock options granted during the fiscal year ended December 31, 2000 to each named executive officer of Lionbridge listed in the Summary Compensation Table above. Lionbridge did not grant any stock appreciation rights in 2000.

                    Stock Option Grants in Fiscal Year 2000

                                                                          Potential Realizable Value
                         Number of   Percent of                           at Assumed Annual Rates of
                         Securities Total Options                          Stock Price Appreciation
                         Underlying  Granted to   Exercise or                 for Option Term (2)
                          Options   Employees in   Base Price  Expiration ---------------------------
Name                      Granted    Fiscal Year  Per Share(1)    Date         5%           10%
----                     ---------- ------------- ------------ ---------- ------------ --------------
Rory J. Cowan...........  100,000       4.87%       $17.9375   2/24/2010  $    948,700 $    2,679,396
 Chairman and Chief
 Executive Officer

Roger O. Jeanty.........        0          0%            N/A         N/A           N/A            N/A
 President

Stephen J. Lifshatz.....   40,000       1.95%       $17.9375   2/24/2010  $    451,232 $    1,107,346
 Senior Vice President,    10,000       0.97%       $ 8.0000   5/31/2010  $     50,312 $      127,499
 Chief Financial Officer
 and Treasurer

Myriam Martin-Kail......   20,000       0.97%       $17.9375   2/24/2010  $    225,616 $      571,755
 Senior Vice President,    10,000       0.48%       $ 8.0000   5/31/2010  $     50,312 $      127,499
 Operations

Peter H. Wright.........   20,000       0.97%       $17.9375   2/24/2010  $    225,616 $      571,755
 Senior Vice President,    10,000       0.48%       $ 8.0000   5/31/2010  $     50,312 $      127,499
 Sales

--------
(1) The exercise price equals the fair market value of the common stock as of the grant date as determined by Lionbridge's board of directors. Options have a term of ten years and become exercisable at the rate of 25% on the first anniversary of the date of grant and at the rate of 12.5% on each six-month anniversary thereafter.
(2) Amounts reported in these columns represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of Lionbridge's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of the exercise and the future performance of Lionbridge's common stock. Lionbridge cannot assure that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation in the price of the common stock since the date of grant.

 Aggregate Option Exercises And Year-End Values

   The following table sets forth certain information with respect to the options exercised by each named executive officer of Lionbridge listed in the Summary Compensation Table above during the year ended December 31, 2000 or held by these persons at December 31, 2000.

   Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option
                                     Values

                                                        Number of Securities             Value of Unexercised
                                                       Underlying Unexercised           In-the-Money Options at
                                           Value    Options at December 31, 2000         December 31, 2000 (2)
                         Shares Acquired  Realized  --------------------------------   -------------------------
Name                     on Exercise (#)    (1)      Exercisable      Unexercisable    Exercisable Unexercisable
----                     --------------- ---------- --------------   ---------------   ----------- -------------
Rory J. Cowan...........     375,380     $2,988,024          187,690           166,667  $643,542     $129,584
Roger O. Jeanty.........           0              0          110,982            25,224  $      0     $      0
Stephen J. Lifshatz.....      36,969     $  284,898           36,965           146,138  $126,611     $261,513
Myriam Martin-Kail......      50,000     $  446,406          245,898           127,988  $844,936     $268,821
Peter H. Wright.........      24,646     $  194,387           16,313           108,815  $ 55,553     $202,044

--------
(1) Amounts calculated by subtracting the aggregate exercise price of the options from the market value of the underlying common stock on the date of exercise, and do not reflect amounts actually received by the named executive officers.
(2) Amounts calculated by subtracting the exercise price of the options from the fair market value of the underlying common stock as quoted on the NASDAQ Stock Market of $3.59375 per share on December 31, 2000, multiplied by the number of shares underlying the options, and do not reflect amounts that may be actually received by the named executive officers upon exercise of options.

Employment And Non-Competition Agreements

   Rory J. Cowan entered into an employment agreement with Lionbridge on December 23, 1996. Mr. Cowan's employment agreement provides for a two-year term with automatic one-year renewals. Under the terms of his employment agreement, if Lionbridge terminates Mr. Cowan's employment other than for cause, he is entitled to receive twelve monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e. 1/12th of Mr. Cowan's base salary). If Mr. Cowan is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

   Mr. Cowan entered into a non-competition agreement with Lionbridge on December 23, 1996. The agreement provides that Mr. Cowan will not during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge, (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's in connection with any business activity which would be in violation of the non-competition agreement.

   Roger O. Jeanty entered into an employment agreement with Lionbridge on May 20, 2000, in connection with the merger of INTL.com, Inc. into Lionbridge. This employment agreement provides for a one-year term with automatic one-year renewals. If Lionbridge terminates Mr. Jeanty's employment other than for cause, he is entitled to receive twelve monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12th of Mr. Jeanty's base salary). If Mr. Jeanty is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

   Mr. Jeanty entered into a non-competition agreement with Lionbridge on May 20, 2000. The agreement provides that Mr. Jeanty will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or
(3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's in connection with any business activity which would be in violation of the non-competition agreement.

   Stephen J. Lifshatz entered into an employment agreement with Lionbridge on February 11, 1997. Mr. Lifshatz's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, if, during the six-month period following a change in control of Lionbridge, Mr. Lifshatz ceases to be the Chief Financial Officer of the parent of the surviving entity or suffers a substantial diminution of his responsibilities, 50% of any unvested options then held by Mr. Lifshatz shall vest and become immediately exercisable. If Lionbridge terminates Mr. Lifshatz's employment other than for cause, he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/2th of Mr. Lifshatz's base salary). If Mr. Lifshatz is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

   Mr. Lifshatz entered into a non-competition agreement with Lionbridge on February 11, 1997. The agreement provides that Mr. Lifshatz will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's in connection with any business activity, which would be in violation of the non-competition agreement.

   Myriam Martin-Kail entered into an employment agreement with Lionbridge on February 24, 1997, effective as of January 1, 1997. Under the terms of her employment agreement, if Lionbridge terminates Ms. Martin-Kail's employment, she is entitled to receive twelve monthly severance payments, each in an amount equal to her then current monthly base compensation (i.e., 1/2th of Ms. Martin-Kail's base salary).

   Ms. Martin-Kail entered into a non-competition agreement with Lionbridge on February 24, 1997. The agreement provides that Ms. Martin-Kail will not, during the course of her employment and the twelve months following the date of the termination of her employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's which would be in violation of the non-competition agreement.

   Peter H. Wright entered into an employment agreement with Lionbridge on February 28, 1997 which was subsequently amended. Mr. Wright's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, if Lionbridge terminates Mr. Wright's employment other than for cause when his principal business location is outside of the United States, he is entitled to receive 12 monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/2th of Mr. Wright's base salary). If Lionbridge terminates Mr. Wright's employment other than for cause when his principal business location is within the United States he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/2 of Mr. Wright's base salary). In addition, in the event of a change of control of Lionbridge, one-half of his unvested stock options will become exercisable. If Mr. Wright is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

   Mr. Wright entered into a non-competition agreement with Lionbridge on February 28, 1997. The agreement provides that Mr. Wright will not, during the course of his employment and the six months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge's employees or (3) solicit or do business with any present or past customer of Lionbridge's, or any prospective customer of Lionbridge's which would be in violation of the non-competition agreement.

Compensation Committee Report on Executive Compensation

   This report is submitted by the compensation committee. The compensation committee during fiscal year 2000 was comprised of Messrs. de Chazal, Kavanagh and Sheer, all of whom are non-employee directors. Pursuant to authority delegated by the board of directors, the compensation committee is responsible for reviewing and administering Lionbridge's stock plans and reviewing and approving salaries and other incentive compensation of Lionbridge's officers and employees, including the grant of stock options to officers and employees. Pursuant to the authority delegated by the board of directors, the compensation committee each year sets the compensation of the Chief Executive Officer and reviews and approves the compensation of all other senior officers.

 Compensation Philosophy

   The goal of Lionbridge is to attract and retain qualified executives in a competitive industry. To achieve this goal, the compensation committee applies the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer, should be linked to revenue growth, operating results and earnings per share performance.

   Under the supervision of the compensation committee, Lionbridge has developed and implemented compensation policies. The compensation committee's executive compensation policies are designed to (i) enhance profitability of Lionbridge and stockholder value, (ii) integrate compensation with Lionbridge's annual and long-term performance goals, (iii) reward corporate performance,
(iv) recognize individual initiative, achievement and hard work, and (v) assist Lionbridge in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary, bonus, and long-term incentive compensation in the form of stock options.

 Base Salary

   In setting cash compensation for the Chief Executive Officer and reviewing and approving the cash compensation for all other officers, the compensation committee reviews salaries annually. The compensation committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of Lionbridge. In addition, the base salaries take into account Lionbridge's relative performance as compared to comparable companies.

   The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer makes recommendations to the compensation committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the compensation committee on an annual basis. During 2000, the Chief Executive Officer and the President made recommendations for salary increases for the executive group, and the compensation committee approved salary increases ranging from 6% to 8% to Lionbridge's Senior Vice Presidents, in recognition of the achievements of these officers during the year and/or in order to bring the officer's salary in line with the competitive salary range for his or her position. In May 2000, Mr. Jeanty joined Lionbridge as President and his annual base salary was set at a level commensurate with his assumption of significant responsibilities and in line with the competitive salary range for his position.

 Bonus Compensation

   In addition to salary compensation, the compensation committee recommended the continuation of the bonus program adopted by the board of directors in the previous year, whereby senior executives recommended by the Chief Executive Officer and approved by the compensation committee for inclusion in the program receive bonus compensation based on a percentage of base salary. Bonuses paid under this program in 2001 were a percentage of base salary for calendar 2000 and were based upon the individual's contributions to the successful integration of INT'L.com with Lionbridge and the attainment of strategic and operational goals and objectives.

 Stock Options

   The compensation committee relies on incentive compensation in the form of stock options to retain and motivate executive officers and employees. Incentive compensation in the form of stock options is designed (i) to provide long-term incentives to executive officers and other employees, (ii) to encourage the executive officers and other employees to remain with Lionbridge and (iii) to enable them to develop and maintain a stock ownership position in Lionbridge's common stock.

   Lionbridge's 1998 Stock Plan permits the compensation committee to administer the granting of stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to Lionbridge. The value realizable from exercisable options is dependent upon the extent to which Lionbridge's performance is reflected in the market price of Lionbridge's common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The compensation committee approves the granting of options in order to motivate these employees to maximize stockholder value. Generally, options are granted to officers and employees at fair market value on the date of grant and vest over a four-year period.

   Option grants to employees are based on such factors as initiative, achievement and performance. In administering grants to executive officers, the compensation committee evaluates each officer's total equity compensation package. The compensation committee generally reviews the option holdings of each of the executive officers, including their vesting and exercise prices and the then current value of any unvested options. The compensation committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of Lionbridge's stockholders.

 Mr. Cowan's Compensation

   The cash compensation program for the Chief Executive Officer of Lionbridge is designed to reward performance that enhances stockholder value. Mr. Cowan's compensation package is comprised of base pay, bonus and stock options, and is in part based on Lionbridge's revenue growth, profitability, and growth in earnings per share. In 2000, Mr. Cowan's annual base salary was $259,875, the same as in 1999 and a level comparable to the salary of Chief Executive Officers in other globalization services companies, considering the size and rate of profitability of those companies. In addition, Mr. Cowan was awarded a cash bonus of $125,000 in recognition of his leadership of Lionbridge.

   The compensation committee is satisfied that the executive officers of Lionbridge are dedicated to achieving significant improvements in the long-term financial performance of Lionbridge and that the compensation policies and programs implemented and administered have contributed and will continue to contribute toward achieving this goal.

 Deductibility Of Executive Compensation

   In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), Lionbridge cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Lionbridge has considered the limitations on deductions imposed by

Section 162(m) of the Code, and it is Lionbridge's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

                                          Respectfully Submitted by the
                                           Compensation Committee:
                                          Guy L. de Chazal
                                          Paul Kavanagh
                                          Claude P. Sheer

 Compensation Committee Interlocks And Insider Participation

   Messrs. de Chazal, Kavanagh and Sheer comprised the compensation committee for fiscal year 2000. No member of the compensation committee was at any time during the past year an officer or employee of Lionbridge or any of its subsidiaries, was formerly an officer of Lionbridge or any of its subsidiaries, or had any relationship with Lionbridge requiring disclosure herein.

   No executive officer of Lionbridge served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the compensation committee. No executive officer of Lionbridge served as a director of another corporation, one of whose executives served on the compensation committee. No executive officer of Lionbridge served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of Lionbridge.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In February 1998, Lionbridge America, Inc., Lionbridge's predecessor holding company, became a subsidiary of Lionbridge. Lionbridge accomplished this by issuing an aggregate of 1,359,993 shares of its common stock, 13,271,314 shares of its Series A convertible preferred stock and 140 shares of its Series D nonvoting convertible preferred stock to Rory J. Cowan, five certain limited partnerships sponsored by Advent International Corporation, two certain limited partnerships sponsored by Morgan Stanley, and the other stockholders of Lionbridge America in exchange for all of the outstanding shares of capital stock of Lionbridge America held by these stockholders and the outstanding ordinary shares of Lionbridge Technologies Holdings, B.V., a subsidiary of Lionbridge America, held by the Advent-sponsored limited partnerships. Lionbridge America also redeemed all of the outstanding shares of its Series AA preferred stock held by the Advent-sponsored limited partnerships at the original purchase price of $0.01 per share, for an aggregate of $10.00. Rory J. Cowan founded Lionbridge in 1996 and serves as its Chairman and Chief Executive Officer. Guy L. de Chazal, the Chairman and Chief Executive Officer of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P., which is the general partner of each of the Morgan Stanley-sponsored limited partnerships, has served as a member of the Lionbridge board of directors since February 1998. Marcia Hooper, a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored limited partnerships, has served as a member of the Lionbridge board of directors since December 1996.

   In January 1999, Lionbridge borrowed $4.0 million from Capital Resource Lenders, III, L.P. under a 12% senior subordinated convertible note due January 8, 2000. In connection with the issuance of the note to Capital Resource Lenders, many of Lionbridge's subsidiaries executed guarantees in favor of Capital Resource Lenders. In February 1999, Lionbridge borrowed an additional $2.0 million from Capital Resource Lenders under an amended and restated 12% senior subordinated note due February 26, 2006 in the aggregate principal amount of $6.0 million and issued to Capital Resource Lenders and an affiliated entity of Capital Resource Lenders common stock purchase warrants exercisable for an aggregate of 1,277,716 shares of its common stock at an exercise price of $0.015 per share. In August 1999, Capital Resource Lenders and the affiliated entity exercised the common stock purchase warrants in full.

   In February 1999, Lionbridge's indirect wholly owned subsidiary, Lionbridge Technologies Holdings, B.V. borrowed $4.0 million from Capital Resource Lenders under a 12% senior subordinated note due February 26, 2006. In connection with Lionbridge Technologies Holdings, B.V.'s issuance of the note to Capital Resource Lenders, many of Lionbridge's subsidiaries executed guarantees in favor of Capital Resource Lenders. Stephen M. Jenks, a member of Capital Research Partners III, L.L.C. which is the general partner of Capital Resource Lenders, served as a member of Lionbridge's board of directors from March 1999 to August 1999 and Capital Resource Lenders held greater then 5% of the outstanding shares of Lionbridge common stock from August 1999 to May 2000.

   In March 1999, Lionbridge and Lionbridge Technologies Holdings, B.V. borrowed an aggregate of $2.0 million from the Morgan Stanley-sponsored limited partnerships under 12% senior subordinated notes due March 9, 2006 and issued to the Morgan Stanley-sponsored limited partnerships common stock purchase warrants exercisable for an aggregate of 255,544 shares of Lionbridge's common stock at an exercise price of $0.015 per share. In connection with the issuance of the notes to the Morgan Stanley-sponsored limited partnerships, many of Lionbridge's subsidiaries executed guarantees in favor of the Morgan Stanley-sponsored limited partnerships. In November 1999, the Morgan Stanley-sponsored limited partnerships exercised the common stock purchase warrants in full.

   In connection with the closing of Lionbridge's initial public offering in August 1999, the following transactions occurred:

  . 50% of the principal amount of the $12.0 million notes issued to Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships were paid in full;

  . the 13,271,314 outstanding shares of its Series A convertible preferred stock and 140 outstanding shares of its Series D nonvoting convertible preferred stock held by its preferred stockholders including Mr. Cowan, Paul Kavanagh, the Advent-sponsored limited partnerships and the Morgan Stanley-sponsored limited partnerships were exchanged for an aggregate of 132.7145 shares of its Series B redeemable preferred stock and 8,847,649 shares of its Series C convertible preferred stock. Paul Kavanagh has been a member of the Lionbridge board of directors since December 1996;

  . the 132.7145 outstanding shares of Lionbridge's Series B redeemable preferred stock was redeemed for $100,000 per share plus an 8% annual premium. The redemption amount paid to Mr. Cowan, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, and Mr. Kavanagh was $150,000, $1.3 million, $1.3 million, and $21,000, respectively; and

  . the 8,847,649 outstanding shares of Lionbridge's Series C convertible preferred stock held by its preferred stockholders including Mr. Cowan, Mr. Kavanagh, the Advent-sponsored limited partnerships and the Morgan Stanley-sponsored limited partnerships were converted into 8,847,649 shares of its common stock.

   In addition, the Advent-sponsored limited partnerships and the Morgan Stanley-sponsored limited partnerships each purchased 364,000 shares of Lionbridge common stock for $10.00 per share as part of Lionbridge's initial public offering.

   In March 2001, Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships agreed to defer, until the earlier of January 31, 2002 and the completion of an underwritten public offering (other than Lionbridge's initial public offering) with aggregate gross proceeds of at least $10.0 million, Lionbridge's repayment of $5.0 million and $1.0 million, respectively, of the principal amount of the subordinated notes due in 2006. These notes had previously required all of the principal amount to be repaid upon the earlier of August 25, 2001 and the completion of an underwritten public offering (other than Lionbridge's initial public offering) with aggregate gross proceeds of at least $10.0 million.

   Lionbridge entered into a Second Restated Registration Rights Agreement dated as of February 26, 1999 with Mr. Cowan, Mr. Kavanagh, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, Capital Resource Lenders and certain other stockholders of Lionbridge. This registration rights agreement provided these holders with rights with respect to the registration by Lionbridge of their shares of Lionbridge common stock under the Securities Act of 1933, as amended.

   Lionbridge has entered into a Third Restated Registration Rights Agreement dated as of May 22, 2000 with Mr. Cowan, Mr. Kavanagh, the Advent-sponsored limited partnerships, the Morgan Stanley-sponsored limited partnerships, Capital Resource Lenders and certain other stockholders of Lionbridge. This registration rights agreement provides these holders with rights with respect to the registration by Lionbridge of their shares of Lionbridge common stock under the Securities Act of 1933, as amended.

   Lionbridge believes that all transactions described above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties. All future transactions, if any, with its executive officers, directors and affiliates will be on terms no less favorable to it than could be obtained from unrelated third parties and will be approved by a majority of the board of directors and by a majority of the disinterested members of the board of directors.

                         DESCRIPTION OF DATA DIMENSIONS

BUSINESS

General

   Data Dimensions and its subsidiaries provide comprehensive, outsourced testing, quality assurance and application development and maintenance services through a network of test labs, field consultants and an offshore applications solution center. From 1991 through 1999, Data Dimensions derived the majority of its revenue by providing solutions specifically related to the millennium date change (Y2K). During 2000, Data Dimensions transitioned to its current focus of quality assurance and testing services from a strategy of providing more general information technology services, including Y2K and other consulting services. Consistent with its strategy to focus on quality assurance and testing services, Data Dimensions sold its data center outsourcing business in December of 2000. Data Dimensions' clients consist primarily of product development organizations and on-line service providers, ranging from large organizations to emerging companies in the information technology, manufacturing, financial services and pharmaceutical industries. Data Dimensions was incorporated under Delaware law in 1968.

   Data Dimensions is organized into two divisions: quality assurance and testing and application development and maintenance. Each division has a mission to provide services that support specific market segments and customers.

Industry Background

   Businesses continue to expand the use of technology to manage information and processes and to create new and increasingly complex products. Concurrently, software has become ubiquitous and an important component in the development and delivery of products and services, ranging from traditional business application software to the software built into cellular telephones, automated teller machines, and point-of-sale devices. With each advance in technology, new business products or processes are created and delivered to a broader class of customers.

   Within this environment, many companies are challenged by the growth in the demand for software, often outpacing their ability to design, build and test that software. In the past, organizations have often sacrificed speed for quality, or vice versa. However, in today's rapidly changing business environment, as software becomes more business-critical, organizations can no longer afford to sacrifice one for the other. It is becoming increasingly important for businesses to adopt more effective approaches to their software development and deployment process. Exacerbating the speed and quality trade-off, software is becoming more complex, requiring coordinated teams of professionals to develop and deploy it. These teams must work in unison to meet today's increased speed and quality needs.

   Data Dimensions' management believes that certain market factors are driving a demand for its services, including but not limited to, the ubiquity and complexity of software, the growth of e-business, the existence of a shortage of qualified and skilled personnel, the efficiencies of outsourcing, increased time-to-market demands and growing concerns with security and privacy.

Strategy

   Data Dimensions' goal is to be the leading provider of outsourced quality assurance and testing services. Its strategies include the following key elements:

   Expand Quality Assurance and Testing Practice Areas. Data Dimensions intends to further expand its quality assurance and testing services to address the critical nature of today's software applications by increasing the breadth of its services to include Web related applications, embedded devices, wireless applications and accessibility testing. Further, Data Dimensions seeks to leverage technology knowledge gained in one practice area by adding similar quality assurance and testing services in related areas (for example, infrared and Bluetooth technologies).

   Leverage Existing Clients. Data Dimensions seeks to increase the services provided to its existing clients by selling to other product groups within product development organizations and expanding the scope of initial engagements with smaller, emerging companies.

   Expand Geographic Presence. Data Dimensions intends to expand the number of its test centers to provide additional testing capacity and greater proximity to clients.

   Develop Technology Partnerships and Alliances. Data Dimensions intends to develop partnerships and other such relationships with leading vendors of software testing tools to provide its clients with the most appropriate testing platforms. Additionally, Data Dimensions intends to team with Web development firms to provide third party testing services for end user clients.

Services

   Data Dimensions provides services designed to mitigate business risk and allow its clients to gain confidence in their software applications. Its services include:

   Quality Assurance and Testing. Comprehensive software quality assurance and testing solutions for product development organizations and on-line service providers from Data Dimensions' test centers and through its field consultants.

   Quality Assurance. Quality assurance consulting services to help client organizations identify processes within their organization to prevent defects (quality assurance). In addition, Data Dimensions helps implement processes that address the client's need for defect detection (testing). These services are most often delivered by Data Dimensions' field consultants at a client's site rather than at its test centers. These services more specifically include:

  . Quality Assurance Evaluation--often serving as an initial client engagement, the quality assurance evaluation is designed to assist clients in documenting, improving and/or streamlining their quality assurance and test function.

  . Test Planning--assisting clients in the preparation and management of the overall testing process, including the review of current development activities, project objectives, and the business use of the applications/systems; developing a test strategy to establish the parameters for testing; developing a test plan for the testing effort; creating use cases, test cases, and test scripts.

  . Quality Assurance Program Implementation--enactment of operational changes related to testing methodologies and disciplines, change management procedures, quality control practices, and/or application requirements/development standards.

   Testing. Application and system testing are critical steps in the release of a new product or implementation of a new enterprise system. In-house testing exposes companies to a greater risk of data contamination and can even interfere with business-critical operations. Through a network of test centers located in the United States and Ireland, Data Dimensions offers comprehensive testing and training that results in production-quality products and systems. During the process, Data Dimensions gains further insight into the latest products, technologies and platforms. The following exemplifies the types of testing services provided:

  . Performance--Services include load/stress and scalability testing to determine whether features and functions perform within acceptable parameters for a positive user experience.

  . Usability--Services include compatibility and functionality testing to determine whether features and functions perform as intended and interoperate as required.

  . Compliance--Services include certification and validation testing to determine whether the software adheres to specifications.

  . Universality--Services include accessibility testing and localization to determine whether the product or service supports the special needs of users less able, or to address language and cultural consistency.

   Application Development and Maintenance. Application development and maintenance services help clients effectively manage and enhance existing business systems to improve performance while better controlling costs. Under this service offering, Data Dimensions manages clients' business applications with the objective of improving software quality, processes, and costs. Application development and maintenance engagements may also encompass development of new applications, as directed by clients. Data Dimensions operates an offshore application solution center in Galway, Ireland, in concert with on-site consultants, to provide its clients with application development and maintenance services across a range of platforms and operating environments. Data Dimensions' application development and maintenance services include:

  . Application and Web development--the design and coding of new applications such as knowledge portal development, legacy application extension and application integration.

  . Application maintenance and production support--management, enhancement and support of existing computer applications.

Sales, Marketing and Clients

   Data Dimensions markets its services through its direct sales force located throughout the continental United States and United Kingdom. As of March 31, 2001, the direct sales force was comprised of 18 employees. Data Dimensions focuses its marketing efforts on product development organizations, on-line service providers and commercial organizations with significant technology needs that can be addressed by Data Dimensions' quality assurance consulting, testing, and application outsourcing services. While Data Dimensions performs work for organizations in a wide variety of industries, most of its revenue is derived from the following industry groups: information technology, manufacturing, financial services and pharmaceuticals.

   Data Dimensions has historically derived, and may in the future derive, a significant percentage of its total revenue from a relatively small number of clients. Its ten largest clients accounted for approximately 55 percent and 48 percent of its total revenue during the years ended December 31, 2000 and 1999, respectively. Hewlett-Packard accounted for approximately 17 percent and the Los Angeles Department of Water and Power accounted for approximately 11 percent of Data Dimensions' consolidated revenue in 2000 and 1999, respectively.

   Y2K remediation services accounted for approximately 3% and 76% of Data Dimensions' total revenue during the years ended December 31, 2000 and 1999, respectively. Data Dimensions does not expect any future Y2K related revenue.

   Data Dimensions relies on its dedicated sales force to generate new clients as well as pursue potential leads related to its quality assurance and testing offerings. To this end, Data Dimensions' sales personnel are encouraged to engage in direct marketing techniques including visits to businesses within Data Dimensions' target market. In addition, the sales force responds to requests for proposals, follows-up on client referrals and pursues leads resulting from company sponsored seminars, direct mail campaigns, industry conferences and in-bound client inquiries.

   Data Dimensions utilizes two independent sales representatives in connection with sales of its application development and maintenance services. These sales representatives operate under contracts, with one-year terms, that define the territory and commission structure under which they market Data Dimensions' services.

   Data Dimensions has previously entered into license agreements with certain domestic and international organizations pursuant to which the licensees could resell agreed-upon company products, as well as, utilize Data Dimensions' methodology in performing Y2K project work. These licenses were generally exclusive to a specific geographical territory. As more fully described in Note 4 to its Consolidated Financial Statements, during 1999, Data Dimensions discontinued its product-based business and consequently does not expect to utilize such license agreements in the future.

Intellectual Property

   Data Dimensions has no patents or patent applications pending relating to its application development and maintenance or quality assurance and testing businesses and relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its intellectual property rights. This intellectual property largely consists of a documented set of processes (Modular Repeatable Processes) utilized in Data Dimensions' application development and maintenance business and certain software applications related to software error logging and reporting utilized in its quality assurance and testing business.

   Existing trade secret and copyright laws provide only limited protection. Data Dimensions enters into confidentiality agreements with its employees, and requires outside consultants and some clients to enter into such agreements. Data Dimensions also protects its proprietary information by limiting access to and distribution of proprietary information. There can be no assurance that these arrangements will be adequate to deter misappropriation of proprietary information.

   Data Dimensions' intellectual property has also consisted of its Millennium Process and Ardes 2k which were related to its Y2K offerings. The Millennium Process consists of a documented set of procedures for resolving the widespread problems caused by the inability of certain computer systems to properly interpret dates for the year 2000 and beyond. Data Dimensions has licensed the use of the Millennium Process to consulting firms located throughout the world.

   The Millennium Process has not been the subject of an infringement claim, however there can be no assurance that third parties will not assert infringement claims against Data Dimensions in the future, that assertion of such claims will not result in litigation, or that Data Dimensions would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to, and diversion of effort by, Data Dimensions. Any infringement claim or litigation against Data Dimensions could, therefore, materially and adversely affect Data Dimensions' business, operating results and financial condition.

   As more fully described in Note 4 to its Consolidated Financial Statements, during 1999, Data Dimensions discontinued its product-based business and consequently does not expect additional revenue to be derived from its Millennium Process or Ardes 2k products.

Product and Technology Development

   Data Dimensions invested approximately $52,000 in capitalized product development costs in 1998 and has made no investment since then. The costs incurred in 1998 consisted of personnel and other related expenses to develop Ardes 2K and Interactive Vendor Review. These products have been sold directly to client and to third-party providers, including computer and software companies, and consultants. Data Dimensions recorded product and technology development expense, including amortization of the capitalized costs of $0, $900,000 and $672,000 in 2000, 1999 and 1998, respectively. These amounts include write-downs of capitalized product development of $388,000 in 1999, which is included in non-recurring charges in the Consolidated Statement of Operations of Data Dimensions.

Competition

   The market for Data Dimensions' services is highly fragmented with many competitors and low barriers to entry. The competitive market factors are service, price, flexibility and responsiveness, and the expertise and experience of the personnel provided to clients. Data Dimensions' competitors include:

  . Independent testing labs and divisions of IT organizations, such as VeriTest (a division of Lionbridge) and Ajilon Software Quality Partners (a division of Adecco, SA).

  . The professional services divisions of larger organizations, such as International Business Machines, Unisys Corporation and Accenture.

  .  Companies such as Keane Inc., Computer Horizons, Inc., and Ciber Inc.

  . Internal quality assurance and testing departments of Global 2000 and emerging companies.

   Data Dimensions believes its primary advantages in the market are the experience and expertise of its personnel in providing quality testing solutions in conjunction with a high degree of flexibility and responsiveness to clients' requirements.

   Some of Data Dimensions' competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than Data Dimensions. Moreover, other than the need for technical expertise, there are no significant proprietary or other barriers to entry in the quality assurance and testing market.

Employees

   As of March 31, 2001, Data Dimensions employed approximately 320 full-time employees. None of Data Dimensions' employees are represented by a labor union, and Data Dimensions has never experienced a work stoppage. Data Dimensions considers its relationship with its employees to be good. Data Dimensions supplements its full-time employees, when necessary, with administrative and technical contractors and temporary personnel. As of March 31, 2001, Data Dimensions engaged 90 contractors and temporary personnel.

Properties

   Data Dimensions maintains its headquarters in a leased facility in Bellevue, Washington, which lease will expire in 2002. In addition, it maintains leased office space for testing labs and small regional offices in the US. Data Dimensions also leases facilities in Cheshire, England and Galway, Ireland. Most of Data Dimensions leases have terms in excess of one year and management believes its facilities are in good condition.

Legal Proceedings

   Data Dimensions is not a party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion contains certain forward-looking statements, including, among others, (i) anticipated trends in Data Dimensions' financial condition and results of operations (including expected changes in its gross margin, selling, general and administrative expenses); (ii) the business strategies for expanding Data Dimensions' presence in the software quality assurance and testing market (including expanding the number of testing services offered, geographic expansion, gaining additional business from individual client organizations, and securing technology partnerships); and
(iii) Data Dimensions' ability to distinguish itself from its current and future competitors. Data Dimensions makes these forward-looking statements under the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on Data Dimensions' current expectations and are subject to a number of risks and uncertainties. Any forward-looking statement should be considered in light of the factors described in this joint proxy statement/prospectus. For more information, see "Risk Factors". Actual results could differ materially from these forward-looking statements. In this Management's Discussion and Analysis of Financial Condition and Results of Operation, the words "believes", "anticipates", "plans", "expects", "intends", "may", "could", or similar expressions are forward-looking statements. The following discussion should be read in conjunction with "Selected Consolidated Financial Data of Data Dimensions" and the Consolidated Financial Statements of Data Dimensions, and the notes thereto, presented in this proxy statement/prospectus. For more information, see "Where You Can Find More Information" on page 106.

Overview

   Data Dimensions provides comprehensive, outsourced testing, quality assurance (QA) and application development and maintenance (ADM) services through a network of test labs, field consultants and an offshore applications solution center. From 1991 through 1999, Data Dimensions derived the majority of its revenue by providing solutions specifically related to the millennium date change (Y2K). During 2000, Data Dimensions transitioned to its current focus of providing QA and test services from a strategy of providing more general information technology services, including Y2K and other consulting services. Data Dimensions' clients consist primarily of product development organizations and on-line service providers, ranging from large organizations to emerging companies in the information technology, manufacturing, financial services and pharmaceutical industries.

   In December 2000, Data Dimensions sold its data center outsourcing subsidiary, Data Dimension Information Services, in a cash transaction. Data Dimensions received $1.8 million of the $5.4 million purchase price at the closing of the transaction, and the remaining balance was paid in January 2001. The financial results have been presented to reflect this business as a discontinued operation for all periods presented.

   In August 1998, in a pooling of interests transaction, Data Dimensions acquired ST Labs, Inc., a Bellevue, Washington based company that provided information technology quality assurance and testing services to its customers. At the time of the merger, ST Labs became a wholly owned subsidiary of Data Dimensions. On February 1, 1999, ST Labs was merged into Data Dimensions and the business of ST Labs, along with other testing services, is now conducted using the name Data Dimensions Test Centers and forms the basis of Data Dimensions' QA and testing services.

   Data Dimensions markets its QA and testing services in the United States through a direct sales force and utilizes independent sales representatives to sell its ADM services. Data Dimensions has previously leveraged its Y2K technology by licensing the right to use its Y2K consulting process to consulting firms operating in more than fifty countries worldwide. It is not expected that such licensing will be applicable in the future. Data Dimensions has an office near London, England to market its services to the United Kingdom and European markets.

   Data Dimensions' QA and testing and ADM revenue consists primarily of billable hours for services provided by its technical consultants multiplied by contract rates, and this revenue is recognized when services are performed. Direct costs consist primarily of salaries, benefits, and other costs directly related to services provided.

   The level of gross margin primarily depends on the productivity of Data Dimensions' billable personnel. Productivity is based on the number of billable personnel and their billing rates, the number of working days in a period and the number of hours worked per day. Billable personnel are paid salaries; however, clients are most often charged a time-based rate. Data Dimensions' QA and testing and ADM gross margins may vary due to the differing salary structures for its billable personnel, utilization rates and contract durations.

   General, administrative and selling expenses consist primarily of administrative personnel compensation and benefits, recruiting, marketing, promotion, investor relations, office expenses, travel, and other general overhead.

Results of Operations

   The following table sets forth certain data for the three years ended December 31 as a percentage of revenue.

                                                           2000   1999   1998
                                                          ------  -----  -----
   Revenue..............................................   100.0% 100.0% 100.0%
   Direct costs.........................................    69.3   55.5   48.3
                                                          ------  -----  -----
   Gross margin.........................................    30.7   44.5   51.7
   General, administrative and selling expenses.........    79.4   41.7   38.1
                                                          ------  -----  -----
   Income from operations before non-recurring charges..   (48.7)   2.8   13.6
   Non-recurring charges................................    (0.4)   1.3    0.8
                                                          ------  -----  -----
   Income (loss) from operations........................   (48.3)   1.5   12.8
   Other expense (income)...............................    (0.6)  (2.1)   0.1
                                                          ------  -----  -----
   Income (loss) from continuing operations before
    income tax..........................................   (47.7)   3.6   12.7
   Income tax provision (benefit) from continuing
    operations..........................................   (13.4)   1.4    5.0
                                                          ------  -----  -----
   Income (loss) from continuing operations, net of
    tax.................................................   (34.3)   2.2    7.7
   Income (loss) from discontinued operations, net of
    tax.................................................    (4.5)  (1.3)   1.3
   Gain from sale of discontinued operations, net of
    tax.................................................     9.6    --     --
                                                          ------  -----  -----
   Net income (loss)....................................  (29.2)%   0.9%   9.0%
                                                          ======  =====  =====

   Data Dimensions conducts its business through two operating divisions consisting of QA and testing, and ADM.

   QA and Testing: Through a network of test centers and on-site field consultants, Data Dimensions provides comprehensive, outsourced software quality assurance and test solutions for product development organizations and on-line service providers including practice areas of printers and peripherals, publishing and education, embedded systems and Web testing.

   Application Development and Maintenance: Under this service offering, Data Dimensions manages clients' business applications with the objective of improving software quality, processes, and costs. ADM engagements may also encompass development of new applications, as directed by clients. Data Dimensions operates an offshore application solution center in Galway, Ireland, in concert with on-site consultants, to provide its clients with ADM services across a range of platforms and operating environments.

Comparison of 2000 to 1999

   Data Dimensions' 2000 total revenue of $32.4 million decreased 64 percent from revenue of $90.4 million in 1999. The decline in total revenue is largely attributed to a decline in Y2K remediation projects, which provided the majority of 1999 revenue. QA and testing revenue of $20.6 million increased 57 percent from revenue of $13.1 million in 1999 due largely to the addition of a field delivered quality assurance practice, as well as, increased customer billings at certain larger test center clients. ADM revenue increased 300 percent to $7.2 million in 2000 compared to $1.8 in 1999, its first year of operations. The increase in revenue was largely caused by an increased number of customer contracts.

   Gross margin as a percentage of revenue decreased to 31 percent in 2000 from 45 percent in 1999. Contributing to the decrease was a lower utilization rate of Data Dimensions' field consultants as Y2K projects were completed, without a corresponding increase in non-Y2K business. Data Dimensions reduced its field consulting workforce in the third and fourth quarters of 2000 as it exited certain markets and focused on providing QA and testing, and ADM services.

   General, administrative and selling expense of $25.7 million decreased 32 percent from $37.7 million in 1999. The decrease was primarily due to a decrease in the number of employees in sales and administrative functions, as well as overall expense reductions. Data Dimensions reduced general, administrative and sales resources in the third and fourth quarters of 2000 as it exited certain markets and focused on providing QA and testing, and ADM services. This was offset, somewhat by an expense of $2.1 million related to increasing the allowance for bad debts in the fourth quarter of 2000. General, administrative and selling expense represented 79 percent of total revenue in 2000 compared to 42 percent in 1999 due to the decrease in revenue.

   Non-recurring income of $136,000 in 2000 related to the reversal of certain restructuring charges associated with Data Dimensions' 1999 restructuring activity. The reversal was due to increased voluntary terminations. Non-recurring charges of $1.2 million in 1999, more fully described in Note 4 to Data Dimensions Consolidated Financial Statements, resulted from the transition from providing products and consulting services addressing Y2K remediation to providing information technology consulting and other services. The 1999 charge was for severance costs and asset write-downs associated with Data Dimensions' restructuring efforts as part of this transition.

   Income (loss) from continuing operations, net of tax was a loss of $11.1 million in 2000 versus income of $2.0 million in 1999. The loss in 2000 resulted from reduced gross margins on significantly less revenue and higher general, administrative and selling expenses in relation to revenue.

   Net income (loss) was a loss of $9.5 million in 2000 and reflective of a loss from discontinued operations of $1.5 million and a gain on the sale of the discontinued operations of $3.1 million. In 1999, net income was $843,000 reflecting a loss from discontinued operations of $1.1 million.

   The annual effective tax rate in 2000 was 28 percent versus 39 percent in 1999. The 1999 rate is higher than the statutory rate due largely to state income tax provisions. This was offset, to some extent, by income generated by foreign entities operating in jurisdictions, which have lower tax rates. The tax losses incurred in 2000 can be carried back and applied to 1998 and 1999 federal taxes paid, subject to certain limitations. The limitations and the fact that certain states do not provide for carryback provisions reduced the benefit generated by the tax losses.

Comparison of 1999 to 1998

   Data Dimensions' 1999 total revenue of $90.4 million decreased 11 percent from revenue of $101.7 million in 1998. The decline in total revenue can largely be attributed to a decline in Y2K remediation projects, which provided the majority of 1999 and 1998 revenue. QA and testing revenue of $13.1 million decreased 5 percent from revenue of $13.7 million in 1998 due largely to an overall reduction in average revenue per project, partially offset by an increase in Web related testing. ADM revenue was $1.8 million in 1999, its first year of operation.

   Gross margin as a percentage of revenue decreased to 45 percent in 1999 from 52 percent in 1998. Contributing to the decrease was a lower utilization rate of Data Dimensions' field consultants as Y2K projects were completed, without a corresponding increase in non-Y2K business. As more fully described in Note 4 to the Consolidated Financial Statements, Data Dimensions initiated a restructuring plan in the third quarter of 1999 to better align its expenses with revenue expectations.

   General, administrative and selling expense of $37.7 million decreased 3 percent from $38.8 million in 1998. The decrease was primarily due to a reduction in the number of employees in sales and administrative functions in the second half of the year. As more fully described in Note 4 to Data Dimensions Consolidated Financial Statements, Data Dimensions initiated a restructuring plan in the third quarter of 1999 to better align its expenses with revenue expectations, producing lowered general, administrative and selling expenses in the second half of 1999. General, administrative and selling expense represented 42 percent of total revenue in 1999 compared to 38 percent in 1998.

   Non-recurring charges in 1999 were $1.2 million compared to $757,000 in 1998. The 1999 charge, more fully described in Note 4 to the Consolidated Financial Statements, resulted from Data Dimensions' transition from providing products and consulting services addressing Y2K remediation to providing information technology consulting and other services. The 1999 charge was for severance costs and asset write-downs associated with Data Dimensions restructuring efforts as part of this transition. The 1998 charge was for merger related costs for the ST Labs acquisition in August 1998.

   The income from litigation settlement of $1.9 million in 1999 represents a settlement with an international licensee concerning royalties owed Data Dimensions related to Y2K work performed under license agreements.

   Income from continuing operations, net of tax decreased to $2.0 million in 1999 from $7.8 million in 1998. The decrease in 1999 resulted from reduced gross margins and higher general, administrative and selling expenses in relation to revenue.

   Net income of $843,000 in 1999 and $9.2 million in 1998 reflects a loss from discontinued operations of $1.1 million in 1999 and income from discontinued operations of $1.4 million in 1998.

   The annual effective tax rate in 1999 and 1998 was 39 percent. This is higher than the statutory rate due largely to state income tax provisions. This was offset, to some extent, by income generated by foreign entities operating in jurisdictions, which have lower tax rates.

Liquidity and Capital Resources

   At December 31, 2000, Data Dimensions had $15.1 million of working capital, of which $2.1 million was cash and cash equivalents. Also included in current assets is a federal income tax receivable of $4.5 million. Data Dimensions expects to receive a refund of taxes paid in 1998 and 1999 as a result of carrying the tax losses of 2000 back against previous years income. Data Dimensions acquired $1.4 million, $1.5 million and $3.6 million of equipment and furniture, primarily computer equipment and office furniture, in 2000, 1999 and 1998, respectively. Data Dimensions expects to spend a lesser amount on equipment and furniture in 2001 than in 2000. Data Dimensions significantly increased its allowance for bad debts in the fourth quarter of 2000 in response to slowing payments and funding difficulty of some of its clients. In addition, several clients filed for bankruptcy late in the year and these amounts have been written-off.

   Cash flow from operating activities was $(6.7) million, $12.9 million and $1.9 million in the years ended December 31, 2000, 1999 and 1998, respectively. The negative cash flow in 2000 was primarily related to the operating losses incurred during the year. Continued operating losses would require additional sources of liquidity in order for Data Dimensions to meet its cash requirements. Sources of additional liquidity may be difficult to acquire or may be on terms not favorable to Data Dimensions. If additional liquidity is not available, Data Dimensions will need to reduce its expenses to ensure adequate liquidity for ongoing operating expenses.

   Data Dimensions had a $10 million, two-year, working capital, revolving line of credit with a bank that expired in June 2000. In January 2001, Data Dimensions entered into a line of credit agreement with another commercial bank under which it can borrow up to $7.5 million based on the value of certain current assets. The agreement calls for Data Dimensions to meet certain financial covenants. In conjunction with the line of credit, Data Dimensions issued warrants for the purchase of 150,000 shares of common stock at an exercise price of $0.90 per share and 75,000 shares of common stock at an exercise price of $0.75 per share. The value ascribed to these warrants is immaterial.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Data Dimensions has a line of credit that has borrowing rates subject to market rates. An increase in market rates would make financing more expensive for Data Dimensions. In addition, Data Dimensions' clients may be impacted by fluctuations in interest rates or foreign currency rates, which may impact their need for Data Dimensions' services. Data Dimensions had no market rate sensitive instruments, positions or transactions at December 31, 2000.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of March 31, 2001, certain information furnished to Data Dimensions with respect to ownership of Data Dimensions' common stock of (i) each director, (ii) the Chief Executive Officer, (iii) the named executive officers other than the current Chief Executive Officer, and
(iv) all executive officers and directors as a group. As of March 31, 2001, Data Dimensions knows of no person, entity or group that beneficially owns 5% or more of Data Dimensions' common stock, except as listed below.

   Except as noted below, the address of each person listed on the table is c/o Data Dimensions, Inc., 3535 Factoria Boulevard SE, Sterling Plaza, 3rd Floor, Bellevue, Washington 98006.

                                  Amount and  Nature of     Percent of Common
   Name of Beneficial Owner      Beneficial Ownership (1) Stock Outstanding (2)
   ------------------------      ------------------------ ---------------------
   Peter A. Allen (3)..........           390,000                  2.9%
   Thomas W. Fife (4)..........            29,249                    *
   Lucie J. Fjeldstad (5)......            29,000                    *
   Robert T. Knight (6)........            47,750                    *
   Dennis W. Walsh (7).........            12,500                    *
   Laurence C. Leslie (8)......            30,000                    *
   Howard H. Hayakawa (9)......            25,000                    *
   John W. Cramer (10).........            30,000                    *
   Eugene M. Stabile (11)......           433,103                  3.2%
   Nigel G. Martin-Jones (12)..            15,000                    *
   Larry W. Martin (13)........         1,986,521                 14.7%
    605 Evergreen Point Road
    Medina, Washington 98039
   All executive officers and
    directors as a group
    (8 persons) (14)...........           593,499                  4.4%

--------
 *  Less than 1% of the outstanding shares of common stock.
 (1) According to the rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if (s)he has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or otherwise. Except as otherwise indicated, the stockholders identified in this table have sole voting and investment power with regard to the shares shown as beneficially owned by them. Shares of common stock subject to options or warrants exercisable on or before May 30, 2001 ("Vested Options") are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
 (2) Based on 13,560,972 shares of common stock issued and outstanding as of March 31, 2001.
 (3) Includes 375,000 Vested Options.
 (4) Includes 13,257 Vested Options.
 (5) Includes 24,000 Vested Options.
 (6) Includes 27,750 Vested Options.
 (7) Includes 12,500 Vested Options.
 (8) Includes 30,000 Vested Options.
 (9) Includes 25,000 Vested Options.
(10) Includes 30,000 Vested Options.
(11) Mr. Stabile is deceased. The shares of common stock of Data Dimensions are beneficially owned by Mr. Stabile's estate.
(12) Mr. Martin-Jones resigned as an executive officer of Data Dimensions effective October 31, 2000.
(13) Includes 9,000 shares held by Mr. Martin's spouse; Mr. Martin resigned as director of Data Dimensions effective December 31, 1999.
(14) Includes 537,507 Vested Options. The group of 8 persons excludes the shares beneficially owned by Mr. Stabile and Mr. Martin-Jones since they were not executive officers as of March 31, 2001.

      SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
                        LIONBRIDGE FOLLOWING THE MERGER

   The following table sets forth certain information regarding the beneficial ownership of Lionbridge's common stock as of March 31, 2001 for (i) each person who is known by Lionbridge to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of Lionbridge, (iii) each named executive officer of Lionbridge and (iv) all of the directors and executive officers of Lionbridge as a group assuming the merger had been consummated on March 31, 2001.

   Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 950 Winter Street, Waltham, Massachusetts 02451.

                                                   Amount and
                                                    Nature of      Percent of
                                                   Beneficial     Common Stock
Name of Beneficial Owner                         Ownership(1)(2) Outstanding(3)
------------------------                         --------------- --------------
Rory J. Cowan(4)...............................     2,268,916          7.4%

Marcia J. Hooper(5)............................     4,364,004         14.2%
 c/o Advent International Corporation
 75 State Street
 Boston, Massachusetts 02109

Guy L. de Chazal(6)............................     3,163,755         10.3%
 c/o Morgan Stanley Venture Capital
 1221 Avenue of the Americas, 33rd Floor
 New York, New York 10020

Paul Kavanagh(7)...............................        76,167            *
 "Arcachon"
 Strathmore Road, Killiney, Co. Dublin, Ireland

Claude P. Sheer(8).............................         7,166            *
 240 Main Street
 Boxford, Massachusetts 01921

Roger O. Jeanty(9).............................     1,630,819          5.3%

Myriam Martin-Kail(10).........................       321,386          1.0%

Stephen J. Lifshatz(11)........................       212,000            *

Peter H. Wright(12)............................       125,117            *

Morgan Stanley Dean Witter-sponsored limited
 partnerships(13)..............................     3,424,568         11.2%
 1221 Avenue of the Americas, 33rd Floor
 New York, New York 10020

Advent-sponsored limited partnerships(14)......     4,364,004         14.2%
 75 State Street
 Boston, Massachusetts 02109

Cornerstone Equity Investors IV, L.P...........     2,399,853          7.8%
 717 Fifth Avenue, Suite 1100
 New York, New York 10022

All executive officers and directors as a group
 (9 persons)(15)...............................    12,169,330         38.9%

--------
 *  Less than 1% of the outstanding shares of common stock.

 (1) The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.
 (2) The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (3) Based on 28,038,697 shares of Lionbridge common stock outstanding as of March 31, 2001 and assumes the issuance in the merger of 2,588,570 shares of Lionbridge common stock to the Data Dimensions stockholders in exchange for all of the outstanding shares of Data Dimensions common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of common stock. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2001 are deemed outstanding for computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (4) Includes 58,332 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of March 31, 2001.
 (5) Includes 357,849 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II--Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-- PGGM Limited Partnership. Ms. Hooper is a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of the Advent-sponsored limited partnerships. Ms. Hooper may be deemed to beneficially own the shares held by the Advent-sponsored limited partnerships. Ms. Hooper disclaims beneficial ownership of all these shares, except to the extent of her pecuniary interest therein.
 (6) Includes 2,744,105 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 375,235 shares held by Morgan Stanley Venture Investors Annex, L.P. and 44,415 shares held directly by Mr. de Chazal. Mr. de Chazal is the Chairman and Chief Executive Officer of Morgan Stanley Venture Capital II, Inc., the managing general partner of Morgan Stanley Venture Partners II, L.P., which is the general partner of each of the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal may be deemed to beneficially own the shares held by the Morgan Stanley-sponsored limited partnerships. Mr. de Chazal disclaims beneficial ownership of all these shares, except to the extent of his pecuniary interest therein.
 (7) Includes 9,500 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of March 31, 2001.
 (8) Represents 7,166 shares deemed to be beneficially owned by Mr. Sheer pursuant to options exercisable within 60 days of March 31, 2001.
 (9) Includes 112,973 shares deemed to be beneficially owned by Mr. Jeanty pursuant to options exercisable within 60 days of March 31, 2001 and 384,420 shares held by Tracy A. Jeanty, Mr. Jeanty's wife. Mr. Jeanty disclaims beneficial ownership of all these shares held by Mrs. Jeanty.
(10) Represents shares deemed to be beneficially owned by Ms. Martin-Kail pursuant to options exercisable within 60 days of March 31, 2001.
(11) Includes 75,735 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days of March 31, 2001.
(12) Includes 36,665 shares deemed to be beneficially owned by Mr. Wright pursuant to options exercisable within 60 days of March 31, 2001.
(13) Includes 2,744,105 shares held by Morgan Stanley Venture Capital Fund II Annex, L.P., and 375,235 shares held by Morgan Stanley Venture Investors Annex, L.P. The general partner of each of the Morgan Stanley-sponsored limited partnerships is Morgan Stanley Venture Partners II, L.P. Morgan Stanley Venture Capital II, Inc. is the managing general partner of Morgan Stanley Venture Partners II, L.P. and exercises sole voting and investment power with respect to all shares held of record by the Morgan Stanley-sponsored limited partnerships; individually, no stockholder, director or officer of Morgan Stanley Venture Capital II, Inc. is deemed to have or share voting or investment power. In addition, Morgan Stanley Venture Capital II, Inc., holds 305,228 shares directly.

(14) Includes 357,849 shares held by Advent Euro--Italian Direct Investment Program Limited Partnership; 96,191 shares held by Advent Partners Limited Partnership; 2,613,975 shares held by Global Private Equity II Limited Partnership; 549,683 shares held by Global Private Equity II--Europe Limited Partnership; and 746,306 shares held by Global Private Equity II-- PGGM Limited Partnership. The general partner of the Advent-sponsored limited partnerships is Advent International Limited Partnership. Advent International Corporation is the general partner of Advent International Limited Partnership and exercises sole voting and investment power with respect to all shares held of record by the Advent-sponsored limited partnerships; individually, no stockholder, director or officer of Advent International Corporation is deemed to have or share this voting or investment power.
(15) Includes 621,757 shares of common stock which the directors and executive officers as a group have the right to acquire pursuant to options exercisable within 60 days of March 31, 2001. Includes 4,364,004 shares held by the Advent-sponsored limited partnerships that Ms. Hooper may be deemed to beneficially own and 3,119,340 shares held by the Morgan Stanley-sponsored limited partnerships that Mr. de Chazal may be deemed to beneficially own.

                    DESCRIPTION OF LIONBRIDGE CAPITAL STOCK

   The following is a summary of certain matters with respect to the capital stock of Lionbridge. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read the more detailed provisions of Lionbridge's certificate of incorporation and by-laws carefully.

General

   As of the date of this proxy statement/prospectus, Lionbridge's authorized capital stock consists of 100,000,000 shares of Lionbridge common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. No other classes of capital stock are authorized under the Lionbridge certificate of incorporation. The issued and outstanding shares of Lionbridge common stock are duly authorized, validly issued, fully paid and nonassessable.

Lionbridge Common Stock

   Holders of Lionbridge common stock have no preemptive, redemption or conversion rights. The holders of Lionbridge common stock are entitled to receive dividends when and as declared by the Lionbridge board of directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding preferred stock. Upon Lionbridge's liquidation, dissolution or winding up, the holders of Lionbridge common stock may share ratably in Lionbridge's net assets after payment of liquidating distributions to holders of Lionbridge preferred stock, if any. Each holder of Lionbridge common stock is entitled to one vote per share of Lionbridge common stock held of record by such holder.

   The registrar and transfer agent for the Lionbridge common stock is American Stock Transfer & Trust Co.

Lionbridge Preferred Stock

   The Lionbridge board of directors has the power, without further vote of stockholders, to authorize the issuance of up to 5,000,000 shares of Lionbridge preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Lionbridge preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. There are no shares of Lionbridge preferred stock currently outstanding.

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF DATA DIMENSIONS AND LIONBRIDGE

General

   This section of the proxy statement/prospectus describes the material differences between the rights of holders of Data Dimensions common stock and holders of Lionbridge common stock. While Data Dimensions and Lionbridge believe that the description covers the material differences between the two, this summary is not intended to be a complete discussion of the respective certificates of incorporation and by-laws of Data Dimensions and Lionbridge and it is qualified in its entirety to applicable Delaware law as well as to Data Dimensions' and Lionbridge's respective certificates of incorporation and by-laws. You should carefully read this entire summary and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Data Dimensions and being a stockholder of Lionbridge. Data Dimensions' and Lionbridge's respective certificates of incorporation and by-laws are on file with the SEC and will also be sent to you upon request. For more information, see "Where You Can Find More Information" on page 106.

   Both Data Dimensions and Lionbridge are incorporated under the laws of the state of Delaware. Accordingly, the rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and by-laws. If the merger is completed, stockholders of Data Dimensions will become stockholders of Lionbridge and the rights of the former stockholders of Data Dimensions will be governed by

Delaware law, the Lionbridge certificate of incorporation and the Lionbridge by-laws. The following summarizes differences in the certificates of incorporation of Data Dimensions and Lionbridge that could materially affect the rights of stockholders of Data Dimensions after completion of the merger.

Capitalization

   Lionbridge. Lionbridge is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. On March 31, 2001, 28,038,697 shares of Lionbridge common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Lionbridge's board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of Lionbridge common stock.

   Data Dimensions. Data Dimensions is authorized to issue 20,000,000 shares of $0.001 par value common stock. As of March 31, 2001, 13,560,972 shares of Data Dimensions common stock were issued and outstanding.

Voting

   Lionbridge. Each holder of Lionbridge common stock is entitled to one vote for each share and may not cumulate votes. Except as otherwise required by law or provided in the Lionbridge certificate of incorporation, the holders of Lionbridge common stock and Lionbridge preferred stock vote together as a single class on all matters voted on by the Lionbridge stockholders.

   Data Dimensions. Each holder of Data Dimensions common stock is entitled to cast one vote, in person or by proxy, for each share held, on all matters to be voted on by the stockholders of the company. All elections are determined by a plurality of the votes cast, and except as otherwise required by Data Dimensions' certificate of incorporation or by Delaware law, all other matters are determined by a majority of the votes cast affirmatively or negatively. Any business combination with a beneficial owner of 30% or more of the Data Dimensions' capital stock entitled to vote on such business combination must be approved by holders of 66 2/3% of the remaining capital stock entitled to be voted on the business combination, excluding the shares of capital stock held by the 30% beneficial owner.

Number and Classification of Directors

   Lionbridge. Lionbridge's by-laws provide that the number of directors may not be less than three. Lionbridge's by-laws and certificate of incorporation provide that its board of directors will be comprised of three classes with no one class having more than one director more than any other class. Each class is elected for three years and a different class of directors stands for election each year.

   Data Dimensions. Data Dimensions' by-laws provide that the number of directors which constitute the entire board of directors may not be less than three nor more than fifteen, the specific number to be fixed from time to time by resolution of the board of directors. The affirmative vote of the holders of 66 2/3% of the common stock of Data Dimensions is required for the amendment or repeal by the stockholders of that section of the by-laws of Data Dimensions which fixes the total number of directors. Data Dimensions' by-laws and certificate of incorporation provide that its board of directors is to be comprised of three classes, with each class consisting of one-third of the number of directors constituting the entire board of directors. In instances where the total number of directors is a number other than a multiple of three, the number of directors to be elected to each class is to reasonably approximate the number which would have been elected to such class had the total number of directors been a multiple of three. Each class is elected for three years and a different class of directors stands for election each year.

Removal of Directors

   Lionbridge. Lionbridge's by-laws and certificate of incorporation provide that the stockholders may remove a director for cause by the affirmative vote of the holders of at least a majority of the shares of the capital stock of Lionbridge outstanding and entitled to vote or without cause by the affirmative vote of holders of at least 75% of the shares of the capital stock of Lionbridge outstanding and entitled to vote.

   Data Dimensions. Data Dimensions' by-laws provide that the stockholders may remove a director or the entire board of directors at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the capital stock of the company.

Filling Vacancies on the Board of Directors

   Lionbridge. Lionbridge's by-laws and certificate of incorporation provide that the directors will fill a vacancy on the board, including a vacancy caused by an enlargement of the board, by a vote of the majority of the directors then in office, even if they constitute less than a quorum, or by a sole remaining director. A director elected to fill a vacancy will be elected to hold office until the next election of the class for which the director was elected and until a successor is elected and qualified.

   Data Dimensions. Data Dimensions' by-laws and certificate of incorporation provide that the directors will fill a vacancy on the board of directors, including a vacancy caused by an enlargement of the board of directors, by a vote of the majority of the directors then in office, even if they constitute less than a quorum. A director elected to fill a vacancy will be elected to hold office until the next election of the class for which the director was elected and until a successor is elected and qualified.

Amendments to Certificate of Incorporation

   Lionbridge. Lionbridge's certificate of incorporation provides that any proposal amending Lionbridge's certificate of incorporation to reduce or eliminate the number of its authorized shares of common stock or preferred stock, or relating to Lionbridge's perpetual existence, the board of directors generally, stockholder action and special meetings of stockholders, personal liability of directors, indemnification, factors the board may consider in connection with mergers and acquisitions or amending the certificate of incorporation requires the affirmative vote of at least 75% of the shares of capital stock of Lionbridge outstanding and entitled to vote.

   Data Dimensions. Data Dimensions' certificate of incorporation provides that the company reserves the right to amend, alter, change or repeal any provision of its certificate of incorporation in the manner prescribed by statute.

Amendments to By-laws

   Lionbridge. Lionbridge's by-laws provide that the directors may amend the by-laws by the affirmative vote of a majority of the directors present at any regular or special meeting at which a quorum is present. In addition, Lionbridge's by-laws also provide that the stockholders may amend the by-laws by the affirmative vote of 75% of the shares of Lionbridge capital stock outstanding and entitled to vote at any regular or special meeting of stockholders.

   Data Dimensions. Data Dimensions' by-laws provide that the directors may amend the by-laws by the affirmative vote of a majority of the authorized directors, whether or not there exist any vacancies in previously authorized directorships at such time. The by-laws also provide that the stockholders may adopt, amend or repeal the by-laws.

Action by Written Consent

   Lionbridge. Lionbridge's certificate of incorporation and by-laws provide that the stockholders may not take any action by written consent in lieu of a meeting.

   Data Dimensions. As permitted by Delaware law, action required or permitted to be taken at any annual or special meeting of stockholders of Data Dimensions, may be taken without a meeting, without prior notice and without a vote, by the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Notice of Stockholder Actions

   Lionbridge. Lionbridge's by-laws provide that to nominate directors or bring business before an annual meeting, stockholders must give written notice to the Secretary of Lionbridge at least 120 days, but not more than 150 days, prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. However, if the annual meeting is more than 30 days before or 60 days after the anniversary date or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, stockholders must give written notice not more than 90 days prior to the annual meeting and not less than the later of 60 days prior to the annual meeting and 10 days after Lionbridge makes the first public announcement of the date of the meeting.

   Data Dimensions. Data Dimensions' by-laws provide that to nominate directors or otherwise bring business before a stockholder meeting, stockholders must give written notice to the Secretary of Data Dimensions at least 75 days, but not more than 90 days, prior to the date of the stockholder meeting. If, however, less than 90 days' notice or prior public disclosure of the date of the stockholder meeting is given or made to stockholders, notice by the stockholder must be given not later than the close of business on the fifteenth day following the day on which the notice of meeting was mailed or the public disclosure made, whichever first occurs.

Right to Call Special Meeting of Stockholders

   Lionbridge. Lionbridge's by-laws provide that the chairman of the board of directors, a majority of the board of directors or the President may call a special meeting of stockholders at any time.

   Data Dimensions. Data Dimensions' by-laws provide that the board of directors or the President may call a special meeting of stockholders at any time. The President and Secretary are to call a special meeting of the stockholders upon the written request of stockholders holding a majority of the capital stock of the company.

Limitation of Personal Liability of Directors

   The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit the liability of a director for:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

  . any transaction from which the director derived an improper personal benefit.

   Lionbridge. The Lionbridge certificate of incorporation provides that no director shall be personally liable to Lionbridge or its stockholders for monetary damages for breach of fiduciary duty as director, notwithstanding any provision of law imposing liability, except:

  . for any breach of the director's duty of loyalty to Lionbridge or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the General Corporation Law of the State of
     Delaware; or

  . for any transaction from which the director derived an improper personal benefit.

   Data Dimensions. The Data Dimensions certificate of incorporation provides that no director will be personally liable to Data Dimensions or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except:

  . for any breach of the director's duty of loyalty to Data Dimensions or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the General Corporation Law of the State of
     Delaware; or

  . for any transaction from which the director derived an improper personal benefit.

Dividends

   Lionbridge. Lionbridge's certificate of incorporation provides that Lionbridge's board may declare and pay dividends upon shares of Lionbridge common stock, but only out of funds available for the payment of dividends as provided by law, and subject to any preferential rights of any outstanding preferred stock. The terms of Lionbridge's credit facility with Silicon Valley Bank prohibit the payment of cash dividends to Lionbridge by its European subsidiaries and the terms of Lionbridge's subordinated notes held by Capital Resource Lenders and the Morgan Stanley limited partnerships prohibit Lionbridge from paying any dividends to the Lionbridge stockholders.

   Data Dimensions. As permitted by the Delaware General Corporation Law, Data Dimensions' board may declare and pay dividends upon shares of Data Dimensions common stock, but only out of funds available for the payment of dividends as provided by law.

Conversion and Redemption

   Lionbridge. Holders of Lionbridge common stock have no right to convert their shares into any other shares of capital stock of Lionbridge or any other securities. Holders of Lionbridge common stock are not entitled to any redemption rights.

   Data Dimensions. In accordance with the Delaware General Corporation Law, holders of Data Dimensions common stock have no right to convert their shares into any other shares of capital stock of Data Dimensions or any other securities. Holders of Data Dimensions common stock are not entitled to any redemption rights.

Liquidation

   Lionbridge. Lionbridge's certificate of incorporation provides that upon the dissolution or liquidation of Lionbridge, holders of Lionbridge common stock will be entitled to receive all assets of Lionbridge available for distribution to Lionbridge's stockholders, subject to any preferential rights of any then outstanding preferred stock.

   Data Dimensions. In accordance with the Delaware General Corporation Law, upon the dissolution or liquidation of Data Dimensions, holders of Data Dimensions common stock will be entitled to receive all assets of Data Dimensions available for distribution to Data Dimensions' stockholders.

                       RIGHTS OF DISSENTING STOCKHOLDERS

   Under Delaware law, Data Dimensions stockholders who vote against the merger and the agreement and plan of reorganization will have no statutory right of appraisal to receive the "fair value" of their shares in cash rather than the Lionbridge common stock specified in the agreement and plan of reorganization.

                      GOVERNMENT AND REGULATORY APPROVALS

   Other than compliance with federal and state securities laws applicable for the issuance of Lionbridge common stock in the merger and with respect to the soliciting the votes of the Data Dimensions stockholders to approve the merger and compliance with the Delaware General Corporation Law, Lionbridge and Data Dimensions do not believe that any material federal or state governmental approvals or actions will be required for completion of the merger.

   While no antitrust approvals are required to consummate the merger, at any time before the effective time of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Lionbridge to divest itself, in whole or in part, of the surviving corporation of the merger or of certain businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Lionbridge will prevail. For more information, see "The Agreement and Plan of Reorganization--Conditions to Completion of the Merger" on page 49.

                                    EXPERTS

   The audited consolidated financial statements of Lionbridge Technologies, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus, except as they relate to INT'L.com, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to INT'L.com, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, have been audited by Arthur Andersen LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

   The financial statements of Data Dimensions, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   The validity of the shares of Lionbridge common stock to be issued in connection with the merger will be passed upon for Lionbridge by Testa, Hurwitz & Thibeault, LLP. Attorneys at Testa, Hurwitz & Thibeault, LLP owned 16,667 shares of Lionbridge common stock as of March 31, 2001. Garvey, Schubert & Barer, counsel to Data Dimensions, will pass upon certain U.S. federal income tax consequences of the merger.

                             STOCKHOLDER PROPOSALS

   If the merger and agreement and plan of reorganization is not approved and adopted by the Data Dimensions stockholders at the special meeting, any stockholder proposal intended to be presented at the annual meeting of stockholders of Data Dimensions, to be held in 2001, must have been received by Data Dimensions on or before December 8, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If the merger and agreement and plan of reorganization is not approved and adopted by the Data Dimensions stockholders at the special meeting, the board of directors of Data Dimensions will set a date and time for the 2001 annual meeting. If less than 90 days notice or prior public disclosure of the date of the 2001 annual meeting of Data Dimensions stockholders is given or made to stockholders, notice by a stockholder of such stockholder's intent to present a proposal at the 2001 annual meeting (which proposal would not be included in the proxy materials), must be received by Data Dimensions not later than the close of business on the fifteenth day following the day on which the notice of annual meeting is mailed or public disclosure of the annual meeting date is made, whichever first occurs.

                      WHERE YOU CAN FIND MORE INFORMATION

   Lionbridge and Data Dimensions file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Lionbridge or Data Dimensions at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Each of Lionbridge's and Data Dimensions' Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Lionbridge maintains a world wide Web site at "http://www.lionbridge.com" and Data Dimensions maintains a world wide Web site at "http://www.data-dimensions.com." Neither company's Web site is a part of this proxy statement/prospectus.

   Lionbridge filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the Lionbridge common stock issuable pursuant to the agreement and plan of reorganization. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Lionbridge, Data Dimensions and the Lionbridge common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

   Lionbridge has supplied all information contained in this proxy statement/prospectus relating to Lionbridge, and Data Dimensions has supplied all information contained in this proxy statement/prospectus relating to Data Dimensions.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:
Introduction.............................................................  F-2
Unaudited Pro Forma Combined Condensed Statement of Operations for the
 year ended December 31, 2000............................................  F-3
Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31,
 2000....................................................................  F-4
Notes to Unaudited Pro Forma Combined Condensed Financial Statements.....  F-5

LIONBRIDGE TECHNOLOGIES, INC.:
Reports of Independent Accountants.......................................  F-6
Consolidated Balance Sheets as of December 31, 2000 and 1999.............  F-8
Consolidated Statements of Operations for the years ended December 31,
 2000, 1999 and 1998.....................................................  F-9
Consolidated Statements of Redeemable Preferred Stock and Stockholders'
 Equity (Deficit) for the years ended December 31, 2000, 1999 and 1998... F-10
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998..................................................... F-12
Notes to Consolidated Financial Statements............................... F-13

DATA DIMENSIONS, INC.:
Report of Independent Accountants........................................ F-36
Consolidated Balance Sheets as of December 31, 2000 and 1999............. F-37
Consolidated Statements of Operations and Comprehensive Income for the
 years ended December 31, 2000, 1999 and 1998............................ F-38
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 2000, 1999 and 1998........................................ F-39
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998..................................................... F-40
Notes to Consolidated Financial Statements............................... F-41

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On March 8, 2001, Lionbridge Technologies, Inc. ("Lionbridge") entered into an agreement to acquire all of the capital stock of Data Dimensions, Inc. ("Data Dimensions"). The transaction is intended to be a tax-free, stock-for-stock transaction, accounted for using the purchase method of accounting. Lionbridge will issue approximately 2,588,570 shares of its common stock in exchange for all of the capital stock of Data Dimensions and up to approximately 450,000 additional shares of its common stock upon the exercise of outstanding options and warrants of Data Dimensions being assumed by Lionbridge.

   The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and the related notes thereto of Lionbridge and Data Dimensions which are presented in this joint proxy statement/prospectus. See "Where You Can Find More Information." The unaudited pro forma combined condensed balance sheet gives effect to the acquisition as if it had occurred on December 31, 2000 and includes all material pro forma adjustments necessary for this purpose. The unaudited pro forma combined condensed statement of operations combines Lionbridge's operating results for the year ended December 31, 2000 with the operating results of Data Dimensions for the same period. The unaudited pro forma combined condensed statement of operations gives effect to the acquisition as if it had occurred on January 1, 2000 and includes all material pro forma adjustments necessary for this purpose.

   Lionbridge expects to incur costs of the acquisition principally in the quarter in which the acquisition is consummated. Such costs, which are currently estimated to be approximately $500,000, will primarily consist of fees to legal counsel and independent accountants, and printing and other fees and expenses relating to preparing this joint proxy statement/prospectus. However, additional unanticipated expenses may be incurred in connection with this transaction. The unaudited pro forma combined condensed financial statements reflect these estimated transaction costs.

   The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                (Amounts in thousands, except per share amounts)

                                              Data       Pro Forma     Pro Forma
                                Lionbridge Dimensions Adjustments (2)  Combined
                                ---------- ---------- ---------------  ---------
Revenue.......................   $115,149   $ 32,408                   $147,557
Cost of revenue...............     72,746     22,448      $   204        95,398
                                 --------   --------      -------      --------
  Gross profit................     42,403      9,960         (204)       52,159
                                 --------   --------      -------      --------
Operating expenses:
  Sales and marketing.........     11,384        --         5,802        17,186
  General and administrative..     33,143     25,748       (2,127)5(a)   50,758
                                                           (6,006)
  Research and development....      2,518        --                       2,518
  Amortization of acquisition-
   related intangible assets..      6,503        --          (430)5(b)    6,073
  Merger, restructuring and
   other charges (credits)....      4,266       (136)                     4,130
  Stock-based compensation....        799        --                         799
                                 --------   --------      -------      --------
    Total operating expenses..     58,613     25,612       (2,761)       81,464
                                 --------   --------      -------      --------
Loss from operations..........    (16,210)   (15,652)       2,557       (29,305)
Interest expense..............      2,735         22         (270)        2,487
Other (income) expense, net...        714       (211)         270           773
                                 --------   --------      -------      --------
Loss from continuing
 operations before income
 taxes........................    (19,659)   (15,463)       2,557       (32,565)
Provision for (benefit from)
 income taxes of continuing
 operations...................        616     (4,361)                    (3,745)
                                 --------   --------      -------      --------
Loss from continuing
 operations, net of taxes.....    (20,275)   (11,102)       2,557       (28,820)
Loss from discontinued
 operations, net of taxes.....        --      (1,476)                    (1,476)
Gain from sale of discontinued
 operations, net of taxes.....        --       3,102                      3,102
                                 --------   --------      -------      --------
Net loss......................    (20,275)    (9,476)       2,557       (27,194)
Accrued dividends on preferred
 stock........................      3,574        --                       3,574
                                 --------   --------      -------      --------
Net loss attributable to
 common stockholders..........   $(23,849)  $ (9,476)     $ 2,557      $(30,768)
                                 ========   ========      =======      ========
Basic and diluted net loss per
 share attributable to common
 stockholders (1):
    From continuing
     operations...............   $  (0.96)  $  (0.82)                  $  (1.18)
    From discontinued
     operations...............        --        0.12                       0.06
                                 --------   --------                   --------
                                 $  (0.96)  $  (0.70)                  $  (1.12)
                                 ========   ========                   ========
Shares used in computing basic
 and diluted net loss per
 share attributable to common
 stockholders (1).............     24,871     13,560                     27,459


   See accompanying notes to unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 2000

                             (Amounts in thousands)

                                             Data      Pro Forma      Pro Forma
                               Lionbridge Dimensions Adjustments(2)   Combined
                               ---------- ---------- --------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents...  $ 16,741   $ 2,110                    $ 18,851
  Accounts receivable, net....    16,355    11,523      $ (1,070)       26,808
  Work in process.............     6,710       --          1,070         7,780
  Income tax receivable.......       --      4,500                       4,500
  Other current assets........     1,795     1,103                       2,898
                                --------   -------      --------      --------
    Total current assets......    41,601    19,236           --         60,837
Property and equipment, net...     4,932     2,952        (2,952)6(a)    4,932
Goodwill and other intangible
 assets, net..................    14,865       --                       14,865
Other assets..................       648       947                       1,595
                                --------   -------      --------      --------
      Total assets............  $ 62,046   $23,135      $ (2,952)     $ 82,229
                                ========   =======      ========      ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Short-term debt and current
   portion of long-term debt..  $ 11,337   $   --                     $ 11,337
  Accounts payable............     6,669     1,057                       7,726
  Accrued expenses and other
   current liabilities........    15,782     3,031      $    500 6(d)   19,029
                                                            (284)
  Deferred revenue............     3,578       --            284         3,862
                                --------   -------      --------      --------
    Total current
     liabilities..............    37,366     4,088           500        41,954
                                --------   -------      --------      --------
Long-term debt, less current
 portion......................    13,265       --                       13,265
Deferred credit...............       --        --          2,151 6(a)    2,151
Other long-term liabilities...       231       192                         423
Accumulated deficit...........   (79,325)   (2,529)        2,529 6(b)  (79,325)
Other stockholders' equity....    90,509    21,384       (21,384)6(b)  103,761
                                                          13,252 6(c)
                                --------   -------      --------      --------
    Total stockholders'
     equity...................    11,184    18,855        (5,603)       24,436
                                --------   -------      --------      --------
      Total liabilities and
       stockholders' equity...  $ 62,046   $23,135      $ (2,952)     $ 82,229
                                ========   =======      ========      ========


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The unaudited pro forma combined per share amounts are based on the combined weighted-average number of Lionbridge common shares and Data Dimensions common shares outstanding for the period presented based on Data Dimensions stockholders receiving 0.190884 of a Lionbridge common share for each share of Data Dimensions common stock held.

(2) Certain reclassifications have been made to the Data Dimensions statement of operations and balance sheet to classify certain expenses and liabilities on a basis consistent with the Lionbridge presentation. None of the expense reclassifications affect loss from continuing operations.

(3) There were no financial transactions between Lionbridge and Data Dimensions during the period presented.

(4) Restructuring costs are anticipated to be incurred in connection with the acquisition of Data Dimensions. Such costs, which have not yet been estimated, may include amounts with respect to the elimination of excess facilities and employee severance. These costs have not been reflected in the unaudited pro forma combined condensed financial statements.

(5) Adjustments to reflect the acquisition of Data Dimensions as if it had occurred as of January 1, 2000 are as follows:

  a) To remove depreciation expense of Data Dimensions due to the write down of property and equipment (see Note (6)(a)).

  b) To record amortization of the $2.2 million deferred credit generated from the acquisition of Data Dimensions, assuming one year of a five-year amortization period, recorded on a straight-line basis.

(6) Adjustments to reflect the acquisition of Data Dimensions as if it had occurred as of December 31, 2000 are as follows:

  a) To allocate the excess of the fair value of assets and liabilities of Data Dimensions over the purchase price to the noncurrent assets of Data Dimensions, resulting in a residual deferred credit of $2.2 million. No amount of the excess has been allocated to the other long-term assets of Data Dimensions as these principally represent deferred taxes and cash deposits. The allocation of the purchase price to the fair value of assets and liabilities of Data Dimensions has not yet been determined. Therefore, for purposes of the unaudited pro forma combined condensed financial information, the excess of the book value of net assets acquired of Data Dimensions over the purchase price, after partial allocation to noncurrent assets, is being recorded as a deferred credit.

  b) To remove pre-acquisition stockholders' equity of Data Dimensions.

  c) To record issuance of 2,588,570 shares of Lionbridge common stock, the number of shares expected to be issued in the merger, at a value of $4.89 per share, the average closing price of Lionbridge common stock for five days before and after the announcement of the acquisition, as well as the fair value of the options and warrants to be assumed by Lionbridge for the purchase of approximately 450,000 shares of Lionbridge common stock, provisionally estimated to be $600,000.

  d) To record estimated merger transaction costs.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lionbridge Technologies, Inc.:

   In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Lionbridge Technologies, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of INT'L.com, Inc., a wholly owned subsidiary, as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, which statements reflect total assets of $23,805,000 as of December 31, 1999 and total revenues of $34,902,000 and $17,317,000 for each of the two years in the period ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for INT'L.com, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 29, 2001, except as to Note 17
 which is as of April 2, 2001

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
INT'L.com, Inc. and Subsidiaries:

   We have audited the consolidated balance sheet, as restated, of INT'L.com, Inc. and Subsidiaries (a Delaware corporation formerly known as IC Global Services, Inc.) as of December 31, 1999, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive loss and cash flows for each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INT'L.com, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
March 3, 2000

                         LIONBRIDGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (Amounts in thousands, except share data)

                                                              December 31,
                                                            ------------------
                                                              2000      1999
                          ASSETS                            --------  --------
Current assets:
  Cash and cash equivalents................................ $ 16,741  $ 12,350
  Accounts receivable, net of allowances of $699 and $1,122
   at December 31, 2000 and 1999, respectively.............   16,355    15,063
  Work in process..........................................    6,710     5,119
  Other current assets.....................................    1,795     1,410
                                                            --------  --------
    Total current assets...................................   41,601    33,942
Property and equipment, net................................    4,932     6,388
Goodwill and other intangible assets, net..................   14,865    19,948
Other assets...............................................      648       417
                                                            --------  --------
    Total assets........................................... $ 62,046  $ 60,695
                                                            ========  ========

          LIABILITIES, REDEEMABLE PREFERRED STOCK
            AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term debt and current portion of long-term debt.... $ 11,337  $  9,636
  Current portion of capital lease obligations.............      255       959
  Accounts payable.........................................    6,669     9,621
  Accrued compensation and benefits........................    6,784     4,798
  Accrued outsourcing......................................    4,148     2,664
  Other accrued expenses...................................    4,371     4,081
  Deferred revenue.........................................    3,578     3,619
  Deferred income taxes....................................      224       224
                                                            --------  --------
    Total current liabilities..............................   37,366    35,602
                                                            --------  --------
Long-term debt, less current portion.......................   13,265    15,472
Capital lease obligations, less current portion............      114       307
Other long-term liabilities................................      117       269
Redeemable preferred stock.................................       --    19,787
Commitments (Note 7)
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; 5,000,000 shares
   authorized; no shares issued and outstanding............       --        --
  Common stock, $0.01 par value; 100,000,000 shares
   authorized; 27,561,640 and 21,323,790 shares issued and
   27,520,443 and 21,282,593 shares outstanding at December
   31, 2000 and 1999, respectively.........................      276       213
  Additional paid-in capital...............................   91,087    47,239
  Accumulated deficit......................................  (79,325)  (55,476)
  Deferred compensation....................................   (1,690)   (2,837)
  Subscriptions receivable.................................     (102)     (152)
  Treasury stock, at cost..................................     (167)     (167)
  Accumulated other comprehensive income...................    1,105       438
                                                            --------  --------
    Total stockholders' equity (deficit)...................   11,184   (10,742)
                                                            --------  --------
    Total liabilities, redeemable preferred stock and
     stockholders' equity (deficit)........................ $ 62,046  $ 60,695
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (Amounts in thousands, except per share amounts)

                                                      For the Years Ended
                                                         December 31,
                                                   ---------------------------
                                                     2000      1999     1998
                                                   --------  --------  -------
Revenue........................................... $115,149  $ 88,764  $59,754
Cost of revenue...................................   72,746    62,644   39,885
                                                   --------  --------  -------
  Gross profit....................................   42,403    26,120   19,869
                                                   --------  --------  -------
Operating expenses:
  Sales and marketing.............................   11,384    10,141    5,053
  General and administrative......................   33,143    29,222   16,393
  Research and development........................    2,518     2,216      265
  Amortization of acquisition-related intangible
   assets.........................................    6,503     6,113    2,445
  Merger, restructuring and other charges.........    4,266     1,197      501
  Acquired in-process research and development....       --       300       --
  Stock-based compensation........................      799       730       --
                                                   --------  --------  -------
    Total operating expenses......................   58,613    49,919   24,657
                                                   --------  --------  -------
Loss from operations..............................  (16,210)  (23,799)  (4,788)
Interest expense:
  Interest on outstanding debt....................    2,523     2,349      816
  Accretion of discount on debt...................      212     6,009       --
Other (income) expense, net.......................      714       351      (69)
                                                   --------  --------  -------
Loss before income taxes..........................  (19,659)  (32,508)  (5,535)
Provision for (benefit from) income taxes.........      616       699     (306)
                                                   --------  --------  -------
Net loss..........................................  (20,275)  (33,207)  (5,229)
Accrued dividends on preferred stock..............    3,574     2,397    1,248
                                                   --------  --------  -------
Net loss attributable to common stockholders...... $(23,849) $(35,604) $(6,477)
                                                   ========  ========  =======
Basic and diluted net loss per share attributable
 to common stockholders........................... $  (0.96) $  (3.08) $ (1.64)
Shares used in computing basic and diluted net
 loss per share attributable to
 common stockholders..............................   24,871    11,560    3,938


   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                (Amounts in thousands, except number of shares)

                       Redeemable                                                                            Treasury
                     Preferred Stock      Common Stock                                                         Stock
                   --------------------  ---------------                                                   -------------
                                                         Additional
                                                    Par   Paid-in   Accumulated   Deferred   Subscriptions
                     Shares     Amount    Shares   Value  Capital     Deficit   Compensation  Receivable   Shares Amount
                   -----------  -------  --------- ----- ---------- ----------- ------------ ------------- ------ ------
Balance at
December 31,
1997.............   13,271,454  $14,356  3,145,437  $31    $   60     $(7,395)
Issuance of
common stock and
preferred stock
in connection
with business
combinations.....    1,095,514    2,661  1,025,699   11       899
Stock options
exercised........                          316,662    3        39
Issuance of
common stock in
exchange for
subscriptions
receivable.......                          115,599    1       495                                $(496)
Issuance of
Series B
redeemable
preferred stock..    1,344,258    5,000
Dividend
distribution.....        5,000      500                                (6,000)
Accrual of
dividends on
preferred stock..                 1,248                                (1,248)
Accretion of
common stock to
redemption
value............                                             121
Collection of
subscriptions
receivable.......                                                                                   50
Comprehensive
loss:
 Net loss........                                                      (5,229)
 Other
 comprehensive
 loss:
 Translation
 adjustment......
                   -----------  -------  ---------  ---    ------     -------     -------        -----      ---   ------
 Comprehensive
 loss............
Balance at
December 31,
1998.............   15,716,226   23,765  4,603,397   46     1,614     (19,872)                    (446)
Issuance of
common stock and
preferred stock
in connection
with business
combinations.....      936,991    5,830  2,073,953   21     3,785
Issuance of
warrants in
connection with
debt financing...                                           6,221
Deferred
compensation.....                                           3,803                 $(3,803)
Amortization of
deferred
compensation.....                                                                     730
Reversal of
deferred
compensation due
to option
forfeitures......                                            (236)                    236
Stock options
exercised........                          765,741    8       290
Accrual of
dividends on
preferred stock..                 2,397                                (2,397)
Accretion of
common stock to
redemption
value............                                             120
Warrants
exercised........                        1,533,050   15         5
Issuance of
common stock in
connection with
initial public
offering.........                        3,500,000   35    31,725
Issuance of
Series B
redeemable
preferred stock..    1,048,752    3,900
Redemption and
conversion of
preferred stock..  (13,271,454) (16,105) 8,847,649   88       (88)
Collection of
subscriptions
receivable.......                                                                                           147
Purchase of
treasury stock...                                                                                           147   41,197
                    Accumulated      Total
                       Other     Stockholders'
                   Comprehensive    Equity     Comprehensive
                      Income       (Deficit)       Loss
                   ------------- ------------- -------------
Balance at
December 31,
1997.............      $ 741        $(6,563)
Issuance of
common stock and
preferred stock
in connection
with business
combinations.....                       910
Stock options
exercised........                        42
Issuance of
common stock in
exchange for
subscriptions
receivable.......                        --
Issuance of
Series B
redeemable
preferred stock..
Dividend
distribution.....                    (6,000)
Accrual of
dividends on
preferred stock..                    (1,248)
Accretion of
common stock to
redemption
value............                       121
Collection of
subscriptions
receivable.......                        50
Comprehensive
loss:
 Net loss........                    (5,229)      $(5,229)
 Other
 comprehensive
 loss:
 Translation
 adjustment......       (362)          (362)         (362)
                   ------------- ------------- -------------
 Comprehensive
 loss............                                 $(5,591)
                                               =============
Balance at
December 31,
1998.............        379        (18,279)
Issuance of
common stock and
preferred stock
in connection
with business
combinations.....                     3,806
Issuance of
warrants in
connection with
debt financing...                     6,221
Deferred
compensation.....
Amortization of
deferred
compensation.....                       730
Reversal of
deferred
compensation due
to option
forfeitures......                        --
Stock options
exercised........                       298
Accrual of
dividends on
preferred stock..                    (2,397)
Accretion of
common stock to
redemption
value............                       120
Warrants
exercised........                        20
Issuance of
common stock in
connection with
initial public
offering.........                    31,760
Issuance of
Series B
redeemable
preferred stock..
Redemption and
conversion of
preferred stock..                        --
Collection of
subscriptions
receivable.......                       147
Purchase of
treasury stock...      $(167)           (20)

                         LIONBRIDGE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                            (DEFICIT)--(Continued)

                (Amounts in thousands, except number of shares)

                       Redeemable                                                                             Treasury
                     Preferred Stock       Common Stock                                                         Stock
                   --------------------  ----------------                                                   -------------
                                                          Additional
                                                     Par   Paid-in   Accumulated   Deferred   Subscriptions
                     Shares     Amount     Shares   Value  Capital     Deficit   Compensation  Receivable   Shares Amount
                   ----------  --------  ---------- ----- ---------- ----------- ------------ ------------- ------ ------
Comprehensive
loss:
 Net loss........                                                      (33,207)
 Other
 comprehensive
 income:
 Translation
 adjustment......                                                                                                     59
                   ----------  --------  ---------- ----   -------    --------     -------        -----     ------ -----
 Comprehensive
 loss............
Balance at
December 31,
1999.............   4,430,515    19,787  21,323,790  213    47,239     (55,476)     (2,837)        (152)    41,197  (167)
Accrual of
dividends on
preferred stock..                 3,574                                 (3,574)
Issuance of
common stock in
connection with
business
combinations.....                           381,338    4     7,473
Redemption and
conversion of
preferred stock
in connection
with business
combinations.....  (4,430,515)  (23,361)  3,179,748   32    23,329
Amortization of
deferred
compensation.....                                                                      799
Reversal of
deferred
compensation due
to option
forfeitures......                                             (348)                    348
Stock options
exercised........                           853,608    9       438
Issuance of
common stock
under employee
stock purchase
plans............                            31,228            284
Accretion of
common stock to
redemption
value............                                               60
Warrants
exercised........                           291,928    3        (3)
Collection of
subscriptions
receivable.......                                                                                    50
Issuance of
common stock in
connection with
private
placement........                         1,500,000   15    12,615
Comprehensive
loss:
 Net loss........                                                      (20,275)
 Other
 comprehensive
 income:
 Translation
 adjustment......
                   ----------  --------  ---------- ----   -------    --------     -------        -----     ------ -----
 Comprehensive
 loss............
Balance at
December 31,
2000.............          --  $     --  27,561,640 $276   $91,087    $(79,325)    $(1,690)       $(102)    41,197 $(167)
                   ==========  ========  ========== ====   =======    ========     =======        =====     ====== =====
                    Accumulated      Total
                       Other     Stockholders'
                   Comprehensive    Equity     Comprehensive
                      Income       (Deficit)       Loss
                   ------------- ------------- -------------
Comprehensive
loss:
 Net loss........                   (33,207)     $(33,207)
 Other
 comprehensive
 income:
 Translation
 adjustment......         59                           59
                   ------------- ------------- -------------
 Comprehensive
 loss............                                $(33,148)
                                               =============
Balance at
December 31,
1999.............        438        (10,742)
Accrual of
dividends on
preferred stock..                    (3,574)
Issuance of
common stock in
connection with
business
combinations.....                     7,477
Redemption and
conversion of
preferred stock
in connection
with business
combinations.....                    23,361
Amortization of
deferred
compensation.....                       799
Reversal of
deferred
compensation due
to option
forfeitures......                        --
Stock options
exercised........                       447
Issuance of
common stock
under employee
stock purchase
plans............                       284
Accretion of
common stock to
redemption
value............                        60
Warrants
exercised........                        --
Collection of
subscriptions
receivable.......                        50
Issuance of
common stock in
connection with
private
placement........                    12,630
Comprehensive
loss:
 Net loss........                   (20,275)     $(20,275)
 Other
 comprehensive
 income:
 Translation
 adjustment......        667            667           667
                   ------------- ------------- -------------
 Comprehensive
 loss............                                $(19,608)
                                               =============
Balance at
December 31,
2000.............     $1,105       $11, 184
                   ============= =============

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                       For the Years Ended
                                                          December 31,
                                                    ---------------------------
                                                      2000      1999     1998
                                                    --------  --------  -------
Cash flows from operating activities:
 Net loss.........................................  $(20,275) $(33,207) $(5,229)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
   Amortization of acquisition-related intangible
    assets........................................     6,503     6,113    2,445
   Stock-based compensation.......................       799       730       --
   Accretion of discount on debt..................       212     6,009       --
   Impairment of long-lived assets................       886        --       --
   Acquired in-process research and development...        --       300       --
   Depreciation and amortization of property and
    equipment.....................................     3,725     3,277    1,754
   Provision for doubtful accounts................      (404)      552      328
   Deferred income taxes..........................       143       519     (313)
   Other..........................................       126       (15)     (56)
   Changes in operating assets and liabilities,
    net of effects of acquisitions:
    Accounts receivable...........................    (1,641)   (2,304)     (82)
    Work in process...............................       318      (901)  (1,361)
    Other current assets..........................      (481)      404     (480)
    Other assets..................................      (213)       52     (193)
    Accounts payable..............................    (2,369)    3,009      656
    Accrued compensation and benefits.............     1,838     1,459      148
    Other accrued expenses........................     2,246       926      637
    Deferred revenue..............................         5     2,929     (950)
                                                    --------  --------  -------
    Net cash used in operating activities.........    (8,582)  (10,148)  (2,696)
                                                    --------  --------  -------
Cash flows from investing activities:
 Purchases of property and equipment..............    (3,147)   (3,617)  (2,081)
 Payments for businesses acquired, net of cash
  acquired........................................    (2,876)   (4,150)  (3,340)
 Maturities (purchases) of marketable securities,
  net.............................................        --     2,194   (2,194)
                                                    --------  --------  -------
    Net cash used in investing activities.........    (6,023)   (5,573)  (7,615)
                                                    --------  --------  -------
Cash flows from financing activities:
 Net increase (decrease) in short-term debt.......     5,688      (366)   6,437
 Proceeds from issuance of long-term debt.........     1,109    14,000       --
 Payments of long-term debt.......................      (261)   (6,000)      (6)
 Proceeds from issuance of common stock...........    12,630        --       --
 Proceeds from issuance of common stock under
  option and employee stock purchase plans........       731       298       42
 Proceeds from issuance of preferred stock........        --     3,900    5,000
 Redemption of preferred stock....................        --   (16,105)      --
 Net proceeds from initial public offering of
  common stock....................................        --    31,760       --
 Payments of capital lease obligations............      (929)      (98)     138
 Purchase of treasury stock.......................        --       (20)      --
 Collection of subscriptions receivable...........        50       147       50
 Dividends paid...................................        --      (400)  (1,600)
 Other............................................        --       118       26
                                                    --------  --------  -------
    Net cash provided by financing activities.....    19,018    27,234   10,087
                                                    --------  --------  -------
Net increase (decrease) in cash and cash
 equivalents......................................     4,413    11,513     (224)
Effects of exchange rate changes on cash and cash
 equivalents......................................       (22)     (362)     (53)
Cash and cash equivalents at beginning of year....    12,350     1,199    1,476
                                                    --------  --------  -------
Cash and cash equivalents at end of year..........  $ 16,741  $ 12,350  $ 1,199
                                                    ========  ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation:

 Nature of the Business

   Lionbridge Technologies, Inc. and its subsidiaries (collectively, "Lionbridge" or the "Company") is a provider of globalization services to Global 2000 and emerging companies in industries such as technology, telecommunications, life sciences and financial services. Globalization services, including localization, internationalization and testing, enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. Lionbridge has its head office in the United States, with operations in France, Germany, Ireland, The Netherlands, Canada, Brazil, China, Taiwan, Japan, South Korea and the United States.

   On May 18, 2000, as more fully described in Note 4, Lionbridge completed its acquisition of all of the capital stock of Harvard Translations, Inc. ("Harvard Translations") by means of a merger. As a result of the merger, Harvard Translations became a wholly owned subsidiary of Lionbridge. In addition, as more fully described in Note 4, on May 22, 2000, Lionbridge completed its acquisition of all of the capital stock of INT'L.com, Inc. ("INT'L.com") by means of a merger. As a result of the merger, INT'L.com became a wholly owned subsidiary of Lionbridge. These transactions are referred to herein as the "mergers". These consolidated financial statements have been prepared following the pooling-of-interests method of accounting for the mergers and therefore reflect the combined financial position, operating results and cash flows of Lionbridge, Harvard Translations and INT'L.com as if they had been combined for all periods.

   Information with respect to Harvard Translations and INT'L.com common stock, options and warrants has been retroactively restated in connection with their mergers with Lionbridge to reflect their applicable merger per-share exchange ratios of 3.8864 and 0.7567, respectively.

2. Significant Accounting Policies:

   The accompanying consolidated financial statements of Lionbridge reflect the application of certain significant accounting policies as described below:

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Lionbridge and its wholly owned subsidiaries from the effective date of their acquisition or formation. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

 Revenue Recognition

   Lionbridge recognizes revenue from the provision of services to its customers primarily on the percentage-of-completion method of accounting, based on all costs incurred to date as a percentage of management's estimate of total costs of individual projects. Anticipated losses by project, if any, are recognized in the period in which determined.

 Advertising Costs

   Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were approximately $223,000, $281,000 and $160,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

                         LIONBRIDGE TECHNOLOGIES, INC.

 Foreign Currency Translation

   The functional currency for each of Lionbridge's foreign operations is the local currency of the country in which those operations are based. Revenues and expenses of foreign operations are translated into U.S. dollars at the average rates of exchange during the year. Assets and liabilities of foreign operations are translated into U.S. dollars at year-end rates of exchange. Resulting cumulative translation adjustments are reflected as a separate component of accumulated other comprehensive income in stockholders' equity (deficit). Foreign currency transaction gains or losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, are included in other (income) expense, net in the consolidated statements of operations and were $714,000, $356,000 and $57,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

   For the purpose of the disclosure of comprehensive loss, Lionbridge does not record tax provisions or benefits for the net changes in foreign currency translation adjustments, as Lionbridge intends to permanently reinvest undistributed earnings in its foreign subsidiaries.

 Cash Equivalents

   The Company considers all investments with an original maturity of three months or less to be cash equivalents. Included in cash equivalents at December 31, 2000 and 1999 are funds held in money market accounts.

 Work in Process

   Work in process represents the value of work performed but not billed. Work in process is calculated using the percentage-of-completion method based on total anticipated costs and is stated at cost plus estimated profit, but not in excess of net realizable value. Billing of amounts in work in process occurs according to customer-agreed payment schedules or upon completion of specified project milestones. All of Lionbridge's projects in work in process are expected to be billed and collected within one year.

 Property and Equipment

   Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

   Computer software and
    equipment.................. 1 to 5 years
   Furniture and office
    equipment.................. 3 to 7 years
   Leasehold improvements...... Shorter of lease term or useful life of asset

   Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred.

 Goodwill and Other Intangible Assets

   Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired. Goodwill is amortized using the straight-line method over five years. Other intangible assets arose from the acquisitions of VeriTest, Inc. ("VeriTest"), International Language Engineering Corporation ("ILE"), and

                         LIONBRIDGE TECHNOLOGIES, INC.

certain assets of the language services operation of Nortel Networks Corporation ("Nortel") and consist of the following, which are being amortized on a straight-line basis over the following estimated useful lives:

                                                                       Estimated
                                                                        Useful
                                                                         Life
                                                                       ---------
   VeriTest:
     Acquired workforce...............................................  5 years
     Trade name.......................................................  5 years
   ILE:
     Installed customer base..........................................  5 years
     Acquired workforce...............................................  2 years
     Completed technology.............................................  3 years
   Language services operation of Nortel:
     Acquired workforce...............................................  5 years

 Long-Lived Assets

   Lionbridge periodically evaluates the net realizable value of its long-lived assets, including goodwill and other intangible assets and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.

 Income Taxes

   Deferred income taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Net Loss per Share Attributable to Common Stockholders

   Basic and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. There is no difference between basic and diluted earnings per share since potential common shares from the conversion of preferred stock and exercises of stock options and warrants are anti-dilutive for all periods presented.

 Accounting for Stock-Based Compensation

   Lionbridge accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Lionbridge's common stock at the date of grant. When the exercise price of stock options granted to employees is less than the fair market value of common stock at the date of grant, Lionbridge records that difference multiplied by the number of shares under option as deferred compensation, which is then amortized over the vesting period of the options. Lionbridge has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (see Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and related guidance.

                         LIONBRIDGE TECHNOLOGIES, INC.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for the collectibility of receivables, calculating revenue using the percentage-of-completion method, and valuing intangible assets, deferred tax assets and net assets of businesses acquired.

 Concentrations of Credit Risk and Significant Customers

   Financial instruments which potentially subject Lionbridge to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivables. The Company places its cash and cash equivalents with financial institutions with high credit standing. Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different geographic regions. Lionbridge does not require collateral or other security against trade receivable balances; however, it maintains reserves for potential credit losses and such losses have been within management's expectations.

 Fair Value of Financial Instruments

   Financial instruments, including cash equivalents, accounts receivable, accounts payable, redeemable preferred stock and debt, are carried in the consolidated financial statements at amounts that approximate fair values at December 31, 2000 and 1999. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended on July 7, 1999 by the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement No. 133." SFAS No. 137 defers the implementation of SFAS No. 133 by one year. SFAS No. 133, as amended, is effective for fiscal quarters beginning after December 31, 2000 for Lionbridge, and the Company does not expect its adoption to have a material impact on its financial position or results of operations.

   In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125." SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Lionbridge does not expect the application of SFAS No. 140 to have a material impact on its financial position or results of operations.

                         LIONBRIDGE TECHNOLOGIES, INC.

3. Property and Equipment:

   Property and equipment consisted of the following at December 31:

                                 2000         1999
                             ------------  -----------
   Computer software and
    equipment..............  $ 10,761,000  $10,206,000
   Furniture and office
    equipment..............     2,980,000    2,501,000
   Leasehold improvements..     1,439,000      965,000
                             ------------  -----------
                               15,180,000   13,672,000
   Less: Accumulated
    depreciation and
    amortization...........   (10,248,000)  (7,284,000)
                             ------------  -----------
                             $  4,932,000  $ 6,388,000
                             ============  ===========

4. Mergers

 Harvard Translations, Inc.

   On May 18, 2000, Lionbridge acquired Harvard Translations, a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, each outstanding share of Harvard Translations common stock was converted into the right to receive 3.8864 shares of Lionbridge common stock. In addition, long-term debt of Harvard Translations payable to its former sole stockholder in the amount of $203,000 and all accrued interest thereon was paid in full by issuance of 13,820 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued an aggregate of 285,865 shares of Lionbridge common stock. Upon the completion of the acquisition, all outstanding options to purchase common stock of Harvard Translations were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting, and the results of Harvard Translations have been included in the accompanying consolidated financial statements for all periods presented.

 INT'L.com, Inc.

   On May 22, 2000, Lionbridge acquired INT'L.com, a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, (i) each outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock was converted into the right to receive 0.7567 shares of Lionbridge common stock, (ii) each outstanding share of INT'L.com Series C preferred stock was converted into the right to receive 5.4590 shares of Lionbridge common stock, (iii) each outstanding share of INT'L.com Series D preferred stock was converted into the right to receive 0.5472 shares of Lionbridge common stock, (iv) the $2,000,000 of INT'L.com convertible debt and all accrued interest thereon was paid in full and cancelled in exchange for 109,158 shares of Lionbridge common stock, and
(v) the $5,000,000 of INT'L.com subordinated debt and all accrued interest thereon was paid in full and cancelled in exchange for 258,360 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued an aggregate of 8,302,960 shares of common stock. Upon the completion of the acquisition, all outstanding options to purchase common stock of INT'L.com were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting, and the results of INT'L.com have been included in the accompanying consolidated financial statements for all periods presented.

                         LIONBRIDGE TECHNOLOGIES, INC.

   Combined and separate results of Lionbridge, Harvard Translations and INT'L.com for the periods preceding the mergers were as follows:

                                             Harvard
                              Lionbridge   Translations  INT'L.com      Combined
                             ------------  ------------ ------------  ------------
   Three months ended March
    31, 2000
    (unaudited)
     Revenue...............  $ 17,006,000   $1,366,000  $  9,824,000  $ 28,196,000
     Net loss..............  $ (3,269,000)  $   62,000  $ (2,769,000) $ (5,976,000)
   Year ended December 31,
    1999
     Revenue...............  $ 49,508,000   $4,354,000  $ 34,902,000  $ 88,764,000
     Net loss..............  $(17,586,000)  $ (113,000) $(15,508,000) $(33,207,000)
   Year ended December 31,
    1998
     Revenue...............  $ 38,412,000   $4,025,000  $ 17,317,000  $ 59,754,000
     Net income (loss).....  $ (4,262,000)  $  168,000  $ (1,135,000) $ (5,229,000)

5. Business Acquisitions:

 Localization Business of Stream

   On December 23, 1996, Lionbridge acquired the localization businesses of Stream International Holdings, Inc. ("Stream") in Ireland, The Netherlands and France. In accordance with the acquisition agreement, Lionbridge paid Stream aggregate cash consideration of $11,300,000 in exchange for all of the outstanding common stock of R.R. Donnelley Language Solutions International B.V. and Stream International Language Solutions as well as the assumption of tax liabilities of $100,000 incurred in connection with the transaction. Goodwill of $9,224,000 was initially recognized in connection with this acquisition.

   In 1997, Lionbridge submitted a claim to Stream for the reimbursement of a portion of the purchase consideration under the indemnity terms of the December 23, 1996 agreement. This claim was ultimately resolved through a settlement agreement with Stream, effective December 31, 1997. Under the terms of this agreement, the purchase price for the European businesses was reduced by $531,000. This amount was deducted from goodwill at December 31, 1997.

   During 2000, 1999 and 1998, acquired net operating loss carryforwards of approximately $621,000, $1,540,000 and $1,291,000, respectively, were utilized to offset taxable income in Ireland, France and The Netherlands. As the deferred tax assets associated with these losses had been fully reserved at the time of the Stream acquisition, the benefits were recorded as reductions to goodwill of $143,000, $519,000, and $207,000 in 2000, 1999 and 1998,
respectively.

 Japanese Language Services, Inc.

   On February 27, 1998, Lionbridge entered into an agreement to acquire all of the outstanding stock of Japanese Language Services, Inc. ("JLS"), a company based in Massachusetts with additional operations in Japan, for total initial consideration of $2,323,000 consisting of cash of $2,237,000 and 286,959 shares of common stock valued at $86,000. The shares of common stock were redeemable, at the option of the holder, at a price of $1.35 per share at any time from July 2000 to September 2000, but were not redeemed. The carrying amount of the redeemable common stock was increased to the redemption amount of $387,000 over the 30-month period ending June 2000. The agreement also required certain contingent stock issuances, limited to 24,268 shares of common stock, and cash payments, limited to $625,000, dependent on future operating results of JLS through December 31, 1999. This agreement was effective January 2, 1998, when operating control of

                         LIONBRIDGE TECHNOLOGIES, INC.

JLS was assumed by Lionbridge. The acquisition was accounted for using the purchase method of accounting, and the results of JLS have been included in Lionbridge's financial statements as of the effective date. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:

   Current assets................................................... $  935,000
   Property and equipment...........................................    247,000
   Current liabilities..............................................   (789,000)
   Goodwill.........................................................  1,999,000
                                                                     ----------
                                                                     $2,392,000
                                                                     ==========

   The initial calculation of goodwill did not include any anticipated contingent consideration. Additional goodwill of $484,000 was subsequently recorded through December 31, 1999 in connection with incremental payments and stock issuances being made under the terms of the original agreement. Goodwill was also increased by $60,000, $120,000 and $120,000 during each of the years ended December 31, 2000, 1999 and 1998, respectively, related to the accretion to the redemption amount of the redeemable common stock.

 ILT Solutions Group

   On April 1, 1998, Lionbridge acquired certain assets and operations of the ILT Solutions Group of Lucent Technologies, Inc. for cash of $1,000,000. The acquisition was accounted for using the purchase method of accounting. The purchase price, including direct costs of the acquisition, was allocated to current assets of $244,000, property and equipment of $299,000 and goodwill of $470,000 based on their fair values at the acquisition date. The results of the ILT Solutions Group are included in these financial statements from the date of the acquisition. Pro forma statements of operations would not differ materially from reported results.

 Sprache und Dokumentation GmbH

   On May 19, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired all of the assets and assumed certain liabilities of Sprache und Dokumentation GmbH ("S&D"), a company based in Germany, for total consideration of $512,000, consisting of cash of $200,000 and 72,575 shares of common stock valued at $312,000. The acquisition was accounted for using the purchase method of accounting, and the results of S&D have been included in the accompanying financial statements as of the date of acquisition. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:

   Property and equipment............................................. $ 99,000
   Current liabilities................................................  (89,000)
   Goodwill...........................................................  589,000
                                                                       --------
                                                                       $599,000
                                                                       ========

 Direct Language Communications, Inc.

   On August 14, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired Direct Language Communications, Inc. ("DLC"), a company based in California, for total consideration of approximately $3,173,000, consisting of 666,165 shares of common stock valued at $511,000, 867,047 shares of Series A convertible preferred stock valued at $1,811,000 and 228,467 shares of Series B redeemable convertible preferred stock valued at $850,000. All outstanding options to purchase common stock of DLC were exchanged for options to purchase common stock of INT'L.com under similar terms.

                         LIONBRIDGE TECHNOLOGIES, INC.

   In addition, warrants to purchase shares of DLC common stock were exchanged for warrants to purchase 206,998 shares of Lionbridge's common stock under similar terms. Warrants to purchase 10,170 shares of common stock were issued with an exercise price of $4.92 per share. Additionally, warrants to purchase 196,828 shares of common stock were issued with an exercise price of $1.43 per share. Both sets of warrants were exercised in full in a cashless exercise in May 2000, resulting in the issuance of 178,095 shares of Lionbridge common stock.

   The transaction was accounted for using the purchase method of accounting, and the results of DLC have been included in the accompanying financial statements as of the date of the acquisition. The initial purchase price, including direct costs of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:

   Current assets................................................... $1,843,000
   Property and equipment...........................................    484,000
   Current liabilities..............................................   (691,000)
   Noncurrent liabilities...........................................   (149,000)
   Goodwill.........................................................  2,230,000
                                                                     ----------
                                                                     $3,717,000
                                                                     ==========

 VeriTest, Inc.

   On January 11, 1999, Lionbridge entered into an agreement to acquire all of the stock of VeriTest, a company based in California, for total initial consideration of $4,354,000, consisting of cash of $3,260,000, 66,668 shares of common stock valued at $344,000, and notes payable for $750,000. The agreement also required certain contingent cash payments, limited to $1,000,000, dependent on future operating performance through December 31, 2000. The acquisition was accounted for using the purchase method of accounting, and results of VeriTest are included in the accompanying financial statements from the date of acquisition. The purchase price, including direct costs of the acquisition, was allocated based on the fair values of the acquired assets and liabilities assumed as follows:

   Current assets................................................... $  522,000
   Property and equipment...........................................    175,000
   Current liabilities..............................................   (616,000)
   Acquired workforce...............................................    676,000
   Trade name.......................................................    505,000
   Goodwill.........................................................  3,157,000
                                                                     ----------
                                                                     $4,419,000
                                                                     ==========

   The initial calculation of goodwill did not include any contingent consideration. Additional goodwill of $900,000 was subsequently recorded through December 31, 2000 in connection with incremental payments being due under the terms of the original agreement, with $400,000 paid in 2000 and $500,000 paid in January 2001.

 International Language Engineering Corporation

   On April 9, 1999, Lionbridge's wholly owned subsidiary, INT'L.com, acquired ILE, a company based in Colorado with additional operations in The Netherlands, for total consideration of $9,237,000, consisting of 1,983,017 shares of common stock valued at $3,407,000 and 936,991 shares of Series D redeemable preferred stock valued at $5,830,000. In addition, long-term debt of ILE in the amount of $3,250,000 was assumed. Upon

                         LIONBRIDGE TECHNOLOGIES, INC.

the acquisition, all outstanding options to purchase common stock of ILE were exchanged for options to purchase common stock of the Company under similar terms. The transaction was accounted for using the purchase method of accounting, and the results of ILE have been included in the accompanying financial statements as of the acquisition date. The purchase price, including direct cost of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:

   Current assets.................................................. $ 3,020,000
   Property and equipment..........................................   1,922,000
   Current liabilities.............................................  (4,111,000)
   Installed customer base.........................................   1,800,000
   Acquired workforce..............................................   1,200,000
   Completed technology............................................     800,000
   Acquired in-process research and development....................     300,000
   Goodwill........................................................   7,892,000
                                                                    -----------
                                                                    $12,823,000
                                                                    ===========

   The value of acquired in-process research and development was recorded as an operating expense as of the acquisition date.

 Motus!

   At December 31, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, had a 32.8% equity investment in Motus!, a French-based provider of localization and translation services. This investment was accounted for using the equity method. On September 30, 1999, INT'L.com acquired the remaining equity interest in Motus! For $124,000 in cash and 4,540 options to purchase common stock of the Company valued at $20,000. The transaction was accounted for using the purchase method of accounting, and the results of Motus! Have been included in the accompanying financial statements as of the date of the acquisition. The purchase price, including direct costs of the acquisition, was allocated based on the fair value of the acquired assets and liabilities assumed as follows:

   Property, equipment and long-term receivables.....................  $ 15,000
   Current liabilities...............................................   (87,000)
   Goodwill..........................................................   217,000
                                                                       --------
                                                                       $145,000
                                                                       ========

 Language Services Operations of Nortel

   On January 17, 2000, Lionbridge acquired certain assets of the language services operation of Nortel in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; Sunrise, Florida; and Bogota, Colombia for cash of $2,476,000. In connection with the purchase, Nortel awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement, under which Lionbridge will provide a full range of translation and localization services for Nortel. The purchase agreement provides for certain contingent payments to be made by Lionbridge, dependent on the level of revenues generated under the services agreement over the three-year period. No such contingent payments are due for the first year of the services agreement. The transaction was accounted for using the purchase method of accounting, and results of the operations acquired are included in the accompanying financial statements from the date of the asset purchase.

                         LIONBRIDGE TECHNOLOGIES, INC.

The purchase price was allocated based on the fair values of the acquired assets and liabilities assumed as follows:

   Current assets................................................... $1,693,000
   Property and equipment...........................................    140,000
   Current liabilities..............................................    (57,000)
   Acquired workforce...............................................    377,000
   Goodwill.........................................................    323,000
                                                                     ----------
                                                                     $2,476,000
                                                                     ==========

   The initial calculation of goodwill did not include any contingent consideration. Future payments, if any, under the contingent payment arrangement will increase goodwill. Pro forma statements of operations for the year ended December 31, 1999 would not differ materially form reported results.

 Pro Forma Disclosures (Unaudited)

   The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume that the acquisitions of S&D, DLC, VeriTest, ILE, and Motus! occurred as of January 1, 1998:

                                                         1999         1998
                                                      -----------  -----------
   Revenue..........................................  $93,010,000  $90,583,000
   Net loss.........................................  (35,961,000)  (8,581,000)
   Basic and diluted net loss per share attributable
    to common stockholders..........................        (3.32)       (2.50)

   For each period presented, the pro forma results include estimates of the interest expense on debt used to finance the purchases and the depreciation and amortization of intangible assets based on the purchase price allocations. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on January 1, 1998 or that may be obtained in the future.

 Amortization of Goodwill

   The expense of amortizing goodwill related to all acquisitions was $4,965,000, $4,957,000, and $2,445,000 in 2000, 1999 and 1998, respectively.
Additionally, amortization of $1,538,000, $1,156,000 and $0 was recorded in 2000, 1999 and 1998, respectively, in connection with other intangible assets acquired.

6. Debt:

   Debt consisted of the following at December 31:

                                                          2000        1999
                                                       ----------- -----------
   Lines of credit.................................... $10,273,000 $ 9,636,000
   Notes payable to stockholders......................   7,500,000   7,703,000
   Subordinated debt..................................   5,981,000   5,981,000
   Equipment financing facility.......................     848,000          --
   Convertible promissory notes to stockholders, net
    of discount.......................................          --   1,788,000
                                                       ----------- -----------
     Total debt.......................................  24,602,000  25,108,000
   Less current portion...............................  11,337,000   9,636,000
                                                       ----------- -----------
     Long-term debt, less current portion............. $13,265,000 $15,472,000
                                                       =========== ===========

                         LIONBRIDGE TECHNOLOGIES, INC.

 Lines of Credit

   Under its September 26, 1997 line of credit agreement with a commercial bank, as amended on October 20, 2000, Lionbridge is able to borrow up to $8,000,000, based on the value of certain current assets worldwide. This facility expires on January 20, 2001. The interest rate payable on any outstanding borrowings is prime plus 1% per year (9.5%, 9.5%, and 8.8% at December 31, 2000, 1999 and 1998, respectively). Borrowings outstanding under the line of credit agreement are collateralized by certain assets of Lionbridge. The amounts outstanding on the line of credit at December 31, 2000 and 1999 were $7,042,000 and $6,593,000, respectively. The agreement requires Lionbridge to maintain certain financial ratios and restricts the payment of dividends. As of December 31, 2000 and 1999, Lionbridge was in compliance with the financial covenants as amended by the bank. In conjunction with the line of credit, Lionbridge issued a warrant for the purchase of 83,334 shares of common stock with an exercise price of $2.40 per share. The value ascribed to this warrant was immaterial. This warrant was exercised in full in May 2000 in a cashless exercise, resulting in the issuance of 64,286 shares of Lionbridge common stock.

   On April 23, 1999, Lionbridge's wholly owned subsidiary, INT'L.com, entered into a line of credit agreement with a commercial bank. The agreement was subsequently amended on March 20, 2000, and expires on February 20, 2001. Under the amended terms of the agreement, INT'L.com is able to borrow up to $5,000,000, based on the value of certain current assets worldwide. The interest rate payable on any outstanding borrowings is prime plus 2% per year (10.5% at December 31, 2000 and 1999). Borrowings outstanding under the line of credit agreement are collateralized by substantially all of the assets of INT'L.com. The amounts outstanding on the line of credit at December 31, 2000 and 1999 were $3,231,000 and $2,993,000, respectively. During the term of the agreement, INT'L.com must maintain certain financial ratios. As of December 31, 2000, INT'L.com was in compliance with the financial covenants as amended by the bank. As of December 31, 1999, INT'L.com was either in compliance with the covenants or was in receipt of a waiver from the bank with respect to any non-compliance with the covenants.

   On December 4, 1997, Lionbridge's wholly owned subsidiary, Harvard Translations, entered into a line of credit with a bank under which it could borrow up to $350,000. The interest rate payable on any outstanding borrowings was prime (8.5% at December 31, 1999). Borrowings outstanding under the line of credit agreement were collateralized by substantially all assets of Harvard Translations and were personally guaranteed by a former stockholder of Harvard Translations. The amount outstanding on the line of credit at December 31, 1999 was $50,000. The line of credit and all accrued interest thereon was paid in full in July 2000, and the line of credit arrangement was terminated.

 Notes Payable to Stockholders

   On August 13, 1998, as part of a cash and stock dividend to the INT'L.com stockholders on record as of that date, promissory notes to stockholders in the aggregate amount of $3,500,000 were issued (see Note 9). The notes bear interest at 6% per year for the first year of the term of the notes, and the interest rate increases by 1% for each successive year of the term of the notes. One half of the interest accruing in each semi-annual period is payable semi-annually on January 1 and June 30 during the term of the notes and the remaining interest is payable upon the maturity of the notes. The principal amount of the notes, together with any accrued but unpaid interest, is payable in April 2005.

   On January 11, 1999, Lionbridge entered into two substantially identical promissory note agreements with the former owners of VeriTest in connection with the acquisition of this business (see Note 5). The notes are for an aggregate amount of $750,000 and are payable in one installment on January 11, 2001. Interest on the notes is due annually at a rate of 8%.

                         LIONBRIDGE TECHNOLOGIES, INC.

   On April 9, 1999, Lionbridge's wholly owned subsidiary, INT'L.com, assumed ILE's obligation under a promissory note to a former ILE stockholder in the amount of $3,250,000 as part of the acquisition of ILE. The promissory note accrues interest at 8.5% per year and matures June 27, 2002. The promissory note is subordinate to all indebtedness owed by INT'L.com to any bank, pension fund, insurance fund or other financial institutions.

   In 1997, Harvard Translations issued a note payable to a stockholder representing unsecured cash advances from the stockholder. The principal balance was due in July 2001. The note bore interest at 8.5% which was paid monthly. The outstanding balance on May 18, 2000 of $203,000 and all accrued interest thereon was paid in full upon the closing of the merger (see Note 4).

 Subordinated Debt

   Lionbridge has entered into two subordinated debt agreements pursuant to which 12% senior subordinated notes were issued. The outstanding aggregate principal amount of such notes, together with all accrued and unpaid interest thereon, is required to repaid upon the earlier of August 25, 2001 or an underwritten public offering by Lionbridge with aggregate proceeds of at least $10,000,000. The notes are subject to certain covenant restrictions, including maintenance of certain financial ratios, and are collateralized by certain assets of Lionbridge. The terms of the subordinated debt agreements prohibit Lionbridge from paying dividends to its stockholders. As of December 31, 2000 and 1999, $5,981,000 was outstanding under these subordinated notes. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 1,533,260 shares of common stock at a price of $0.015 per share, valued at $5,967,000. These warrants were exercised in full in 1999. The aggregate value of the warrants issued in connection with these financings was recorded as a discount on subordinated notes payable and was amortized as additional interest expense using the straight-line method over the period from issuance until August 1999, based on the initially expected repayment of the debt upon the initial public offering of securities by Lionbridge.

   In January, March and April 2000, Lionbridge's wholly owned subsidiary, INT'L.com, received $2,000,000, $1,000,000 and $2,000,000, respectively, from the issuance of subordinated promissory notes to existing investors. The notes accrued interest at 8.5% per annum and matured one year from the date of issuance. The notes were subordinate to the INT'L.com line of credit described above. The notes and all accrued interest thereon were paid in full upon closing of the merger (see Note 4).

 Equipment Financing Facility

   On February 25, 2000, Lionbridge entered into a equipment financing arrangement whereby it may borrow an aggregate of $1,350,000 to fund equipment purchases. Advances under the arrangement are collateralized by certain fixed assets and are payable in monthly installments with interest through September 2003. Borrowings under the notes totaled $848,000 at December 31, 2000 and bear interest at rates ranging from 15.6% to 16.3%.

 Convertible Promissory Notes to Stockholders

   In August 1999, Lionbridge's wholly owned subsidiary, INT'L.com, received $2,000,000 through the issuance of convertible promissory notes to existing investors. The convertible notes accrued interest at 10% per year and were due to mature in August 2001. The convertible promissory notes were subordinate to the INT'L.com line of credit described above. The outstanding principal and accrued interest were convertible at the option of the lenders into shares of INT'L.com equity securities. The notes and all accrued interest thereon were paid in full upon the closing of the merger (see Note 4). As additional consideration to the investors, INT'L.com issued warrants to purchase 56,753 shares of its common stock at an exercise price of $1.45 per

                         LIONBRIDGE TECHNOLOGIES, INC.

share. The warrants were exercised in full in May 2000 by means of a cashless exercise, resulting in the issuance of 49,547 shares of Lionbridge common stock. Due to the issuance of these warrants, the convertible promissory notes were presented on the consolidated balance sheet at December 31, 1999 at a discount, which was amortized over the term of the notes as additional interest expense.

7. Commitments:

 Lease Commitments

   The Company leases certain equipment and office space under noncancelable agreements and leases which expire at various dates through 2026. Future minimum lease payments under noncancelable operating leases at December 31, 2000 were as follows:

   Year ending December 31,
   ------------------------
     2001..........................................................  $ 3,801,000
     2002..........................................................    1,806,000
     2003..........................................................      556,000
     2004..........................................................      397,000
     2005..........................................................      363,000
     Thereafter....................................................    3,666,000
                                                                     -----------
                                                                     $10,589,000
                                                                     ===========

   Total rental expense charged to operations was $4,729,000, $3,115,000 and $2,073,000 in 2000, 1999, and 1998, respectively.

8. Preferred Stock:

   Redeemable preferred stock consisted of the following at December 31:

                                                               2000    1999
                                                               ---- -----------
INT'L.com Series A convertible preferred stock, 0 and 867,047 shares authorized, issued and outstanding at December 31,
 2000 and 1999, respectively.................................  $--  $ 1,811,000
INT'L.com Series B redeemable convertible preferred stock, 0 and 3,500,000 shares authorized at December 31, 2000 and
 1999, respectively; 0 and 2,621,477 shares issued and
 outstanding at December 31, 2000 and 1999, respectively.....   --   10,586,000
INT'L.com Series C redeemable preferred stock, 0 and 5,000
 shares authorized, issued and outstanding at December 31,
 2000 and 1999, respectively.................................   --      537,000
INT'L.com Series D redeemable preferred stock, 0 and
 1,100,000 shares authorized at December 31, 2000 and 1999,
 respectively; 0 and 936,991 shares issued and outstanding at
 December 31, 2000 and 1999, respectively....................   --    6,853,000
                                                               ---  -----------
                                                               $--  $19,787,000
                                                               ===  ===========

   In connection with May 2000 merger with INT'L.com described in Note 4, all shares of INT'L.com preferred stock then outstanding were converted into shares of Lionbridge common stock.

   Lionbridge is authorized to issue 5,000,000 share of preferred stock in one or more series, each with such terms and rights as adopted by Lionbridge in creating such series. No such preferred stock issued or outstanding as of December 31, 2000 and 1999.

                         LIONBRIDGE TECHNOLOGIES, INC.

   Upon the closing of the Company's initial public offering of common stock on August 25, 1999, all 13,271,314 shares and 140 shares of its Series A convertible preferred stock and Series D nonvoting convertible preferred stock, respectively, were converted into 132.7145 shares of Series B redeemable preferred stock and 8,847,649 shares of Series C convertible preferred stock. The Series B redeemable preferred stock was redeemed for $100,000 per share plus an 8% annual premium for a total payment of approximately $16,105,000. At the same time, the Series C convertible preferred stock was converted into 8,847,649 shares of common stock.

9. Stockholders' Equity (Deficit):

 Private Placement of Common Stock

   In June 2000, Lionbridge issued 1,500,000 shares of its common stock at $8.50 per share in a private placement for total consideration received of approximately $12.8 million before expenses. These shares were subsequently registered in a Registration Statement on Form S-3 filed with the Securities and Exchange Commission in September 2000.

 Deferred Compensation

   During the year ended December 31, 1999, Lionbridge recorded deferred compensation in connection with options granted at exercise prices below the then fair market value of Lionbridge's common stock totaling $3,803,000, representing the aggregate difference between the estimated fair market value of Lionbridge's common stock on the date of grant and the exercise price of each option. This deferred compensation is being amortized over the four-year vesting period of the related options, resulting in amortization of $799,000 and $730,000 in the years ended December 31, 2000 and 1999, respectively. Additionally, $348,000 and $236,000 of deferred compensation has been reversed due to cancellation of the underlying options in the years ended December 31, 2000 and 1999, respectively.

 Restricted Stock Sale

   In May 1998, Lionbridge's wholly owned subsidiary, INT'L.com, issued a total of 68,306 shares of its restricted common stock and 47,293 shares of its unrestricted common stock to two employees for $4.29 per share. The aggregate purchase price of approximately $496,000 was evidenced by full recourse notes payable to the Company which are classified as subscriptions receivable in the accompanying consolidated balance sheets. The notes bear interest at 6% per annum and are payable in four annual installments commencing September 30, 1998. The restricted common stock vested over a period of 27 months.

   In April 1999, the holder of the 68,306 shares of restricted common stock terminated his employment. At that date, 34,156 shares of restricted common stock were vested and retained by the employee. The remaining 34,150 shares were repurchased by INT'L.com for $4.29 per share. The related notes were paid in full.

 Reverse Stock Split

   Effective August 13, 1999, the Company's Board of Directors declared a 2-for-3 reverse common stock split. All references in these consolidated financial statements to shares of common stock have been retroactively adjusted to reflect this reverse stock split.

 Dividend

   On August 13, 1998, prior to the acquisition of DLC, Lionbridge's wholly owned subsidiary, INT'L.com, declared a dividend to all of its Series A common stockholders of record as of that date in the form of cash,

                         LIONBRIDGE TECHNOLOGIES, INC.

promissory notes and Series C preferred stock. The dividend totaled $6,000,000 and consisted of (i) $2,000,000 in cash, of which $1,600,000 was paid in 1998 and $400,000 was paid in 1999, (ii) promissory notes in the amount of $3,500,000 (see Note 6) and (iii) 5,000 shares of Series C preferred stock valued at $100.00 per share.

 Employee Stock Purchase Plan

   On June 15, 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the consummation of the Company's initial public offering. The Purchase Plan is a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. The Purchase Plan allows for the issuance of 1,000,000 shares of Lionbridge's common stock to eligible employees. Under the Purchase Plan, Lionbridge is authorized to make a series of offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. The Company issued 31,228 and 0 shares of common stock during 2000 and 1999, respectively, pursuant to the Purchase Plan at a weighted-average price per share of $9.08.

 Stock Option Plans

   Lionbridge maintains a stock option plan (the "Plan") for the issuance of incentive and nonqualified stock options. As amended through October 2000, the maximum number of shares of common stock available for issuance under the Plan is 8,522,032 shares. Options to purchase common stock are granted at the discretion of the Board of Directors. Generally, stock options vest over a four-year period as follows: 25% on the first anniversary of the date of grant and semi-annually thereafter in equal installments over the remaining three-year period. Stock options generally expire ten years (five years in certain cases) from the date of grant.

   Under the terms of the Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. Prior to the Company's initial public offering of securities, the Board of Directors, in assessing the fair market value of Lionbridge's common stock, considered factors relevant at the time, including recent third-party transactions, significant new customers, composition of the management team, recent hiring results, Lionbridge's financial condition and operating results and the lack of a public market for Lionbridge's common stock.

   Harvard Translations and INT'L.com also maintained stock option plans which were assumed by Lionbridge and provide for grants of options to officers, consultants and employees that expire ten years (five years in certain cases) from date of grant. The stock option grants generally vest over four to five years except for certain options that have acceleration clauses effective upon certain circumstances including a change of ownership or control. Upon the mergers of Harvard Translations and INT'L.com, Lionbridge assumed options for the purchase of 742,584 shares of common stock. No further options will be granted under these plans.

                         LIONBRIDGE TECHNOLOGIES, INC.

   Transactions involving all plans for the period from January 1, 1998 to December 31, 2000 are summarized as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Outstanding at January 1, 1998........................... 2,222,166   $0.175
   Granted..................................................   865,087    1.684
   Exercised................................................  (316,662)   0.135
   Canceled.................................................  (119,288)   0.249
                                                             ---------
   Outstanding at December 31, 1998......................... 2,651,303    0.668
   Granted.................................................. 1,614,542    5.855
   Exercised................................................  (758,693)   1.100
   Canceled.................................................  (255,783)   3.806
                                                             ---------
   Outstanding at December 31, 1999......................... 3,251,369    2.896
   Granted.................................................. 2,056,400   10.271
   Exercised................................................  (952,059)   1.239
   Canceled.................................................  (519,655)   8.973
                                                             ---------
   Outstanding at December 31, 2000......................... 3,836,055    6.440
                                                             =========

   During the year ended December 31, 2000, the Company issued 68,022 shares of Lionbridge common stock in connection with a net settlement exercise of stock options for the purchase of 166,473 shares of common stock.

   Options for 1,129,057, 852,350 and 552,592 shares were exercisable at December 31, 2000, 1999 and 1998, respectively. There were 3,204,738, 1,872,274 and 636,843 shares available for future grant under the Plan at December 31, 2000, 1999 and 1998, respectively.

   The following table summarizes information about stock options outstanding at December 31, 2000:

                             Options Outstanding                  Options Exercisable
                --------------------------------------------- ----------------------------
    Range of                Weighted-Average
    Exercise      Number       Remaining     Weighted-Average   Number    Weighted-Average
     Prices     Outstanding Contractual Life  Exercise Price  Exercisable  Exercise Price
    --------    ----------- ---------------- ---------------- ----------- ----------------
   $0.15-$0.17     676,658     6.1 years          $0.15          552,283       $0.16
          0.30     137,835     7.1 years           0.30           64,042        0.30
          0.45       4,102     7.3 years           0.45            1,290        0.45
     0.90-1.31      71,641     7.1 years           1.03           43,175        1.05
     1.50-1.80     620,822     7.8 years           1.58          182,381        1.64
     4.92-7.25     314,395     9.1 years           6.20          113,789        4.93
     7.50-9.75   1,452,502     9.2 years           8.22          156,847        8.75
         11.38      88,850     9.3 years          11.38               --          --
   17.94-19.73     469,250     9.1 years          18.33           15,250       18.00
                 ---------                                     ---------
                 3,836,055                                     1,129,057
                 =========                                     =========

   Had compensation cost for stock options granted to employees been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, Lionbridge's net loss for 2000, 1999 and 1998 would have been increased to $23,179,000, $33,955,000 and $5,476,000, respectively, and the net loss per

                         LIONBRIDGE TECHNOLOGIES, INC.

common share attributable to common stockholders for 2000, 1999 and 1998 would have been increased to $1.08, $3.14 and $1.71, respectively. The weighted-average fair value of options granted during 2000 was $6.64 per share. The estimated weighted-average fair value of Lionbridge, Harvard Translations and INT'L.com options granted during 1999 was $3.04, $3.55 and $0.83, respectively. The estimated weighted-average fair value of Lionbridge, Harvard Translations, and INT'L.com options granted during 1998 was $0.06, $2.98 and $0.54, respectively. Stock options granted with an exercise price in the range from $1.50 through $9.75 per share have an exercise price which exceeded the fair value of the underlying common stock on the date of the grant. The weighted average fair value of these options, which were all granted in 1999, was $2.18 per share.

   The fair value of each option was estimated on the date of the grant using the Black-Scholes option pricing model. The following assumptions were used for options granted: (i) weighted-average risk free interest rates of 6.4%, 5.3% to 6.0%, and 5.1% to 6.0% for 2000, 1999 and 1998, respectively, (ii) weighted-average expected option lives of 4.0 years for 2000 and 4.0 to 10.0 years for 1999 and 1998, (iii) no expected dividend yield, and (iv) an additional expected volatility factor of 85.0% since Lionbridge's initial public offering of securities in August 1999.

10. Income Taxes:

   The components of the provision for income taxes are as follows for the years ended December 31:

                                                     2000     1999     1998
                                                   -------- -------- ---------
   Current:
     State........................................ $     -- $ 20,000 $      --
     Federal......................................       --       --   (70,000)
     Foreign......................................  473,000  160,000    52,000
                                                   -------- -------- ---------
     Total current provision...................... $473,000 $180,000 $ (18,000)
                                                   ======== ======== =========
   Deferred:
     State........................................ $     -- $     -- $(123,000)
     Federal......................................       --       --  (372,000)
     Foreign......................................  143,000  519,000   207,000
                                                   -------- -------- ---------
     Total deferred provision..................... $143,000 $519,000 $(288,000)
                                                   ======== ======== =========

   The benefit from the utilization of net operating loss carryforwards in Europe during the years ended December 31, 2000, 1999 and 1998 was recorded as a reduction of goodwill of $143,000, $519,000 and $207,000, respectively, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time of the acquisition of the businesses from Stream.

   The components of the loss before income taxes were as follows for the years ended December 31:

                                           2000          1999         1998
                                       ------------  ------------  -----------
   United States...................... $(20,242,000) $(28,337,000) $(6,124,000)
   Foreign............................      583,000    (4,171,000)     589,000
                                       ------------  ------------  -----------
   Loss before income taxes........... $(19,659,000) $(32,508,000) $(5,535,000)
                                       ============  ============  ===========

                         LIONBRIDGE TECHNOLOGIES, INC.

   The consolidated deferred tax assets (liabilities) of the Company were as follows at December 31:

                                                       2000          1999
                                                   ------------  ------------
   U.S. net operating loss carryforwards.......... $ 12,412,000  $  9,373,000
   Foreign net operating loss carryforwards.......    5,427,000     3,745,000
   Difference in accounting for amortization and
    depreciation..................................    1,128,000       523,000
   Nondeductible reserves and accruals............    1,350,000       453,000
   Research and development tax credits...........      203,000        50,000
   Other..........................................      215,000       176,000
   Valuation allowance............................  (20,959,000)  (14,544,000)
                                                   ------------  ------------
   Net deferred tax liabilities................... $   (224,000) $   (224,000)
                                                   ============  ============

   Management of Lionbridge has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered Lionbridge's history of losses and concluded that it is not certain that Lionbridge will generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management reevaluates the positive and negative evidence periodically.

   At December 31, 2000, Lionbridge had net operating loss carryforwards for U.S. federal and state income tax purposes of approximately $32,352,000 that may be used to offset future taxable income, which begin to expire in 2012. The Company has federal research and development tax credits which may be used to offset future income tax of approximately $153,000, which expire in 2019. Additionally, Lionbridge has net operating loss carryforwards in France of approximately $1,726,000, which begin to expire in 2002; net operating loss carryforwards in Japan of approximately $1,928,000, which begin to expire in 2003; net operating loss carryforwards in Canada of approximately $1,176,000, which begin to expire in 2007; net operating loss carryforwards in Germany of approximately $561,000, which may be carried forward indefinitely; and net operating loss carryforwards in The Netherlands of approximately $10,210,000, which may be carried forward indefinitely.

   Under the provisions of the Internal Revenue Code, certain substantial changes in Lionbridge's ownership may limit in the future the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability.

11. Merger, Restructuring and Other Charges:

   The following table summarizes activity with respect to merger, restructuring and other charges for the years ended December 31:

                                                    2000       1999      1998
                                                 ---------- ---------- --------
   Merger costs................................. $2,465,000 $       -- $     --
   Restructuring charges, net...................    915,000  1,197,000  501,000
   Impairment of long-lived assets..............    886,000         --       --
                                                 ---------- ---------- --------
                                                 $4,266,000 $1,197,000 $501,000
                                                 ========== ========== ========

   During the second and third quarters of 2000, Lionbridge recorded merger costs of $2,323,000 and $142,000, respectively, in operating expenses. These charges consist of fees for investment banking, legal and accounting services and other direct costs incurred in connection with Lionbridge's mergers with Harvard Translations and INT'L.com.

                         LIONBRIDGE TECHNOLOGIES, INC.

   Restructuring charges of $387,000 and $528,000 were recorded in the second and third quarters of 2000, respectively. These charges relate to: (i) the costs of closing facilities in the United States, France, and The Netherlands as a result of the merger with INT'L.com consisting primarily of accruals for lease payments on vacant office space, and (ii) costs associated with workforce reductions in Canada, the United States and France, consisting of six technical staff and three administrative staff. All employees had been informed of their termination and related benefits in the period that the charge was recorded. The restructuring charges for the third quarter of 2000 are presented net of a $162,000 reversal of a charge recorded in the second quarter of 2000, due to subsequent events which have reduced the potential loss on vacant office space.

   Impairment charges for long-lived assets of $831,000 and $55,000 were recorded in the second and third quarters of 2000, respectively. These noncash charges consist primarily of the write-off of previously capitalized licenses for software that was abandoned as a result of Lionbridge's merger with INT'L.com.

   At December 31, 2000, accruals totaling $394,000 related to restructuring charges remained on the consolidated balance sheet in other accrued expenses; no accruals remained for merger costs.

   During the second and fourth quarters of 1999, Lionbridge's wholly owned subsidiary, INT'L.com, recorded restructuring charges of $747,000 and $450,000, respectively, in operating expenses. These charges relate to workforce reductions in the United States operating sites, consisting of 36 technical staff, 14 administrative staff and four sales staff. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. At December 31, 2000 and 1999, $0 and $357,000, respectively, remained in other accrued expenses relating to these charges. Management does not anticipate any future expenditures related to these actions.

   During the first and fourth quarters of 1998, Lionbridge recorded restructuring charges of $451,000 and $50,000, respectively, in operating expenses. These charges related to workforce reductions in France, consisting of five technical and administrative staff. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. All amounts were paid in 1998 in connection with these charges.

12. Employee Benefit Plans:

   Lionbridge maintains an employee benefit plan qualified under Section 401(k) of the Internal Revenue Code. All U.S. employees may participate in the 401(k) plan subject to certain eligibility requirements. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit--$10,500 in 2000) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, Lionbridge may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. To date, Lionbridge has made no profit-sharing contributions to the 401(k) plan. In addition, as of December 31, 2000, the Company maintained defined benefit pension plans for employees in The Netherlands and France, and a defined contribution scheme for employees in Ireland. Total pension contributions charged to operations were $216,000, $294,000 and $350,000 in 2000, 1999 and 1998, respectively.

   Harvard Translations and INT'L.com maintained 401(k) retirement plans for employees meeting certain age and service requirements. The plans provided for voluntary employee contributions from their annual compensation as well as matching contributions by Harvard Translations or INT'L.com. For the years ended December 31, 2000, 1999 and 1998, matching contributions totaled approximately $51,000, $87,000 and $78,000, respectively. These plans were terminated upon the completion of the mergers, and the plan assets transferred to the Lionbridge 401(k) plan.

                         LIONBRIDGE TECHNOLOGIES, INC.

13. Operating Segment and Geographical Information:

   Lionbridge has determined that its operating segments are those that are based on its method of internal reporting, which separately presents its business by the geographic site in which services are performed. Lionbridge has combined those segments which meet the aggregation criteria of SFAS No. 131 in determining its reportable segments.

   The Company's reportable segments are Localization and Testing. The Localization segment provides globalization services, including translation, software localization, internationalization engineering and multilingual technical publishing, that enable simultaneous worldwide release and ongoing maintenance of products and related technical support, training materials, and sales and marketing information in multiple languages. The Testing segment provides localization and internationalization testing of software, hardware and telecommunications equipment, as well as logo certification programs. All other unallocated enterprise costs are reflected in the "Corporate and Other" category.

   The table below presents information about the reported net loss of the Company for the years ended December 31, 2000, 1999 and 1998. Asset information by reportable segment is not reported, since the Company does not produce such information internally.

                                                     Corporate
                         Localization    Testing     and Other    Eliminations    Total
                         ------------  -----------  ------------  ------------ ------------
2000
  External revenue...... $103,532,000  $11,617,000  $         --               $115,149,000
                         ============  ===========  ============               ============
  Inter-segment
   revenue.............. $         --  $    27,000  $         --   $ (27,000)  $         --
                         ============  ===========  ============   =========   ============
  Depreciation and
   amortization          $  2,898,000  $   464,000  $  6,866,000               $ 10,228,000
                         ============  ===========  ============               ============
  Segment contribution.. $ 20,192,000  $ 1,607,000  $         --               $ 21,799,000
  Interest income
   (expense), income tax
   expense and other
   items of income
   (expense)............  (10,235,000)  (1,596,000)  (30,243,000)               (42,074,000)
                         ------------  -----------  ------------               ------------
  Net income (loss)..... $  9,957,000  $    11,000  $(30,243,000)              $(20,275,000)
                         ============  ===========  ============               ============
1999
  External revenue...... $ 81,582,000  $ 7,182,000  $         --               $ 88,764,000
                         ============  ===========  ============               ============
  Inter-segment
   revenue.............. $         --  $   315,000  $         --   $(315,000)  $         --
                         ============  ===========  ============   =========   ============
  Depreciation and
   amortization......... $  2,678,000  $   402,000  $  6,310,000               $  9,390,000
                         ============  ===========  ============               ============
  Segment contribution.. $  3,378,000  $ 1,384,000  $         --               $  4,762,000
  Interest income
   (expense), income tax
   expense and other
   items of income
   (expense)............  (10,018,000)  (1,120,000)  (26,831,000)               (37,969,000)
                         ------------  -----------  ------------               ------------
  Net income (loss)..... $ (6,640,000) $   264,000  $(26,831,000)              $(33,207,000)
                         ============  ===========  ============               ============
1998
  External revenue...... $ 57,568,000  $ 2,186,000  $         --               $ 59,754,000
                         ============  ===========  ============               ============
  Inter-segment
   revenue.............. $         --  $   144,000  $         --   $(144,000)  $         --
                         ============  ===========  ============   =========   ============
  Depreciation and
   amortization......... $  1,605,000  $    90,000  $  2,504,000               $  4,199,000
                         ============  ===========  ============               ============
  Segment contribution.. $  7,934,000  $   675,000  $         --               $  8,609,000
  Interest income
   (expense), income tax
   expense and other
   items of income
   (expense)............   (8,763,000)    (346,000)   (4,729,000)               (13,838,000)
                         ------------  -----------  ------------               ------------
  Net income (loss)..... $   (829,000) $   329,000  $ (4,729,000)              $ (5,229,000)
                         ============  ===========  ============               ============

                         LIONBRIDGE TECHNOLOGIES, INC.

   A summary of Lionbridge's operations and other financial information by geographical region follows:

                                               Year Ended December 31,
                                         --------------------------------------
                                             2000         1999         1998
                                         ------------  -----------  -----------
   Revenues:
     United States.....................  $ 63,267,000  $47,981,000  $23,865,000
     Asia..............................    12,314,000    8,075,000    4,801,000
     France............................    14,442,000   11,725,000    9,094,000
     Ireland...........................    14,390,000   14,398,000   14,296,000
     The Netherlands...................     8,341,000    7,618,000    6,799,000
     Germany...........................     3,674,000    2,947,000    2,520,000
     Canada............................     5,428,000           --           --
     Eliminations......................    (6,707,000)  (3,980,000)  (1,621,000)
                                         ------------  -----------  -----------
                                         $115,149,000  $88,764,000  $59,754,000
                                         ============  ===========  ===========

                                                     December 31,
                                         --------------------------------------
                                             2000         1999         1998
                                         ------------  -----------  -----------
   Long-lived assets:
     United States.....................  $  1,835,000  $ 4,052,000  $ 1,706,000
     Asia..............................       665,000      455,000      320,000
     France............................     1,210,000      847,000      207,000
     Ireland...........................       434,000      552,000      989,000
     The Netherlands...................       171,000      298,000      109,000
     Germany...........................       394,000      601,000      747,000
     Canada............................       871,000           --           --
                                         ------------  -----------  -----------
                                         $  5,580,000  $ 6,805,000  $ 4,078,000
                                         ============  ===========  ===========

   Foreign revenue is presented based on the country in which projects are managed.

   Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge.

                         LIONBRIDGE TECHNOLOGIES, INC.

14. Supplemental Disclosure of Cash Flow Information:

                                               Year Ended December 31,
                                         -------------------------------------
                                            2000         1999         1998
                                         -----------  -----------  -----------
Interest paid........................... $ 2,291,000  $ 2,083,000  $   824,000
                                         ===========  ===========  ===========
Income taxes paid....................... $   124,000
                                         ===========
Noncash investing and financing
 activities:
 Issuance of warrants for common stock
  in connection with debt (Note 6)......              $ 5,967,000  $   254,000
                                                      ===========  ===========
 Noncash dividends paid (Note 9)........                           $ 4,000,000
                                                                   ===========
 Lionbridge, or a wholly owned
  subsidiary of Lionbridge, purchased
  all of the outstanding capital stock
  of JLS, S&D, DLC in 1998 for
  $6,008,000. In conjunction with these
  acquisitions, liabilities were assumed
  as follows:
   Fair value of assets acquired and
    goodwill............................                           $ 8,426,000
   Cash paid for capital stock..........                            (2,437,000)
   Common stock issued..................                              (909,000)
   Series A convertible preferred stock
    issued..............................                            (1,812,000)
   Series B redeemable convertible
    preferred stock issued..............                              (850,000)
                                                                   -----------
   Liabilities assumed..................                           $ 2,418,000
                                                                   ===========
 Lionbridge, or a wholly owned
  subsidiary of Lionbridge, purchased
  all of the outstanding capital stock
  of VeriTest, ILE and Motus! in 1999
  for $13,715,000. In conjunction with
  these acquisitions, liabilities were
  assumed as follows:
   Fair value of assets acquired and
    goodwill............................              $22,201,000
   Cash paid for capital stock..........               (3,384,000)
   Common stock issued..................               (3,751,000)
   Common stock issued..................               (5,830,000)
   Notes issued.........................                 (750,000)
                                                      -----------
   Liabilities assumed..................              $ 8,486,000
                                                      ===========
 Lionbridge acquired certain assets of
  the language services operation of
  Nortel for $2,476,000 in 2000. In
  conjunction with the purchase,
  liabilities were assumed as follows:
   Fair value of assets acquired and
    goodwill............................ $ 2,533,000
   Cash paid for assets acquired........  (2,476,000)
                                         -----------
   Liabilities assumed.................. $    57,000
                                         ===========

15. Valuation and Qualifying Accounts:

   The following table sets forth activity in Lionbridge's accounts receivable reserve:

                                        Balance
                                          at                            Balance
                                       Beginning Charges to            at End of
   Year ended:                          of Year  Operations Deductions   Year
   -----------                         --------- ---------- ---------- ---------
   December 31, 1998.................. $ 406,000  $366,000   $(50,000) $ 722,000
   December 31, 1999..................   722,000   614,000   (214,000) 1,122,000
   December 31, 2000.................. 1,122,000   498,000   (921,000)   699,000

                         LIONBRIDGE TECHNOLOGIES, INC.

16. Net Loss per Share Attributable to Common Stockholders:

   Diluted net loss per share attributable to common stockholders does not differ from basic net loss per share attributable to common stockholders since potential common shares from the conversion of preferred stock and the exercise of stock options and warrants are anti-dilutive for all years presented and are therefore excluded from the calculation. Preferred stock convertible into 0, 2,639,766 and 10,693,824 shares of common stock, options to purchase 3,836,055, 3,251,369 and 2,651,303 shares of common stock, and warrants to purchase 0, 347,084 and 290,332 shares of common stock were outstanding as of December 31, 2000, 1999 and 1998, respectively, but were not included in the calculation of diluted net loss per share attributable to common shareholders because the effect of their inclusion would have been anti-dilutive.

17. Subsequent Events:

   In January 2001, Lionbridge's two line of credit arrangements with a commercial bank were amended to extend the maturity date of the lines to April 20, 2001. In March 2001, the bank indicated in a letter to Lionbridge its intention to renew the credit facilities through April 2002.

   In January 2001, Lionbridge acquired Quality Group Labs, Inc., a company based in Massachusetts, for total initial consideration of approximately $762,000, comprised of $250,000 of cash and 163,874 shares of Lionbridge common stock valued at $512,000. The transaction will be accounted for using the purchase method of accounting. Lionbridge has the right to repurchase up to 89,386 shares of the common stock issued as part of the acquisition at a price of $0.01 per share, dependent on future operating performance of the former Quality Group Labs, Inc. through December 31, 2001.

   In March 2001, Lionbridge entered into an agreement to acquire Data Dimensions, Inc., a company based in Bellevue, Washington, with operations in the United States, Ireland and Great Britain. The transaction is intended to be a tax-free, stock-for-stock transaction, accounted for using the purchase method of accounting. The Company will issue approximately 2,600,000 shares of its common stock in exchange for all of the outstanding shares of common stock of Data Dimensions, Inc. and up to approximately 450,000 additional shares of its common stock upon the exercise of outstanding options and warrants of Data Dimensions, Inc. being assumed by Lionbridge. The acquisition is expected to be consummated in the second quarter of 2001.

   In March 2001, the Company's subordinated debt agreements were amended to extend the maturity dates of the notes to the earlier of January 31, 2002 or an underwritten public offering by Lionbridge with aggregate proceeds of at least $10,000,000. In the event of a qualifying underwritten public offering, 50% of the then outstanding notes and accrued interest are payable, with the remaining amount maturing on January 31, 2002. As a result, the amount outstanding under these subordinated notes of $5,981,000 has been classified as a long-term liability on the consolidated balance sheet as of December 31, 2000.

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of Data Dimensions, Inc.

   In our opinion, the accompanying consolidated financial statements and financial statement schedules listed in the index appearing under Item 14(a)(1) and 14(a)(2) and on page F-1 present fairly, in all material respects, the financial position of Data Dimensions, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As more fully described in Note 14, on March 8, 2001, the Company entered into an agreement to be acquired, subject to approval by the Company's stockholders.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 2, 2001, except for paragraph two of Note 14, as to which the date is March 8, 2001

                             DATA DIMENSIONS, INC.

                          Consolidated Balance Sheets

                     (in thousands, except per share data)

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                           ASSETS
Current assets
  Cash and cash equivalents.................................. $ 2,110  $10,390
  Accounts receivable, net...................................  11,523   16,278
  Income taxes receivable....................................   4,500    2,551
  Prepaid expenses and other current assets..................     973    2,393
  Deferred income taxes......................................     130      102
                                                              -------  -------
    Total current assets.....................................  19,236   31,714
  Equipment and furniture, net...............................   2,952    7,039
  Deferred income taxes......................................     280      250
  Other assets...............................................     667      635
                                                              -------  -------
    Total assets............................................. $23,135  $39,638
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable........................................... $ 1,057  $ 1,433
  Accrued compensation and commissions.......................   1,638    3,938
  Other accrued liabilities..................................   1,393    1,774
  Current portion of capital lease obligations...............      --    1,965
                                                              -------  -------
    Total current liabilities................................   4,088    9,110
Capital lease obligations, net of current portion............      --    1,941
Other long term liabilities..................................     192      181
                                                              -------  -------
    Total liabilities........................................   4,280   11,232
Commitments and contingencies
Stockholders' equity
  Common stock, $.001 par value; 20,000 shares authorized;
   13,673 and 13,665 shares issued and outstanding...........      14       14
  Additional paid in capital.................................  24,775   24,679
  Treasury stock, at cost (112 shares).......................  (3,034)  (3,034)
  Cumulative comprehensive loss..............................    (371)    (200)
  Retained earnings (accumulated deficit)....................  (2,529)   6,947
                                                              -------  -------
    Total stockholders' equity...............................  18,855   28,406
                                                              -------  -------
    Total liabilities and stockholders' equity............... $23,135  $39,638
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements

                             DATA DIMENSIONS, INC.

                     Consolidated Statements of Operations

                     (in thousands, except per share data)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                     2000     1999      1998
                                                   --------  -------  --------
Revenue..........................................  $ 32,408  $90,404  $101,733
Direct costs.....................................    22,448   50,174    49,177
                                                   --------  -------  --------
Gross margin.....................................     9,960   40,230    52,556
General, administrative and selling expenses.....    25,748   37,735    38,794
Non-recurring charges............................      (136)   1,171       757
                                                   --------  -------  --------
Income (loss) from operations....................   (15,652)   1,324    13,005
                                                   --------  -------  --------
Other expense (income)
  Interest expense...............................        22       99       318
  Other income, net..............................      (211)    (156)     (193)
  Income from litigation settlement..............        --   (1,885)       --
                                                   --------  -------  --------
    Total other expense (income).................      (189)  (1,942)      125
                                                   --------  -------  --------
Income (loss) from continuing operations before
 income tax......................................   (15,463)   3,266    12,880
Income tax provision (benefit) from continuing
 operations......................................    (4,361)   1,274     5,046
                                                   --------  -------  --------
Income (loss) from continuing operations, net of
 tax.............................................   (11,102)   1,992     7,834
Income (loss) from discontinued operations, net
 of tax..........................................    (1,476)  (1,149)    1,368
Gain from sale of discontinued operations, net of
 tax.............................................     3,102       --        --
                                                   --------  -------  --------
Net income (loss)................................  $ (9,476) $   843  $  9,202
                                                   ========  =======  ========
Earnings (loss) per share--basic
  From continuing operations.....................  $  (0.82) $  0.14  $   0.59
  From discontinued operations...................      0.12    (0.08)     0.10
                                                   --------  -------  --------
  Net income (loss)..............................  $  (0.70) $  0.06  $   0.69
                                                   ========  =======  ========
Earnings (loss) per share--diluted
  From continuing operations.....................  $  (0.82) $  0.14  $   0.59
  From discontinued operations...................      0.12    (0.08)     0.10
                                                   --------  -------  --------
  Net income (loss)..............................  $  (0.70) $  0.06  $   0.69
                                                   ========  =======  ========
Weighted average shares outstanding--basic.......    13,560   13,537    13,347
Weighted average shares outstanding--diluted.....    13,560   13,555    13,412

                             DATA DIMENSIONS, INC.

                Consolidated Statements of Comprehensive Income

                                 (in thousands)

                                                            Years Ended
                                                           December 31,
                                                        ---------------------
                                                         2000    1999   1998
                                                        -------  ----  ------
Net income (loss)...................................... $(9,476) $843  $9,202
Other comprehensive loss--foreign currency translation
 adjustments...........................................    (171)  (80)   (210)
                                                        -------  ----  ------
Comprehensive income (loss)............................ $(9,647) $763  $8,992
                                                        =======  ====  ======

   The accompanying notes are an integral part of these financial statements

                             DATA DIMENSIONS, INC.

                Consolidated Statements of Stockholders' Equity

                                 (in thousands)

                           Common                                        Retained
                           Stock    Additional            Cumulative     Earnings
                         ----------  Paid in   Treasury  Comprehensive (Accumulated
                         Shares  $   Capital    Stock    Income (Loss)   Deficit)    Total
                         ------ --- ---------- --------  ------------- ------------ -------
Balance at December 31,
 1997................... 13,150 $13  $23,310   $(2,971)      $  90       $(3,098)   $17,344
Issuance of common
 stock:
  Exercise of options...    466  --      945        --          --            --        945
  Exercise of warrants..     17  --      186        --          --            --        186
 Compensation expense
  recognized on issuance
  of options............     --  --       98        --          --            --         98
 Acquisition of treasury
  stock in connection
  with exercise of
  options...............     --  --       --       (63)         --            --        (63)
 Other comprehensive
  loss..................     --  --       --        --        (210)           --       (210)
 Net income.............     --  --       --        --          --         9,202      9,202
                         ------ ---  -------   -------       -----       -------    -------
Balance at December 31,
 1998................... 13,633 $13  $24,539   $(3,034)      $(120)      $ 6,104    $27,502
 Exercise of options....     32   1       43        --          --            --         44
 Compensation expense
  recognized on issuance
  of options............     --  --       97        --          --            --         97
 Other comprehensive
  loss..................     --  --       --        --         (80)           --        (80)
 Net income.............     --  --       --        --          --           843        843
                         ------ ---  -------   -------       -----       -------    -------
Balance at December 31,
 1999................... 13,665 $14  $24,679   $(3,034)      $(200)      $ 6,947    $28,406
 Exercise of options....      8  --       14        --          --            --         14
 Compensation expense
  recognized on issuance
  of options............     --  --       82        --          --            --         82
 Other comprehensive
  loss..................     --  --       --        --        (171)           --       (171)
 Net loss...............     --  --       --        --          --        (9,476)    (9,476)
                         ------ ---  -------   -------       -----       -------    -------
Balance at December 31,
 2000................... 13,673 $14  $24,775   $(3,034)      $(371)      $(2,529)   $18,855
                         ====== ===  =======   =======       =====       =======    =======


   The accompanying notes are an integral part of these financial statements

                             DATA DIMENSIONS, INC.

                     Consolidated Statements of Cash Flows

                                 (in thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     2000     1999      1998
                                                    -------  -------  --------
Cash flows from operating activities:
 Net income (loss)................................. $(9,476) $   843  $  9,202
 Adjustments to reconcile net income (loss) to net
  cash provided by (used) in operating activities..
  Depreciation and amortization....................   4,182    5,650     4,391
  Deferred income taxes............................     (58)    (547)      (96)
  Compensation expense on stock options............      82       97        98
  Non-cash portion of non-recurring charges........      --    1,055        --
  Loss from disposal of equipment and furniture,
   net.............................................      42      392        --
  Provision for doubtful accounts..................   2,206      477     1,015
  Gain on sale of discontinued operations, net of
   tax.............................................  (3,102)      --        --
 Changes in operating assets and liabilities:
  Accounts receivable..............................   4,427   19,833   (20,292)
  Prepaid expenses and other current assets........  (1,846)  (2,428)   (2,999)
  Accounts payable.................................    (458)  (3,138)      655
  Accrued compensation and commissions.............  (2,337)  (2,219)    2,679
  Income taxes payable.............................      --   (5,997)    5,997
  Accrued software license obligations.............      --       --      (674)
  Accrued liabilities..............................    (225)  (1,305)    1,213
 Other.............................................    (171)     142       727
                                                    -------  -------  --------
Net cash provided by (used in) operating
 activities........................................  (6,734)  12,855     1,916
Cash flows from investing activities:
 Proceeds from sale of investment securities.......      --       --       986
 Purchase of equipment and furniture...............  (1,443)  (1,521)   (3,588)
 Sale of discontinued operations...................   1,800       --        --
 Other.............................................      36       --       (52)
                                                    -------  -------  --------
Net cash provided by (used in) investing
 activities........................................     393   (1,521)   (2,654)
Cash flows from financing activities:
 Net proceeds from issuance of common stock........      15       44     1,068
 Payment of capital lease obligation...............  (1,954)  (1,535)     (429)
 Distributions to Pyramid stockholder..............      --     (229)     (771)
 Repayment of notes payable........................      --      --     (3,088)
                                                    -------  -------  --------
Net cash provided (used) by financing activities...  (1,939)  (1,720)   (3,220)
                                                    -------  -------  --------
Net increase (decrease) in cash and cash
 equivalents.......................................  (8,280)   9,614    (3,958)
Cash and cash equivalents, beginning of year.......  10,390      776     4,734
                                                    -------  -------  --------
Cash and cash equivalents, end of year............. $ 2,110  $10,390  $    776
                                                    =======  =======  ========
Cash paid during the year for:
 Interest.......................................... $   259  $   369  $    427
 Income tax........................................ $    17  $ 9,077  $     45
Non cash investing and financing activities:
 Equipment acquired under capital lease............      --  $ 2,304  $  2,796

   The accompanying notes are an integral part of these financial statements

                             DATA DIMENSIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--Description of Business and Summary of Significant Accounting Policies

   Basis of Presentation--The consolidated financial statements include the accounts of Data Dimensions, Inc., a Delaware corporation, and its subsidiaries ("Data Dimensions" or the "Company"). As more fully described in Note 2, the Company acquired ST Labs, Inc. in 1998. The transaction was a business combination accounted for as a pooling of interests. The historical financial statements for periods prior to consummation of the business combination have been restated as though the companies had been combined for all periods presented. In December 2000, the Company sold its data center outsourcing division, Data Dimension Information Services ("DDIS") in a cash transaction. The Company received $1.8 million of the $5.4 million purchase price at the closing of the transaction, and the remaining balance was paid in January 2001. The Company's financial results have been presented to reflect this business as a discontinued operation for all periods presented. See Note 3 for additional information.

   Description of Business--The Company conducts its business through two operating divisions:

  . Quality Assurance and Testing ("QA & Test") Through a network of Test Centers and on-site field consultants, the Company provides comprehensive, outsourced software quality assurance and test solutions for product development organizations and on-line service providers including practice areas of printers and peripherals, publishing and education, embedded systems and Web testing.

  . Application development and maintenance ("ADM") The Company manages clients' business applications with the objective of improving software quality, processes, and costs. ADM engagements may also encompass development of new applications, as directed by clients. The Company operates an offshore application solution center in Galway, Ireland, in concert with on-site consultants, to provide its clients with ADM services across a range of platforms and operating environments.

   Principles of Consolidation--The financial statements include the accounts of the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

   Foreign Operations--The Company operates a solution center and test lab in Ireland through its wholly-owned subsidiary, Data Dimensions Ireland Limited. The Company delivers testing and consulting services in the United Kingdom through its wholly-owned subsidiary, Data Dimensions (UK) Limited. All asset and liability accounts of foreign operations are translated into U.S. dollars at current exchange rates. Revenues and expenses are translated using the average exchange rate during the period. Foreign currency translation adjustments are reported as a component of comprehensive income and stockholders' equity in the Consolidated Balance Sheet. Gains and losses resulting from foreign currency transactions are included in income currently.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk primarily include cash and cash equivalents, and accounts receivable. The Company places its cash deposits and certain short-term investments in bank deposits and money market funds with high credit quality financial institutions; at times deposits exceed federally insured limits. The Company places its cash equivalents in investment grade, short-term debt instruments and limits the amount of credit exposure to any one issuer. Accounts receivable consist of account balances due from companies dispersed primarily across the United States, with no significant geographic or industry concentration. The Company performs ongoing credit evaluations of its customer's financial condition and generally requires no collateral from its customers.

   Accounting Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                             DATA DIMENSIONS, INC.

of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

   Fair Value Disclosures--Recorded amounts of cash and cash equivalents, investment securities, receivables, prepaid expenses and other current assets, capital lease obligations, long term debt, accounts payable and other amounts included in current liabilities meeting the definition of financial instruments approximate fair value.

   Cash and Cash Equivalents--Cash and cash equivalents represent funds on deposit with banks or invested in a variety of highly liquid short-term instruments with original maturities of less than three months.

   Deferred Expenses--Certain costs incurred in connection with providing computer mainframe outsourcing services are deferred and recognized over the period services are provided. Recurring costs deferred for existing customers, primarily software license fees, are recorded in prepaid expenses and are typically recognized over 12 months. Costs deferred for new customers, primarily installation and conversion costs, are included in other assets and are recognized over service contract lives of up to five years. These costs are related to the data center operations which was sold in 2000. See Note 3 for more information.

   Equipment and Furniture--Equipment and furniture are stated at cost and are depreciated for book purposes utilizing straight-line methods over estimated useful lives of 3 to 5 years. Assets are depreciated for tax purposes using various accelerated methods. Leasehold improvements are amortized over the lesser of the lease term, or useful lives. Repairs and maintenance expenditures are expensed as incurred.

   Capitalized Software--Included in equipment and furniture are direct costs of computer software developed or obtained for internal use. Costs incurred are capitalized and amortized over periods not exceeding three years.

   Impairment of Long-Lived Assets--The Company evaluates its long-lived assets for financial impairment and continues to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with these assets. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values.

   Revenue Recognition--The Company recognizes revenue in compliance with the criteria outlined in Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements." The criteria are persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

   ADM and Test Center revenue consists of billable hours for services provided by the Company's technical consultants valued at contract rates, and is recognized as services are performed. Product revenue and license fees earned under technology license agreements are generally recognized when the technology has been delivered and there are no significant obligations remaining. Royalty revenue from licensees is recognized as services are provided by the licensee. Advance billings are provided for by certain contracts and are recognized as revenue when the related services are performed.

   Grant Accounting--The Company's subsidiary in Ireland has received an employment grant from the Industrial Development Authority of Ireland. Employment grants, which relate to employee hiring and training, are recognized as a reduction of expense during the period in which the related expenditures are incurred by the Company.

                             DATA DIMENSIONS, INC.

   Pre-Operating and Start-up Costs--Pre-operating and start-up costs incurred in connection with the organization and development of new business activities are expensed as incurred and are included in general, administrative and selling expenses. During 1998, such costs were incurred to establish solution centers. The Company's accounting of startup costs is consistent with the treatment required by AICPA Statement of Position 98-5, "Reporting on Costs of Startup Activities."

   Income Taxes--Deferred taxes are provided for temporary differences in the basis of assets and liabilities for financial reporting and tax purposes. To the extent that it is not considered to be more likely than not that all of the Company's deferred tax assets will be realized, a valuation allowance is recorded to reduce the deferred tax asset to its estimated net realizable value.

   Stock-Based Compensation--Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Pro forma net income and earnings per share are presented in Note 9 on the basis as if compensation had been determined pursuant to SFAS 123.

   Earnings Per Share--Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") requires presentation of earnings per share on a basic and diluted earnings per share basis.

   Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the number of shares utilized as the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common share equivalents had been issued. See Note 12 for additional disclosure.

   Segment Reporting--The Company provides disclosures required by Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires disclosures of the Company's segments based on how information is reported to management. See Note 11 for disclosure regarding the Company's segments.

   Liquidity--During the year ended December 31, 2000, the Company experienced a net loss of $9.5 million and used $6.7 million cash in operations. The Company believes that expected revenues together with existing cash and cash equivalents and financing currently available, will be sufficient to meet anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If management's plans do not materialize and the operating losses continue, the Company may need to obtain additional sources of liquidity or significantly reduce its operating expenses in order to meet its cash obligations.

   Reclassifications--Certain amounts have been reclassified in prior year financial statements to conform with current year presentations.

NOTE 2--Acquisitions

 ST Labs, Inc.

   In August 1998, the Company completed the acquisition of ST Labs, Inc. ("ST Labs"), in which the Company acquired all of the outstanding Common Stock of ST Labs in exchange for approximately 515,000

                             DATA DIMENSIONS, INC.

shares of Data Dimensions Common Stock. In addition, the Company assumed all options outstanding under ST Labs' Option Plans. If fully exercised, such options would have resulted in the issuance of approximately an additional 158,000 shares of the Company's Common Stock. The value of the Company's shares exchanged in the merger, combined with the shares issuable under the Option Plans, was approximately $9.7 million at the time of the merger. ST Labs provides information technology quality assurance and testing services to its customers, including quality assurance and test automation training, software testing in its own or customer locations, and Web site testing. As a result of the transaction, ST Labs became a wholly-owned subsidiary of the Company.

   The business combination was accounted for as a pooling of interests for financial reporting purposes. Consequently, the historical financial statements for periods prior to the consummation of the combination have been restated as though the companies had been combined for all periods presented.

   All fees and expenses related to the business combination and to the consolidation of the combining companies have been expensed as required under the pooling of interests accounting method and included in non-recurring charges in the Consolidated Statements of Operations. Such fees and expenses approximated $757,000 and were comprised of direct transaction costs and the expense of consolidating and integrating the combined companies.

   A reconciliation of results of operations for the separate companies through the calendar quarter immediately preceding the business combination is as follows (in thousands):

                                                                Six Months Ended
                                                                 June 30, 1998
                                                                ----------------
                                                                  (Unaudited)
   Revenue
     Data Dimensions...........................................     $41,561
     ST Labs...................................................       6,800
                                                                    -------
       Combined................................................     $48,361
                                                                    =======
   Net Income (loss)
     Data Dimensions...........................................     $ 3,018
     ST Labs...................................................        (615)
                                                                    -------
       Combined................................................     $ 2,403
                                                                    =======

NOTE 3--Divestiture of Data Center Operations

   On December 28, 2000, the Company sold its data center operation for $5.4 million. The financial results of the data center operation have been recorded as Income (loss) from discontinued operations on the Consolidated Statement of Operations for all periods presented. The Company recorded a $3.1 million gain, after tax as a result of the transaction. Financial results of the data center operations were as follows for the years ended December 31 (in thousands):

                                                       2000     1999     1998
                                                      -------  -------  -------
   Revenue........................................... $ 9,173  $11,702  $12,811
   Income (loss) before income taxes.................  (1,848)  (1,884)   2,243
   Net income (loss).................................  (1,476)  (1,149)   1,368

NOTE 4--Non-recurring Charges

   The Company recorded in the Consolidated Statements of Operations non-recurring charges of $1.8 million and $757,000 in 1999 and 1998, respectively. Non-recurring charges in 2000 reflect a reversal of a

                             DATA DIMENSIONS, INC.

portion of the 1999 charge due to a reduction in the 1999 severance costs resulting from higher than expected voluntary terminations.

   The charge in 1998 of $757,000 before tax ($462,000 after tax) was for merger related costs associated with the business combination with ST Labs in August 1998, as described in Note 2.

   The $1.8 million ($1.1 million after tax) charge resulted from the Company's transition from providing products and consulting services addressing Y2K remediation to providing information technology consulting and other services. The non-recurring charge consisted of (in thousands):

   Capitalized product development...................................... $  388
   Asset impairment.....................................................    667
   Severance costs (approximately 240 people)...........................    783
                                                                         ------
                                                                         $1,838
                                                                         ======

   The write-off of capitalized product development represents costs associated with the development of the Company's Ardes 2k and IVR products. The Company decided to discontinue selling these products as they were no longer a part of the Company's core business strategy.

   The asset impairment reflects the write-down of certain computer equipment at the Company's data center operations. This equipment was used specifically in the testing of platforms for compliance with Y2K and due to the shift in the Company's focus, they would not be fully utilized. The Company has written these assets down to their estimated net realizable value based upon third party estimates of fair value and intends to hold these assets for potential future projects which could require the specific equipment identified. The $667,000 for asset impairment has been recorded in Income (loss) from discontinued operations on the Consolidated Statement of Operations in 1999.

NOTE 5--Accounts Receivable

   Accounts receivable are presented net of an allowance for doubtful accounts of approximately $2.3 million and $1.3 million at December 31, 2000 and December 31, 1999, respectively. Included in accounts receivable are costs and accrued revenue in excess of amounts billed at the balance sheet date, relating primarily to services provided to customers which have been subsequently billed. Such unbilled amounts approximated $1.1 million and $3.4 million at December 31, 2000 and December 31, 1999, respectively. Included in prepaid expenses and other current assets at December 31, 1999 is approximately $200,000 of amounts retained by customers in accordance with contract terms. No amounts were retained by customers at December 31, 2000. Included in accounts receivable at December 31, 2000 was $3.6 million owed the Company from the sale of the data center operation discussed in Note 3.

NOTE 6--Long-Lived Assets

   Equipment and furniture consists of the following at December 31 (in thousands):

                                                                2000     1999
                                                               -------  -------
   Computers and equipment.................................... $ 8,601  $13,146
   Furniture and fixtures.....................................     842    1,071
   Leasehold improvements.....................................     721      311
                                                               -------  -------
                                                                10,164   14,528
   Accumulated depreciation...................................  (7,212)  (7,489)
                                                               -------  -------
   Equipment and furniture, net............................... $ 2,952  $ 7,039
                                                               =======  =======

                             DATA DIMENSIONS, INC.

   Computers and equipment include equipment under capital lease of approximately $5.0 million and related accumulated amortization of $1.6 million at December 31, 1999. This equipment was in the data center operations which was sold as described in Note 3.

NOTE 7--Leases

   The Company leases facilities and certain equipment under operating leases, some of which contain renewal options. Rent expense was $2.2 million, $2.8 million and $2.6 million in 2000, 1999 and 1998, respectively. Future annual minimum commitments under leases with non-cancelable terms in excess of one year at December 31, 2000, which have not been reduced by minimum sublease revenue of $251,000 are as follows (in thousands):

                                                                      Operating
                                                                       Leases
                                                                      ---------
   2001..............................................................  $2,391
   2002..............................................................   2,244
   2003..............................................................   1,574
   2004..............................................................     388
   2005..............................................................     319
   Thereafter........................................................      19
                                                                       ------
   Total minimum payments............................................  $6,935
                                                                       ======

NOTE 8--Income Taxes

   The income tax provision (benefit) consists of the following for the years ended December 31 (in thousands):

                                                       2000     1999    1998
                                                      -------  ------  ------
   Current provision (benefit) from continuing
    operations.......................................
     Federal......................................... $(3,742) $  864  $4,177
     State...........................................     (35)    119     632
     Foreign.........................................      59     259     182
                                                      -------  ------  ------
                                                       (3,718)  1,242   4,991
                                                      -------  ------  ------
   Current provision (benefit) from discontinued
    operations.......................................
     Federal.........................................    (291)   (608)    818
     State...........................................      --     (86)    112
                                                      -------  ------  ------
                                                         (291)   (694)    930
                                                      -------  ------  ------
   Total current provision (benefit).................  (4,009)    548   5,921
                                                      -------  ------  ------
   Deferred provision (benefit) from continuing
    operations.......................................    (643)     32      55
   Deferred provision (benefit) from discontinued
    operations.......................................     701     (41)    (55)
                                                      -------  ------  ------
                                                          (58)     (9)     --
                                                      -------  ------  ------
   Income tax provision (benefit) from continuing
    operations.......................................  (4,361)  1,274   5,046
   Income tax provision (benefit) from discontinued
    operations.......................................     410    (735)    875
                                                      -------  ------  ------
                                                      $(3,951) $  539  $5,921
                                                      =======  ======  ======

                             DATA DIMENSIONS, INC.

   The income tax provision (benefit) from continuing operations for the years ended December 31 differed from amounts computed by applying the U.S. federal income tax rate to pretax income as a result of the following (in thousands):

                                                         2000     1999    1998
                                                        -------  ------  ------
   Tax at U.S. federal income tax rate................. $(5,257) $1,110  $4,379
   Effect of merger costs..............................     --      --      249
   State income tax....................................     (35)    119     632
   Change in valuation allowance.......................     553      18     499
   Foreign differences, net............................     190    (114)   (410)
   Non-deductible expenses.............................      56     125     115
   Other, net..........................................     132      16    (418)
                                                        -------  ------  ------
   Income tax provision (benefit)...................... $(4,361) $1,274  $5,046
                                                        =======  ======  ======

   Deferred income taxes are comprised of the following at December 31 (in thousands):

                                                                2000     1999
                                                               -------  -------
   Deferred tax assets:
     Operating loss carryforwards............................. $ 1,135  $   980
     Tax-book depreciation....................................     278      250
     Allowance for doubtful accounts..........................     816      482
     Other....................................................     159      408
                                                               -------  -------
       Total deferred tax assets..............................   2,388    2,120
     Valuation allowance......................................  (1,432)  (1,518)
                                                               -------  -------
       Net deferred tax assets................................     956      602
                                                               -------  -------
   Deferred tax liabilities...................................    (546)    (250)
                                                               -------  -------
       Net deferred income taxes.............................. $   410  $   352
                                                               =======  =======

   The Company has recorded net deferred income tax assets, including operating loss carryforwards. Realization of the operating loss carryforwards is dependent on generating sufficient taxable income prior to their expiration. Utilization of operating loss carryforwards following certain changes in ownership is subject to limitations, which may significantly diminish net operating loss carryforwards available to offset future taxable income. A valuation allowance has been established for these operating loss carryforwards. At December 31, 2000, the Company has net operating loss carryforwards available to offset future taxable income of approximately $2.4 million with expiration dates through 2018.

   The Company has recorded a federal income tax receivable of $4.5 million in recognition of a refund that will be generated from carrying back the tax losses generated in 2000 and recapturing taxes paid in 1998 and 1999.

NOTE 9--Stockholders' Equity, Stock Options and Warrants

   The Company has incentive stock option plans pursuant to which options to purchase shares of the Company's Common Stock may be granted to employees and directors. The plans provide that the option price shall not be less than the fair market value of the shares on the date of grant. Options generally vest ratably over four year periods as provided for in each employee's option agreement, and generally expire in the fifth year after the options vest. In 1998, stock options for 400,000 shares were granted outside the Company's stock

                             DATA DIMENSIONS, INC.

option plans. Included in this grant, options to purchase 350,000 shares vest ratably over four years and options to purchase 50,000 shares vest after one year. These options, which were issued to one individual upon the commencement of employment, expire five years after they vest. In 1999, the shareholders voted to increase the number of shares available for issuance under the stock plans by 1,500,000 shares. At December 31, 2000, there were approximately 1,024,836 shares reserved for options to be granted under the plans.

   The following summarizes stock options and warrants transactions (in thousands except per share amounts):

                                                                   Weighted
                                                                   Average
                                        Shares  Price per Share Exercise Price
                                        ------  --------------- --------------
   Outstanding at December 31, 1997.... 1,141   $0.25 to $34.75     $10.06
     Granted...........................   990   $8.31 to $17.44     $13.67
     Exercised.........................  (446)  $1.62 to $17.25     $12.09
     Expired or canceled...............  (163)  $0.87 to $33.56     $10.04
                                        -----
   Outstanding at December 31, 1998.... 1,522   $0.25 to $34.75     $14.89
     Granted........................... 1,162   $1.50 to $ 8.69     $ 3.60
     Exercised.........................   (32)  $0.25 to $ 2.00     $ 1.38
     Expired or canceled...............  (778)  $1.37 to $29.19     $13.20
                                        -----
   Outstanding at December 31, 1999.... 1,874   $0.25 to $34.75     $ 8.79
     Granted...........................   919   $0.25 to $ 4.00     $ 1.54
     Exercised.........................    (8)  $1.69 to $ 2.00     $ 1.89
     Expired or canceled...............  (712)  $0.25 to $34.75     $ 6.41
                                        -----
   Outstanding at December 31, 2000.... 2,073   $0.25 to $33.88     $ 6.38
                                        =====

   Information relating to stock options at December 31, 2000 is summarized by exercise price as follows (thousands of shares):

                                       Outstanding                Exercisable
                              ----------------------------- -----------------------
                                        Weighted Average
                                     ----------------------
                                      Life                         Weighted Average
   Exercise Price Per Share   Shares (Years) Exercise Price Shares  Exercise Price
   ------------------------   ------ ------- -------------- ------ ----------------
   $ 0.25 to $ 1.38........     383    6.4       $ 0.93       17        $ 0.94
   $ 1.44 to $ 2.56........     516    6.8       $ 1.99       29        $ 1.87
   $ 3.06 to $ 3.56........     460    5.8       $ 3.43      201        $ 3.47
   $ 5.06 to $13.25........     545    5.7       $12.39      305        $12.48
   $13.31 to $33.88........     169    5.7       $20.76      111        $21.65
                              -----                          ---
                              2,073    6.1       $ 6.38      663        $10.52

   The weighted average fair value of options granted for the years ended December 31, 2000, 1999 and 1998 are $1.54, $3.08 and $10.08, respectively.
Stock options issued to employees generally have an exercise price not less than the fair value of the Company's Common Stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements.

   Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income (loss) and earnings (loss) per share for the years ended December 31, would have been reduced to the pro forma amounts presented below (in thousands, except per share data):

                             DATA DIMENSIONS, INC.

                                                       2000     1999     1998
                                                     --------  -------  -------
   Net income (loss)
     As reported.................................... $ (9,476)  $  843  $ 9,202
     Pro forma...................................... $(11,676)  $ (827) $ 8,021
   Earnings (loss) per diluted share
     As reported.................................... $  (0.70)  $ 0.06  $  0.69
     Pro forma...................................... $  (0.86)  $(0.06) $  0.60

   The fair market value of option grants is estimated on the date of grant utilizing the Black-Scholes option pricing model with the following assumptions:

                                                       2000     1999     1998
                                                     --------  -------  -------
   Expected life of options.........................  5 years  5 years  5 years
   Risk-free interest rate..........................      5.8%     5.6%     5.2%
   Dividend yield...................................        0%       0%       0%
   Volatility.......................................      227%      97%      96%

NOTE 10--Employee Benefit Plans

   The Company has 401(k) plans for those employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation subject to IRS 401(k) limitations. Company contributions to the plans are discretionary as determined by the Board of Directors. Total contributions charged to expense for the plans approximated $207,000, $523,000, and $49,000 in 2000, 1999, and 1998, respectively.

NOTE 11--Segment Reporting

   The Company operates in two segments, Quality Assurance and Testing, and Application Development and Maintenance. The description of these segments is included in the description of business in Note 1.

   The Company evaluates its performance and allocates resources based on income from operations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in Note 1. The Company's reportable segments are managed separately because they provide different services to the customer. The consulting segment was phased out in 2000 (in thousands):

                                   ADM    QA & Test Consulting Other    Total
                                  ------  --------- ---------- ------  --------
   2000
     Revenue..................... $7,211   $20,575   $ 4,622      --   $ 32,408
     Intersegment revenue........    162        92       --       --        254
     Segment profit..............   (868)    1,721    (1,063)     --       (210)
     Non-recurring charges.......    --        --       (136)     --       (136)
   1999
     Revenue..................... $1,845   $13,064   $67,811   $7,684  $ 90,404
     Intersegment revenue........     --       --      1,033      520     1,553
     Segment profit..............    412     1,704    15,149     (292)   16,973
     Non-recurring charges.......    --        --        618      388     1,006
   1998
     Revenue.....................    --    $13,720   $84,023   $3,990  $101,733
     Segment profit..............    --       (488)   27,281   (3,517)   23,276

                             DATA DIMENSIONS, INC.

   The Company does not record interest expense, interest income, depreciation, tax provision or assets by segment.

   The total of the segment revenue and income before income taxes does not equal the consolidated results. The following table provides a reconciliation of segment results to the consolidated results from continuing operations (in thousands):

                                                           2000     1999      1998
                                                         --------  -------  --------
   Revenue
     External revenue for reportable segments....        $ 32,408  $82,720  $ 97,743
     Intersegment revenue for reportable
      segments...................................             254    1,033       --
     Other revenue...............................             --     8,204     3,990
     Elimination of intersegment revenue.........            (254)  (1,553)      --
                                                         --------  -------  --------
     Consolidated revenue........................        $ 32,408  $90,404  $101,733
                                                         ========  =======  ========
   Income (loss) from continuing operations
    before income tax
     Income from operations for reportable
      segments...................................        $   (210) $17,265  $ 26,793
     Other income or loss........................             --      (292)      284
     Unallocated amounts:
          Corporate general, and administrative..         (15,253) (13,707)  (14,197)
                                                         --------  -------  --------
     Consolidated income (loss) from continuing
      operations before income tax...............        $(15,463) $ 3,266  $ 12,880
                                                         ========  =======  ========

   Significant Customers--In 2000, 1999 and 1998, one customer accounted for 17, 11 and 25 percent, respectively, of the Company's revenue.

   Geographic Information--Revenue is generated primarily from customers in the United States. No country outside of the United States represents a significant percent of total revenue. The revenue below is based on the location of the customer (in thousands):

                                                         2000    1999     1998
                                                        ------- ------- --------
   United States....................................... $31,392 $84,382 $ 99,438
   Foreign.............................................   1,016   6,022    2,295
                                                        ------- ------- --------
   Total............................................... $32,408 $90,404 $101,733
                                                        ======= ======= ========

NOTE 12--Earnings Per Share
   A reconciliation of the basic and diluted earnings per share to the shares used is as follows (in thousands):

                                                            2000   1999   1998
                                                           ------ ------ ------
   Weighted average shares outstanding--basic............. 13,560 13,537 13,347
   Weighted effect of dilutive options and warrants.......    --      18     65
                                                           ------ ------ ------
   Weighted average shares outstanding--diluted........... 13,560 13,555 13,412
                                                           ====== ====== ======

   The Company's outstanding options have been considered utilizing the treasury stock method in calculating diluted earnings per share. There were
2.1 million, 1.2 million, and 890,000 options outstanding at December 31, 2000, December 31, 1999 and December 31, 1998, respectively, that were anti-dilutive and excluded from the diluted share calculation.

                             DATA DIMENSIONS, INC.

   As more fully described in Note 2, during 1998 the Company issued approximately 515,000 shares, of its Common Stock in connection with a business combination accounted for as a pooling of interests. All share and per share data presented in these financial statements have been restated on the basis that these shares have been outstanding for all periods presented.

NOTE 13--Commitments and Contingencies

   The Company is from time to time involved in various claims and legal proceedings of a nature considered by Company management to be routine and incidental to its business. In the opinion of Company management, after consultation with outside legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the Company's financial position, results of operations or liquidity.

   During 1996, the Company's subsidiary in Ireland entered into a grant agreement with Ireland's Industrial Development Authority pursuant to which, under certain conditions, the Company may receive grant monies of up to 1.1 million Irish Pounds (approximately $1.3 million at December 31, 2000). During the years ended December 31, 2000, 1999 and 1998, the Company recognized grant monies of approximately $0, $0, and $272,000, respectively. Pursuant to terms of the grant the Company could have an obligation to repay grant funds in the event that the Company should discontinue its Irish operations prior to the commitment period provided for in the grant agreement, which expires in 2001.

NOTE 14--Subsequent Events

   On January 22, 2001, the Company signed a one year, $10 million loan agreement. The loan agreement provides for up to $7.5 million in borrowing, depending on available assets, with an increase to $10 million upon achieving certain financial milestones. The loan agreement provides for certain financial covenants and borrowings under the loan agreement are secured by the company's assets. In connection with the loan agreement, warrants for 225,000 shares of the Company's Common Stock were issued.

   On March 8, 2001, the Company signed an Agreement and Plan of Reorganization with Lionbridge Technologies, Inc. The agreement calls for the Company to be acquired pursuant to a tax-free exchange of stock. The approximate value of the transaction is $15 million based on the value of the shares on the date of agreement. The transaction must be approved by the Company's stockholders at a special meeting for stockholders which is anticipated to be held on or before July 31, 2001.

                             DATA DIMENSIONS, INC.

NOTE 15--Quarterly Financial Data (Unaudited)

   In December 2000, the Company disposed of its data center operation as discussed in Note 3. The quarterly information presented below has been restated to reflect the data center operation as a discontinued operation (in thousands, except per share data):

                                                  2000
                          -----------------------------------------------------------
                                       Quarters Ended
                          ---------------------------------------------   Year Ended
                          March 31  June 30  September 30   December 31   December 31
                          --------  -------  ------------   -----------   -----------
Revenue.................  $ 7,625   $ 8,249    $ 8,995        $ 7,539       $32,408
Gross margin............    2,327     2,612      2,855          2,166         9,960
Loss from continuing
 operations.............   (1,907)   (2,389)    (2,215)        (4,591)      (11,102)
Income (loss) from
 discontinued
 operations.............     (370)     (346)      (284)         2,626         1,626
Net loss................  $(2,277)  $(2,735)   $(2,499)       $(1,965)      $(9,476)
Loss from continuing
 operations per share...  $ (0.14)  $ (0.17)   $ (0.16)       $ (0.33)      $ (0.82)
Income (loss) from
 discontinued operations
 per share..............  $ (0.03)  $ (0.03)   $ (0.02)       $  0.19       $  0.12
Loss per share (c)......  $ (0.17)  $ (0.20)   $ (0.18)       $ (0.14)      $ (0.70)

                                                  1999
                          -----------------------------------------------------------
                                       Quarters Ended
                          ---------------------------------------------   Year Ended
                          March 31  June 30  September 30   December 31   December 31
                          --------  -------  ------------   -----------   -----------
Revenue.................  $28,273   $28,938    $19,641        $13,552       $90,404
Gross margin............   13,725    13,037      8,017          5,451        40,230
Income (loss) from
 continuing operations..    1,352     1,311     (1,497)(a)        826 (b)     1,992
Income (loss) from
 discontinued
 operations.............      191       120     (1,183)          (277)       (1,149)
Net income (loss).......  $ 1,542   $ 1,431    $(2,680)(a)    $   550 (b)   $   843
Income (loss) from
 continuing operations
 per share..............  $  0.10   $  0.10    $ (0.11)       $  0.06       $  0.14
Income (loss) from
 discontinued operations
 per share..............  $  0.01   $  0.01    $ (0.09)       $ (0.02)      $ (0.08)
Earnings (loss) per
 share (c)..............  $  0.11   $  0.11    $ (0.20)(a)    $  0.04 (b)   $  0.06

--------
(a) The third quarter of 1999 included non-recurring charge of $1.2 million, before tax in Income (loss) from continuing operation and $1.9 million, before tax in Net income (loss) and Earnings (loss) per share.
(b) The fourth quarter of 1999 included income from a litigation settlement of $1.9 million, before tax recorded in non-operating income.
(c) Earnings (loss) per share for the year will not necessarily equal the sum of the net income (loss) per share amounts for the quarters due to different weighting of the diluted shares outstanding.

                             DATA DIMENSIONS, INC.

   The quarterly amounts reported above differ from those reported in the Company's Form 10-Q's filed for the respective periods due to the presentation of the discontinued operation. Revenue, gross margin and income (loss) from continuing operations have been restated for all quarters previously reported. Below is a reconciliation from the amounts reported on the Form 10-Q's to the amounts reported herein.

                                  First   Second    Third   Fourth
                                 Quarter  Quarter  Quarter  Quarter   Annual
                                 -------  -------  -------  -------  --------
Revenue--2000................... $ 7,625  $ 8,249  $ 8,995  $ 7,539  $ 32,408
From discontinued operations....   2,534    2,170    2,132
                                 -------  -------  -------  -------  --------
As previously reported..........  10,159   10,419   11,127    7,539    32,408
Revenue--1999...................  28,273   28,938   19,641   13,552    90,404
From discontinued operations....   3,945    3,341    1,952    2,464    11,702
                                 -------  -------  -------  -------  --------
As previously reported..........  32,218   32,279   21,593   16,016   102,106
Gross margin--2000..............   2,327    2,612    2,855    2,166     9,960
From discontinued operations....     (56)    (113)    (166)
                                 -------  -------  -------  -------  --------
As previously reported..........   2,271    2,499    2,689    2,166     9,960
Gross margin--1999..............  13,725   13,037    8,017    5,451    40,230
From discontinued operations....     755      609     (873)     (46)      445
                                 -------  -------  -------  -------  --------
As previously reported..........  14,480   13,646    7,144    5,405    40,675
Income (loss) from continuing
 operations.....................
   2000.........................  (1,907)  (2,389)  (2,215)  (4,591)  (11,102)
   1999.........................   1,352    1,311   (1,497)     826     1,992
Income (loss) from discontinued
 operations.....................
   2000.........................    (370)    (346)    (284)   2,626     1,626
   1999.........................     191      120   (1,183)    (277)   (1,149)
Net income (loss)...............
   2000.........................  (2,277)  (2,735)  (2,499)  (1,965)   (9,476)
   1999.........................   1,542    1,431   (2,680)     550       843
Income (loss) per share from
 continuing operations--basic...
   2000.........................   (0.14)   (0.17)   (0.16)   (0.33)    (0.82)
   1999.........................    0.10     0.10    (0.11)    0.06      0.14
Income (loss) per share from
 discontinued operations--
 basic..........................
   2000.........................   (0.03)   (0.03)   (0.02)    0.19      0.12
   1999.........................    0.01     0.01    (0.09)   (0.02)    (0.08)
Net income (loss) per share--
 basic..........................
   2000.........................   (0.17)   (0.20)   (0.18)   (0.14)    (0.70)
   1999.........................    0.11     0.11    (0.20)    0.04      0.06
Income (loss) per share from
 continuing operations--
 diluted........................
   2000.........................   (0.14)   (0.17)   (0.16)   (0.33)    (0.82)
   1999.........................    0.10     0.10    (0.11)    0.06      0.14
Income (loss) per share from
 discontinued operations--
 diluted........................
   2000.........................   (0.03)   (0.03)   (0.02)    0.19      0.12
   1999.........................    0.01     0.01    (0.09)   (0.02)    (0.08)
Net income (loss) per share--
 diluted........................
   2000.........................   (0.17)   (0.20)   (0.18)   (0.14)    (0.70)
   1999.........................    0.11     0.11    (0.20)    0.04      0.06

                                                                         ANNEX A

                         LIONBRIDGE TECHNOLOGIES, INC.,

                           DIAMOND ACQUISITION CORP.


                                      and


                             DATA DIMENSIONS, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

                           Dated as of March 8, 2001

                               TABLE OF CONTENTS

 ARTICLE I. THE MERGER...................................................   5
 1.1  The Merger........................................................    5
 1.2  Effects of the Merger.............................................    5
 1.3  Closing...........................................................    5
 1.4  Approval by the Stockholders of Diamond...........................    5
 1.5  Approval by the Board of Directors of Parent......................    6
 ARTICLE II. CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES........   6
 2.1  Conversion of Shares of Diamond Stock.............................    6
 2.2  Dissenting Shares.................................................    7
 2.3  Delivery of Evidence of Ownership.................................    7
 2.4  No Further Ownership Rights in Diamond Stock......................    7
 2.5  No Fractional Shares..............................................    7
 2.6  Assumption of Stock Options.......................................    8
 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF DIAMOND..................   8
 3.1  Organization, Standing and Power; Subsidiaries....................    8
 3.2  Capital Structure.................................................    9
 3.3  Authority.........................................................   10
 3.4  Compliance with Laws and Other Instruments; Non-Contravention.....   10
 3.5  Technology and Intellectual Property Rights.......................   11
 3.6  Diamond SEC Reports and Financial Statements......................   12
 3.7  Taxes.............................................................   13
 3.8  Absence of Certain Changes and Events.............................   15
 3.9  Leases in Effect..................................................   16
 3.10 Personal Property; Real Estate....................................   16
 3.11 Certain Transactions..............................................   17
 3.12 Litigation and Other Proceedings..................................   17
 3.13 No Defaults.......................................................   17
 3.14 Major Contracts...................................................   17
 3.15 Material Reductions...............................................   18
 3.16 Insurance and Banking Facilities..................................   18
 3.17 Employees.........................................................   18
 3.18 Employee Benefit Plans............................................   19
 3.19 Certain Agreements................................................   20
 3.20 Guarantees and Suretyships........................................   20
 3.21 Brokers and Finders...............................................   20
 3.22 Environmental Matters.............................................   20
 3.23 Enforceability of Contracts, etc..................................   20
 3.24 Information Supplied..............................................   21
 3.25 Nasdaq National Market............................................   21
 3.26 Fairness Opinion..................................................   21
 3.27 Voting Requirements...............................................   21
 3.28 State Takeover Statutes...........................................   21
 3.29 No Indemnity Claim................................................   21
 ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....  22
 4.1  Organization and Qualification....................................   22
 4.2  Capitalization....................................................   22
 4.3  Authority Relative to this Agreement..............................   22

 4.4  Non-Contravention...............................................   22
 4.5  Parent SEC Reports and Financial Statements.....................   23
 4.6  Validity of Parent Merger Shares................................   23
 4.7  Consents and Approvals of Governmental Authorities..............   23
 4.8  Litigation......................................................   24
 4.9  No Defaults.....................................................   24
 4.10 Taxes...........................................................   24
 4.11 Absence of Certain Changes and Events...........................   24
 ARTICLE V. COVENANTS OF DIAMOND.......................................  25
 5.1  Conduct of Business in Ordinary Course..........................   25
 5.2  Dividends, Issuance of, or Changes in Securities................   25
 5.3  Governing Documents.............................................   26
 5.4  No Acquisitions.................................................   26
 5.5  No Dispositions.................................................   26
 5.6  Indebtedness....................................................   26
 5.7  Compensation....................................................   26
 5.8  Claims..........................................................   26
 5.9  Access to Properties and Records................................   26
 5.10 Breach of Representations and Warranties........................   26
 5.11 Consents........................................................   26
 5.12 Tax Returns.....................................................   27
 5.13 Exclusivity; Acquisition Proposals..............................   27
 5.14 Notice of Events................................................   27
 5.15 Reasonable Best Efforts.........................................   27
 5.16 Insurance.......................................................   27
 5.17 Confidentiality and Assignment of Inventions Agreements.........   27
 5.18 Stock Option Grants.............................................   27
 ARTICLE VI. COVENANTS OF PARENT.......................................  28
 6.1  Breach of Representations and Warranties........................   28
 6.2  Additional Information; Access..................................   28
 6.3  Consents........................................................   28
 6.4  Reasonable Best Efforts.........................................   28
 6.5  Nasdaq National Market Listing..................................   28
 6.6  Notice of Events................................................   28
 ARTICLE VII. ADDITIONAL AGREEMENTS....................................  28
 7.1  Preparation of the Form S-4 and the Proxy Statement;
      Stockholders Meeting............................................   28
 7.2  Legal Conditions to the Merger..................................   30
 7.3  Employee Benefits...............................................   30
 7.4  Expenses........................................................   30
 7.5  Additional Agreements...........................................   30
 7.6  Public Announcements............................................   30
 7.7  Confidentiality.................................................   30
 7.8  Diamond Voting Agreement........................................   31
 7.9  Hart-Scott-Rodino Filing........................................   31
 7.10 Parent Option...................................................   31
 7.11 Indemnification of Directors and Officers.......................   31
 ARTICLE VIII. CONDITIONS PRECEDENT....................................  32
 8.1  Conditions to Each Party's Obligation to Effect the Merger......   32

 8.2   Conditions of Obligations of Parent and Merger Sub................   32
 8.3   Conditions of Obligation of Diamond...............................   33
 ARTICLE IX. TERMINATION..................................................  34
  9.1  Mutual Agreement..................................................   34
  9.2  Termination by Parent.............................................   34
  9.3  Termination by Diamond............................................   34
  9.4  Outside Date......................................................   35
  9.5  Termination Fee...................................................   35
  9.6  Effect of Termination.............................................   35
 ARTICLE X. MISCELLANEOUS.................................................  35
 10.1  Entire Agreement..................................................   35
 10.2  Governing Law; Consent to Jurisdiction............................   36
 10.3  Notices...........................................................   36
 10.4  Severability......................................................   37
 10.5  Survival of Representations and Warranties........................   37
 10.6  Assignment........................................................   37
 10.7  Counterparts......................................................   37
 10.8  Amendment.........................................................   37
 10.9  Extension, Waiver.................................................   37
 10.10 Interpretation....................................................   37
 10.11 Transfer, Sales, Documentary, Stamp and Other Similar Taxes.......   37

EXHIBITS
Exhibit 1.1 --Merger Documents
Exhibit 1.2 --Certificate of Incorporation of Merger Sub
Exhibit 7.8 --Diamond Voting Agreement
Exhibit 7.10--Parent Option

                      AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 8, 2001 (this "Agreement"), by and among Lionbridge Technologies, Inc., a Delaware corporation ("Parent"); Diamond Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and Data Dimensions, Inc., a Delaware corporation ("Diamond").

   Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and Diamond agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into Diamond (the "Merger"). A Certificate of Merger and any other required documents (collectively, the "Merger Documents"), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by Diamond and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware or such later time as may be set forth therein (the "Effective Time"). Following the Merger, Diamond will continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Delaware, and the separate corporate existence of Merger Sub will cease.

   1.2 Effects of the Merger. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time in the form attached hereto as
EXHIBIT 1.2, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however , that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "Diamond, Inc.", (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Diamond will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

   1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place as soon as practicable (but no more than three
(3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "Closing Date"), but in no event later than June 30, 2001, at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and Diamond. If all of the conditions set forth in Article VIII hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

   1.4 Approval by the Stockholders of Diamond. As promptly as practical after the SEC has declared the Form S-4 (as defined below) effective, Diamond will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of Diamond by means of a duly convened meeting of stockholders. Diamond will use its best efforts to obtain such stockholder approval. Diamond represents and warrants that its Board of Directors has duly (i) approved this Agreement and the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Diamond that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

   1.5 Approval by the Board of Directors of Parent. Parent represents and warrants that (i) its Board of Directors has duly approved this Agreement and the Merger in accordance with the DGCL and (ii) the issuance of its shares in connection with the Merger does not require the approval of its stockholders under the DGCL or the rules of the Nasdaq Stock Market.

                                   ARTICLE II

              Conversion and Exchange of Shares; Dissenting Shares

   2.1 Conversion of Shares of Diamond Stock.

    (a) Subject, without limitation, to the provisions of Section 2.2 hereof, at the Effective Time, all of the shares of common stock, $0.001 par value per share, of Diamond ("Diamond Common Stock" or "Diamond Stock") issued and outstanding immediately prior to the Effective Time (excluding any Diamond Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Diamond or any subsidiary of Diamond, which shares ("Excluded Shares") will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined in Section 2.2 hereof)) will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, $0.01 par value per share, of Parent ("Parent Common Stock") in accordance with
 Section 2.1(c), and cash (rounded down to the nearest whole cent) in lieu of fractional shares, if any, pursuant to Section 2.5 below. Shares of Diamond Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the "Outstanding Diamond Shares." All Diamond Options (as defined below) that are outstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Section 3.2 of the Diamond Disclosure Schedule (as defined below)) and any Diamond Options issued by Diamond immediately prior to the Closing at the request of Parent pursuant to Section 5.18 of this Agreement are referred to herein as the "Outstanding Diamond Options."

    (b) The shares of Parent Common Stock to be issued in exchange for the acquisition of all Outstanding Diamond Shares and the assumption of all Outstanding Diamond Options are herein referred to as the "Parent Merger Shares".

    (c) The ratio at which one Outstanding Diamond Share will be converted into shares of Parent Common Stock at the Effective Time is herein called the "Conversion Ratio" and will be as set forth in the second sentence of this
 Section 2.1(c). Subject to Section 2.2, at the Effective Time, each Outstanding Diamond Share will be converted into the right to receive
 0.190884 (which amount will be adjusted for any stock split, stock dividend or similar event effected between the date of this Agreement and the Effective Date) of a fully paid and non-assessable share of Parent Common Stock. Each holder of Outstanding Diamond Shares will be entitled to receive that aggregate number of shares of Parent Common Stock equal to the Conversion Ratio multiplied by the number of Outstanding Diamond Shares held by such holder immediately prior to the Effective Time, subject to Section
 2.2 herein.

    (d) At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder hereof, be converted into one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

   2.2 Dissenting Shares. Any holder of shares of Diamond Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who objects to the Merger and complies with all provisions of the DGCL concerning the rights of holders to dissent from the Merger and requests appraisal (such shares, "Dissenting Shares") will be entitled to exercise dissenters' rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares provided that such holder meets all of the requirements of the DGCL with respect to such Dissenting Shares, and will not be entitled to receive Parent Merger Shares, unless otherwise provided by the DGCL or agreed in writing by Parent. Diamond will, after consultation with Parent, give such notices with respect to dissenters' rights as may be required by the DGCL as soon as practicable.

   2.3 Delivery of Evidence of Ownership. At the Closing, each holder of a certificate or other documentation representing Outstanding Diamond Shares, other than Dissenting Shares, will surrender such certificates or other documentation to Parent, and, if not previously delivered, (i) a duly executed Letter of Transmittal, in form reasonably satisfactory to Parent and Diamond (collectively, the "Letters of Transmittal"), and (ii) such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and after the Effective Time, each such holder will be entitled to receive promptly from Parent or its transfer agent certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash (calculated pursuant to Section 2.5, which will be paid by check), to which such holder is entitled pursuant to the provisions of this Agreement. The approval of this Agreement by stockholders of Diamond will also constitute their approval of the terms and provisions of the Letters of Transmittal. In the event any certificates or instruments representing Outstanding Diamond Shares or Outstanding Diamond Options shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming same to have been lost, stolen or destroyed and the posting by such person of a bonding in such reasonable amount as Parent may direct as indemnity against any claim that would be made against Parent with respect to such certificate or instrument, Parent will issue in exchange for such lost, stolen or destroyed certificate or instrument the Parent Merger Shares and cash deliverable in respect thereof pursuant to this Agreement.

   2.4 No Further Ownership Rights in Diamond Stock. The Merger and its approval by the stockholders of Diamond and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Diamond Stock pursuant to the DGCL, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Diamond of Diamond Stock or exercises of any options, warrants or other rights to acquire Diamond Stock. Prior to or upon Closing, Diamond will cause all options, warrants and other rights to purchase or acquire Diamond Stock, other than Outstanding Diamond Options assumed pursuant to Section 2.6 below, to either be exercised or canceled. Until surrendered to Parent, each certificate for Diamond Stock will, after the Effective Time, represent only the right to receive cash and Parent Merger Shares into which the shares of Diamond Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Parent Common Stock will be paid to the holder of any certificate for shares of Diamond Stock when the holder thereof is entitled to receive a certificate for such holder's Parent Merger Shares in accordance with this Agreement.

   2.5 No Fractional Shares. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Outstanding Diamond Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Parent Average Closing Price. "Parent Average Closing Price" will be equal to the average closing bid price of the Parent Common Stock as publicly reported by the Wall Street Journal over the five Trading Days ending on the last Trading Day prior to the date of this Agreement. "Trading Day" will mean days on which closing prices for purchases and sales of Parent Common Stock are reported by the Nasdaq National Market.

   2.6 Assumption of Stock Options. At the Effective Time, Parent shall assume each Outstanding Diamond Option and each holder thereof (each an "Option Holder") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such Outstanding Diamond Option, the number of shares of Parent Common Stock determined by multiplying the number of shares of Diamond Common Stock for which such Outstanding Diamond Option is then exercisable in accordance with its terms immediately prior to the Effective Time by the Conversion Ratio (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Diamond Common Stock of such Outstanding Diamond Option immediately prior to the Effective Time by the Conversion Ratio.

                                  ARTICLE III

                   Representations and Warranties of Diamond

   Except as set forth in the disclosure schedule of Diamond dated as of the date hereof and delivered herewith to Parent (the "Diamond Disclosure Schedule") which identifies the section and subsection to which each disclosure therein relates, Diamond represents and warrants to Parent and Merger Sub as follows:

   3.1 Organization, Standing and Power; Subsidiaries.

    (a) Diamond is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is required to be qualified, except where the failure to be so qualified or licensed individually or in the aggregate, would not have a material adverse effect on the Business Condition (as defined below) of Diamond.

    As used in this Agreement, "Business Condition" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (without giving effect to the consequences of the transactions contemplated by this Agreement and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "Subsidiary" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, "Person" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

    All Subsidiaries of Diamond and their jurisdiction of incorporation are completely and correctly listed in Section 3.1 of the Diamond Disclosure Schedule. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Diamond has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter Documents") of Diamond and its Subsidiaries, in each case, as amended to the date hereof. Diamond and each of its Subsidiaries is in full compliance with its Charter Documents. The minute books and stock records of Diamond and its Subsidiaries are complete and copies, of which have been delivered to Parent, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Diamond and its Subsidiaries and their Board of Directors. Section 3.1 of the Diamond Disclosure Schedule contains a complete and correct list of the officers and directors of Diamond and its Subsidiaries and any other Person who may be deemed to be an affiliate of Diamond within the meaning of Rule 145 promulgated under the Securities Act.

    (b) Diamond has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity other than its Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of Diamond are owned beneficially and of record by Diamond, one of its other Subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("Liens"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Diamond or one of the other Subsidiaries.

   3.2 Capital Structure.

    (a) The authorized capital stock of Diamond consists of (i) 20,000,000 shares of Diamond Common Stock, $0.001 par value per share, of which 13,560,972 shares are issued and outstanding as of the date of this Agreement and (ii) 3,000,000 shares of Preferred Stock, $0.01 par value per share ("Diamond Preferred Stock"), of which no shares are issued and outstanding as of the date of this Agreement and no shares of Diamond Common Stock are issued and held as treasury shares by Diamond. The Diamond Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (each, an "Diamond Option") to which Diamond is a party or by which Diamond may be bound obligating Diamond to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Diamond Stock, or obligating Diamond to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Diamond does not have any outstanding options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Diamond is a party or by which Diamond may be bound obligating Diamond to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Diamond Preferred Stock. As of the date of this Agreement, 2,073,343 shares of Diamond Common Stock are subject to issuance pursuant to outstanding Diamond Options under Diamond's 1997 Stock Option Plan. The Diamond Disclosure Schedule sets forth the following information with respect to each Diamond Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Diamond Common Stock subject to such Diamond Option; (iii) whether such Diamond Option is an incentive stock option or a non-qualified stock option; (iv) the exercise price of such Diamond Option; (v) the date on which such Diamond Option was granted or assumed; (vi) the date on which such Diamond Option expires and (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Diamond has made available to Parent an accurate and complete copy of the Diamond 1997 Stock Option Plan and the standard forms of stock option agreements evidencing Diamond Options. Other than the Parent Option (as defined below) and as set forth in the Diamond Disclosure Schedule, there are no Diamond Options outstanding to purchase shares of Diamond Common Stock other than pursuant to the Diamond 1997 Stock Option Plan.

    (b) All outstanding shares of Diamond Common Stock are, and any shares of Diamond Common Stock issued upon exercise of any Outstanding Diamond Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Diamond is a party or by which Diamond may be bound. Diamond does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Diamond Common Stock on any matter ("Diamond Voting Debt") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

   3.3 Authority. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Diamond have been duly authorized by all necessary action of the Board of Directors of Diamond, and if the Closing shall occur, the Diamond Requisite Stockholder Approval (as defined below) shall have been obtained. Certified copies of the resolutions adopted by the Board of Directors of Diamond and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. Diamond has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes or, upon execution and delivery at or prior to the Closing, will constitute, a valid, binding and enforceable obligation of Diamond in accordance with its terms.

   3.4 Compliance with Laws and Other Instruments; Non-Contravention. Diamond and its Subsidiaries hold, and at all times have held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of their respective businesses pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of their operations. There are no material violations or claimed violations known by Diamond or any Subsidiary of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Diamond, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, (i) the Charter Documents of Diamond or any Subsidiary or (ii) any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Diamond or any Subsidiary is a party, or under which Diamond or any Subsidiary is obligated, or by which Diamond or any Subsidiary or any of the rights, properties or assets of Diamond or any Subsidiary are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Diamond or any Subsidiary; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Diamond or any Subsidiary is a party, or under which Diamond or any Subsidiary is obligated, or by which Diamond or any Subsidiary or any of the rights, properties or assets of Diamond or any Subsidiary are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Diamond or any Subsidiary is a party, or under which Diamond or any Subsidiary may be obligated, or by which Diamond or any Subsidiary or any of the rights, properties or assets of Diamond or any Subsidiary are subject or bound other than any of the foregoing listed in (ii) which would not have, individually or in the aggregate, a material adverse effect on the Business Condition of Diamond or any Subsidiary. Section 3.4 of the Diamond Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Diamond or any Subsidiary requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Diamond Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Diamond or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Diamond or any Subsidiary in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Diamond or the consummation of the Merger or any other transaction described herein, except for the filing by Diamond and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

   3.5 Technology and Intellectual Property Rights.

    (a) For the purposes of this Agreement, "Diamond Intellectual Property" consists of the following intellectual property:

     (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

     (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

     (iii) all other tangible or intangible proprietary information and materials; and

     (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

  that are owned or held by or on behalf of Diamond or any Subsidiary or that are being, and/or have been, used, or are currently under development for use, in the business of Diamond or any Subsidiary as it has been, is currently or is currently planned to be conducted; provided, however, that Diamond Intellectual Property will not include any commercially available third party software or related intellectual property.

    (b) Section 3.5 of the Diamond Disclosure Schedule lists: (i) all patents, copyright registrations, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Diamond Intellectual Property and owned by or on behalf of Diamond or any Subsidiary; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Diamond or any Subsidiary; and (iii) all licenses, sublicenses and other agreements to which Diamond or any Subsidiary is a party and pursuant to which Diamond or any Subsidiary or any other person is authorized to use any Diamond Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

    (c) Diamond Intellectual Property consists solely of items and rights that are either: (i) owned solely by Diamond or any of its Subsidiaries; (ii) in the public domain; or (iii) rightfully used and authorized for use by Diamond or any Subsidiary and their successors pursuant to a valid license. All Diamond Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the Diamond Disclosure Schedule. Diamond and its Subsidiaries have all rights in Diamond Intellectual Property necessary to carry out Diamond's or any Subsidiary's current, former and planned future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Diamond Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

    (d) Diamond is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Diamond's obligations hereunder or the consummation of the Merger, will Diamond be, in violation of any license, sublicense or other agreement relating to any Diamond Intellectual Property to which Diamond or any Subsidiary is a party or otherwise bound. Diamond is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Diamond or Surviving Corporation, as successor to Diamond, in Diamond Intellectual Property.

    (e) To the knowledge of Diamond or any of its Subsidiaries, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Diamond or any Subsidiary does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Diamond or any Subsidiary of any Diamond Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Diamond or any Subsidiary infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Diamond or any Subsidiary or, to the knowledge of Diamond and its Subsidiaries, are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Diamond Intellectual Property, other than review of pending applications for patent, and Diamond and its Subsidiaries are not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and all registered trademarks and copyright registrations owned by Diamond or any Subsidiary are valid, enforceable and subsisting. To the knowledge of Diamond and its Subsidiaries, there is no unauthorized use, infringement, or misappropriation of any Diamond Intellectual Property by any third party, employee or former employee.

    (f) Section 3.5 of the Diamond Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Diamond Intellectual Property. Diamond and its Subsidiaries have secured from all parties who have created any portion of, or otherwise have any rights in or to, Diamond Intellectual Property valid and enforceable written assignments of any such work or other rights to or such Subsidiaries and has provided true and complete copies of such assignments to Parent.

    (g) Diamond has obtained written agreements from all employees and from third parties with whom Diamond, to its knowledge, has shared confidential proprietary information (i) of Diamond or any Subsidiary or (ii) received from others that Diamond is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, that agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Diamond has made available copies of such written agreements, as executed, to Parent.

   3.6 Diamond SEC Reports and Financial Statements.

    (a) Diamond has filed all forms, reports and documents required to be filed by Diamond with the SEC since the effective date of the registration statement for Diamond's initial public offering. Diamond has previously furnished to Parent true and correct copies of (i) its Annual Report of Form 10-K for the period ended December 31, 1999, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1999 and (iv) Diamond hereby agrees to furnish to Parent true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "Diamond SEC Reports"). As of their respective dates, the Diamond SEC Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed

 Diamond SEC Reports are required pursuant to such rules and regulations. None of Diamond's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Diamond has delivered to Parent an unaudited consolidated balance sheet (the "Unaudited Balance Sheet") as of December 31, 2000 (the "Unaudited Balance Sheet Date") and unaudited consolidated statements of income and cash flows for the twelve-month period ended December 31, 2000 (collectively, the "Unaudited 2000 Financial Statements"). The Unaudited 2000 Financial Statements and the audited consolidated balance sheet as of December 31, 2000 and audited consolidated statements of income and cash flows for the twelve-month period ended December 31, 2000 (collectively, the "Audited 2000 Financial Statements") along with each of the consolidated financial statements of Diamond (including, in each case, any related notes thereto) contained in the Diamond SEC Reports (collectively, the "Financial Statements"), including each Diamond SEC Report filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and
 (iii) fairly present the consolidated financial position of Diamond and its Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

    (c) Diamond has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Diamond with the SEC pursuant to the Securities Act or the Exchange Act.

    (d) As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for either in the Unaudited Balance Sheet or Section
 3.6 of the Diamond Disclosure Schedule, and since the Unaudited Balance Sheet Date, Diamond has incurred no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Diamond in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

    (e) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Diamond or any Subsidiary since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of Diamond, in the ordinary course of business. No accounts, notes or other receivables are contingent upon the performance by Diamond or any Subsidiary of any obligation or contract. Except as set forth in Section 3.6 of the Diamond Disclosure Schedule, no Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

   3.7 Taxes.

    (a) The term "Taxes" as used herein means any and all federal, state, local and foreign income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

    (b) Diamond and each of its Subsidiaries has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Diamond or any of its Subsidiaries is obligated to withhold for amounts paid or owing to employees, creditors and third parties. All Tax Returns filed by Diamond and each of its Subsidiaries were complete and correct in all respects. None of the Tax Returns filed by Diamond or any of its Subsidiaries or Taxes payable by Diamond or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Diamond or any of its Subsidiaries, threatened. Neither Diamond nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither Diamond nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Diamond or any of its Subsidiaries, as of the date hereof, are set forth in the Financial Statements or in Section 3.7(b) of the Diamond Disclosure Schedule. None of the Tax Returns filed by Diamond or any of its Subsidiaries contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Neither Diamond nor any of its Subsidiaries is a party to any Tax sharing agreement or similar arrangement. Neither Diamond nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Diamond), and neither Diamond nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

    (c) Neither Diamond nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Neither Diamond nor any of its Subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and neither Diamond nor any of its Subsidiaries will be required to make any such adjustment as a result of the transactions set forth in this Agreement. Neither Diamond nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of any consideration paid pursuant to this Agreement (including but not limited to the Parent Merger Shares and any amounts paid pursuant to Section 2.5) is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. No claim has ever been made by any Governmental Entity in a jurisdiction where Diamond or any of its Subsidiaries does not file Tax Returns that Diamond or any of its Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction. None of the shares of outstanding capital stock of Diamond or any of its Subsidiaries are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Neither Diamond nor any of its Subsidiaries has ever filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. Neither Diamond nor any of its Subsidiaries has net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement).

    (d) There are no liens for Taxes upon the assets of Diamond or any of its Subsidiaries. The unpaid Taxes of Diamond and its Subsidiaries did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Diamond and its Subsidiaries in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Neither Diamond nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for Tax purposes.

    (f) Diamond has not been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock intended to qualify for tax-free treatment under the Code.

    (g) Section 3.7(g) of the Diamond Disclosure Schedule sets forth all expected Tax refunds.

   3.8 Absence of Certain Changes and Events. Except as set forth in the Diamond SEC Reports, since September 30, 2000, there has not been:

    (a) Any transaction involving more than $35,000 entered into by Diamond or any Subsidiary other than in the ordinary course of business; any change (or any development or combination of developments of which Diamond or any Subsidiary has knowledge which is reasonably likely to result in such a change) in Diamond's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to Diamond's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Diamond or any Subsidiary due to fire or other casualty or other loss, whether or not insured, amounting to more than $35,000 in the aggregate;

    (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Diamond or any Subsidiary, or any repurchase, redemption, retirement or other acquisition by Diamond or any Subsidiary of any outstanding shares of capital stock, any Diamond Option, or other securities of, or other equity or ownership interests in, Diamond or any Subsidiary;

    (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice ("ordinary course of business");

    (d) Any change in the Charter Documents of Diamond or any amendment of any term of any outstanding security of Diamond;

    (e) Any incurrence, assumption or guarantee by Diamond or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $35,000;

    (f) Any creation or assumption by Diamond or any Subsidiary of any Lien on any asset in an aggregate amount exceeding $10,000;

    (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

    (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

    (i) Any transaction or commitment made, or any contract or agreement entered into, by Diamond or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) with a value of $50,000 or more or any relinquishment by Diamond or any Subsidiary of any contract or other right with a value of $50,000 or more;

    (j) Any (A) grant of any severance or termination pay to any director, officer or employee of Diamond or any Subsidiary, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Diamond or any Subsidiary, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Diamond or any Subsidiary or (E) change in the payment or accrual policy with respect to any of the foregoing;

    (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Diamond or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Diamond or any Subsidiary;

    (l) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Diamond or any Subsidiary is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Diamond or any Subsidiary or phantom stock interest in Diamond or any Subsidiary;

    (m) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $35,000;

    (n) Any sale, assignment or transfer of any Diamond Intellectual Property or other similar assets, including licenses therefor;

    (o) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

    (p) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Diamond or any Subsidiary or any of their corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") of any such Person, has any direct or indirect ownership interests; or

    (q) Any agreement undertaking or commitment to do any of the foregoing.

   3.9 Leases in Effect. All real property leases and subleases as to which Diamond or any Subsidiary is a party and any amendments or modifications thereof are listed in Section 3.9 of the Diamond Disclosure Schedule (each a "Lease" and collectively, the "Leases") are valid, in full force and effect and enforceable, and there are no existing defaults on the part of Diamond or any Subsidiary, and neither Diamond nor any Subsidiary has received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Diamond or any Subsidiary thereunder.

   3.10 Personal Property; Real Estate. (a) Diamond and its Subsidiaries have good and marketable title, free and clear of all title defects and Liens to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Diamond's or any Subsidiary's business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. The Diamond Disclosure Schedule lists (i) all computer equipment and
(ii) all other personal property, in each case having a depreciated book value of $5,000 or more, which are used by Diamond or any Subsidiary in the conduct of their businesses, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Diamond or any Subsidiary in the conduct of their businesses as presently operated which is not either owned by it or licensed or leased to it.

    (b) Section 3.10 of the Diamond Disclosure Schedule contains a schedule setting forth and describing all real property which is owned or leased by Diamond or any Subsidiary, or in which Diamond or any Subsidiary has any other right, title or interest. True and complete copies of each lease have been provided to Parent, and such leases constitute the entire understanding relating to Diamond's or any Subsidiary's use and occupancy of the leased premises. The leases are presently in full force and effect without further amendment or modification. Neither Diamond nor any Subsidiary is in default in the performance of obligations under any lease, and neither Diamond nor any Subsidiary knows of any state of facts which with the giving of notice or the passage of time, or both, would constitute a default by Diamond or any Subsidiary or any other party thereunder.

    (c) To the knowledge of Diamond and its Subsidiaries, the improvements located on the real property described in Section 3.10 of the Diamond Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against Diamond or any Subsidiary.

   3.11 Certain Transactions. Except for (a) relationships with Diamond or any Subsidiary as an officer, director, or employee thereof (and compensation by Diamond or such Subsidiary in consideration of such services) and (b) relationships with Diamond or any Subsidiary as stockholders or option holders therein, none of the directors or officers of Diamond or any Subsidiary, or holders of more than 5% of Diamond Stock known to Diamond ("Significant Stockholders") or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Diamond or any Subsidiary, in which the amount involved exceeds $60,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Diamond's officers, directors or Significant Stockholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Diamond or any Subsidiary, or any supplier, distributor, or customer of Diamond or any Subsidiary, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

   3.12 Litigation and Other Proceedings. There is no action, suit, claim, investigation or proceeding (or any basis therefor known to Diamond and its Subsidiaries) pending against or, to the knowledge of Diamond and any of its Subsidiaries, threatened against Diamond or any Subsidiary or their properties and assets before any court or arbitrator or any Governmental Entity. Neither Diamond nor any Subsidiary is subject to any order, writ, judgment, decree, or injunction.

   3.13 No Defaults. Neither Diamond nor any Subsidiary is, nor has Diamond or any Subsidiary received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents; (ii) any judgment, decree, or order applicable to Diamond or such Subsidiary; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Diamond or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Diamond.

   3.14 Major Contracts. Neither Diamond nor any Subsidiary is a party to or subject to:

    (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

    (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

    (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

    (d) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

    (e) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $35,000 or more;

    (f) Any contract or agreement containing covenants purporting to limit Diamond's or any Subsidiary's freedom to compete in any line of business in any geographic area; or

    (g) Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Diamond or any Subsidiary of more than $35,000 in the aggregate.

   All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Diamond Disclosure Schedule pursuant to this Section 3.14 are valid and in full force and effect and neither Diamond nor any Subsidiary has, nor, to the knowledge of Diamond and its Subsidiaries, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since September 30, 2000, neither Diamond nor any Subsidiary has amended, modified or terminated the terms of the contracts or agreements referred to in this Section
3.14 unless such amendment, modification or termination was in the ordinary course of business and Diamond has provided Parent with written notification of such.

   3.15 Material Reductions. To Diamond's and each of its Subsidiary's knowledge, none of the parties to any of the contracts identified in the Diamond Disclosure Schedule pursuant to Section 3.14 have terminated, or in any way expressed to Diamond or any Subsidiary an intent to reduce or terminate the amount of its business with Diamond or any Subsidiary in the future.

   3.16 Insurance and Banking Facilities. Section 3.16 of the Diamond Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Diamond or any Subsidiary in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Diamond or any Subsidiary has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Diamond or any Subsidiary with respect to any such contracts of insurance or indemnity have been paid, and neither Diamond nor any Subsidiary knows of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

   3.17 Employees. Prior to the date hereof, Diamond has provided to Parent, as of the date hereof, a list of (a) the names, titles, salaries and all other compensation of all salaried employees of Diamond and its Subsidiaries (such term meaning permanent and temporary, full-time and part-time employees) and
(b) the wage rates for non-salaried employees of Diamond and its Subsidiaries (by classification). Any persons engaged by Diamond or any Subsidiary as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee has stated to Diamond or any Subsidiary that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Hours worked by and payments made to employees of Diamond and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. Neither Diamond nor any Subsidiary is nor ever has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Neither Diamond nor any Subsidiary has ever been and, to the knowledge of Diamond and its Subsidiaries, is not now subject to a union organizing effort. Neither Diamond nor any Subsidiary has any written contract of employment or other employment, severance or similar agreement with any of their respective employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Neither Diamond nor any Subsidiary is a party to any pending, or to Diamond's and each of its Subsidiary's knowledge, threatened, labor dispute. Diamond and each Subsidiary has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Diamond and its Subsidiaries, threatened to be brought, in any court or administrative agency by any former or current employees of Diamond or any Subsidiary for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Diamond's or any Subsidiary's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

   3.18 Employee Benefit Plans. Each Plan (as defined below) covering active, former, or retired employees of Diamond or any ERISA Affiliate (as defined below) is listed in Section 3.18 of the Diamond Disclosure Schedule. "Plan" means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Diamond has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Diamond has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Each Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified during the period from its inception to date, and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 412 of the Code. No "prohibited transaction," as defined in ERISA
Section 406 or Code Section 4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Diamond nor any entity which is considered one employer with Diamond under Section 414 of the Code or Section 4001 of ERISA (each, an "ERISA Affiliate") has ever maintained or contributed to, or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Diamond or its ERISA Affiliates to amend or terminate any Plan without incurring any liability thereunder, other than benefits that have accrued through the date of termination and any costs of termination. Since January 1, 1998, there have been no amendments to, written interpretations of, or announcements (whether or not written) by Diamond or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan. Neither Diamond nor any of its ERISA Affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

   3.19 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Diamond or any Subsidiary (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Diamond or any Subsidiary under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   3.20 Guarantees and Suretyships. Neither Diamond nor any Subsidiary has any powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and neither Diamond nor any Subsidiary has any material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

   3.21 Brokers and Finders. Except as set forth on Section 3.21 of the Diamond Disclosure Schedule, neither Diamond nor any Subsidiary has retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Diamond or any Subsidiary owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

   3.22 Environmental Matters. (i) Diamond and its Subsidiaries have complied with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); (ii) neither Diamond nor any Subsidiary has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous Materials"), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Diamond or any Subsidiary; (iv) neither Diamond nor any Subsidiary has conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Diamond or any Subsidiary; and (v) there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental Liabilities" are any claims, demands, or liabilities under Environmental Laws which (x) arise out of or in any way relate to Diamond's or any Subsidiary's operations or activities, or any real property at any time owned, operated or leased by Diamond or any Subsidiary, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (y) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

   3.23 Enforceability of Contracts, etc.

    (a) No Person that is a party to any material contract, agreement, commitment or plan to which Diamond or any Subsidiary is a party has a valid defense, on account of non-performance or malfeasance by Diamond or such Subsidiary, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

    (b) Neither Diamond, nor any Subsidiary, nor, to the knowledge of Diamond and its Subsidiaries, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Diamond or any Subsidiary is a party, and no event or action has occurred, is pending, or, to the knowledge of Diamond and its Subsidiaries, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by Diamond or any

 Subsidiary or, to the knowledge of Diamond and its Subsidiaries, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Diamond or any Subsidiary is a party.

   3.24 Information Supplied. None of the information supplied or to be supplied by Diamond specifically for inclusion or incorporation by reference in the Form S-4 (as defined below) to be filed with the Commission by Parent in connection with the issuance of Parent Common Stock in the Merger will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Form S-4 is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (as defined below) relating to the special meeting of the Diamond stockholders will not, at the date it is first mailed to Diamond's stockholders or at the time of the Diamond stockholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Diamond with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

   3.25 Nasdaq National Market. Diamond's Common Stock is listed for quotation on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") and, except as set forth on Section 3.25 of the Diamond Disclosure Schedule, Diamond is in compliance with the "continued listing" standards of the Nasdaq National Market as required for Diamond to maintain its listing on the Nasdaq National Market.

   3.26 Fairness Opinion. Diamond's Board of Directors has received a true and correct copy of an opinion from Updata Capital, Inc., dated as of the date hereof, to the effect that, as of the date hereof, the consideration to be received by Diamond's stockholders in the Merger is fair to Diamond's stockholders from a financial point of view.

   3.27 Voting Requirements. The affirmative vote or consent of a majority of the outstanding shares of Diamond Common Stock (the "Diamond Requisite Stockholder Approval") is the only vote or consent of the holders of any class or series of Diamond Stock necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

   3.28 State Takeover Statutes. The Board of Directors of Diamond has approved the Merger and this Agreement and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

   3.29 No Indemnity Claim. No Person has made or asserted any indemnity claim, nor, to Diamond's knowledge, is there a basis for any such indemnity claim, against Diamond or any Subsidiary of Diamond pursuant to that certain Stock Purchase Agreement dated as of December 28, 2000 by and among Diamond and Acxiom Corporation or any other contract, agreement or commitment to which Diamond or any Subsidiary is a party, or under which Diamond or any Subsidiary is obligated, or by which Diamond or any Subsidiary or any of the rights, properties or assets of Diamond or any Subsidiary are subject or bound.

                                   ARTICLE IV

            Representations and Warranties of Parent and Merger Sub

   Except as set forth in either the documents delivered to Diamond pursuant to
Section 4.5 or the disclosure schedule of Parent dated as of the date hereof and delivered herewith to Diamond (the "Parent Disclosure Schedule") which identifies the section and subsection to which each disclosure therein relates, Parent and Merger Sub jointly and severally represent and warrant to Diamond as follows:

   4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

   4.2 Capitalization. (a) The authorized capital stock of Parent consists of 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued or outstanding or held in Parent's treasury, and 100,000,000 shares of Parent Common Stock, of which, as of the date of this Agreement: (a) 27,381,448 shares were validly issued and outstanding, fully paid and nonassessable and (b) 6,768,739 shares were reserved for issuance pursuant to Parent's stock option and stock purchase plans for its employees and directors. Except for options and rights relating to shares described in clause (b) of the preceding sentence and except as set forth in Section 4.2 of the Parent Disclosure Schedule or the Parent SEC Reports (as defined in Section 4.5), there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating Parent to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.

    (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.

   4.3 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Diamond. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms.

   4.4 Non-Contravention. Assuming the accuracy of the representations and warranties of Diamond and the stockholders of Diamond contained in the Letters of Transmittal and the other agreements contemplated hereby, neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, (i) the Charter Documents of Parent or Merger Sub or (ii) any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent is a party, or under which Parent may be obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound, other than any of the foregoing listed in (ii) which would not have, individually or in the aggregate, a material adverse effect on the Business Condition of Parent.

   4.5 Parent SEC Reports and Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since the effective date of the registration statement for Parent's initial public offering. Parent has previously furnished to Diamond true and correct copies of
(i) its Annual Report on Form 10-K for the year ended December 31, 1999, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) all other reports filed by it with the Commission under the Exchange Act since December 31, 1999 and (iv) Parent hereby agrees to furnish to Diamond true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Parent SEC Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments.

    (b) Parent has delivered to Diamond the unaudited consolidated balance sheet (the "Parent Unaudited Balance Sheet") as of December 31, 2000 (the "Parent Unaudited Balance Sheet Date") and the unaudited consolidated statements of operations for the three-month and twelve-month periods ended December 31, 2000 (collectively, the "Unaudited Parent Financial Statements") included in Parent's press release dated as of January 30, 2001. The Unaudited 2000 Parent Financial Statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein) and fairly present the consolidated financial position of Parent and its Subsidiaries in all material respects as at the respective dates thereof and the consolidated results of their operations for the periods indicated, except that the Unaudited Parent Financial Statements do not contain footnotes and were or are subject to normal and recurring year-end adjustments.

   4.6 Validity of Parent Merger Shares. The Parent Merger Shares to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

   4.7 Consents and Approvals of Governmental Authorities. Assuming the accuracy of the representations and warranties of Diamond and the stockholders of Diamond contained in the Letters of Transmittal and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market, (d) the filing of the Proxy Statement, the Form S-4 and a Form 8-K with the Commission, if applicable, and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   4.8 Litigation. There is no action, suit, claim, investigation, or proceeding (or any basis therefor known to Parent or any of its Subsidiaries) pending against or, to the knowledge of Parent and any of its Subsidiaries, threatened against Parent or any of its Subsidiaries or their properties and assets before any court or arbitrator or any Governmental Entity. Neither Parent nor any of its Subsidiaries is subject to any order, writ, judgment, decree or injunction.

   4.9 No Defaults. Neither Parent nor any of its Subsidiaries is, nor has Parent or any of its Subsidiaries received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) its Charter Documents; or (ii) any judgment, decree, or order applicable to Parent.

   4.10 Taxes.

    (a) Parent and each of its Subsidiaries has timely filed all material Tax Returns required to be filed and has paid all material Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Parent or any of its subsidiaries is obligated to withhold for amounts paid or owing to employees, creditors and third parties. All Tax Returns filed by Parent and each of its Subsidiaries were complete and correct in all material respects. None of the Tax Returns filed by Parent or any of its subsidiaries or Taxes payable by Parent or any of its Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Parent or any of its Subsidiaries, threatened. All material elections with respect to Taxes affecting Parent or any of its Subsidiaries, as of the date hereof, are set forth in the Parent SEC Reports, Parent Unaudited Balance Sheet or Section 4.10(a) of the Parent Disclosure Schedule. None of the Tax Returns filed by Parent or any of its Subsidiaries contain a disclosure statement under former
 Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

    (b) The unpaid Taxes of Parent and its Subsidiaries did not, as of the Parent Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Parent Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement).

   4.11 Absence of Certain Changes and Events. Since December 31, 2000, except as has been disclosed by Parent in any press release or Parent SEC Report, there has not been any material change (or any development or combination of developments of which Parent or any of its Subsidiaries has knowledge which is reasonably likely to result in such a material change) on Parent's Business Condition, other than changes in the ordinary course of business which, in the aggregate, have not been and are not expected to be materially adverse to Parent's Business Condition; provided; however that none of the following shall be deemed, individually or in the aggregate, to constitute a material adverse change to Parent's Business Condition: (a) any change in the market price or trading volume of Parent Common Stock after the date hereof; (b) any failure by Parent to meet the revenue or earnings predictions or other expectations of equity analysts, any change in the recommendation of equity analysts with respect to Parent's Common Stock or any decrease in revenues or earnings from prior periods, for any period ending (or for which earnings are released) on or after the date of this Agreement; or (c) any adverse effect due to employee turnover or other attrition in the number of employees of Parent and its Subsidiaries.

                                   ARTICLE V

                              Covenants of Diamond

   References in this Article V to Diamond shall be deemed to mean Diamond and all Subsidiaries of Diamond. During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, Diamond agrees (except as expressly contemplated by this Agreement or otherwise permitted with Parent's prior written consent):

   5.1 Conduct of Business in Ordinary Course. Diamond will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Diamond will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Diamond. The foregoing notwithstanding, Diamond will not:

    (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $35,000;

    (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of Diamond;

    (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Diamond;

    (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Diamond;

    (e) commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Diamond in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Diamond's business provided that Diamond consults with Parent prior to filing of any such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

    (f) modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Diamond's products or services in a manner adverse to Diamond;

    (g) accelerate the vesting or otherwise modify any Diamond Option, restricted stock or other outstanding rights or other securities;

    (h) take any action which would cause Diamond to be unable to meet the conditions set forth in Section 8.2(a);

    (i) agree in writing or otherwise to take any of the foregoing actions; or

    (j) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

   5.2 Dividends, Issuance of, or Changes in Securities. Diamond will not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Diamond Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Diamond to issue any such shares, Diamond Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding Diamond Options; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Diamond, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

   5.3 Governing Documents. Diamond will not amend its Charter Documents.

   5.4 No Acquisitions. Diamond will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), or any acquisition of assets or securities.

   5.5 No Dispositions. Diamond will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

   5.6 Indebtedness. Diamond will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

   5.7 Compensation. Diamond will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Diamond will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Diamond is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which Diamond is a party and which have been disclosed in the Diamond Disclosure Schedule.

   5.8 Claims. Diamond will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

   5.9 Access to Properties and Records. Subject to contractual and other obligations, Diamond will give Parent and its representatives full access, at a place reasonably acceptable to Diamond, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Diamond, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may request. With Diamond's prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Diamond personnel to make appropriate inquiries of third parties in the course of its investigation.

   5.10 Breach of Representations and Warranties. Diamond will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Diamond will give detailed written notice thereof to Parent and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

   5.11 Consents. Diamond will promptly apply for or otherwise seek and use reasonable best efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

   5.12 Tax Returns. Diamond will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that have been filed or are filed prior to the Closing Date.

   5.13 Exclusivity; Acquisition Proposals. Unless and until this Agreement will have been terminated by either party pursuant to Article IX hereof and thereafter subject to Section 9.5, Diamond will not and Diamond will use its reasonable best efforts to ensure that none of its officers, directors, Significant Stockholders, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Diamond's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"), (ii) disclose, in connection with an Acquisition Transaction (however preliminary), any information not customarily disclosed to any Person other than Parent or its representatives concerning Diamond's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Diamond is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Diamond will promptly, but in any event within twenty-four (24) hours, notify Parent of such contact and the identity of the party so contacting Diamond. Diamond shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the parties hereto with respect to any of the foregoing. In the event that Parent or any third party commences a tender offer for Diamond Stock under Regulations 14D and 14E of the Exchange Act and only if Parent or such third party commences such a tender offer, then nothing contained in this Agreement shall prohibit Diamond from taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure if, in the good faith judgment of the Board of Directors of Diamond, failure to make such disclosure would be a breach of its fiduciary duties.

   5.14 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Diamond will promptly advise and consult with Parent regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning Diamond or any of its Subsidiaries covered by the representations, warranties and covenants of Diamond contained in this Agreement.

   5.15 Reasonable Best Efforts. Diamond will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

   5.16 Insurance. Diamond will use its reasonable best efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Diamond Disclosure Schedule, and Diamond will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

   5.17 Confidentiality and Assignment of Inventions Agreements. Diamond shall use its reasonable best efforts to cause each officer and employee of Diamond and its Subsidiaries to enter into a confidentiality and assignment of inventions agreement substantially in the form of such agreement used by Parent in the country in which such officer or employee performs services for Diamond. Any officer or employee of Diamond or any Subsidiary who has not entered into such agreement shall have been terminated by Diamond or such Subsidiary prior to the Closing.

   5.18 Stock Option Grants. At the request of Parent, Diamond shall grant, immediately prior to Closing and effective only at Closing, stock options under Diamond's 1997 Stock Option Plan, in the amounts, upon the terms and to the parties specifically requested by Parent.

                                   ARTICLE VI

                              Covenants of Parent

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub agree (except as expressly contemplated by this Agreement or with Diamond's prior written consent):

   6.1 Breach of Representations and Warranties. Neither Parent nor Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article IV or which would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Parent will give detailed written notice thereof to Diamond and will use its reasonable best efforts to prevent or remedy promptly such breach or inaccuracy.

   6.2 Additional Information; Access. Parent will provide Diamond with the information relating to Parent referred to in Section 4.5 and the information relating to Parent to be included in the Form S-4. In addition, Parent will afford to Diamond, its counsel and its other representatives access throughout the period prior to the Effective Time to its senior management and all other information concerning Parent as Diamond may reasonably request. Diamond will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the Business Condition of Parent, the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

   6.3 Consents. Parent will promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals, and make filings, required with respect to the consummation of the Merger.

   6.4 Reasonable Best Efforts. Each of Parent and Merger Sub will use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

   6.5 Nasdaq National Market Listing. Parent will use its reasonable best efforts to cause the Parent Merger Shares to be listed for quotation on the Nasdaq National Market.

   6.6 Notice of Events. Throughout the period between the date of this Agreement and the Closing, Parent will promptly advise and consult with Diamond regarding any and all material adverse change to the representations, warranties and covenants of Parent and Merger Sub contained in this Agreement.

                                  ARTICLE VII

                             Additional Agreements

   In addition to the foregoing, Parent, Merger Sub, and Diamond each agree to take the following actions simultaneous with or after, as the case may be, the execution of this Agreement.

   7.1 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting. (a) Diamond shall use its reasonable best efforts to hold one or more special meetings of stockholders in accordance with the applicable requirements of the DGCL and to obtain the Diamond Requisite Stockholder Approval to enable the Merger to be effective on the Closing Date (determined without regard to the condition to closing in Section 8.2(g)). Parent shall use its reasonable efforts to prepare, with the assistance and cooperation of Diamond, a Registration Statement on Form S-4 (the "Form S-4") to allow sufficient time for the Merger to be effective on the Closing Date. The Form S-4 shall constitute a proxy and a prospectus and shall be used for purposes of offering the Parent Merger Shares to the stockholders of Diamond and soliciting proxies from such Diamond stockholders for the purpose of obtaining the Diamond Requisite Stockholder

Approval (such proxy/prospectus statement, together with the accompanying letter to stockholders, notice of meeting and form of proxy shall be referred to herein as the "Proxy Statement"). Diamond agrees to fully cooperate with Parent in the preparation of the Form S-4, and shall, upon request, furnish Parent with all information concerning it and its affiliates, directors, officers and stockholders as Parent may reasonably request in connection with the preparation of the Form S-4. Diamond shall prepare the portions of the Form S-4 relating to Diamond and its Subsidiaries including, but not limited to, financial information, management of Diamond, description of Diamond's business, executive compensation of the Diamond, the recommendation of Diamond's Board of Directors, the notice of special meeting of the Diamond stockholders, the Diamond proxy card, appraisal rights, risk factors relating to Diamond, and Diamond portions of background of the Merger, reasons for the Merger, interests of certain persons in the Merger and security ownership of certain beneficial owners and management. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent and no amendment or supplement to the Proxy Statement will be made by Parent or Diamond without providing the other party the opportunity to review and comment thereon. Parent will advise Diamond, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Merger Shares for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information. If at any time prior to the Effective Time any information relating to Parent or Diamond or any of their respective affiliates, officers or directors, should be discovered by the Parent or Diamond which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission, and to the extent required by law, disseminated to the stockholders of Diamond. If the Commission requires a Tax opinion in connection with the filing of the Form S-4, Diamond shall cause Garvey, Schubert & Barer, counsel to Diamond, to provide such opinion in the form required by the Commission. The issuance of such opinion shall be conditioned upon the receipt by Garvey, Schubert & Barer of customary representation letters from each of Diamond and Parent in a form reasonably agreed to by the parties.

    (b) Parent shall file the Form S-4 with the Commission and shall, with the assistance of Diamond, promptly respond to any comments from the Commission on the Form S-4 and shall otherwise use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Form S-4 is declared effective, Diamond shall distribute the Proxy Statement to its stockholders. Parent shall comply with all applicable provisions of and rules under the Securities Act and the Exchange Act and state securities laws in the preparation and filing of the Form S-4 and the offering and issuance of the Parent Merger Shares. Parent shall also ensure that any Form S-4 filed by Parent does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that Parent shall not be responsible for the accuracy and completeness of information relating to Diamond or any of its Subsidiaries or any other information furnished by Diamond specifically for inclusion in the Form S-4).

    (c) Diamond shall ensure that the Proxy Statement does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement made, under the circumstances under which it is made, not misleading (provided that Diamond shall not be responsible for the accuracy or completeness of any information relating to Parent or furnished by Parent specifically for inclusion in the Form S-4 or Proxy Statement).

    (d) Diamond, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors eligible to vote on such matters, and who participated in the meeting of the Board of Directors during which such matters were voted on, that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Board of Directors of Diamond concludes in good faith, upon the written advice of its outside legal counsel, that fulfilling the obligations in the foregoing sentence would violate the fiduciary duties of the Board of Directors under applicable law; provided, however, that nothing shall limit the obligation of Diamond to otherwise use its reasonable best efforts to fulfill all of its obligations under this Agreement, including without limitation, Diamond's obligations under Section 7.1(a) and (c).

   7.2 Legal Conditions to the Merger. Each of Parent, Merger Sub and Diamond will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Merger Sub and Diamond will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Diamond, Merger Sub or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

   7.3 Employee Benefits. Nothing contained herein will be considered as requiring Diamond or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Diamond or employment with Parent is not offered or implied for any employees of Diamond and any continuation of employment with Diamond after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

   7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that the provisions of this Section 7.4 shall not be construed to relieve a party from liability resulting from such party's breach of this Agreement.

   7.5 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Diamond, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

   7.6 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and Diamond. Thereafter, neither Parent nor Diamond will directly or indirectly disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as either Parent or Diamond determine in good faith to be required by applicable law after consultation with the other) without the prior written agreement of the other party.

   7.7 Confidentiality. Diamond and Parent have entered into a Mutual Nondisclosure Agreement dated November 17, 2000 concerning each party's obligations to protect the confidential information of the other party. Diamond and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article IX hereof, Parent will, and will cause its accountants, counsel and other representatives to deliver to Diamond all documents and other material, and all copies thereof, obtained by Parent or on its behalf from Diamond in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article IX hereof,

Diamond will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by Diamond or on its behalf or by a Significant Stockholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

   7.8 Diamond Voting Agreement. Simultaneous with the execution of this Agreement, Diamond will cause the voting agreement in the form attached as
EXHIBIT 7.8 (the "Diamond Voting Agreement") to be executed by all directors, officers, affiliates and holders of 10% or more of the capital stock of Diamond and their affiliates, and delivered to Parent.

   7.9 Hart-Scott-Rodino Filing. If and to the extent applicable, Parent and Diamond agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Parent or Diamond, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the "HSR Act") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and to use its and their reasonable best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein.

   7.10 Parent Option. Simultaneous with the execution of this Agreement, Diamond will issue to Parent an option in the form attached as EXHIBIT 7.10 (the "Parent Option") exercisable, upon the consummation of an Acquisition Transaction with a party other than Parent, for such number of shares of Diamond Common Stock as is equal to 19.9% of the issued and outstanding shares of Diamond Common Stock on the date of the execution of this Agreement, at an exercise price per share equal to the product of the Conversion Ratio multiplied by the Parent Average Closing Price.

   7.11 Indemnification of Directors and Officers.

   (a) From and after the Effective Time, Parent and the Surviving Corporation each agree to indemnify, defend and hold harmless in accordance with the Charter Documents of Diamond as of the date hereof, and subject to the limitations of the DGCL and the Charter Documents of Diamond, each present and past director and officer of Diamond (individually, a "Diamond Indemnitee" and collectively, the "Diamond Indemnitees") regardless of whether the Surviving Corporation's Charter Documents are effective after the Closing.

    Notwithstanding the above, the Diamond Indemnitees shall not be entitled to indemnification by Parent relating to any breach of Diamond's representations and warranties and other obligations contained in this Agreement.

    (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation agrees to, for not less than three years immediately following the Effective Time, maintain in effect for the directors and officers of Diamond as of the date hereof (the "Diamond Indemnitees") the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Diamond immediately prior to the Effective Time with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, if the premium exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium. Notwithstanding the foregoing, Parent may substitute therefore policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Diamond Indemnitees.

    (c) The rights of each Diamond Indemnitee hereunder shall be in addition to any other rights such indemnified party has under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise. This Section 7.11 is intended to benefit each of the Diamond Indemnitees and shall be binding to all successors and assigns of Parent, Merger Sub and the Surviving Corporation.

                                  ARTICLE VIII

                              Conditions Precedent

   8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Governmental Approvals. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or Diamond. If and to the extent applicable, the filing and waiting period requirements under the HSR Act will have been complied with and will have expired or terminated.

    (b) No Restraints. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    (c) Quotation. The shares of Parent Common Stock issuable to Diamond's stockholders as contemplated by this Agreement shall have been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.

    (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   8.2 Conditions of Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

    (a) Representations and Warranties of Diamond. The representations and warranties of Diamond set forth in this Agreement which are qualified as to materiality shall have been true and correct, and the representations and warranties of Diamond which are not qualified as to materiality shall have been true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except (i) as otherwise contemplated by this Agreement,
 (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent and (iii) for representations and warranties specifically limited to an earlier date(s). Parent will have received a certificate signed by the chief executive officer and the chief financial officer of Diamond to such effect on the Closing Date.

    (b) Performance of Obligations of Diamond. Diamond will have performed in all respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent, and (iii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Diamond and Parent will have received a certificate signed by the chief executive officer and the chief financial officer of Diamond to such effect on the Closing Date.

    (c) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages from Parent, Merger Sub or Diamond as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of Diamond's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Diamond's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Section 8.2(d).

    (d) Opinion of Counsel. Parent will have received an opinion dated as of the Closing Date of Garvey, Schubert & Barer, counsel to Diamond, in form and scope reasonably satisfactory to Parent and its counsel.

    (e) Consents. Parent will have received duly executed copies of all Consents specified in Section 3.4 of the Diamond Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in Diamond Disclosure Schedule which have not been so disclosed, in each case except for such thereof as Parent and Diamond will have agreed in writing will not be obtained.

    (f) Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Diamond will have been terminated or waived or satisfied as of the Closing.

    (g) Stockholder Approvals. This Agreement and the Merger will have been approved by stockholders comprising the Diamond Requisite Stockholder Approval.

    (h) Dissenters. Holders of not more than 4% of the Outstanding Diamond Shares shall have exercised appraisal rights with respect to the Merger.

    (i) Termination of 401k Plan. The Diamond Board of Directors will have passed and not rescinded resolutions satisfactory to Parent's counsel effectively terminating Diamond's 401(k) Plan immediately prior to the Closing.

    (j) Corporate Proceedings Satisfactory. All corporate and other proceedings to be taken by Diamond in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

    (k) Letter from PricewaterhouseCoopers. The Parent shall have received a letter dated as of a date not more than two days prior to the date that the Form S-4 is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from PricewaterhouseCoopers LLP, auditors for Diamond, addressed to Parent in a customary form reasonably satisfactory to Parent, containing statements and information of the type ordinarily included in an accountants' "comfort letters" with respect to the financial statements and financial information of Diamond included in the Form S-4.

    (l) Parent Option. Parent will have received, and Diamond will have issued to Parent, the Parent Option.

    (m) Resignations. Parent will have received from Diamond the resignations of all officers and directors of Diamond and its Subsidiaries from their positions with Diamond or its Subsidiaries, as the case may be, unless otherwise specified by Parent.

    (n) Audited 2000 Financial Statements. The consolidated financial position of Diamond and its Subsidiaries and the consolidated results of their operations and cash flows presented in the Audited 2000 Financial Statements delivered to Parent after the date of this Agreement will not differ materially from the consolidated financial position of Diamond and its Subsidiaries and the consolidated results of their operations and cash flows presented in the Unaudited 2000 Financial Statements.

   8.3 Conditions of Obligation of Diamond. The obligation of Diamond to effect the Merger is subject to the satisfaction of the following conditions unless waived by Diamond:

    (a) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified as to materiality shall have been true and correct, and the representations and warranties of Parent and Merger Sub which are not qualified as to materiality shall have been true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except (i) as otherwise contemplated by this Agreement,
 (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Diamond and (iii) for representations and warranties specifically limited to an earlier date(s). Diamond will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect on the Closing Date.

    (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed in all respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except
 (i) as otherwise contemplated or permitted by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Diamond, and (iii) for such failures to perform which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Parent and Diamond will have received a certificate signed on behalf of Parent by officers of Parent to such effect.

    (c) Opinion of Parent's Counsel. Diamond will have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, in form and scope reasonably satisfactory to Diamond and its counsel.

    (d) Legal Action. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages from Diamond as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Diamond in the transactions contemplated by this Agreement; provided, however, that Diamond will automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

    (e) Audited 2000 Financial Statements. The consolidated financial position of Parent and its Subsidiaries and the consolidated results of their operations presented in the audited consolidated balance sheet dated as of December 31, 2000 and the audited consolidated statement of income for the twelve-month period ended December 31, 2000, respectively, delivered to Diamond after the date of this Agreement will not differ materially from the consolidated financial position of Parent and its Subsidiaries and the consolidated results of their operations presented in the Unaudited Parent 2000 Financial Statements.

                                   ARTICLE IX

                                  Termination

   9.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent, Merger Sub and Diamond.

   9.2 Termination by Parent. This Agreement may be terminated by Parent (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Diamond, if there has been a material breach by Diamond of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.2 and has not been cured within five (5) business days following receipt by Diamond of notice of such breach.

   9.3 Termination by Diamond. (a) This Agreement may be terminated by Diamond by means of written notice to Parent if it shall have failed to obtain the Diamond Requisite Stockholder Approval by June 30, 2001.

    (b) This Agreement may be terminated by Diamond (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Parent, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.3 and has not been cured within five (5) business days following receipt by Parent of notice of such breach.

   9.4 Outside Date. This Agreement may be terminated by Parent alone or by Diamond alone by means of written notice if the Effective Time does not occur on or prior to July 16, 2001; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

   9.5 Termination Fee. (a) If (i) this Agreement shall be terminated by Diamond pursuant to Section 9.3(a) or by Parent or Diamond pursuant to Section
9.4 and (ii) Diamond's Board of Directors shall have failed to recommend that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger or shall have recommended that the Diamond stockholders vote in favor of an Acquisition Transaction with a party other than Parent (each, an "Acquiring Party"), then Diamond shall pay to Parent a termination fee equal to $600,000 (the "Termination Fee"). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent within 24 hours after any such termination pursuant to Section 9.3(a) or 9.4, as the case may be.

    (b) If (i) this Agreement shall be terminated by (x) Parent or Diamond pursuant to Section 9.4 or (y) Diamond pursuant to Section 9.3(a) and Diamond's Board of Directors shall have recommended to its stockholders that such stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (ii) Diamond consummates an Acquisition Transaction with an Acquiring Party on or prior to the nine month anniversary of the date of any such termination pursuant to Section 9.4 or 9.3(a), as the case may be, then Diamond shall pay to Parent the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent simultaneously with the consummation of such Acquisition Transaction.

    (c) If this Agreement shall be terminated by Parent pursuant to Section 9.2, then Diamond shall pay to Parent the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Parent within 24 hours after any such termination pursuant to Section 9.2.

    (d) If this Agreement shall be terminated by Diamond pursuant to Section 9.3(b), then Parent shall pay to Diamond the Termination Fee. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Diamond within 24 hours after any such termination pursuant to Section 9.3(b).

   9.6 Effect of Termination. In the event of termination of this Agreement by either Diamond or Parent as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, Diamond, Merger Sub or their respective officers or directors, except that (i) the provisions of Sections 7.4, 7.6, 7.7, 9.5 and 10.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE X

                                 Miscellaneous

   10.1 Entire Agreement. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

   10.2 Governing Law; Consent to Jurisdiction. The Merger will be governed by the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the State of Delaware. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against Parent, Merger Sub or the Surviving Corporation may be commenced only in the state or federal courts in the State of Delaware. Any such legal proceedings that are commenced against Diamond may be commenced only in the state or federal courts in the State of Delaware. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world.

   10.3 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

   If to Parent or Merger Sub
                         Lionbridge Technologies, Inc.
                         950 Winter Street
                         Waltham, Massachusetts 02451
                         Attention: Margaret A. Shukur, Esq.
                         Telephone No.: (781) 434-6000
                         Fax No.: (781) 434-6034

                         With a copy to:
                         Testa, Hurwitz & Thibeault, LLP
                         125 High Street
                         Boston, Massachusetts 02110
                         Attention: Kenneth J. Gordon, Esq.
                         Telephone No.: (617) 248-7000
                         Fax No.: (617) 248-7100

   If to Diamond:        Data Dimensions, Inc.
                         Sterling Plaza, 3rd Floor
                         3535 Factoria Boulevard SE
                         Bellevue, Washington 98006
                         Attention: Chief Executive Officer
                         Telephone No.: (425) 688-1000
                         Fax No.: (425) 688-1099

                         With a copy to:
                         Garvey, Schubert & Barer
                         1191 Second Avenue, Suite 1800
                         Seattle, Washington 98101-2939
                         Attention: Bruce A. Robertson, Esq.
                         Telephone No.: (206) 464-3939
                         Fax No.: (206) 464-0125

   Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.3.

   10.4 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

   10.5 Non-Survival of Representations and Warranties. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall terminate at the Closing, and only the covenants that by their terms survive the Closing shall survive the Closing.

   10.6 Assignment. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Diamond, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment by Merger Sub or Parent, on the one hand, or by Diamond, on the other hand, in violation of this
Section 10.6 will be voidable and will entitle Diamond or Parent, respectively, to terminate this Agreement at its option.

   10.7 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

   10.8 Amendment. This Agreement may not be amended except by an instrument in writing executed by Diamond, Merger Sub and Parent.

   10.9 Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

   10.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

   10.11 Transfer, Sales, Documentary, Stamp and Other Similar Taxes. Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of Diamond with respect to which such Tax relates. At Parent's discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section
10.11. Any amounts so withheld will be promptly remitted to the appropriate Governmental Entity.

        (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                               Signature Page to
                      Agreement and Plan of Reorganization

   IN WITNESS WHEREOF, Parent, Merger Sub and, Diamond have executed this Agreement as of the date first written above.



Lionbridge Technologies, Inc.             Data Dimensions, Inc.


           /s/ Rory J. Cowan                        /s/ Peter A. Allen
By___________________________________     By___________________________________
             Rory J. Cowan                            Peter A. Allen
        Chief Executive Officer                 Chief Executive Officer and
                                                         President

Diamond Acquisition Corp.

           /s/ Rory J. Cowan
By___________________________________
             Rory J. Cowan
      Chief Executive Officer and
               President

                               AMENDMENT NO. 1 TO

                      AGREEMENT AND PLAN OF REORGANIZATION

   AMENDMENT NO. 1 dated as of March 16, 2001 by and among Lionbridge Technologies, Inc., a Delaware corporation ("Parent"), Diamond Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Data Dimensions, Inc., a Delaware corporation ("Diamond").

   WHEREAS, Parent, Merger Sub and Diamond are parties to that certain Agreement and Plan of Reorganization dated as of March 8, 2001 (the "Merger Agreement") and desire to amend such Merger Agreement.

   NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the agreements herein contained, Parent, Merger Sub and Diamond agree as follows:

     1. Effective upon the signing of this Amendment No. 1 by the parties hereto, the first sentence of Section 1.3 of the Merger Agreement shall be amended to replace the date "June 30, 2001" with the date "July 31, 2001."

     2. Effective upon the signing of this Amendment No. 1 by the parties hereto, Section 9.3(a) of the Merger Agreement shall be amended to replace the date "June 30, 2001" with the date "July 31, 2001."

     3. Effective upon the signing of this Amendment No. 1 by the parties hereto, Section 9.4 of the Merger Agreement shall be amended to replace the date "July 16, 2001" with the date "July 31, 2001."

     4. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Merger Agreement.

     5. Except as amended hereby, the Merger Agreement shall remain unchanged and in full force and effect.

     6. This Amendment No. 1 may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.

Lionbridge Technologies, Inc.             Data Dimensions, Inc.


        /s/ Stephen J. Lifshatz                     /s/ Peter A. Allen
By: _________________________________     By: _________________________________
Name: Stephen J. Lifshatz                 Name: Peter A. Allen
Title: Senior Vice President, Chief       Title: Chief Executive Officer and
    Financial Officer and Treasurer       President

Diamond Acquisition Corp.

        /s/ Stephen J. Lifshatz
By: _________________________________
Name: Stephen J. Lifshatz
Title: Chief Financial Officer and
    Treasurer

                                                                         ANNEX B

                                VOTING AGREEMENT

   VOTING AGREEMENT (the "Agreement"), dated as of March 8, 2001, between the undersigned stockholder (the "Stockholder") of Data Dimensions, Inc., a Delaware corporation (the "Company"), and Lionbridge Technologies, Inc., a Delaware corporation ("Buyer").

   WHEREAS, concurrently with the execution of this Agreement, the Company, Buyer and Diamond Acquisition Corp., a wholly owned subsidiary of Buyer ("Sub"), have entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement; and

   WHEREAS, upon consummation of the Merger, the stockholders of the Company will receive a number of shares of common stock, par value $.01 per share, of Buyer ("Buyer Common Stock") for each share of capital stock of the Company owned by them.

   WHEREAS, the Stockholder owns of record and beneficially shares of capital stock of the Company as set forth on Schedule I hereto (the "Shares"); and

   WHEREAS, in order to induce Buyer to enter into the Merger Agreement, the Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to vote the Shares and to deliver an irrevocable proxy to Buyer to vote the Shares at a meeting of the Company's stockholders, in favor of approval and adoption of the Merger Agreement and the Merger.

   NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

   1. Agreement to Vote Shares. The Stockholder agrees during the term of this Agreement to vote the Shares, in person or by proxy, in favor of approval and adoption of the Merger Agreement and the Merger at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof. The Stockholder agrees to deliver to Buyer upon request prior to any vote contemplated by the previous sentence a proxy substantially in the form attached hereto as Annex A (a "Proxy"), which Proxy shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law, and Buyer agrees to vote the Shares subject to such Proxy in favor of approval and adoption of the Merger Agreement and the Merger.

   If, at any time prior to the expiration of this Agreement, Stockholder, or a representative of Stockholder, is a member of the Board of Directors of the Company or an officer of the Company, subject to the Merger Agreement, nothing in this Agreement shall limit or restrict such director or officer from (i) acting in his capacity as a director or officer, as the case may be, of the Company and (ii) exercising his fiduciary duties and responsibilities. It is understood that this Agreement shall apply to the Stockholder solely in its capacity as a stockholder and shall not apply to the director's or officer's actions, judgments or decisions as a director or officer of the Company.

   2. No Voting Trusts. The Stockholder agrees that the Stockholder will not, nor will the Stockholder permit any entity under the Stockholder's control to, deposit any of the Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of the Shares inconsistent with this Agreement.

   3. Limitation on Dispositions and Proxies. During the term of this Agreement, the Stockholder agrees not to sell, pledge, assign, encumber, dispose of or otherwise transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) ("transfer") any of the Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto at any time prior to the expiration of this Agreement. The foregoing restrictions shall not prohibit a transfer of Shares or New Shares to a trust for the benefit of the Stockholder or a transfer of Shares or New Shares upon the death of the Stockholder, provided, however, that any transferee with respect to such transfer shall, as a precondition to such transfer, agree in a writing delivered to Buyer, to be bound by the terms and conditions of this Agreement. The Stockholder agrees that any share of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date of this Agreement shall be subject to the terms and conditions of this Agreement to the same extent as if such shares constituted Shares.

   4. Specific Performance. Each party acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

   5. Term of Agreement; Termination. Subject to Section 9(e), the term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) the date on which the Merger Agreement is terminated in accordance with its terms and (iii) the date on which the Company's Board of Directors withdraws its recommendation, in accordance with the terms of Section 7.1(d) of the Merger Agreement, to the Company's stockholders to vote in favor of adoption of the Merger Agreement and approval of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

   6. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Buyer that, as of the date hereof, (a) such Stockholder has full legal power and authority to execute and deliver this Agreement and the Proxy, and (b) the Shares are free and clear of all proxies.

   7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

   8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission (with confirmation) and on the next business day when sent by a reputable, national overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Buyer:        Lionbridge Technologies, Inc.
                         950 Winter Street
                         Waltham, MA 02451
                         Attn: Margaret A. Shukur, Esq.
                         Fax No.: (781) 434-6034

     With a copy to:     Testa, Hurwitz & Thibeault, LLP
                         125 High Street
                         Boston, MA 02110
                         Attn: Kenneth J. Gordon, Esq.
                         Fax No.: (617) 248-7100

     If to Stockholder:
                         -------------------------------------
                         -------------------------------------
                         -------------------------------------
                         -------------------------------------

     With a copy to:     Garvey, Schubert & Barer
                         1191 Second Avenue, Suite 1800
                         Seattle, WA 98101
                         Attn: Bruce A. Robertson, Esq.
                         Fax No.: (206) 464-0125

   9. Miscellaneous.

   (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

   (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement shall not be affected.

   (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

   (d) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

   (e) The obligations of the Stockholder set forth in this Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer and Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          Buyer:

                                          Lionbridge Technologies, Inc.

                                          By: _________________________________
                                                       Rory J. Cowan
                                                  Chief Executive Officer

                                          Stockholder:

                                          _____________________________________
                                          Name

                                   SCHEDULE I

   Name of       Number of shares of Company Common Stock,
   Stockholder           par value $.001 per share
   -----------   -----------------------------------------


                                                                         ANNEX A

                                 FORM OF PROXY

   The undersigned, for consideration received, hereby appoints Lionbridge Technologies, Inc., a Delaware corporation ("Buyer"), its proxy to vote the shares of capital stock (the "Shares") of Data Dimensions, Inc., a Delaware corporation (the "Company"), owned by the undersigned and described in the Voting Agreement referred to below and which the undersigned is entitled to vote at any meeting of stockholders of the Company, and at any adjournment thereof, to be held for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 8, 2001 (the "Merger Agreement"), by and among the Company, Buyer and a wholly owned subsidiary of Buyer ("Sub"), providing for the merger (the "Merger") of Sub with and into the Company, FOR the Merger Agreement and the Merger. This proxy is subject to the terms of the Voting Agreement, is coupled with an interest and revokes all prior proxies granted by the undersigned with respect to such Shares, is irrevocable and shall terminate and be of no further force and effect automatically at such time as the Voting Agreement, dated as of March 8,2001 between the undersigned and Buyer, a copy of such Agreement being attached hereto, terminates in accordance with its terms.

                                          Dated _______________________________

                                          _____________________________________
                                                        (Signature)

                                          Name: _______________________________

                                          Title: ______________________________

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into as of March 8, 2001, by and between Data Dimensions, Inc., a Delaware corporation (the "Company"), and Lionbridge Technologies, Inc., a Delaware corporation ("LTI").

   WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, LTI and Diamond Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned direct subsidiary of LTI ("Merger Sub"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for a business combination between Parent and the Company to be effected by the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement; and

   WHEREAS, as a condition to LTI's willingness to enter into the Merger Agreement, LTI has requested that the Company agree, and the Company has agreed, to grant the Option (as hereinafter defined) to LTI upon the terms and subject to the conditions set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

   1. Grant of Option. The Company hereby grants to LTI an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to a number of shares (the "Option Shares") of fully paid and nonassessable common stock, par value $0.001 per share, of the Company ("Company Common Stock"), equal to 19.9% of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) as of the first date, if any, upon which an Option Commencement Event (as hereinafter defined) occurs, at a purchase price per share (the "Option Price") equal to the product of the Conversion Ratio (as defined in the Merger Agreement) multiplied by the Parent Average Closing Price (as defined in the Merger Agreement). The number and type of Option Shares and the Option Price are subject to adjustment as set forth herein.

   2. Exercise of Option. (a) LTI may exercise the Option, in whole or in part and from time to time, beginning immediately prior to an Option Commencement Event that occurs prior to the occurrence of an Option Termination Event (as hereinafter defined). The right to exercise the Option shall terminate upon the one year anniversary of the date of the Option Commencement Event (the "Option Expiration Date").

    (b) The term "Option Commencement Event" shall mean the consummation of an Acquisition Transaction (as defined in the Merger Agreement) by the Company with a party other than LTI.

    (c) The term "Option Termination Event" shall mean any of the following events:

     (i) the Effective Time of the Merger; or

     (ii) termination of the Merger Agreement pursuant to Section 9.1 or 9.3(b); or

     (iii) the occurrence of the date which is nine months after termination of the Merger Agreement (or such later period as provided in Section 8, provided no Option Commencement Event has occurred prior to the occurrence of such date).

    (d) The Company shall notify LTI in writing as promptly as practicable (but in no event later than 3 business days) following the occurrence of any Option Commencement Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of LTI to exercise the Option or for an Option Commencement Event to have occurred.

    (e) In the event that LTI desires to exercise the Option, it shall deliver to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it desires to purchase pursuant to such exercise and (ii) a place and date, not earlier than three business days nor later than 60 business days from the Notice Date, for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable decree, injunction or order, the period of time that otherwise would run pursuant to this Section 2(e) shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of LTI, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or LTI, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

    (f) At the Option Closing, LTI shall pay to the Company the aggregate Option Price for the number of shares of Company Common Stock or other securities being purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to designate such a bank account shall not preclude LTI from exercising the Option.

    (g) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, the Company shall deliver to LTI a certificate or certificates representing the number of Option Shares purchased by LTI and, if the Option should be exercised in part only, a new Agreement evidencing the rights of LTI thereof to purchase the balance of the Option Shares purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to LTI as are provided to stockholders generally and, if applicable, under any stockholder rights agreement or similar agreement of the Company then in effect.

    (h) Certificates for Option Shares delivered at an Option Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

   It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if LTI shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

    (i) Upon the delivery by LTI to the Company of the Exercise Notice, and the tender of the applicable Option Price in immediately available funds, LTI shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to LTI or the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of LTI. LTI shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of LTI.

   3. Covenants of the Company. In addition to its other agreements and covenants herein, the Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock (and other securities of the Company) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulation or conditions to be observed or performed hereunder by the Company; (iii) promptly to take any and all action as may from time to time be required (including complying with all premerger notification, reporting and waiting requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) in order to permit LTI to exercise the Option and the Company to duly and effectively issue Option Shares pursuant hereto; (iv) promptly to take all action provided herein to protect the rights of LTI against dilution; and
(v) not to enter or agree to enter into any Acquisition Transaction unless the other party or parties thereto agree to assume in writing all of the Company's obligations hereunder.

   4. Exchange; Replacement. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of LTI, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

   5. Adjustments. The number of shares of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change, or distributions in respect of, in Company Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then purchasable upon exercise hereof shall be appropriately adjusted so that LTI shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that LTI would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Company Common Stock subject to this Option is adjusted pursuant to this Section 5, the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Company's obligations hereunder.

   6. Registration Rights. Following an Option Commencement Event, the Company shall, at the request of (i) LTI for as long as it is an Owner (as defined in Section 7) or (ii) any other Owner (collectively, (i) and (ii) are hereinafter referred to as "Requesting Owners"), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option (collectively, the "Registrable Securities") and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition in accordance with any plan of disposition requested by the Requesting Owners. The Company will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for a period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary, in the judgment of the Requesting Owner(s), to effect such sales or other dispositions. The Requesting Owners shall each have the right to demand two such registrations. The Company shall bear the costs of such registrations (including, but not limited to, the Company's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of any Requesting Owner's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by any Requesting Owner for registration of the Registrable Securities as provided above, the Company is in registration with respect to an underwritten public offering of shares of Company Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Registrable Securities would interfere with the successful marketing of the shares of Company Common Stock offered by the Company, the number of Registrable Securities otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Registrable Securities to be included in such offering for the account of each Requesting Owner shall constitute at least 25% of the total number of shares to be sold by all such Requesting Owners and the Company in the aggregate; and provided further, however, that if such reduction occurs, then the Company shall file a registration statement for the balance of such shares of Company Common Stock issuable pursuant to this Option as promptly as practical following such reduction and no reduction in the number of shares of Company Common Stock to be sold by each such Requesting Owner shall thereafter occur. Each Requesting Owner shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If requested by any such Requesting Owner in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Company.

   7. Repurchase of Option and/or Option Shares.

    (a) At any time after the occurrence of a Repurchase Event (as defined herein), (i) following a request of LTI, given prior to an Option Expiration Date (or such later period provided in Section 10), the Company (or any successor thereto) shall repurchase the Option from LTI at a price (the "Option Repurchase Price") equal to the amount by which (A) the Competing Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of shares for which the Option may then be exercised by LTI, and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), the Company shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the amount by which (A) the Competing Transaction Price exceeds (B) the Option Price, multiplied by the number of Option Shares so designated. The term "Competing Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Company Common Stock paid to the stockholders of the Company by a third party pursuant to any Acquisition Transaction, including the highest price per share offered by way of tender offer or exchange offer, and, in the event of an Acquisition Transaction consisting of a sale of assets of the Company, the last per share sale price of Company Common Stock on the third trading day following the announcement of such sale. If the consideration paid or received in the Competing Transaction shall be other than in cash, the per share value of such consideration (on a fully diluted basis) shall be determined by a nationally recognized investment banking firm selected by LTI and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

    (b) Following a Repurchase Event, LTI or the Owner, as the case may be, may exercise its right to require the Company to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to the Company, at its principal officer, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that LTI or the Owner, as the case may be, elects to require the Company to repurchase this Option and/or the Option Share, as the case may be, in accordance with the provisions of this Section 7. As promptly as practical, but in no event later than five business days after the surrender to the Company of a copy of this Agreement and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the day on which a Repurchase Event occurs, the Company shall deliver or cause to be delivered, in immediately available funds, to LTI the Option Repurchase Price and/or to the Owner the Option Share

 Repurchase Price or portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Company is prohibited under applicable law from repurchasing the Option or any Option Shares in full, the Company shall immediately so notify LTI and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to LTI and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is required to deliver pursuant hereto and that it is no longer prohibited from delivering, within five business days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to Section 7(b) hereof is prohibited under applicable law, from delivering to LTI and/or the Owner, as the case may be, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full (and the Company hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), LTI or the Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Company shall promptly (i) deliver to LTI and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (A) to LTI and/or the Owner, a new Agreement evidencing the right of LTI to purchase that number of shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Company Common Stock covered by the portion of the Option repurchased or (B) to LTI and/or the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by the Company described in the first sentence of this
 Section 8(c), or shall be scheduled to occur at any time after the date of an Option or Option Share repurchase request but before the expiration of a period ending on the thirtieth day after such notice date, LTI shall nonetheless have the right to exercise the Option until the expiration of such thirty-day period.

    (d) For purposes of this Section 7, the term "Repurchase Event" shall mean the consummation of an Acquisition Transaction.

   8. Extension of Time. The periods related to exercise of the Option, repurchase of the Option and/or Option Shares by the Company and the other rights of LTI hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

   9. Representations and Warranties of the Company. The Company hereby represents and warrants to LTI as follows:

    (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company.

    (b) The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all liens and not subject to any preemptive rights.

    (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the certificate of incorporation or bylaws of the Company or any subsidiary of the Company, or of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, contractual obligation, instrument, permit, concession, franchise or license applicable to the Company or any subsidiary of the Company or their respective properties or assets.

    (d) No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws applicable to the Company or any of its subsidiaries will apply to this Agreement or the transactions contemplated hereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

   10. Representations and Warranties of LTI. LTI hereby represents and warrants to LTI as follows:

    (a) LTI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of LTI and no other corporate proceedings on the part of LTI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by LTI.

    (b) LTI represents and warrants that it is entering into this Agreement and is acquiring and/or will acquire the Option Shares for its own account and not with a view to resale or distribution of all or any part of the Option Shares in violation of applicable law.

   11. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party.

   12. Best Efforts. Each of LTI and the Company will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq National Market of The Nasdaq Stock Market upon official notice of issuance.

   13. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   15. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement,

   16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   17. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

   18. Definitions. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

   19. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   20. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   21. Further Assurances. In the event of any exercise of the Option by LTI, the Company and LTI shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or LTI to breach any provision of the Merger Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Lionbridge Technologies, Inc.

                                                     /s/ Rory J. Cowan
                                          By: _________________________________
                                                       Rory J. Cowan
                                                  Chief Executive Officer

                                          Data Dimensions, Inc.

                                                  /s/ Laurence C. Leslie
                                          By: _________________________________
                                                    Laurence C. Leslie
                                              Executive Vice President, Chief
                                                     Financial Officer

                                                                         ANNEX D

                              [Updata Letterhead]

March 8, 2001

CONFIDENTIAL

Board of Directors
Data Dimensions, Inc.
Sterling Plaza
3535 Factoria Blvd. SE
Bellevue, WA 98006

Dear Members of the Board:

   We understand that Data Dimensions, Inc., a Delaware corporation (the "Company"), Lionbridge Technologies, Inc., a Delaware corporation ("Lionbridge"), and Diamond Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lionbridge (the "Merger Subsidiary"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement"), which provides, among other things, for the merger of Merger Subsidiary with and into the Company, with the Company surviving the merger (the "Transaction").

   Pursuant to the Transaction, each outstanding share of common stock, par value $.001 per share, of the Company ("Company Common Stock") will be converted into 0.190884 shares of Lionbridge common stock, par value $0.01 per share, defined in the Agreement as the Conversion Ratio. The full terms and conditions of the Transaction are set forth in more detail in the Agreement.

   You have requested our opinion as to whether the Conversion Ratio pursuant to the Agreement is fair, from a financial point of view, to the Company and its shareholders. Updata Capital, Inc. focuses on providing merger and acquisition advisory services to information technology companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain extensive databases for comparative purposes.

   In rendering our opinion, we have, among other things:

   1. reviewed final forms of the Agreement, the Voting Agreement and the Stock Option Agreement each dated as of March 8, 2001 (collectively, the "Transaction Agreements"), and related documents, and based our opinion on our understanding that the terms and conditions of the Transaction Agreements will not materially change;

   2. reviewed the Company's and Lionbridge's respective historical and projected financial statements;

   3. reviewed certain internal financial and operating information, including certain projections relating to the Company and Lionbridge prepared by their respective managements;

   4. participated in discussions with Company management and Lionbridge management concerning the operations, business strategy, financial performance and prospects for each of the Company and Lionbridge;

   5. reviewed the recent reported closing prices and trading activity for the Company Common Stock and Lionbridge stock;

   6. compared certain aspects of the financial and market performance of the Company and Lionbridge with public companies we deemed comparable in whole or in part;

   7. analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

   8. reviewed certain publicly available financial statements and other information of Lionbridge;

   9. reviewed the Company's Annual Reports on Form 10-K for the fiscal year ended December 31, 1999, including the audited financial statements included therein, and Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2000, June 30, 2000 and September 30, 2000;

  10. reviewed the Company's unaudited financial statements for the fiscal year ended December 31, 2000;

  11. assessed, based on discussions with the Company's senior management and Lionbridge's senior management, the strategic rationale for the Transaction;

  12. assisted in negotiations and discussions related to the Transaction among the Company, Lionbridge and their respective advisors; and

  13. conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation, the representations and warranties contained in the Agreement) that was publicly available or furnished to us by the Company or Lionbridge and have relied on the assurances of management of the Company and Lionbridge that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflect the best available estimates and good faith judgments of Company management and Lionbridge management as to the future performance of the Company or Lionbridge, as the case may be. We have neither made nor obtained an independent appraisal or valuation of any of the Company's or Lionbridge's respective assets and have conducted only a limited inspection of certain respective properties and facilities of the Company and Lionbridge. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated only as of the date of this opinion. Any change in such conditions may impact this opinion.

   For purposes of this opinion, we have assumed that neither the Company nor Lionbridge is currently involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of conducting its business. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986.

   Based upon and subject to the foregoing, we are of the opinion that the Conversion Ratio is fair, from a financial point of view, to the Company and the holders of Company Common Stock.

   We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities which may arise out of the rendering of this opinion.

   This opinion speaks only as of the date hereof. It is understood that this opinion is solely for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any Company shareholder as to whether such shareholder should vote its, his or her shares of Company Common Stock in favor of the Transaction. This opinion may not be published or referred to, in whole or part, without our prior written permission.

                                          Sincerely,

                                          Updata Capital, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and the Lionbridge's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of Lionbridge's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, Lionbridge's best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Lionbridge's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as Exhibits 3.2 and 3.4, respectively, to Lionbridge's Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference.

   The underwriting agreement, dated August 20, 1999, by and between Lionbridge and the underwriters listed therein provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Lionbridge against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference.

   The Registrant has in effect a directors' and officers' liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

(A) Exhibits

 Exhibit No.                               Exhibit
 -----------                               -------
  3.1, 4.1   Second Amended and Restated Certificate of Incorporation of
             Lionbridge (filed as Exhibit 3.2 to the Registration Statement on
             Form S-1 (File No. 333-81233) and incorporated herein by
             reference).

  3.2, 4.2   Form of Amended and Restated By-laws of Lionbridge (filed as
             Exhibit 3.4 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

  4.3        Specimen Certificate for shares of Lionbridge's Common Stock
             (filed as Exhibit 4.3 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

  5.1* Opinion of Testa, Hurwitz & Thibeault, LLP regarding the legality of the securities being issued.

  8.1*       Opinion of Garvey, Schubert & Barer regarding certain tax matters.

 10.1**      1998 Stock Plan (filed as Appendix A to the Definitive Proxy
             Statement on Schedule 14A filed September 14, 2000 (File No. 333-
             81233) and incorporated herein by reference).

 10.2**      1999 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.3        Lease dated as of February 13, 1997 between Shorenstein
             Management, Inc., as Trustee of SRI Two Realty Trust, and
             Lionbridge Technologies, Inc. (filed as Exhibit 10.3 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.4**      Employment Agreement dated as of December 23, 1996 between
             Lionbridge Technologies, Inc. and Rory J. Cowan (filed as Exhibit
             10.4 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.5**      Employment Agreement dated as of February 24, 1997 between
             Lionbridge Technologies, Inc. and Myriam Martin-Kail (filed as
             Exhibit 10.5 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.6**      Employment Agreement dated as of February 11, 1997 between
             Lionbridge Technologies, Inc. and Stephen J. Lifshatz (filed as
             Exhibit 10.6 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.7**      Employment Agreement dated as of February 28, 1997 between
             Lionbridge Technologies, Inc. and Peter Wright (filed as Exhibit
             10.7 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.8 Third Restated Registration Rights Agreement dated May 22, 2000 between Lionbridge, the Lionbridge stockholders party to the Second Restated Registration Rights Agreement, the former stockholders of INT'L.com, Inc. and the former stockholder of Harvard Translations, Inc. (filed as Exhibit 99.2 to the Current
             Report on Form 8-K filed June 1, 2000 (File No. 333-81233) and incorporated herein by reference).

 10.9 Loan Agreement dated as of September 26, 1997 by and between Silicon Valley Bank and Lionbridge Technologies Holdings B.V. and
             Lionbridge Technologies B.V. (filed as Exhibit 10.9 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.10       Deed of Pledge dated as of September 26, 1997 by Lionbridge
             Technologies, Inc. of Shares in the Capital of Lionbridge
             Technologies Holdings B.V. in favor of Silicon Valley Bank (filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.11       Deed of Pledge dated as of September 26, 1997 by Lionbridge
             Technologies Holdings B.V. of Shares in the Capital of Lionbridge
             Technologies B.V. in favor of Silicon Valley Bank (filed as
             Exhibit 10.11 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.12       Deed of Pledge dated as of September 26, 1997 by Lionbridge
             Technologies B.V. of Accounts Receivable of Lionbridge
             Technologies B.V. in favor of Silicon Valley Bank (filed as
             Exhibit 10.12 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.13       Deed of Pledge dated as of September 26, 1997 by Lionbridge
             Technologies Holdings B.V. of Accounts Receivable of Lionbridge
             Technologies Holdings B.V. in favor of Silicon Valley Bank (filed as Exhibit 10.13 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.14       Letter of Deposit dated as of September 26, 1997 of Lionbridge
             Technologies Holdings B.V. and Rory Cowan to Silicon Valley Bank
             (filed as Exhibit 10.14 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

 10.15       Security Agreement dated as of September 26, 1997 between
             Lionbridge Technologies, Inc. and Silicon Valley Bank (filed as
             Exhibit 10.15 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.16       Guarantee dated as of September 26, 1997 made by Lionbridge
             Technologies Ireland in favor of Silicon Valley Bank (filed as
             Exhibit 10.16 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.17       Debenture dated as of September 26, 1997 between Lionbridge
             Technologies Ireland and Silicon Valley Bank (filed as Exhibit
             10.17 to the Registration Statement on Form S-1 (File No. 333-
             81233)
             and incorporated herein by reference).

 10.18       Loan Document Modification Agreement Number 1 dated as of May 21,
             1998 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V. and Silicon Valley Bank (filed as
             Exhibit 10.18 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.19       Pledge Agreement dated as of May 21, 1998 between Lionbridge
             Technologies Holdings B.V. and Silicon Valley Bank regarding capital stock of Lionbridge Technologies (France) (filed as Exhibit 10.19 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.20       Warrant to Purchase Common Stock of Lionbridge dated as of May 21,
             1998 issued to Silicon Valley Bancshares (filed as Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333- 81233) and incorporated herein by reference).

 10.21       Pledge Agreement dated as of May 21, 1998 between Lionbridge and
             Silicon Valley Bank regarding capital stock of Lionbridge
             Technologies California, Inc. (filed as Exhibit 10.21 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.22       Pledge Agreement dated as of May 21, 1998 between Lionbridge and
             Silicon Valley Bank regarding capital stock of Japanese Language
             Services, Inc. (filed as Exhibit 10.22 to the Registration
             Statement

 10.23       Amended and Restated Guarantee dated as of May 21, 1998 made by
             Lionbridge Technologies, Inc. in favor of Silicon Valley Bank
             (filed as Exhibit 10.23 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

 10.24       Guarantee dated as of May 21, 1998 made by Japanese Language
             Services, Inc. in favor of Silicon Valley Bank (filed as Exhibit
             10.24 to the Registration Statement on Form S-1 (File No. 333-
             81233)
             and incorporated herein by reference).

 10.25       Pledge Agreement dated as of May 21, 1998 between Japanese
             Language Services, Inc. and Silicon Valley Bank regarding capital stock of Lionbridge Japan K.K. (filed as Exhibit 10.25 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.26       Security Agreement dated as of May 21, 1998 between Japanese
             Language Services, Inc. and Silicon Valley Bank (filed as Exhibit
             10.26 to the Registration Statement on Form S-1 (File No. 333-
             81233) and incorporated herein by reference).

 10.27       Guarantee dated as of May 21, 1998 made by Lionbridge Japan K.K.
             in favor of Silicon Valley Bank (filed as Exhibit 10.27 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.28       Guarantee dated as of May 21, 1998 made by Lionbridge Technologies
             California, Inc. in favor of Silicon Valley Bank (filed as Exhibit
             10.28 to the Registration Statement on Form S-1 (File No. 333-
             81233) and incorporated herein by reference).

 10.29       Security Agreement dated as of May 21, 1998 between Lionbridge
             Technologies California, Inc. and Silicon Valley Bank (filed as
             Exhibit 10.29 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.30       First Demand Guarantee dated as of May 21, 1998 made by Lionbridge
             Technologies (France) in favor of Silicon Valley Bank (filed as
             Exhibit 10.30 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.31       Loan Document Modification Agreement Number 2 dated as of February
             25, 1999 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge Technologies, Inc. and
             Silicon Valley Bank (filed as Exhibit 10.31 to the Registration
             Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.32       Lease dated as of January 1, 1998 between Corke Abbey Investments
             Limited and Lionbridge Technologies Ireland (filed as Exhibit
             10.36 to the Registration Statement on Form S-1 (File No. 333-
             81233) and incorporated herein by reference).

 10.33 Lease dated as of March 1, 1991 between Corke Abbey Investments and Andrews Travel Consultants Limited; Assignment to European
             Language Translations Limited as of March 12, 1993 (filed as
             Exhibit 10.37 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.34       Lease dated as of September 14, 1990 between Corke Abbey
             Investments Limited and European Language Translations Limited
             (filed as Exhibit 10.38 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

 10.35       Agreement dated as of December 4, 1998 between the Industrial
             Development Agency (Ireland) and Lionbridge (filed as Exhibit
             10.39 to the Registration Statement on Form S-1 (File No. 333-
             81233) and incorporated herein by reference).

 10.36       Loan Document Modification Agreement Number 3 dated as of May 20,
             1999 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V. and Silicon Valley Bank (filed as
             Exhibit 10.40 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

 10.37** Form of Non-Competition Agreement as entered into between Lionbridge and each of Rory J. Cowan, Stephen J. Lifshatz, and
             Peter Wright (filed as Exhibit 10.41 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.38       Loan Document Modification Agreement Number 4 dated as of July 16,
             1999 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge America, Inc., and
             Silicon Valley Bank (filed as Exhibit 10.43 to the Registration
             Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.39       Senior Subordinated Note Purchase Agreement by and among
             Lionbridge, Morgan Stanley Venture Capital Fund II Annex, L.P. and
             Morgan Stanley Venture Investors Annex, L.P. dated as of March 9,
             1999 (filed as Exhibit 10.44 to the Registration Statement on Form
             S-1 (File No. 333-81233) and incorporated herein by reference).

 10.40       Senior Subordinated Note Purchase Agreement by and among
             Lionbridge Technologies Holdings B.V., Morgan Stanley Venture
             Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors
             Annex, L.P. dated as of March 9, 1999 (filed as Exhibit 10.45 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.41       First Amended and Restated Senior Subordinated Note Purchase
             Agreement by and between Lionbridge and Capital Resource Lenders
             III, L.P. dated as of February 26, 1999 (filed as Exhibit 10.46 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.42       Senior Subordinated Note Purchase Agreement by and between
             Lionbridge Technologies Holdings B.V. and Capital Resource Lenders
             III, L.P. dated as of February 26, 1999 (filed as Exhibit 10.47 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.43       Form of Senior Subordinated Promissory Notes issued pursuant to
             Senior Subordinated Note Purchase Agreements (filed as Exhibit
             10.48 to the Registration Statement on Form S-1 (File No. 333-
             81233) and incorporated herein by reference).

 10.44       Letter Agreements amending each of the Senior Subordinated Note
             Purchase Agreements (filed as Exhibit 10.49 to the Registration
             Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.45       Loan Document Modification Agreement Number 5 dated as of
             September 20, 1999 by and among Lionbridge Technologies Holdings
             B.V., Lionbridge Technologies B.V., Lionbridge and Silicon Valley
             Bank (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q
             (File No. 000-26933) for the quarter ended September 30, 1999 and incorporated herein by reference).

 10.46       Loan Document Modification Agreement Number 6 dated as of December
             20, 1999 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.46 to the Annual Report on Form 10-K (File
             No. 000-26933) for the year ended December 31, 1999 and incorporated herein by reference).

 10.47 Amended and Restated Promissory note dated as of December 20, 1999 payable to Silicon Valley Bank (filed as Exhibit 10.47 to the
             Annual Report on Form 10-K (File No. 000-26933) for the year ended
             December 31, 1999 and incorporated herein by reference).

 10.48       First Amendment to lease dated as of June 29, 1999 between Bay
             Colony Corporate Center LLC and Lionbridge (filed as Exhibit 10.48 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 31, 1999 and incorporated herein by reference).

 10.49 Second Amendment to lease dated as of December 10, 1999 between Bay Colony Corporate Center LLC and Lionbridge (filed as Exhibit
             10.49 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 31, 1999 and incorporated herein by reference).

 10.50       Loan Document Modification Agreement Number 7 dated as of March
             20, 2000 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.49 to the Registration Statement on Form S-4
             (File No. 333-33750) and incorporated herein by reference).

 10.51 Amended and Restated Promissory Note dated as of March 20, 2000 payable to Silicon Valley Bank (filed as Exhibit 10.50 to the
             Registration Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.52**     Employment Agreement dated March 29, 2000 between Lionbridge and
             Roger O. Jeanty (filed as Exhibit 10.51 to the Registration
             Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.53** Non-Competition Agreement dated March 28, 2000 between Lionbridge and Roger O. Jeanty (filed as Exhibit 10.52 to the Registration
             Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.54       Amended and Restated Agreement and Plan of Reorganization dated
             March 30, 2000 by and among Lionbridge, LTI Acquisition Corp. and
             INT'L.com, Inc. (filed as Exhibit 10.53 to the Registration
             Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.55 Agreement and Plan of Reorganization dated March 30, 2000 by and among Lionbridge, HT Acquisition Corp and Harvard Translations,
             Inc. (filed as Exhibit 10.54 to the Registration Statement on Form
             S-4 (File No. 333-33750) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.56       Loan Document Modification Agreement Number 8 dated as of May 20,
             2000 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q (File
             No. 000-26933) for the quarter ended June 30, 2000 and
             incorporated herein by reference).

 10.57 Agreement between Lionbridge Technologies, Inc. and Christoph Heck dated as of September 29, 2000 (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q (File No. 000-26933) for the quarter ended September 30, 2000 and incorporated herein by reference).

 10.58       Loan Document Modification Agreement Number 9 dated as of July 20,
             2000 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q (File
             No. 000-26933) for the quarter ended September 30, 2000 and incorporated herein by reference).

 10.59       Loan Document Modification Agreement Number 10 dated as of October
             20, 2000 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.59 to the Annual Report on Form 10-K (File
             No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.60**     Amendment to Employment Agreement between Lionbridge Technologies,
             Inc. And Peter H. Wright dated as of March 21, 2001 (filed as
             Exhibit 10.60 to the Annual Report on Form 10-K (File No. 000-
             26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.61       Loan Document Modification Agreement Number 3 dated as of January
             19, 2001 by and among Silicon Valley Bank, INT'L.com, Inc.,
             International Language Engineering Corporation, and ILE
             International Corporation (filed as Exhibit 10.61 to the Annual
             Report on Form 10-K (File No. 000-26933) for the year ended
             December 30, 2000 and incorporated herein by reference).

 10.62       Loan Document Modification Agreement Number 11 dated as of January
             20, 2001 by and among Lionbridge Technologies Holdings B.V.,
             Lionbridge Technologies B.V., Lionbridge and Silicon Valley Bank
             (filed as Exhibit 10.62 to the Annual Report on Form 10-K (File
             No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.63       Agreement and Plan of Reorganization by and among Lionbridge
             Technologies, Inc., Diamond Acquisition Corp. and Data Dimensions,
             Inc. dated March 8, 2001 (filed as Exhibit 2.1 to the Current
             Report on Form 8-K filed on March 19, 2001 (File No. 000-26933) and incorporated herein by reference).

 10.64 Option Agreement dated as of March 8, 2001 by and between Lionbridge Technologies, Inc. and Data Dimensions, Inc. (filed as
             Exhibit 99.1 to the Current Report on Form 8-K filed on March 19,
             2001 (File No. 000-26933) and incorporated herein by reference).

 10.65 Form of voting agreement dated as of March 8, 2001 by and between Lionbridge Technologies, Inc. and certain directors, officers and stockholders of Data Dimensions, Inc. (filed as Exhibit 99.2 to the Current Report on Form 8-K filed on March 19, 2001 (File No.
             000-26933) and incorporated herein by reference).

 10.66 Amendment No. 1 to Agreement and Plan of Reorganization by and among Lionbridge Technologies, Inc., Diamond Acquisition Corp. and
             Data Dimensions, Inc. dated March 16, 2001 (filed as Exhibit 2.2 to the Current Report on Form 8-K filed on March 19, 2001 (File
             No. 000-26933) and incorporated herein by reference).

 10.67       Harvard Translations, Inc. 1997 Stock Option Plan (filed as
             Exhibit 4.4 to the Registration Statement on Form S-8 (File No.
             333-38996) and incorporated herein by reference).

 Exhibit No.                               Exhibit
 -----------                               -------
 10.68       IC Global Services, Inc. 1998 Stock Plan (Amended and Restated
             April 6, 1999) (filed as Exhibit 4.5 to the Registration Statement on Form S-8 (File No. 333-38996) and incorporated herein by reference).

 10.69       International Language Engineering Corporation Amended and
             Restated 1997 Stock Option Plan (filed as Exhibit 4.6 to the
             Registration Statement on Form S-8 (File No. 333-38996) and incorporated herein by reference).

 10.70       Letter Agreement by and between Capital Resource Lenders III,
             L.P., Morgan Stanley Venture Capital Fund II Annex, L.P., Morgan
             Stanley Venture Investors II Annex, L.P. and Lionbridge
             Technologies, Inc. dated March 27, 2001 (filed as Exhibit 10.70 to the Annual Report on Form 10-K for the year ended December 30, 2000 (File No. 000-26933) and incorporated herein by reference).

 10.71       Letter Agreement by and between Capital Resource Lenders III,
             L.P., Morgan Stanley Venture Capital Fund II Annex, L.P., Morgan
             Stanley Venture Investors II Annex, L.P. and Lionbridge
             Technologies Holdings, B.V. dated March 27, 2001 (filed as Exhibit
             10.71 to the Annual Report on Form 10-K for the year ended
             December 30, 2000 (File No. 000-26933) and incorporated herein by reference).

 21.1        Subsidiaries of Lionbridge (filed as Exhibit 21.1 to the Annual
             Report on Form 10-K (File No. 000-26933) for the year ended
             December 30, 2000 and incorporated herein by reference).

 23.1* Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Lionbridge.

 23.2* Consent of Arthur Andersen LLP with respect to the financial statements of Lionbridge's subsidiary, INT'L.com.

 23.3* Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Data Dimensions.

 23.4        Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
             5.1).

 23.5        Consent of Garvey, Schubert & Barer (included in Exhibit 8.1).

 24.1*       Power of Attorney (included in signature page).

 99.1        Escrow Agreement dated as of May 18, 2000 by and among Lionbridge,
             Harvard Translations, Inc., American Stock Transfer & Trust
             Company (as Escrow Agent) and Robert C. Sprung (as Indemnification
             Representative) (filed as Exhibit 99.1 to the Current Report on
             Form 8-K filed on June 1, 2000 (File No. 000-26933) and incorporated herein by reference).

 99.2 Investment Agreement dated as of may 18, 2000 by and among Lionbridge and Robert C. Sprung (filed as Exhibit 99.3 to the
             Current Report of Form 8-K filed June 1, 2000 (File No. 000-26933) and incorporated herein by reference).

 99.3        Escrow Agreement dated as of May 22, 2000 by and among Lionbridge,
             INT'L.com, Inc., American Stock Transfer & Trust Company (as
             Escrow Agent) and Seven Fingerhood (as Indemnification
             Representative) (filed as Exhibit 99.4 to the Current Report on
             Form 8-K filed on June 1, 2000 (File No. 000-26933) and incorporated herein by reference).

 99.4*       Form of Data Dimensions Proxy.

--------
 * Filed Herewith
** Indicates a management contract or any compensatory plan, contract or arrangement required to be filed as an Exhibit pursuant to Item 14(c).

(B) Financial Statement Schedules

   None.

(C) Item 4(b) Information.

   The opinion of Updata Capital, Inc. is included as Annex D to this proxy statement/prospectus included in this registration statement.

Item 22. Undertakings.

   (1) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 9th day of April, 2001.

                                          Lionbridge Technologies, Inc.
                                          (Registrant)

                                                  /s/ Stephen J. Lifshatz
                                          By: _________________________________
                                                    Stephen J. Lifshatz
                                               Chief Financial Officer (Duly
                                              Authorized Officer and Principal
                                                     Financial Officer)

Date: April 9, 2001

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Lionbridge, hereby severally constitute and appoint Rory J. Cowan, Stephen J. Lifshatz and Margaret A. Shukur, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, any amendments to this Registration Statement, and generally to do all things in our names and on our behalf in such capacities to enable Lionbridge to comply with the provisions of the Securities Act of 1933, as amended, and all the requirements of the Securities Exchange Commission.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Rory J. Cowan            Chief Executive Officer       April 9, 2001
______________________________________  and Chairman of the Board
            Rory J. Cowan               (Principal Executive
                                        Officer)

       /s/ Stephen J. Lifshatz         Chief Financial Officer,      April 9, 2001
______________________________________  Treasurer and Secretary
         Stephen J. Lifshatz            (Principal Financial and
                                        Accounting Officer)

         /s/ Roger O. Jeanty           President and Director        April 9, 2001
______________________________________
           Roger O. Jeanty

         /s/ Marcia J. Hooper          Director                      April 9, 2001
______________________________________
           Marcia J. Hooper

         /s/ Guy L. de Chazal          Director                      April 9, 2001
______________________________________
           Guy L. de Chazal

         /s/ Claude P. Sheer           Director                      April 9, 2001
______________________________________
           Claude P. Sheer

          /s/ Paul Kavanagh            Director                      April 9, 2001
______________________________________
            Paul Kavanagh

                                 EXHIBIT INDEX

 Exhibit No.                               Exhibit
 -----------                               -------
  3.1, 4.1   Second Amended and Restated Certificate of Incorporation of
             Lionbridge (filed as Exhibit 3.2 to the Registration Statement on
             Form S-1 (File No. 333-81233) and incorporated herein by
             reference).

 3.2, 4.2    Form of Amended and Restated By-laws of Lionbridge (filed as
             Exhibit 3.4 to the Registration Statement on Form S-1 (File No.
             333-81233) and incorporated herein by reference).

  4.3        Specimen Certificate for shares of Lionbridge's Common Stock
             (filed as Exhibit 4.3 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

  5.1* Opinion of Testa, Hurwitz & Thibeault, LLP regarding the legality of the securities being issued.

  8.1*       Opinion of Garvey, Schubert & Barer regarding certain tax matters.

 10.1**      1998 Stock Plan (filed as Appendix A to the Definitive Proxy
             Statement on Schedule 14A filed September 14, 2000 (File No. 333-
             81233) and incorporated herein by reference).

 10.2**      1999 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the
             Registration Statement on
             Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.3        Lease dated as of February 13, 1997 between Shorenstein
             Management, Inc., as Trustee of SRI Two Realty Trust, and
             Lionbridge Technologies, Inc. (filed as Exhibit 10.3 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.4**      Employment Agreement dated as of December 23, 1996 between
             Lionbridge Technologies, Inc. and Rory J. Cowan (filed as Exhibit
             10.4 to the Registration Statement on Form S-1
             (File No. 333-81233) and incorporated herein by reference).

 10.5**      Employment Agreement dated as of February 24, 1997 between
             Lionbridge Technologies, Inc. and Myriam Martin-Kail (filed as
             Exhibit 10.5 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.6**      Employment Agreement dated as of February 11, 1997 between
             Lionbridge Technologies, Inc. and Stephen J. Lifshatz (filed as
             Exhibit 10.6 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.7**      Employment Agreement dated as of February 28, 1997 between
             Lionbridge Technologies, Inc. and Peter Wright (filed as Exhibit
             10.7 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.8 Third Restated Registration Rights Agreement dated May 22, 2000 between Lionbridge, the Lionbridge stockholders party to the Second Restated Registration Rights Agreement, the former stockholders of INT'L.com, Inc. and the former stockholder of Harvard Translations, Inc. (filed as Exhibit 99.2 to the Current
             Report on Form 8-K filed June 1, 2000 (File No. 333-81233) and incorporated herein by reference).

 10.9 Loan Agreement dated as of September 26, 1997 by and between Silicon Valley Bank and Lionbridge Technologies Holdings B.V. and
             Lionbridge Technologies B.V. (filed as Exhibit 10.9 to the
             Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.10       Deed of Pledge dated as of September 26, 1997 by Lionbridge
             Technologies, Inc. of Shares in the Capital of Lionbridge
             Technologies Holdings B.V. in favor of Silicon Valley Bank (filed as Exhibit 10.10 to the Registration Statement on Form S-1 (File
             No. 333-81233) and incorporated herein by reference).

 10.11 Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies
       Holdings B.V. of Shares in the Capital of Lionbridge Technologies B.V.
       in favor of Silicon Valley Bank (filed as Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.12 Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies
       B.V. of Accounts Receivable of Lionbridge Technologies B.V. in favor of
       Silicon Valley Bank (filed as Exhibit 10.12 to the Registration
       Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.13 Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies
       Holdings B.V. of Accounts Receivable of Lionbridge Technologies Holdings
       B.V. in favor of Silicon Valley Bank (filed as Exhibit 10.13 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.14 Letter of Deposit dated as of September 26, 1997 of Lionbridge
       Technologies Holdings B.V. and Rory Cowan to Silicon Valley Bank (filed as Exhibit 10.14 to the Registration Statement on Form S-1 (File No.
       333-81233) and incorporated herein by reference).

 10.15 Security Agreement dated as of September 26, 1997 between Lionbridge
       Technologies, Inc. and Silicon Valley Bank (filed as Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.16 Guarantee dated as of September 26, 1997 made by Lionbridge Technologies
       Ireland in favor of Silicon Valley Bank (filed as Exhibit 10.16 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.17 Debenture dated as of September 26, 1997 between Lionbridge Technologies
       Ireland and Silicon Valley Bank (filed as Exhibit 10.17 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.18 Loan Document Modification Agreement Number 1 dated as of May 21, 1998 by and among Lionbridge Technologies Holdings B.V., Lionbridge
       Technologies B.V. and Silicon Valley Bank (filed as Exhibit 10.18 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.19 Pledge Agreement dated as of May 21, 1998 between Lionbridge
       Technologies Holdings B.V. and Silicon Valley Bank regarding capital stock of Lionbridge Technologies (France) (filed as Exhibit 10.19 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.20 Warrant to Purchase Common Stock of Lionbridge dated as of May 21, 1998 issued to Silicon Valley Bancshares (filed as Exhibit 10.20 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.21 Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon
       Valley Bank regarding capital stock of Lionbridge Technologies
       California, Inc. (filed as Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.22 Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon
       Valley Bank regarding capital stock of Japanese Language Services, Inc.
       (filed as Exhibit 10.22 to the Registration Statement on Form S-1 (File
       No. 333-81233) and incorporated herein by reference).

 10.23 Amended and Restated Guarantee dated as of May 21, 1998 made by
       Lionbridge Technologies, Inc. in favor of Silicon Valley Bank (filed as
       Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-
       81233) and incorporated herein by reference).

 10.24 Guarantee dated as of May 21, 1998 made by Japanese Language Services,
       Inc. in favor of Silicon Valley Bank (filed as Exhibit 10.24 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.25   Pledge Agreement dated as of May 21, 1998 between Japanese Language
         Services, Inc. and Silicon Valley Bank regarding capital stock of Lionbridge Japan K.K. (filed as Exhibit 10.25 to the Registration
         Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.26   Security Agreement dated as of May 21, 1998 between Japanese Language
         Services, Inc. and Silicon Valley Bank (filed as Exhibit 10.26 to the
         Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.27 Guarantee dated as of May 21, 1998 made by Lionbridge Japan K.K. in favor of Silicon Valley Bank (filed as Exhibit 10.27 to the
         Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.28   Guarantee dated as of May 21, 1998 made by Lionbridge Technologies
         California, Inc. in favor of Silicon Valley Bank (filed as Exhibit
         10.28 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.29   Security Agreement dated as of May 21, 1998 between Lionbridge
         Technologies California, Inc. and Silicon Valley Bank (filed as
         Exhibit 10.29 to the Registration Statement on Form S-1 (File
         No. 333-81233) and incorporated herein by reference).

 10.30   First Demand Guarantee dated as of May 21, 1998 made by Lionbridge
         Technologies (France) in favor of Silicon Valley Bank (filed as
         Exhibit 10.30 to the Registration Statement on Form S-1 (File No. 333-
         81233) and incorporated herein by reference).

 10.31   Loan Document Modification Agreement Number 2 dated as of February 25,
         1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge Technologies, Inc. and Silicon Valley
         Bank (filed as Exhibit 10.31 to the Registration Statement on Form S-1
         (File No. 333-81233) and incorporated herein by reference).

 10.32   Lease dated as of January 1, 1998 between Corke Abbey Investments
         Limited and Lionbridge Technologies Ireland (filed as Exhibit 10.36 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.33   Lease dated as of March 1, 1991 between Corke Abbey Investments and
         Andrews Travel Consultants Limited; Assignment to European Language
         Translations Limited as of March 12, 1993 (filed as Exhibit 10.37 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.34   Lease dated as of September 14, 1990 between Corke Abbey Investments
         Limited and European Language Translations Limited (filed as Exhibit
         10.38 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.35   Agreement dated as of December 4, 1998 between the Industrial
         Development Agency (Ireland) and Lionbridge (filed as Exhibit 10.39 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.36 Loan Document Modification Agreement Number 3 dated as of May 20, 1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V. and Silicon Valley Bank (filed as Exhibit 10.40 to the Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.37** Form of Non-Competition Agreement as entered into between Lionbridge and each of Rory J. Cowan, Stephen J. Lifshatz, and Peter Wright
         (filed as Exhibit 10.41 to the Registration Statement on Form S-1
         (File No. 333-81233) and incorporated herein by reference).

 10.38   Loan Document Modification Agreement Number 4 dated as of July 16,
         1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge America, Inc., and Silicon Valley Bank
         (filed as Exhibit 10.43 to the Registration Statement on Form S-1
         (File No. 333-81233) and incorporated herein by reference).

 10.39 Senior Subordinated Note Purchase Agreement by and among Lionbridge,
       Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley
       Venture Investors Annex, L.P. dated as of March 9, 1999 (filed as
       Exhibit 10.44 to the Registration Statement on Form S-1 (File No. 333-
       81233) and incorporated herein by reference).

 10.40 Senior Subordinated Note Purchase Agreement by and among Lionbridge
       Technologies Holdings B.V., Morgan Stanley Venture Capital Fund II
       Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. dated as of
       March 9, 1999 (filed as Exhibit 10.45 to the Registration Statement on
       Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.41 First Amended and Restated Senior Subordinated Note Purchase Agreement by and between Lionbridge and Capital Resource Lenders III, L.P. dated as of February 26, 1999 (filed as Exhibit 10.46 to the Registration
       Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.42 Senior Subordinated Note Purchase Agreement by and between Lionbridge
       Technologies Holdings B.V. and Capital Resource Lenders III, L.P. dated as of February 26, 1999 (filed as Exhibit 10.47 to the Registration
       Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.43 Form of Senior Subordinated Promissory Notes issued pursuant to Senior
       Subordinated Note Purchase Agreements (filed as Exhibit 10.48 to the
       Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

 10.44 Letter Agreements amending each of the Senior Subordinated Note Purchase
       Agreements (filed as Exhibit 10.49 to the Registration Statement on Form
       S-1 (File No. 333-81233) and incorporated herein by reference).

 10.45 Loan Document Modification Agreement Number 5 dated as of September 20,
       1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge
       Technologies B.V., Lionbridge and Silicon Valley Bank (filed as Exhibit
       10.1 to the Quarterly Report on Form 10-Q (File No. 000-26933) for the quarter ended September 30, 1999 and incorporated herein by reference).

 10.46 Loan Document Modification Agreement Number 6 dated as of December 20,
       1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge
       Technologies B.V., Lionbridge and Silicon Valley Bank (filed as Exhibit
       10.46 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 31, 1999 and incorporated herein by reference).

 10.47 Amended and Restated Promissory note dated as of December 20, 1999 payable to Silicon Valley Bank (filed as Exhibit 10.47 to the Annual
       Report on Form 10-K (File No. 000-26933) for the year ended December 31,
       1999 and incorporated herein by reference).

 10.48 First Amendment to lease dated as of June 29, 1999 between Bay Colony
       Corporate Center LLC and Lionbridge (filed as Exhibit 10.48 to the
       Annual Report on Form 10-K (File No. 000-26933) for the year ended
       December 31, 1999 and incorporated herein by reference).

 10.49 Second Amendment to lease dated as of December 10, 1999 between Bay
       Colony Corporate Center LLC and Lionbridge (filed as Exhibit 10.49 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended
       December 31, 1999 and incorporated herein by reference).

 10.50 Loan Document Modification Agreement Number 7 dated as of March 20, 2000 by and among Lionbridge Technologies Holdings B.V., Lionbridge
       Technologies B.V., Lionbridge and Silicon Valley Bank (filed as Exhibit
       10.49 to the Registration Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.51 Amended and Restated Promissory Note dated as of March 20, 2000 payable to Silicon Valley Bank (filed as Exhibit 10.50 to the Registration
       Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.52** Employment Agreement dated March 29, 2000 between Lionbridge and Roger
         O. Jeanty (filed as Exhibit 10.51 to the Registration Statement on
         Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.53** Non-Competition Agreement dated March 28, 2000 between Lionbridge and
         Roger O. Jeanty (filed as Exhibit 10.52 to the Registration Statement on Form S-4 (File No. 333-33750) and incorporated herein by reference).

 10.54   Amended and Restated Agreement and Plan of Reorganization dated March
         30, 2000 by and among Lionbridge, LTI Acquisition Corp. and INT'L.com,
         Inc. (filed as Exhibit 10.53 to the Registration Statement on Form S-4
         (File No. 333-33750) and incorporated herein by reference).

 10.55   Agreement and Plan of Reorganization dated March 30, 2000 by and among
         Lionbridge, HT Acquisition Corp and Harvard Translations, Inc. (filed as Exhibit 10.54 to the Registration Statement on Form S-4 (File No.
         333-33750) and incorporated herein by reference).

 10.56 Loan Document Modification Agreement Number 8 dated as of May 20, 2000 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge and Silicon Valley Bank (filed as
         Exhibit 10.1 to the Quarterly Report on Form 10-Q (File No. 000-26933) for the quarter ended June 30, 2000 and incorporated herein by reference).

 10.57 Agreement between Lionbridge Technologies, Inc. and Christoph Heck dated as of September 29, 2000 (filed as Exhibit 10.1 to the Quarterly
         Report on Form 10-Q (File No. 000-26933) for the quarter ended
         September 30, 2000 and incorporated herein by reference).

 10.58   Loan Document Modification Agreement Number 9 dated as of July 20,
         2000 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge and Silicon Valley Bank (filed as
         Exhibit 10.2 to the Quarterly Report on Form 10-Q (File No. 000-26933) for the quarter ended September 30, 2000 and incorporated herein by reference).

 10.59   Loan Document Modification Agreement Number 10 dated as of October 20,
         2000 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge and Silicon Valley Bank (filed as
         Exhibit 10.59 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.60** Amendment to Employment Agreement between Lionbridge Technologies,
         Inc. And Peter H. Wright dated as of March 21, 2001 (filed as Exhibit
         10.60 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.61   Loan Document Modification Agreement Number 3 dated as of January 19,
         2001 by and among Silicon Valley Bank, INT'L.com, Inc., International
         Language Engineering Corporation, and ILE International Corporation
         (filed as Exhibit 10.61 to the Annual Report on Form 10-K (File
         No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.62   Loan Document Modification Agreement Number 11 dated as of January 20,
         2001 by and among Lionbridge Technologies Holdings B.V., Lionbridge
         Technologies B.V., Lionbridge and Silicon Valley Bank (filed as
         Exhibit 10.62 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 10.63   Agreement and Plan of Reorganization by and among Lionbridge
         Technologies, Inc., Diamond Acquisition Corp. and Data Dimensions,
         Inc. dated March 8, 2001 (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on March 19, 2001 (File No. 000-26933) and incorporated herein by reference).

 10.64   Option Agreement dated as of March 8, 2001 by and between Lionbridge
         Technologies, Inc. and Data Dimensions, Inc. (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on March 19, 2001 (File No. 000-
         26933) and incorporated herein by reference).

 10.65 Form of voting agreement dated as of March 8, 2001 by and between Lionbridge Technologies, Inc. and certain directors, officers and stockholders of Data Dimensions, Inc. (filed as Exhibit 99.2 to the
       Current Report on Form 8-K filed on March 19, 2001 (File No. 000-26933) and incorporated herein by reference).

 10.66 Amendment No. 1 to Agreement and Plan of Reorganization by and among
       Lionbridge Technologies, Inc., Diamond Acquisition Corp. and Data
       Dimensions, Inc. dated March 16, 2001 (filed as Exhibit 2.2 to the
       Current Report on Form 8-K filed on March 19, 2001 (File No. 000-26933) and incorporated herein by reference).

 10.67 Harvard Translations, Inc. 1997 Stock Option Plan (filed as Exhibit 4.4 to the Registration Statement on Form S-8 (File No. 333-38996) and incorporated herein by reference).

 10.68 IC Global Services, Inc. 1998 Stock Plan (Amended and Restated April 6,
       1999) (filed as Exhibit 4.5 to the Registration Statement on Form S-8
       (File No. 333-38996) and incorporated herein by reference).

 10.69 International Language Engineering Corporation Amended and Restated 1997
       Stock Option Plan (filed as Exhibit 4.6 to the Registration Statement on
       Form S-8 (File No. 333-38996) and incorporated herein by reference).

 10.70 Letter Agreement by and between Capital Resource Lenders III, L.P.,
       Morgan Stanley Venture Capital Fund II Annex, L.P., Morgan Stanley
       Venture Investors II Annex, L.P. and Lionbridge Technologies, Inc. dated
       March 27, 2001 (filed as Exhibit 10.70 to the Annual Report on Form 10-K for the year ended December 30, 2000 (File No. 000-26933) and incorporated herein by reference).

 10.71 Letter Agreement by and between Capital Resource Lenders III, L.P.,
       Morgan Stanley Venture Capital Fund II Annex, L.P., Morgan Stanley
       Venture Investors II Annex, L.P. and Lionbridge Technologies Holdings,
       B.V. dated March 27, 2001 (filed as Exhibit 10.71 to the Annual Report on Form 10-K for the year ended December 30, 2000 (File No. 000-26933) and incorporated herein by reference).

 21.1 Subsidiaries of Lionbridge (filed as Exhibit 21.1 to the Annual Report on Form 10-K (File No. 000-26933) for the year ended December 30, 2000 and incorporated herein by reference).

 23.1* Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Lionbridge.

 23.2* Consent of Arthur Andersen LLP with respect to the financial statements of Lionbridge's subsidiary, INT'L.com.

 23.3* Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Data Dimensions.

 23.4  Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

 23.5  Consent of Garvey, Schubert & Barer (included in Exhibit 8.1).

 24.1* Power of Attorney (included in signature page).

 99.1  Escrow Agreement dated as of May 18, 2000 by and among Lionbridge,
       Harvard Translations, Inc., American Stock Transfer & Trust Company (as
       Escrow Agent) and Robert C. Sprung (as Indemnification Representative)
       (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June
       1, 2000 (File No. 000-26933) and incorporated herein by reference).

 99.2 Investment Agreement dated as of may 18, 2000 by and among Lionbridge and Robert C. Sprung (filed as Exhibit 99.3 to the Current Report of
       Form 8-K filed June 1, 2000 (File No. 000-26933) and incorporated herein by reference).

 99.3  Escrow Agreement dated as of May 22, 2000 by and among Lionbridge,
       INT'L.com, Inc., American Stock Transfer & Trust Company (as Escrow
       Agent) and Seven Fingerhood (as Indemnification Representative) (filed as Exhibit 99.4 to the Current Report on Form 8-K filed on June 1, 2000
       (File No. 000-26933) and incorporated herein by reference).

 99.4* Form of Data Dimensions Proxy.

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 * Filed herewith.
** Indicates a management contract or compensatory plan, contract or arrangement required to be filed as an Exhibit pursuant to Item 14(c).